Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS. THIS RESTRUCTURING SUPPORT AGREEMENT IS CONFIDENTIAL AND IS SUBJECT TO THE CONFIDENTIALITY AGREEMENTS ENTERED INTO AND BY THE RECIPIENTS OF THIS RESTRUCTURING SUPPORT AGREEMENT AND THE DEBTORS, AND MAY NOT BE SHARED WITH ANY THIRD PARTY OTHER THAN AS SET FORTH IN THE CONFIDENTIALITY AGREEMENTS. NO NON-EXECUTED DRAFT OF THIS RESTRUCTURING SUPPORT AGREEMENT WILL BE CONTAINED IN ANY CLEANSING MATERIALS IN CONNECTION WITH ANY SUCH CONFIDENTIALITY AGREEMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated July 24, 2024, is entered into by and among:

(a) 2U, Inc. (“Holdings”); 2U GetSmarter, LLC; 2U Harkins Road LLC; 2U NYC, LLC; 2U KEIH Holdco, LLC; Critiquelt, Inc.; edX LLC; edX Boot Camps LLC; and 2U GetSmarter (US), LLC (collectively, the “Debtors” and, each, a “Debtor”);

(b) the undersigned holders of approximately $340 million in aggregate principal amount outstanding of first lien term loans pursuant to that certain Credit and Guaranty Agreement, dated as of June 28, 2021 (as amended by that certain First Amendment to Term Loan Credit and Guaranty Agreement, dated as of November 4, 2021, as amended by that certain Extension Amendment, Second Amendment and First Incremental Agreement to Credit and Guaranty Agreement, dated as of January 9, 2023, and as further amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “First Lien Credit Agreement”), by and among Holdings, as borrower, certain subsidiaries of Holdings, as guarantors, the lenders party thereto (whether or not party to this Agreement, the “First Lien Lenders”), and Alter Domus (US) LLC, as administrative agent and collateral agent (the “First Lien Agent”), together with accrued and unpaid interest, fees, and other amounts arising and payable with respect thereto, and all Claims or Causes of Action relating thereto (collectively, the “First Lien Claims” and, such undersigned holders of First Lien Claims, solely in their capacity as First Lien Lenders, the “Initial Consenting First Lien Lenders” and, together with any First Lien Lender that subsequently becomes a party to this Agreement solely in its capacity as First Lien Lender, the “Consenting First Lien Lenders”); and

(c) the undersigned holders of approximately $480 million in aggregate principal amount of indebtedness outstanding consisting of approximately (i) $340 million aggregate principal amount outstanding pursuant to that certain Indenture, dated as of April 23, 2020 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “2025 Notes Indenture”), by and between Holdings, as issuer, and Wilmington Trust, National Association, as trustee (the “Indenture Trustee”), governing Holdings’ $380 million aggregate principal amount of 2.25% Convertible Senior Notes due 2025 (the “2025 Notes”), and (ii) $140 million aggregate principal amount outstanding pursuant to that certain Indenture, dated as of January 11, 2023 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “2030 Notes Indenture” and, together with the 2025 Notes Indenture, the “Indentures”), by and between Holdings, as issuer, and the Indenture Trustee, as trustee, governing Holdings’ $147 million aggregate principal amount of 4.50% Senior Unsecured Convertible Notes due 2030 (the “2030 Notes” and, together with the 2025 Notes, the “Convertible Notes” and, all the holders of the Convertible Notes, whether or not party to this Agreement, the “Convertible Noteholders”), together with accrued and unpaid interest, fees, and other amounts arising and payable with respect thereto, and all Claims or Causes of Action relating thereto (collectively, the “Unsecured Notes Claims” and, such undersigned holders of the Unsecured Notes Claims solely in their capacity as Convertible Noteholders under the applicable Convertible Notes, the “Initial Consenting Noteholders” and, together with any Convertible Noteholder that subsequently becomes a party to this Agreement solely in its capacity as Convertible Noteholder under the applicable Convertible Notes, the “Consenting Noteholders” and, the Consenting Noteholders together with the Consenting First Lien Lenders, the “Consenting Creditors”).

The Debtors and each of the Consenting Creditors, and any subsequent Person that becomes a party hereto in accordance with the terms hereof are collectively referred to herein as the “Parties” and each, individually, as a “Party.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet (as defined below). The Restructuring Term Sheet is hereby incorporated by reference and made part of this Agreement as if fully set forth herein.

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RECITALS

WHEREAS, the Parties have negotiated in good faith at arm’s-length and agreed to enter into certain restructuring transactions on the terms set forth in this Agreement, the Restructuring Term Sheet and as specified in the Definitive Documents (as defined below) (collectively, the “Restructuring”);

WHEREAS, the Debtors will implement the Restructuring through commencement by the Debtors of voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (each as defined below);

WHEREAS, as of the date hereof, the Initial Consenting First Lien Lenders, in the aggregate, hold, own, or control approximately 82% of the aggregate outstanding principal amount of First Lien Claims;

WHEREAS, as of the date hereof, the Initial Consenting Noteholders, in the aggregate, hold, own, or control approximately 91% of the principal amount of aggregate outstanding Unsecured Notes Claims;

WHEREAS, the Initial Consenting Noteholders have committed, severally but not jointly, to provide a secured, multi-draw, junior lien debtor-in-possession facility in the aggregate principal amount not to exceed $64 million (the “DIP Facility” and, the commitments in respect thereof, the “DIP Commitments” and, the loans thereunder, the “DIP Loans”) subject to the terms and conditions of the DIP Documents (as defined below);

WHEREAS, in full and final satisfaction, settlement, release, and discharge of each Allowed DIP Claim (as defined below), on the Effective Date (as defined below), each holder of such Allowed DIP Claim shall receive (a) its pro rata share of Exit Loans under the Exit Facility, or (b) such other treatment as to which the Debtors and the holder of such Allowed DIP Claims will have agreed upon in writing;

WHEREAS, in connection with the Restructuring, it is expected that Holdings will offer to all holders of the Convertible Notes rights to purchase New Common Interests (as defined below) for an aggregate amount of $46.5 million under section 1145 of the Bankruptcy Code (the “Equity Rights Offering”), which will be used to fund certain obligations under the Plan (including, but not limited to, reducing the aggregate principal amount of the A&R CA Loans (as defined in the Restructuring Term Sheet) by $30 million on the Effective Date in accordance with the Amended and Restated Credit Agreement Term Sheet (as defined below), and paying administrative expenses, professional fees, and the Equity Rights Offering Backstop Commitment Premium (as defined in the Restructuring Term Sheet)) and/or Reorganized Debtors’ working capital needs, in accordance with this Agreement and subject to the consent of the Required Consenting Noteholders and the Debtors set forth in this Agreement;

WHEREAS, the Equity Rights Offering Backstop Parties (as defined in the Restructuring Term Sheet) have agreed to, severally and not jointly, backstop a portion of the Equity Rights Offering, subject to the terms of the Equity Rights Offering Backstop Order and the Equity Rights Offering Backstop Commitment Letter (each as defined in the Restructuring Term Sheet); and

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NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, on a several but not joint basis, agree as follows:

1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a) “2025 Notes” has the meaning set forth in the preamble to this Agreement.

(b) “2025 Notes Indenture” has the meaning set forth in the preamble to this Agreement.

(c) “2030 Notes” has the meaning set forth in the preamble to this Agreement.

(d) “2030 Notes Indenture” has the meaning set forth in the preamble to this Agreement.

(e) “Ad Hoc Noteholder Group” means that certain ad hoc group of holders of Unsecured Notes Claims represented by the Ad Hoc Noteholder Group Counsel.

(f) “Ad Hoc Noteholder Group Counsel” means Weil, Gotshal & Manges, LLP, as legal counsel to the Ad Hoc Noteholder Group.

(g) “Agreement” has the meaning set forth in the preamble to this Agreement.

(h) “Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (i) except with respect to any Claim arising from the rejection of unexpired leases by the Debtors, there is no requirement to file a proof of claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (ii) the Debtors may affirmatively deem unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

(i) “Alternative Restructuring” means any reorganization, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, sale of all or any material portion of assets, financing (debt or equity), plan proposal, recapitalization, restructuring of the Debtors, or other transaction of similar effect, other than the Restructuring; provided that any Alternative Restructuring that is implemented pursuant to a valid amendment of this Agreement shall not be an Alternative Restructuring.

(j) “Amended and Restated Credit Agreement” means that certain Amended and Restated Credit Agreement, to be entered into as of the Effective Date, by and between the applicable Reorganized Debtors, the First Lien Lenders, and the administrative agent thereunder (including all appendices, exhibits, schedules, and supplements thereto), which shall amend and restate the First Lien Credit Agreement in its entirety, shall be consistent with the terms of the Amended and Restated Credit Agreement Term Sheet and shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

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(k) “Amended and Restated Credit Agreement Term Sheet” means the term sheet setting forth the terms and conditions of the Amended and Restated Credit Agreement, attached as Annex 2 to the Restructuring Term Sheet, which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

(l) “Amended and Restated Credit Documents” means, collectively, the Amended and Restated Credit Agreement and all other “Credit Documents” (as defined in the Amended and Restated Credit Agreement), including all other agreements, documents, and instruments delivered or entered into pursuant thereto or in connection therewith (including any guarantee agreements and collateral documentation) (in each case, as amended, restated, modified, or supplemented from time to time), each of which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

(m) “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid or recover a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 502(d), 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code and applicable non-bankruptcy law.

(n) “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

(o) “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

(p) “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any Local Bankruptcy Rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Cases.

(q) “Brooklyn Lease” means the Agreement of Lease, dated February 13, 2017, by and between Brooklyn Lessor and 2U NYC, LLC (as may be amended, supplemented, or modified from time to time).

(r) “Brooklyn Lessor” means 55 Prospect Owner LLC.

(s) “Business Day” means any day, other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

(t) “Cash” means the legal tender of the United States of America.

(u) “Cash Collateral” shall have the meaning set forth in the DIP Orders.

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(v) “Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, proceeding demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), choate, inchoate, reduced to judgment or otherwise whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including, without limitation, under any state or federal securities laws). Causes of Action also includes: (i) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (ii) the right to object to Claims against, or Interests in, a Debtor; (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (iv) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (v) any state law fraudulent transfer claim; and (vi) any Avoidance Actions.

(w) “Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

(x) “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

(y) “Combined Hearing” means the combined hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (i) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (ii) confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

(z) “Combined Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

(aa) “Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information, in connection with the Restructuring, and between any Debtor and any Consenting Creditor, Consenting Creditor Advisors, or any holder of any Claims or Interests against the Debtors.

(bb) “Confirmation Date” means the date on which the Bankruptcy Court enters the Combined Order.

(cc) “Consenting Claims” means all Claims against any Debtor held by or on behalf of or in the control of Consenting Creditors from time to time.

(dd) “Consenting Creditor Advisors” means, collectively the Consenting Noteholder Advisors and the First Lien Ad Hoc Group Advisors.

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(ee) “Consenting Creditor Group Counsel” means, collectively, the Ad Hoc Noteholder Group Counsel, Greenvale Counsel, and the First Lien Ad Hoc Group Counsel.

(ff) “Consenting Creditors” has the meaning set forth in the preamble to this Agreement.

(gg) “Consenting First Lien Lender Termination Event” has the meaning set forth in Section 7.03.

(hh) “Consenting First Lien Lenders” has the meaning set forth in the preamble to this Agreement.

(ii) “Consenting Noteholder Advisors” means, collectively, the Consenting Noteholder Group Counsel, Consenting Noteholder Financial Advisor, Consenting Noteholder Director Search Consultant, Consenting Noteholder Regulatory Counsel, and Consenting Noteholder Communications Advisor.

(jj) “Consenting Noteholder Communications Advisor” means Brian Napack, in his capacity as communications advisor to the Consenting Noteholders.

(kk) “Consenting Noteholder Director Search Consultant” means Heidrick & Struggles International, Inc., in its capacity as consultant to the Initial Consenting Noteholders with respect to a search for director candidate(s) in connection with the Restructuring.

(ll) “Consenting Noteholder Financial Advisor” means Houlihan Lokey, Inc., as financial advisor to the Initial Consenting Noteholders.

(mm) “Consenting Noteholder Group Counsel” means, collectively, the Ad Hoc Noteholder Group Counsel and Greenvale Counsel.

(nn) “Consenting Noteholder Regulatory Counsel” means Holland & Knight LLP, in its capacity as regulatory counsel to the Initial Consenting Noteholders.

(oo) “Consenting Noteholders” has the meaning set forth in the preamble to this Agreement.

(pp) “Consenting Noteholder Termination Event” has the meaning set forth in Section 7.02.

(qq) “Convertible Noteholders” has the meaning set forth in the preamble to this Agreement.

(rr) “Convertible Notes” has the meaning set forth in the preamble to this Agreement.

(ss) “Debtor” or “Debtors” has the meaning set forth in the preamble to this Agreement.

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(tt) “Debtors’ Advisors” means Debtors’ Counsel, Moelis & Company LLC, and AlixPartners, LLP.

(uu) “Debtor Termination Event” has the meaning set forth in Section 7.03(a).

(vv) “Debtors’ Counsel” means Latham & Watkins LLP, as legal advisors to the Debtors.

(ww) “Definitive Documents” means, each consistent with this Agreement: (i) the Plan and the Plan Supplement; (ii) the Disclosure Statement and the Solicitation Materials, and any motion seeking approval of, and any notices related to, the foregoing; (iii) the Solicitation Procedures Order; (iv) the Combined Order; (v) the DIP Documents; (vi) the New Common Interests Documents; (vii) the Amended and Restated Credit Documents; (viii) the New Corporate Governance Documents; (ix) the First Day Orders; (x) the Lease Rejection Order; (xi) the Exit Facility Documents; and (xii) any other agreement, document, instrument, pleading and/or order entered or entered into, or utilized, in connection with or to implement the Restructuring (together with any exhibit, amendment, modification or supplement thereto), which documents specified in this clause (xii) shall in each case, be in form and substance acceptable to the Parties that have consent rights with respect to the applicable Definitive Documents in clauses (i) through (xi) and in accordance with those consents.

(xx) “DIP Agent” means the “Administrative Agent” and the “Collateral Agent” (each, as defined in the DIP Credit Agreement), solely in their capacities as administrative agent and collateral agent under the DIP Credit Agreement, their successors, assigns, or any replacement agents appointed pursuant to the terms of the DIP Credit Agreement.

(yy) “DIP Claims” means all Claims held by the DIP Lenders or the DIP Agent on account of, arising under, or relating to the DIP Credit Agreement, the DIP Facility, or the DIP Orders, including Claims for all principal amounts outstanding, and any and all fees, interest, expenses, indemnification obligations, reimbursement obligations, and other amounts due under the DIP Documents.

(zz) “DIP Commitments” has the meaning set forth in the recitals to this Agreement.

(aaa) “DIP Credit Agreement” means that certain Debtor-in-Possession Credit and Guaranty Agreement to be entered by and among Holdings, as borrower, the guarantors party thereto, the DIP Agent, and the DIP Lenders (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms) in respect of the DIP Facility, in form and substance acceptable to the Required Consenting Noteholders and the Debtors, and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld).

(bbb) “DIP Documents” means the DIP Credit Agreement, the other “Credit Documents” as defined in the DIP Credit Agreement, the DIP Motion, the DIP Orders, and any other agreement, document and/or instrument entered or entered into in connection with any of the foregoing, each in form and substance acceptable to the Required Consenting Noteholders and the Debtors, and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld).

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(ccc) “DIP Facility” has the meaning set forth in the recitals to this Agreement.

(ddd) “DIP Facility Term Sheet” means the term sheet attached as Annex 1 to the Restructuring Term Sheet describing the material terms of the DIP Facility in form and substance acceptable to the Required Consenting Noteholders and the Debtors, and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld).

(eee) “DIP Lenders” means the lenders from time to time party to the DIP Credit Agreement.

(fff) “DIP Loans” has the meaning set forth in the recitals to this Agreement.

(ggg) “DIP Motion” means the motion seeking approval by the Bankruptcy Court of the DIP Facility and entry of the DIP Orders, including any declarations, notices, exhibits and/or annexes thereto (as amended, modified or supplemented from time to time) in form and substance acceptable to the Required Consenting Creditors and the Debtors.

(hhh) “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

(iii) “Disclosure Statement” means the disclosure statement in respect of the Plan, in form and substance acceptable to the Required Consenting Creditors and the Debtors, including all exhibits, schedules, supplements, modifications, amendments, annexes and attachments thereto, as approved or ratified by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

(jjj) “Effective Date” means, with respect to the Plan, the date that is a Business Day selected by the Debtors, with the consent of the Required Consenting Noteholders, on which (i) no stay of the Combined Order is in effect and (ii) all conditions precedent to the effectiveness or consummation of the Plan have been satisfied or waived in accordance with the terms of the Plan and this Agreement.

(kkk) “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

(lll) “Equity Rights Offering” has the meaning set forth in the recitals to this Agreement.

(mmm)”Equity Rights Offering Backstop Order” means that certain order entered by the Bankruptcy Court, which may be the Combined Order, approving, among other things, the Equity Rights Offering Backstop Commitment Letter and the Equity Rights Offering Backstop Commitment Premium, which shall be in form and substance acceptable to the Required Consenting Noteholders and the Debtors, and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld).

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(nnn) “Equity Rights Offering Procedures” means those certain rights offering procedures with respect to the Equity Rights Offering as set forth in the Plan.

(ooo) “Exit Agent” means the administrative agent and collateral agent under the Exit Facility Credit Agreement.

(ppp) “Exit Facility” means the secured second lien exit term loan facility that shall be provided on the terms and conditions consistent with the Exit Facility Term Sheet and arising pursuant to the Exit Facility Credit Agreement, proceeds of which shall be available to satisfy Allowed DIP Claims.

(qqq) “Exit Facility Credit Agreement” means that certain Credit Agreement to be entered into in connection with the Exit Facility, to be dated as of the Effective Date, by and among Reorganized Parent, as borrower, the Exit Agent, and the Exit Lenders, which shall be in form and substance consistent with the Exit Facility Term Sheet and otherwise acceptable to the Required Consenting Noteholders and the Debtors, and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld).

(rrr) “Exit Facility Documents” means, collectively, the Exit Facility Credit Agreement and all other loan documents, including all other agreements, documents, and instruments delivered or entered into pursuant thereto or in connection therewith (including any guarantee agreements and collateral documentation) (in each case, as amended, restated, modified, or supplemented from time to time), each of which shall, to the extent applicable, contain terms consistent with the Exit Facility Term Sheet and shall otherwise be acceptable to the Required Consenting Noteholders and the Debtors, and reasonably acceptable to the Required Consenting First Lien Lenders.

(sss) “Exit Facility Term Sheet” means that certain term sheet that sets forth the principal terms of the Exit Facility, as may be supplemented, amended, or otherwise modified from time to time, in form and substance acceptable to the Required Consenting Noteholders and the Debtors, and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld).

(ttt) “Exit Lenders” means the lenders party to the Exit Facility Credit Agreement.

(uuu) “Exit Loans” means loans issued under the Exit Facility Credit Agreement.

(vvv) “Fiduciary Action” has the meaning set forth in Section 6.01 of this Agreement.

(www) “Final DIP Order” means the order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Agreement and approving, among other things, the DIP Facility, the DIP Commitments, the DIP Loans, the Debtors’ use of Cash Collateral, and the parties’ rights with respect thereto on a final basis (as may be amended, supplemented or modified from time to time), which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

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(xxx) “Final Order” means as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, which (i) has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, reconsideration or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, reconsideration or rehearing has been timely taken, or (ii) as to which any appeal that has been taken or any petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment was appealed or from which certiorari could be sought, or any request for new trial, reargument, reconsideration or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

(yyy) “First Day Orders” means any interim or final order of the Bankruptcy Court granting the relief requested in the First Day Pleadings (as may be amended, supplemented or modified from time to time), which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

(zzz) “First Day Pleadings” means all material motions, applications, notices and/or other pleadings that the Debtors file or propose to file in connection with the commencement of the Chapter 11 Cases and all orders sought thereby (any of the foregoing as amended, supplemented or modified from time to time), including the First Day Orders, each of which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

(aaaa) “First Lien Claims” has the meaning set forth in the preamble to this Agreement.

(bbbb) “First Lien Credit Agreement” has the meaning set forth in the preamble to this Agreement.

(cccc) “First Lien Credit Documents” means the First Lien Credit Agreement together with all other related documents, instruments, and agreements, in each case, as supplemented, amended, restated, amended and restated, or otherwise modified from time to time.

(dddd) “First Lien Ad Hoc Group” means that certain ad hoc group of holders of First Lien Claims represented by Milbank LLP, as legal counsel.

(eeee) “First Lien Ad Hoc Group Advisors” means, collectively, First Lien Ad Hoc Group Counsel and FTI Consulting, Inc., as financial advisors to the First Lien Ad Hoc Group.

(ffff) “First Lien Ad Hoc Group Counsel” means Milbank LLP, as legal counsel to the First Lien Ad Hoc Group.

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(gggg) “First Lien Lenders” has the meaning set forth in the preamble to this Agreement.

(hhhh) “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

(iiii) “Greenvale” means Greenvale Capital LLP, on behalf of its funds and/or accounts in their capacities as holders of Unsecured Notes Claims.

(jjjj) “Greenvale Counsel” means Schulte, Roth, and Zabel LLP, as legal counsel to Greenvale.

(kkkk) “Holdings” has the meaning set forth in the preamble to this Agreement.

(llll) “HQ Premises Lease” means the Office Lease, dated December 23, 2015, by and between HQ Premises Lessor, 2U Harkins Road LLC (as amended by the First Amendment to Office Lease and Reaffirmation of Guaranty, dated May 27, 2016, the Second Amendment to Office Lease and Reaffirmation of Guaranty, dated October 4, 2017, and the Third Amendment to Office Lease, dated May 14, 2019, and as may be further amended, supplemented, or modified from time to time).

(mmmm) “HQ Premises Lessor” means Lanham Office 2015 LLC.

(nnnn) “Indenture Trustee” has the meaning set forth in the preamble to this Agreement.

(oooo) “Indentures” has the meaning set forth in the preamble to this Agreement.

(pppp) “Initial Consenting First Lien Lenders” has the meaning set forth in the preamble to this Agreement.

(qqqq) “Initial Consenting Noteholders” has the meaning set forth in the preamble to this Agreement.

(rrrr) “Interests” means any equity, including all ordinary shares, units, common stock, preferred stock, membership interest, partnership interest, or other instruments evidencing an ownership interest, or equity security (as defined in section 101(16) of the Bankruptcy Code) in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, including, without limitation, equity-based employee incentives, grants, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units, incentive awards, or other instruments issued to employees of the Debtors, to acquire any such interests in a Debtor that existed immediately before the Effective Date (in each case whether or not arising under or in connection with any employment agreement); provided that the foregoing shall not apply to any entitlement to participate in or receive any Interests of the Reorganized Debtors on or following the Effective Date.

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(ssss) “Interim DIP Order” means the order, in the form attached hereto as Exhibit D, entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Agreement and approving, among other things, the DIP Facility, the DIP Commitments, the DIP Loans, the Debtors’ use of Cash Collateral, and the parties’ rights with respect thereto on an interim basis (as may be amended, supplemented or modified from time to time), which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

(tttt) “Joinder Agreement” has the meaning set forth in Section 4.02.

(uuuu) “Lease Rejection Motion” means a motion, which shall be in form and substance acceptable to the Required Consenting Noteholders and the Debtors, which seeks orders providing for the rejection of certain of the Debtors’ unexpired leases (including the HQ Premises Lease and the Brooklyn Lease, unless such leases are to be assumed pursuant to a settlement with such landlords which is acceptable to the Required Consenting Creditors and the Debtors) pursuant to section 365 of the Bankruptcy Code; provided, that the Claims arising from any rejection of unexpired leases shall be capped pursuant to section 502(b)(6) of the Bankruptcy Code.

(vvvv) “Lease Rejection Order” means any order of the Bankruptcy Court granting the Lease Rejection Motion and related relief, which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

(wwww) “Milestones” means the “Milestones” set forth in Exhibit C hereto and any other milestones set forth in the DIP Documents.

(xxxx) “New Board” means the board of directors or managers of Reorganized Parent.

(yyyy) “New Common Interests” means a single class of new common equity interests of Reorganized Parent to be issued (i) on the Effective Date or (ii) as otherwise permitted pursuant to the Plan and the New Corporate Governance Documents.

(zzzz) “New Common Interests Documents” means any and all documents required to implement, issue, or distribute the New Common Interests, including the Equity Rights Offering Procedures, Equity Rights Offering Backstop Commitment Letter, Equity Rights Offering Backstop Order, and any other agreement, document or instrument delivered or entered into pursuant thereto or in connection therewith, each of which shall be in form and substance acceptable to the Required Consenting Noteholders, the Debtors (which consent of the Debtors shall not be unreasonably be withheld), and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld); provided, that the New Corporate Governance Documents shall only be acceptable to the Required Consenting Noteholders in their sole discretion in consultation with the Debtors.

(aaaaa) “New Corporate Governance Documents” means the certificate of incorporation, certificate of formation, bylaws, limited liability company agreements, shareholder agreement (if any), operating agreement, or other similar organizational or formation documents, as applicable, of each of the Reorganized Debtors, each of which shall be in form and substance acceptable to the Required Consenting Noteholders in their sole discretion in consultation with the Debtors.

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(bbbbb) “Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

(ccccc) “Permitted Transferee” has the meaning set forth in Section 4.02(b).

(ddddd) “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, Governmental Unit, or other Entity.

(eeeee) “Petition Date” means the date on which the Debtors commence the Chapter 11 Cases by filing petitions with the Bankruptcy Court.

(fffff) “Plan” means the Debtors’ prepackaged joint chapter 11 plan of reorganization, in the form attached hereto as Exhibit E, including all appendices, exhibits, schedules, and supplements thereto (including, without limitation, any appendices, schedules, and supplements to the Plan contained in the Plan Supplement), as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms of the Plan and this Agreement, which shall incorporate the terms of, and shall be consistent with, this Agreement (including the Restructuring Term Sheet) and shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

(ggggg) “Plan Supplement” means any supplemental appendix to the Plan, in form and substance acceptable to the Required Consenting Noteholders and the Debtors, and, solely with respect to those documents over which the Required Consenting First Lien Lenders have consent rights, reasonably acceptable to the Required Consenting First Lien Lenders, containing certain documents and forms of documents, schedules, and exhibits relevant to the implementation of the Plan, as may be amended modified or supplemented from time to time in accordance with the terms of the Plan and this Agreement, and the Bankruptcy Code and the Bankruptcy Rules, which shall include, but shall not be limited to: (i) the New Corporate Governance Documents (provided, however, that notwithstanding anything herein, such New Corporate Governance Documents shall be in form and substance only acceptable to the Required Consenting Noteholders in their sole discretion in consultation with the Debtors); (ii) the Equity Rights Offering Procedures; (iii) the Amended and Restated Credit Documents; (iv) the Exit Facility Documents; and (v) the Restructuring Transactions Memorandum.

(hhhhh) “Prepetition Funded Debt Documents” means, collectively, the First Lien Credit Documents and the Unsecured Notes Documents.

(iiiii) “Public Disclosure” has the meaning set forth in Article 11.

(jjjjj) “Qualified Marketmaker” means an entity that (i) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Consenting Claims (including debt securities or other debt), or enter with customers into long and/or short positions in Consenting Claims (including debt securities or other debt), in its capacity as a dealer or market maker in such Consenting Claims (including debt securities or other debt) and (ii) is in fact regularly in the business of making a market in claims, interest, or securities of issuers or borrowers.

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(kkkkk) “Qualified Marketmaker Joinder Date” has the meaning set forth in Section 4.02(c).

(lllll) “Reorganized Debtors” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including Reorganized Parent.

(mmmmm) “Reorganized Parent” means from and after the Effective Date, Holdings or such other Entity as may be determined by the Debtors and the Required Consenting Noteholders to be the Debtors’ new corporate parent, as reorganized pursuant to the Plan or as otherwise agreed between the Debtors and the Required Consenting Noteholders.

(nnnnn) “Required Consenting Creditors” means, collectively, the Required Consenting First Lien Lenders and the Required Consenting Noteholders.

(ooooo) “Required Consenting First Lien Lenders” means, as of any date of determination, the Consenting First Lien Lenders holding at least 50.1% in aggregate principal amount outstanding of the First Lien Claims held by all of the Consenting First Lien Lenders as of such date.

(ppppp) “Required Consenting Noteholders” means, as of any date of determination, the Consenting Noteholders holding at least 66.67% in aggregate principal amount outstanding of the Unsecured Notes Claims held, beneficially owned, or managed by all of the Consenting Noteholders as of such date.

(qqqqq) “Required Consenting Terminating First Lien Lenders” means as of any date of determination, the Consenting First Lien Lenders holding at least 50.1% in aggregate principal amount outstanding of the First Lien Claims held by all of the Consenting First Lien Lenders as of such date.

(rrrrr) “Restructuring” has the meaning set forth in the recitals to this Agreement.

(sssss) “Restructuring Fees and Expenses” means all documented fees, costs, and expenses of each of the Consenting Creditor Advisors, in each case, in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement of this Agreement, the Plan, the other Definitive Documents, the Restructuring, and the transactions contemplated hereby and thereby.

(ttttt) “Restructuring Proceeding” means other than the Chapter 11 Cases or any other action or proceeding taken in furtherance of or in connection with the Restructuring with the consent of the Debtors and the Required Consenting Noteholders, the appointment of an administrator, liquidator, provisional liquidator, bankruptcy or proposal trustee, receiver, administrative receiver, or similar officer in respect of any Debtor or any subsidiary of any Debtor, or the winding up, liquidation, provisional liquidation, dissolution, administration, reorganization, composition, compromise, or arrangement of or with any Debtor or any subsidiary of any Debtor, or any equivalent or analogous appointment or proceedings under the law of any other jurisdiction.

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(uuuuu) “Restructuring Term Sheet” means the restructuring term sheet, attached hereto as Exhibit A and incorporated herein as if fully set forth herein (including any schedules, annexes and exhibit attached thereto, each as may be modified in accordance with the terms of this Agreement), which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

(vvvvv) “Restructuring Transactions Memorandum” means a document to be included in the Plan Supplement that will set forth the material components of the Restructuring Transactions, which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

(wwwww) “Securities Act” means the U.S. Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and any rules and regulations promulgated thereby.

(xxxxx) “Solicitation” means the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

(yyyyy) “Solicitation Materials” means any materials used in connection with the solicitation of votes on the Plan, including the Disclosure Statement and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan pursuant to the Solicitation Procedures Order, and related to the Equity Rights Offering and the Equity Rights Offering Procedures, each of which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

(zzzzz) “Solicitation Procedures Order” means the order of the Bankruptcy Court approving the Solicitation procedures and scheduling the Combined Hearing, which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

(aaaaaa) “Support Effective Date” means the date on which counterpart signature pages to this Agreement shall have been executed and delivered by (i) the Debtors, (ii) each of the Initial Consenting First Lien Lenders so long as they collectively hold at least 66.67% of the aggregate outstanding principal amount of First Lien Claims and comprise more than 50% in number of the holders of First Lien Claims, and (iii) each of the Initial Consenting Noteholders so long as they collectively hold at least 66.67% of the aggregate outstanding principal amount of Unsecured Notes Claims and comprise more than 50% in number of the holders of Unsecured Notes Claims.

(bbbbbb) “Support Period” means the period commencing on the Support Effective Date and ending on the Termination Date, and in the case that the Termination Date is the Effective Date, the Support Period shall include the Termination Date.

(cccccc) “Termination Date” means the date on which termination of this Agreement is effective as to a Party in accordance with Article 7 of this Agreement.

(dddddd) “Transfer” has the meaning set forth in Section 4.02.

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(eeeeee) “Unsecured Notes Claims” has the meaning set forth in the preamble to this Agreement.

(ffffff) “Unsecured Notes Documents” means the Indentures together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, amended and restated, or otherwise modified from time to time.

2.	Passage of Time

With respect to any Milestone or other reference of time herein, if the last day of such period falls on a Saturday, Sunday, or a “legal holiday,” as defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure, such Milestone or other reference of time shall be extended to the next such day that is not a Saturday, Sunday, or a “legal holiday,” as defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure; provided, for the avoidance of doubt, that any Milestone with respect to a hearing date shall be subject to the Bankruptcy Court’s availability.

3.	Restructuring.

Section 3.01 Confirmation of the Plan. Subject to the terms of this Agreement, the Parties will use their commercially reasonable efforts to obtain confirmation of the Plan as soon as reasonably practicable after the Petition Date, and by no later than the applicable Milestone, in accordance with the Bankruptcy Code and on terms consistent with this Agreement. Each Party shall use its commercially reasonable efforts to cooperate fully and coordinate amongst each other and with the Debtors in connection therewith. Further, each of the Parties shall take such action (including executing and delivering any other agreements) as may be reasonably necessary or as may be required by order of the Bankruptcy Court, to carry out the purpose and intent of this Agreement (including, without limitation, to provide any information reasonably necessary, or information requested from federal, state, or local regulators, to obtain required regulatory approvals necessary for confirmation of the Plan or consummation of the Restructuring).

Section 3.02 Definitive Documents. The documents related to or otherwise utilized to implement or effectuate the Restructuring shall include, among others, the Definitive Documents, each of which shall be consistent in all respects with the terms and conditions of this Agreement, including the Restructuring Term Sheet, and, in each case, shall be in form and substance acceptable to the Parties that have consent rights with respect to the applicable Definitive Documents.

4.	Agreements of the Consenting Creditors.

Section 4.01 Support. Each Consenting Creditor, with respect to each of its respective Consenting Claims, hereby covenants and agrees, severally and not jointly, during the Support Period, that it shall:

(a) timely vote or cause to be voted, following commencement of the Solicitation and by the applicable deadline set forth in the Solicitation Materials, all of its Claims (or Claims under its control), including all Claims that are impaired under the Plan, to accept the Plan and not change or withdraw (or cause to be changed or withdrawn) any such vote; provided that each Consenting Creditor, effective immediately upon written notice to the Debtors (with email among counsel being sufficient), may withhold, change, or withdraw (or cause to be withheld, changed, or withdrawn) its vote (and, upon such withdrawal be deemed void ab initio) at any time following termination of this Agreement in accordance with its terms with respect to such Consenting Creditor, other than on account of a breach by such Consenting Creditor;

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(b) subject to the terms of this Agreement and the DIP Documents (i) consent, and to be deemed to have consented, to the incurrence of the DIP Facility on the terms set forth in the DIP Facility Term Sheet and the DIP Documents; (ii) consent, and, if necessary, direct any administrative agent, collateral agent, or indenture trustee (as applicable) to consent, to the Debtors’ use of their cash collateral pursuant to the DIP Orders; and (iii) if necessary, give any notice, order, instruction, or direction to the applicable administrative agent, collateral agent, or indenture trustee necessary to give effect to the foregoing;

(c) subject to the terms of this Agreement and the Definitive Documents, give any notice, order, instruction, or direction to the applicable administrative agent, collateral agent, or indenture trustee necessary to give effect to the Restructuring, provided that no Consenting Creditor shall be required hereunder to provide such administrative agent, collateral agent, or indenture trustee with any indemnities or similar undertakings in connection with taking any such action or incur any fees or expenses in connection therewith;

(d) except to the extent provided or expressly contemplated under this Agreement or any Definitive Documents, including, without limitation, the DIP Documents, not direct any administrative agent, collateral agent, or indenture trustee (as applicable) to take any action inconsistent with such Consenting Creditor’s obligations under this Agreement or the Plan, and if any applicable administrative agent or collateral agent takes any action inconsistent with such Consenting Creditor’s obligations under this Agreement or the Plan, such Consenting Creditor will use its reasonable efforts to direct such administrative agent, collateral agent, or indenture trustee to cease, desist, and refrain from taking any such action, and to take such action as may be necessary to effect the Restructuring;

(e) subject to the terms of this Agreement and the applicable Definitive Documents, use commercially reasonable efforts and act in good faith to negotiate, complete, enter into, execute, effectuate, and implement the Definitive Documents (as applicable) and any other necessary filings, documents, pleadings, agreements, contracts and requests for regulatory approvals to which it is a party within the timeframes contemplated herein;

(f) use commercially reasonable efforts and act in good faith to support, not object to, and take all reasonable actions (to the extent practicable and consistent with the terms of this Agreement and/or the Definitive Documents) reasonably necessary or reasonably requested by the Debtors to facilitate the Solicitation, approval of and entry of orders regarding the Definitive Documents, and confirmation and consummation of the Plan and the Restructuring contemplated herein;

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(g) if applicable, use commercially reasonable efforts to obtain, or assist the Debtors in obtaining, any and all required governmental, regulatory and/or third-party approvals to effectuate the Restructuring on the terms contemplated by this Agreement, including the Restructuring Term Sheet, and the Plan;

(h) subject to the terms of this Agreement and the Definitive Documents, to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate with the Debtors and the other Consenting Creditors in good faith with respect to additional or alternative provisions to address any such legal or structuring impediment to the Restructuring;

(i) to the extent it is permitted to elect whether to opt out of (or opt in to) the releases set forth in the Plan, elect not to opt out of (or elect to opt in to) the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election;

(j) subject to this Agreement, the Equity Rights Offering Procedures, and the Equity Rights Offering Backstop Commitment Letter, with respect to Consenting Creditors that are Equity Rights Offering Backstop Parties, fund the Equity Rights Offering in accordance with the Equity Rights Offering Backstop Commitment Letter and the other Definitive Documents;

(k) provide, within two (2) Business Days of the Support Effective Date, its current holdings of Claims to the Debtors’ Advisors, provided, that such information will be held on a confidential basis by the Debtors and the Debtors’ Advisors;

(l) immediately notify each of the other Parties hereto of any breach of which such Consenting Creditor has knowledge in respect of any of its or another Consenting Creditor’s obligations, representations, warranties, or covenants set forth in this Agreement by furnishing written notice to the other Parties within two (2) Business Days of knowledge of such breach; and

(m) subject to the terms of this Agreement and the Definitive Documents, not directly or indirectly:

(i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring;

(ii) propose, file, support, or vote for any Alternative Restructuring;

(iii) seek to modify the Definitive Documents, in whole or in part, in a manner that is not consistent with this Agreement and the Restructuring Term Sheet;

(iv) exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any of its or any other Person’s Claims or Interest against the Debtors other than in accordance with this Agreement and the Definitive Documents;

(v) file any motion, objection, pleading, or other document with the Bankruptcy Court or any other court that, in whole or in part, is not materially consistent with this Agreement and the Restructuring Term Sheet (nor directly or indirectly cause or instruct any other Person to make such a filing);

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(vi) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement, the Definitive Documents, or the Restructuring contemplated herein against the Debtors or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement (nor directly or indirectly cause or instruct any other Person to initiate such litigation or proceeding);

(vii) object to, delay, impede, or take any other action to interfere with the Debtors’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code (nor directly or indirectly cause or instruct any other Person to take such action); or

(viii) exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any of its or any other Person’s Claims or Interests other than in accordance with this Agreement and the Definitive Documents (nor directly or indirectly cause or instruct any other Person to take or exercise such right or remedy).

Section 4.02 Transfers.

(a) Each Consenting Creditor agrees that, during the Support Period, it shall not sell, assign, loan, issue, pledge, hypothecate, transfer, participate, or otherwise dispose of (“Transfer”), directly or indirectly, in whole or in part, any Claims against the Debtors, option thereon, or right or interest therein (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or by granting any proxies, depositing any Claims into a voting trust or entering into a voting agreement with respect to such Claims), and any purported Transfer shall be void and without effect unless the transferee thereof either:

(i) is a Consenting Creditor and the transferee provides notice of such Transfer (including the amount and type of Claims transferred) to Debtors’ Counsel and each Consenting Creditor Group Counsel within three (3) Business Days following the consummation of such Transfer; or

(ii) before such Transfer, agrees in writing for the benefit of the Parties to become, effective prior to or upon the consummation of such Transfer, a Consenting Creditor for all purposes hereunder and to be bound by all of the terms of this Agreement applicable to a Consenting Creditor (including with respect to any and all Claims against the Debtors it already may hold before such Transfer) by executing a joinder agreement in the form attached hereto as Exhibit B (a “Joinder Agreement”) and delivering an executed copy of such Joinder Agreement to Debtors’ Counsel and each Consenting Creditor Group Counsel at least one (1) Business Day prior to the consummation of such Transfer. Upon compliance with the foregoing, the

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transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations. Each Consenting Creditor agrees that any Transfer of any Claim against the Debtors that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer.

(b) Notwithstanding anything to the contrary in this Agreement, a Consenting Creditor may Transfer Claims against the Debtors to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker be or become an entity identified in Section 4.02(a) hereof (a “Permitted Transferee”); provided that (i) any such Qualified Marketmaker may only subsequently Transfer the right, title or interest to such Claims to a transferee that is or becomes a Permitted Transferee at the time of such Transfer, (ii) any transferee satisfies Section 4.02(a) of this Agreement, (iii) such transferor shall be solely responsible for the Qualified Marketmaker’s failure to comply with the requirements of this Section 4.02(b), and (iv) the Transfer documentation between such Consenting Creditor and such Qualified Marketmaker shall contain a covenant providing for the requirements of Section 4.02(b); provided, further, that if a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer any Claims that it acquires that are not Consenting Claims ( i.e., received by such Qualified Marketmaker from a holder that is not a Consenting Creditor) without such Transfer being subject to this Section 4.02(b).

(c) If at the time of a proposed Transfer of any Claims against the Debtors to a Qualified Marketmaker, such Claims: (i) may be voted or consent solicited with respect to the Restructuring, then the proposed transferor must first vote or consent such Claims in accordance with Section 4.01, or (ii) have not yet been and may yet be voted or consent solicited with respect to the Plan and/or the Restructuring and such Qualified Marketmaker does not Transfer such Claims to a Permitted Transferee before the third (3rd) Business Day before the expiration of an applicable voting or consent deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the Transfer documentation between the applicable Consenting Creditor and such Qualified Marketmaker shall provide that such Qualified Marketmaker shall), on the first Business Day immediately after the Qualified Marketmaker Joinder Date, become a Consenting Creditor with respect to such Claims in accordance with the terms hereof; provided, further, that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Consenting Creditor with respect to such Claim at such time as such Claim has been Transferred by such Qualified Marketmaker to a transferee that is a Permitted Transferee in accordance with this Agreement.

(d) Each Consenting Noteholder agrees, unless approved by the Required Consenting Noteholders, that it shall not (i) Transfer its Unsecured Notes Claims to a related party if the related party is acquiring the notes for a principal purpose of benefiting from the Debtors’ tax losses by exchanging Unsecured Notes Claims for New Common Interests or the right to acquire New Common Interests pursuant to the Plan, or (ii) prior to receiving its New Common Interests pursuant to the Plan (including any New Common Interests received pursuant to the Equity Rights Offering) enter into any written or oral contract, understanding or arrangement to

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Transfer on or after the Effective Date, directly or indirectly, all or part of its right, title, or interests in the New Common Interests (including issuing or granting any option thereon or right or interest therein); provided, however, that the foregoing restrictions shall not apply to the establishment or settlement of any derivative or similar position or security that does not constitute tax ownership or an option to acquire tax ownership for purposes of Section 382 of the Internal Revenue Code of 1986, as amended.

Section 4.03 Additional Claims. This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Claims or Transferring Claims in accordance with this Article 4, and each Consenting Creditor agrees that to the extent any Consenting Creditor (i) acquires additional Claims against the Debtors entitled to vote on the Plan or (ii) Transfers any Claims against the Debtors in accordance with this Article 4, then, in each case, each such Consenting Creditor shall promptly notify Debtors’ Counsel and each Consenting Creditor Group Counsel, and each such Consenting Creditor hereby agrees that such additional Claims shall be subject to this Agreement, and that, for the duration of the Support Period, it shall vote (or cause to be voted) any such additional Claims to accept the Plan and not change or withdraw (or cause to be changed or withdrawn) any such vote.

Section 4.04 The covenants and agreements of the Consenting Creditors in this Article 4 are several and not joint.

Section 4.05 The Debtors understand that the Consenting Creditors are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, each Debtor acknowledges and agrees that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Creditors that manage and/or supervise each Consenting Creditor’s investment in or Claim against the Debtors and shall not apply to any other trading desk or business group of the Consenting Creditor, so long as it is not acting at the direction or for the benefit of such Consenting Creditor or unless it becomes party hereto. It is further understood and agreed that the covenants, representations, and warranties in this Agreement by a Consenting Creditor that is the nominee, investment advisor, sub-advisor, or manager to funds and/or accounts that hold or beneficially hold Claims are made with respect to, and on behalf of, such funds and/or managed accounts and not such nominee, investment advisor, or manager in its individual capacity or any other affiliate of such nominee, investment advisor, or manager and, if applicable, are made severally (and not jointly) with respect to the funds and/or accounts managed by it.

Section 4.06 Nothing in this Agreement shall (i) prohibit any Consenting Creditor from taking any action that is consistent with this Agreement, (ii) prevent any Consenting Creditor from enforcing this Agreement or any Definitive Document or contesting whether any matter, fact or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document, (iii) be construed to limit any Consenting Creditor’s rights under any applicable note, other loan document, instrument, and/or applicable law, including the right to purchase, sell, or enter into any transactions regarding any Claim, subject to the terms hereof and any applicable agreements or law governing such Claim, (iv) constitute a waiver, amendment or modification of any term or provision of the Convertible Notes, (v) constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Debtors that secure the obligations under the relevant Claims, (vi) affect the ability of any Consenting Creditor to consult with any

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other Consenting Creditor, the Debtors, or any other party in interest in the Chapter 11 Cases (including any other official committee or the United States Trustee) so long as such consultation does not violate such Consenting Creditor’s support obligations set forth herein, any applicable Confidentiality Agreement, or applicable law, including the Bankruptcy Code, (vii) impair or waive the rights of any Consenting Creditor to assert or raise any objection in any court having jurisdiction over the Debtors or the Restructuring to the extent such action is consistent with this Agreement, (viii) prohibit any Consenting Creditor from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and any positions advocated in connection therewith are consistent with this Agreement and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere, or impede, directly or indirectly, the Restructuring Term Sheet, the Plan or the Restructuring contemplated thereby, (ix) prevent any Consenting Creditor from taking any action that is required by applicable law, (x) require any Consenting Creditor to take any action that is prohibited by applicable law or to waive or forego the benefit of any applicable legal privilege, or (xi) require any Consenting Creditor to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Creditor; provided that, in each case, any such action or inaction is not materially inconsistent with such Consenting Creditor’s obligations hereunder.

Section 4.07 Forbearance.

(a) Subject to any rights or remedies granted to the Consenting Creditors pursuant to this Agreement, the Definitive Documents, including the DIP Documents, or any order of the Bankruptcy Court, during the Support Period, the Consenting Creditors agree to forebear from exercising (and agree to direct any agent or trustee to forbear from exercising) any rights or remedies they may have under the Prepetition Funded Debt Documents (whether under U.S. or non-U.S. Law) with respect to any breaches, defaults, events of default or potential defaults by the Debtors (including any such breaches, defaults, events of default, or potential defaults resulting from any maturities occurring during the Support Period). Each Consenting First Lien Lender specifically agrees that this Agreement constitutes a direction to the First Lien Agent to refrain, during the Support Period, from exercising any remedy available or power conferred to the First Lien Agent against the Debtors or any subsidiaries or any of their assets except as necessary to effectuate the Restructuring.

(b) Except to the extent provided or expressly contemplated under this Agreement or any Definitive Documents, including, without limitation, the DIP Documents, each Consenting Creditor further agrees that if any applicable administrative agent, collateral agent, or indenture trustee takes any action inconsistent with any such Consenting Creditor’s obligations under this Section 4.07, such Consenting Creditor shall use commercially reasonable efforts to direct and cause such administrative agent, collateral agent, or indenture trustee (as applicable) to cease and refrain from taking such actions. For the avoidance of doubt, the foregoing forbearance shall not be construed to impair the ability of the Consenting Creditors to take any remedial action, subject to the terms of the Prepetition Funded Debt Documents or otherwise, as applicable, at any time from and after the Termination Date (unless the Termination Date occurs solely as a result of the occurrence of the Effective Date).

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Section 4.08 Additional Disclosures. Upon written request (including by electronic mail) by the Debtors or Debtors’ Counsel, each Party shall promptly (and, in any event, not later than three (3) Business Days thereafter) identify, in writing, to the Debtors and Debtors’ Counsel the nature and amount of the “disclosable economic interest” (as that term is defined by Rule 2019 of the Federal Rules of Bankruptcy Procedure) held in relation to the Debtors by all entities represented by the Consenting Creditor in connection with the Debtors as of the date of such request.

5.	Agreements of the Debtors.

Section 5.01 The Debtors hereby covenant and agree during the Support Period:

(a) subject to the terms of this Agreement and the Definitive Documents, to (i) take any and all actions reasonably necessary to implement and consummate the Restructuring in accordance with the terms and conditions set forth in this Agreement and the Restructuring Term Sheet, and (ii) pursue any necessary or appropriate federal, state, and local regulatory or governmental approvals to enable confirmation of the Plan and consummation of the Restructuring, including, without limitation, approvals from the Bankruptcy Court and/or any Governmental Unit whose approval or consent is determined by the Debtors and/or the Required Consenting Creditors to be necessary or appropriate to consummate the Restructuring;

(b) subject to the terms of this Agreement and the Definitive Documents, to (i) prepare or cause to be prepared the Definitive Documents (including, without limitation, all relevant motions, applications, orders, agreements and other documents) each of which shall be consistent with this Agreement and shall be in form and substance acceptable to the Required Consenting Noteholders and the Debtors, and the Required Consenting First Lien Lenders to the extent of their consent rights contained herein with respect to the applicable Definitive Documents, (ii) provide draft copies of all material motions, orders, other pleadings, documents and/or applications relating to the Restructuring or that the Debtors intends to file with the Bankruptcy Court, including the Plan, the Disclosure Statement, any proposed amended version of the Plan or Disclosure Statement, all First Day Pleadings, all First Day Orders, the DIP Documents, any other Definitive Document, and/or any responses or oppositions that the Debtors intend to file or submit, to Consenting Creditor Group Counsel, as soon as reasonably practicable before the filing, execution, distribution or use (as applicable) of such document, and consult in good faith with Consenting Creditor Group Counsel, regarding the form and substance of any of the foregoing documents in advance of such proposed filing, execution, distribution or use (as applicable), but in no event less than two (2) Business Days prior to such filing, execution, distribution or use (as applicable); provided that each such document shall be consistent in all respects with this Agreement and such other terms and conditions as are acceptable to Required Consenting Creditors and the Debtors; provided, further, that the foregoing shall not apply to any retention applications, fee applications, or related declarations hired by the Debtors’ Advisors;

(c) subject to the terms of this Agreement and the Definitive Documents, if applicable, to use commercially reasonable efforts to obtain, or assist the Consenting Creditors in obtaining, any and all required governmental, regulatory and/or third-party approvals (including Bankruptcy Court approvals) to effectuate the Restructuring on the terms contemplated by this Agreement and the Plan;

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(d) subject to the terms of this Agreement, the Definitive Documents, and to professional responsibilities, in connection with the Chapter 11 Cases, to timely file with the Bankruptcy Court a written objection to any motion filed with the Bankruptcy Court by any Entity seeking the entry of an order (i) directing the appointment of an examiner with expanded powers or a trustee (beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing any of the Chapter 11 Cases, (iv) for relief that (y) is materially inconsistent with this Agreement or (z) would frustrate the purposes of this Agreement, including by preventing consummation of the Restructuring, or (v) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization (except if such relief is granted pursuant to a motion filed with the consent of the Required Consenting Creditors);

(e) subject to the terms of this Agreement and the Definitive Documents, as requested in writing by the Required Consenting Noteholders or the Required Consenting First Lien Lenders, to cause management and advisors of the Debtors to inform and/or confer with the Consenting Noteholder Advisors and the First Lien Ad Hoc Group Counsel as to: (i) the status and progress of the Restructuring, including progress in relation to the negotiations of the Definitive Documents; (ii) the status of obtaining any necessary or desirable authorizations (including any consents) with respect to the Restructuring from each of the Consenting Creditors, any competent judicial body, Governmental Unit, banking, taxation, supervisory, or regulatory body in connection with the Restructuring; (iii) the business and financial performance of the Debtors and any of their direct and indirect subsidiaries (including liquidity); and (iv) in each of the foregoing cases (i)–(iii), provide timely responses to reasonable diligence requests with respect to the foregoing, subject to any applicable restrictions and limitations set forth in any Confidentiality Agreements then in effect;

(f) except as otherwise provided in this Agreement or any order of the Bankruptcy Court, (i) to operate the business of the Debtors and its direct and indirect subsidiaries in the ordinary course in a manner that is consistent with this Agreement, the most current business plan provided to the Initial Consenting Noteholders and the Initial Consenting First Lien Lenders, past practices, and, except as expressly contemplated or provided in this Agreement, use commercially reasonable efforts to preserve intact the Debtors’ business organization and relationship with third parties (including lessors, licensors, suppliers, distributors and customers) and employees, and (ii) subject to any applicable restrictions and limitations set forth in any Confidentiality Agreements then in effect, to provide the Consenting Creditor Advisors reasonable access (A) during normal business hours, to the Debtors’ books, records and facilities and (B) to the management and advisors of the Debtors;

(g) that regardless of whether the Restructuring is consummated, the Debtors shall promptly: (i) pay in full and in Cash all Restructuring Fees and Expenses when incurred and invoiced in accordance with the relevant engagement letters and/or fee arrangements, and shall continue to pay such amounts as they come due, and otherwise in accordance with the applicable engagement letters and/or fee arrangements of the Consenting Creditor Advisors (and not terminate such engagement letters and/or fee arrangements or seek to reject them in the Chapter 11 Cases); and (ii) without limiting the Debtors’ obligations pursuant to the preceding clause (i) of this Section 5.01(g), reimburse in full and in Cash each Initial Consenting Noteholder and Initial Consenting First Lien Lender, as applicable, for all documented out-of-pocket costs or expenses

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(which out-of-pocket costs or expenses shall not include any professional or advisor fees of such Initial Consenting Noteholder or Initial Consenting First Lien Lender, as applicable) incurred by such Initial Consenting Noteholder or Initial Consenting First Lien Lender, as applicable, in connection with the Restructuring. Unless paid prior to the Support Effective Date, within five (5) Business Days of entry of the Interim DIP Order, the Debtors shall pay or reimburse, as applicable, all outstanding Restructuring Fees and Expenses in accordance with the relevant engagement letters and/or fee arrangements, and all outstanding out-of-pocket costs and expenses of the Initial Consenting Noteholders and Initial Consenting First Lien Lenders incurred prior to the Support Effective Date as described in the preceding sentence;

(h) subject to the terms of this Agreement and the Definitive Documents, negotiate in good faith upon request of the Required Consenting Noteholders any modifications to the Restructuring that improve the tax efficiency of the Restructuring, it being understood and agreed that the terms of the Restructuring as finalized by the Debtors and the Required Consenting Noteholders will be structured in a tax-efficient manner, taking into account (x) the tax and non-tax considerations and the associated costs of the Debtors and the Consenting Noteholders and (y) the fiduciary duties of the Debtors, their officers, and directors, as well as applicable professional responsibilities with respect thereto;

(i) subject to the terms of this Agreement and the Definitive Documents, to promptly notify the Consenting Creditors, in writing, of any material governmental or third-party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened);

(j) subject to the terms of this Agreement and the Definitive Documents, to timely file a formal written response in opposition to, or take all appropriate actions to oppose (if circumstances do not allow for the filing of a formal written response), any objection filed with the Bankruptcy Court by any Entity with respect to the entry of the Interim DIP Order and/or Final DIP Order, draft copies of which responses shall be provided to Consenting Creditor Group Counsel as soon as reasonably practicable, but in no event less than two (2) Business Days, and the Debtors shall consult in good faith with Consenting Creditor Group Counsel regarding the form and substance thereof, prior to the filing or submission of any such response;

(k) subject to the terms of this Agreement and the Definitive Documents, to use reasonable best efforts to cause each of the Milestones to be satisfied; and

(l) subject to the terms of this Agreement and the Definitive Documents, to not directly or indirectly take any action that would be inconsistent with this Agreement, the Definitive Documents, or interfere with the Restructuring (including encouraging another person to undertake any action prohibited by this Agreement or the Definitive Documents).

Section 5.02 The Debtors covenant and agree that, during the Support Period, each of the Debtors shall not directly or indirectly:

(a) through any Entity (including any administrative agent or collateral agent), (i) subject to Section 6.01, seek or solicit any Alternative Restructuring, or (ii) object to or take any other action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay, or impede the Solicitation, approval of, and entry of orders regarding the Definitive Documents, or the confirmation and consummation of the Plan and the Restructuring (including by filing any motion, pleading, or other document with the Bankruptcy Court or any other court that is inconsistent with this Agreement, the Plan or any of the other Definitive Documents)

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(b) amend or modify any of the Definitive Documents in a manner that is inconsistent with any such document, this Agreement or the Plan;

(c) without prior written consent of the Required Consenting Creditors, consummate or enter into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pay any dividend, or incur any indebtedness for borrowed money, in each case outside the ordinary course of business and other than as contemplated by the Plan, this Agreement, and the Restructuring (including incurrence of indebtedness in connection with the DIP Facility consistent with this Agreement and the DIP Documents);

(d) enter into (i) any new employee incentive plan or employee retention plan or any new or amended agreement regarding employee compensation, including executive compensation, or, in the case of an Insider (as defined in section 101(31) of the Bankruptcy Code), any other new or amended compensation arrangement or payment (which, in each case, for the avoidance of doubt, shall exclude any existing broad-based benefit plan providing health or welfare benefits) or (ii) any executory contract or lease with a value exceeding $100,000, in each case, except with the prior written consent of the Required Consenting Noteholders; and

(e) except, in each case, (i) to the extent reasonably necessary to consummate the Restructuring or (ii) otherwise to achieve tax efficiency (taking into account the tax and non-tax considerations and the associated costs of the Debtors and the Consenting Noteholders), take any action or inaction that would cause a change to the tax classification, for United States federal income tax purposes, of any Debtor; provided that any change to the tax classification for United States federal income tax purposes of any Debtor pursuant to clause (ii) hereof shall be subject to the prior written consent of the Required Consenting Noteholders.

6.	Additional Provisions Regarding Debtors’ Commitments.

Section 6.01 Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Debtor or the board of directors, board of managers, or similar governing body of a Debtor, upon advice of outside counsel, to take any action or to refrain from taking any action with respect to the Restructuring to the extent taking or failing to take such action would violate applicable law or constitute a breach of its fiduciary obligations under applicable law (any such action, or refraining from action, being a “Fiduciary Action”); provided, however, that (i) to the extent that taking such action or refraining from taking such action absent this Section 6.01 could, or would be reasonably expected to, result in a breach of this Agreement, the Debtors shall give the Consenting Creditors not less than three (3) Business Days prior written notice of, in accordance with Article 22 hereof, such anticipated action or anticipated refraining from taking such action, (ii) upon the occurrence of such Fiduciary Action, the Required Consenting Noteholders or the Required Consenting First Lien Lenders may terminate this Agreement in accordance with Article 7 hereof, and (iii) specific performance shall not be available as a remedy to the Debtors with respect to the Consenting Creditors if this Agreement is terminated in accordance with this Section 6.01.

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Section 6.02 Notwithstanding anything to the contrary in this Agreement (but subject to Section 6.01), if the Debtors receive a written or oral proposal or expression of interest from any Person or Entity regarding any Alternative Restructuring that their board of directors, board of managers, or similar governing body determines in good faith represents a higher or otherwise better economic recovery to its stakeholders, as compared to the Restructuring, the Debtors shall have the right to: (i) consider, respond to, facilitate, discuss, negotiate, support, or otherwise pursue such Alternative Restructuring; (ii) provide access to non-public information concerning the Debtors to any Person or Entity and enter into any confidentiality agreement with such Person or Entity in connection therewith; and (iii) otherwise cooperate with, assist, or participate in any inquiries, proposals, discussions, or negotiations of such Alternative Restructuring, provided, however, the Debtors shall notify the Required Consenting Creditors of any of the actions set forth in this Section 6.02 within three (3) Business Days.

Section 6.03 Nothing in this Agreement shall: (a) impair or waive the rights of the Debtors to assert or raise any objection permitted under this Agreement in connection with the Restructuring; or (b) prevent the Debtors from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

7.	Termination of Agreement.

Section 7.01 Generally.

(a) This Agreement will automatically terminate upon the Effective Date (as to all Parties).

(b) This Agreement will terminate, unless cured in accordance with this Agreement, three (3) Business Days following the receipt of written notice (the “Notice Period”), delivered in accordance with Article 22 hereof, to the other Parties (as applicable) from (i) the Required Consenting Noteholders, who may only terminate this Agreement as to the Consenting Noteholders, at any time after the occurrence of any Consenting Noteholder Termination Event (as defined below), (ii) the Required Consenting Terminating First Lien Lenders, who may only terminate this Agreement as to the Consenting First Lien Lenders, at any time after the occurrence of any Consenting First Lien Lender Termination Event (as defined below), or (iii) the Debtors at any time after the occurrence of any Debtor Termination Event provided, however, that there shall be no cure period, Notice Period, or requirement to provide notice, with respect to the failure to meet any of the Milestones. No Party may terminate this Agreement based on a Consenting Noteholder Termination Event, Consenting First Lien Lender Termination Event, or Debtor Termination Event, as applicable, caused by such Party’s failure to perform or comply in all material respects with the terms and conditions of this Agreement (including the failure to meet a Milestone, which has not been waived or extended) unless such failure to perform or comply arises as a result of another Party’s prior failure to perform or comply in all material respects with the terms and conditions of this Agreement (including the failure to meet a Milestone, which has not been waived or extended).

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(c) Each of the dates and time periods referenced in: (i) Section 7.02 may be extended by notice from, and with the consent of, the Required Consenting Noteholders to the other Parties; (ii) Section 7.03 may be extended by notice from, and with the consent of, the Required Consenting First Lien Lenders to the other Parties; and (iii) Section 7.04 may be extended by notice from, and with the consent of, the Debtors to the other Parties. Notice provided in accordance with this Section 7.01(c) may be provided to the other Parties by electronic mail from and to the respective counsel to the Parties.

Section 7.02 A “Consenting Noteholder Termination Event” will mean any of the following:

(a) the Debtors withdraw or modify the Plan or Disclosure Statement or file any motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement or the Plan and such withdrawal, modification, motion, or pleading has not been revoked before the earlier of (i) three (3) Business Days after the Debtors receive written notice (email among counsel being sufficient) from the Required Consenting Noteholders (with notice also provided to the Consenting First Lien Ad Hoc Group Counsel) that such withdrawal, modification, motion, or pleading is inconsistent with this Agreement or the Plan and (ii) entry of an order of the Bankruptcy Court approving such withdrawal, modification, motion, or pleading;

(b) the breach in any material respect by the Debtors of any of the representations, warranties, covenants, or other obligations of the Debtors set forth in this Agreement, which breach has not been cured (if curable, which for the avoidance of doubt shall not apply to failure to comply with any Milestone, which is not curable) within three (3) Business Days of written notice from the Required Consenting Noteholders of such breach (with notice also provided to the Consenting First Lien Ad Hoc Group Counsel);

(c) the breach in any material respect by the Consenting First Lien Lenders of any of the undertakings, representations, commitments, warranties, or covenants of the Consenting First Lien Lenders set forth herein that, to the extent curable, remains uncured for a period of three (3) Business Days after the receipt by the Consenting First Lien Lenders of written notice (email among counsel being sufficient) of such breach from the Required Consenting Noteholders of such breach;

(d) if the Debtors give notice of termination of this Agreement pursuant to this Article 7 which is not cured within the required period;

(e) if the Required Consenting First Lien Lenders give notice of termination of this Agreement pursuant to this Article 7 which is not cured within the required period;

(f) the issuance by any Governmental Unit, including any regulatory authority or court of competent jurisdiction, of any final ruling, judgment or non-appealable order enjoining the consummation of or rendering illegal the Restructuring, and such ruling, judgment or order has not been reversed or vacated by the later of (i) the Confirmation Date and (ii) seven (7) Business Days after such issuance;

(g) the failure to meet a Milestone, which has not been waived or extended by the Required Consenting Noteholders;

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(h) the occurrence of an “Event of Default” (as defined in the DIP Credit Agreement) under the DIP Credit Agreement that has not been cured (if susceptible to cure) or waived in accordance therewith; provided, that notwithstanding anything to the contrary in Section 7.01, the Notice Period shall not apply to any “Event of Default” under the DIP Credit Agreement, which shall govern as to any applicable notices or notice periods thereunder;

(i) the acceleration of the obligations under the DIP Credit Agreement;

(j) the Bankruptcy Court or a court of competent jurisdiction enters an order (i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) dismissing the Chapter 11 Cases, or (iii) appointing an examiner with expanded powers (beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) or a trustee for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated by the later of (a) the Confirmation Date and (b) seven (7) Business Days after the Required Consenting Noteholders provide written notice to the other Parties that such order is inconsistent with this Agreement;

(k) (x) any Debtor (i) files any motion seeking to avoid, disallow, subordinate, invalidate, limit or recharacterize, in any respect, any Unsecured Notes Claim or interest relating to any of the Convertible Notes or arising under any of the Indentures, or (ii) supports any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action; or (y) the entry of an order by a court of competent jurisdiction avoiding, disallowing, subordinating, invalidating, limiting or recharacterizing, in any respect, any Unsecured Notes Claim or interest relating to any of the Convertible Notes or arising under any of the Indentures.

(l) a filing by any Debtor of any Definitive Document, motion, or pleading with the Bankruptcy Court that is inconsistent with this Agreement, and such filing is not withdrawn within three (3) Business Days following written notice thereof (email among counsel being sufficient) to the Debtors and the First Lien Ad Hoc Group Counsel by the Required Consenting Noteholders (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court, such order is not stayed, reversed, or vacated within seven (7) Business Days following the entry of such order);

(m) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Debtors having an aggregate fair market value in excess of $300,000 and such order materially and adversely affects the Debtors’ ability to operate their business in the ordinary course or to consummate the Restructuring;

(n) the Bankruptcy Court enters an order terminating the Debtors’ exclusive right to file and solicit acceptances of a chapter 11 plan; unless such relief is granted pursuant to a motion filed with the consent of the Required Consenting Noteholders;

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(o) other than the Chapter 11 Cases, if any Debtor, without the consent of the Required Consenting Noteholders, (i) voluntarily commences any Restructuring Proceeding with respect to any Debtor or for a substantial part of any Debtor’s assets, except as contemplated by this Agreement, (ii) consents to the institution of, or (subject to professional responsibilities) fails to contest in a timely manner, any involuntary proceeding or petition described in the preceding clause (i), or (iii) makes a general assignment or arrangement for the benefit of creditors;

(p) an “Event of Default” by any Debtor under and as defined in the DIP Documents that has not been cured (if susceptible to cure) or waived in accordance therewith; provided, that notwithstanding anything to the contrary in Section 7.01, the Notice Period shall not apply to any “Event of Default” under the DIP Credit Agreement, which shall govern as to any applicable notices or notice periods thereunder;

(q) failure to conduct the Equity Rights Offering in accordance with the Equity Rights Offering Procedures and effectuate the Equity Rights Offering consistent with the terms of this Agreement; or

(r) the occurrence of a Fiduciary Action (whether or not notice of such action is provided), upon occurrence of which, the Required Consenting Noteholders may terminate this Agreement as it relates to the Consenting Noteholders and their obligations hereunder.

Section 7.03 A “Consenting First Lien Lender Termination Event” will mean any of the following:

(a) the Debtors withdraw or modify the Plan or Disclosure Statement or file any motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement or the Plan and such withdrawal, modification, motion, or pleading has not been revoked before the earlier of (i) three (3) Business Days after the Debtors receive written notice (email among counsel being sufficient) from the Required Consenting Terminating First Lien Lenders (with notice also provided to Consenting Noteholder Group Counsel) that such withdrawal, modification, motion, or pleading is inconsistent with this Agreement or the Plan and (ii) entry of an order of the Bankruptcy Court approving such withdrawal, modification, motion, or pleading;

(b) the breach in any material respect by the Debtors of any of the representations, warranties, covenants, or other obligations of the Debtors set forth in this Agreement, which breach has not been cured (if curable, which for the avoidance of doubt shall not apply to failure to comply with any Milestone, which is not curable) within three (3) Business Days of written notice from the Required Consenting Terminating First Lien Lenders of such breach (with notice also provided to Consenting Noteholder Group Counsel);

(c) the breach in any material respect by the Consenting Noteholders of any of the undertakings, representations, commitments, warranties, or covenants of the Consenting Noteholders set forth herein that, to the extent curable, remains uncured for a period of three (3) Business Days after the receipt by the Consenting Noteholders of written notice (email among counsel being sufficient) of such breach from the Required Consenting First Lien Lenders;

(d) if the Debtors give notice of termination of this Agreement pursuant to this Article 7 which is not cured within the required period;

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(e) if the Required Consenting Noteholders give notice of termination of this Agreement pursuant to this Article 7 which is not cured within the required period;

(f) the issuance by any Governmental Unit, including any regulatory authority or court of competent jurisdiction, of any final ruling, judgment or non-appealable order enjoining the consummation of or rendering illegal the Restructuring, and such ruling, judgment or order has not been reversed or vacated by the later of (i) the Confirmation Date and (ii) seven (7) Business Days after such issuance;

(g) the failure to meet a Milestone, which has not been waived or extended by the Required Consenting First Lien Lenders;

(h) the acceleration of the obligations under the DIP Credit Agreement;

(i) the Bankruptcy Court or a court of competent jurisdiction enters an order

(i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) dismissing the Chapter 11 Cases, or (iii) appointing an examiner with expanded powers (beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) or a trustee for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated by the later of (a) the Confirmation Date and (b) seven (7) Business Days after the Required Consenting First Lien Lenders provide written notice to the other Parties that such order is inconsistent with this Agreement;

(j) (x) any Debtor (i) files any motion seeking to avoid, disallow, subordinate, invalidate, limit or recharacterize, in any respect, any First Lien Claim or interest relating to any of the First Lien Loans or arising under the First Lien Credit Agreement, or (ii) supports any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action; or (y) the entry of an order by a court of competent jurisdiction avoiding, disallowing, subordinating, invalidating, limiting, or recharacterizing, in any respect, any First Lien Claim or interest relating to any of the First Lien Loans or arising under the First Lien Credit Agreement.

(k) a filing by any Debtor of any Definitive Document, motion, or pleading with the Bankruptcy Court that is inconsistent with this Agreement, and such filing is not withdrawn within three (3) Business Days following written notice thereof (email among counsel being sufficient) to the Debtors and the Consenting Noteholder Group Counsel (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court, such order is not stayed, reversed, or vacated within seven (7) Business Days following the entry of such order);

(l) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Debtors having an aggregate fair market value in excess of $300,000 and such order materially and adversely affects the Debtors’ ability to operate their business in the ordinary course or to consummate the Restructuring;

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(m) the Bankruptcy Court enters an order terminating the Debtors’ exclusive right to file and solicit acceptances of a chapter 11 plan; unless such relief is granted pursuant to a motion filed with the consent of the Required Consenting First Lien Lenders;

(n) other than the Chapter 11 Cases, if any Debtor, without the consent of the Required Consenting First Lien Lenders, (i) voluntarily commences any Restructuring Proceeding with respect to any Debtor or for a substantial part of any Debtor’s assets, except as contemplated by this Agreement, (ii) consents to the institution of, or (subject to professional responsibilities) fails to contest in a timely manner, any involuntary proceeding or petition described in the preceding clause (i), or (iii) makes a general assignment or arrangement for the benefit of creditors;

(o) an “Event of Default” by any Debtor under and as defined in the DIP Documents that has not been cured (if susceptible to cure) or waived in accordance therewith; provided, that notwithstanding anything to the contrary in Section 7.01, the Notice Period shall not apply to any “Event of Default” under the DIP Credit Agreement, which shall govern as to any applicable notices or notice periods thereunder;

(p) failure to conduct the Equity Rights Offering in accordance with the Equity Rights Offering Procedures and effectuate the Equity Rights Offering consistent with the terms of this Agreement; or

(q) the occurrence of a Fiduciary Action (whether or not notice of such action is provided), upon occurrence of which, the Required Consenting First Lien Lenders may terminate this Agreement as it relates to the Consenting First Lien Lenders and their obligations hereunder.

Section 7.04 A “Debtor Termination Event” will mean any of the following:

(a) the Consenting Creditors entitled to vote on the Plan will have failed to timely vote their Claims against the Debtors in favor of the Plan or at any time change their votes to constitute rejections to the Plan, in either case in a manner inconsistent with this Agreement; provided that this termination event will not apply if sufficient Consenting Creditors have timely voted (and not withdrawn) their Claims to accept the Plan in amounts necessary for each applicable impaired class under the Plan to “accept” the Plan consistent with section 1126 of the Bankruptcy Code;

(b) if, as of 11:59 p.m. prevailing Eastern Time on July 24, 2024, the Support Effective Date has not occurred;

(c) the breach in any material respect by the Consenting Creditors of any of the representations, warranties, undertakings, commitments, or covenants of the Consenting Creditors that remains uncured for a period of five (5) Business Days after receipt by the Consenting Creditors of notice of such breach;

(d) the board of directors, board of managers, or such similar governing body of any Debtors determines, pursuant to Section 6.01 or Section 6.02, (i) that proceeding with any of the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring;

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(e) if the Required Consenting Noteholders or the Required Consenting Terminating First Lien Lenders give notice of termination of this Agreement pursuant to this Article 7 which is not cured within the required period;

(f) the issuance by any Governmental Unit, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring, and such ruling, judgment or order has not been reversed or vacated by the later of (i) the Confirmation Date and (ii) ten (10) Business Days after the Debtors provide written notice to the other Parties that such ruling, judgment, or order is materially inconsistent with this Agreement;

(g) a filing by any Consenting Creditor of any Definitive Document, motion, or pleading with the Bankruptcy Court that is inconsistent with this Agreement, and such filing is not withdrawn within three (3) Business Days following written notice thereof (email among counsel being sufficient) to the Consenting Creditors by the Debtors (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court, such order is not stayed, reversed, or vacated within seven (7) Business Days following the entry of such order);

(h) the failure of the Equity Rights Offering Backstop Parties in the aggregate to fund the Equity Rights Offering in full in accordance with this Restructuring Support Agreement and the Equity Rights Offering Backstop Commitment Letter; or

(i) the Bankruptcy Court or a court of competent jurisdiction enters an order (i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) dismissing the Chapter 11 Cases, or (iii) appointing an examiner with expanded powers (beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) or a trustee for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated by the later of (a) the Confirmation Date and (b) seven (7) Business Days after the Debtors provide written notice to the other Parties that such order is materially inconsistent with this Agreement.

Section 7.05 Mutual Termination. This Agreement may be terminated by mutual written agreement of the Debtors, the Required Consenting Noteholders, and the Required Consenting Terminating First Lien Lenders. The Debtors will deliver written notice of any such termination to all Parties in accordance with Article 22 hereof.

Section 7.06 Effect of Termination. Upon the termination of this Agreement in accordance with this Article 7 as to a Party, this Agreement will be void and of no further force or effect and each Party subject to such termination will, except as provided in this Section 7.06 and in Article 16, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and will have all the rights and remedies that it would have had and will be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law and the Prepetition Funded Debt Documents; provided that in no event will any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before the date of such termination.

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Section 7.07 No Waiver. If the Restructuring is not consummated, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and the Parties expressly reserve any and all of their respective rights as if the Parties had not entered this Agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the Agreement’s terms.

8.	Additional Documents.

Section 8.01 Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and will exercise commercially reasonable efforts with respect to, the negotiation, drafting and execution and delivery of the Definitive Documents subject to the consent rights otherwise contained in this Agreement. Notwithstanding anything herein to the contrary, nothing herein shall require any Initial Consenting Noteholder or Initial Consenting First Lien Lender to provide any information that it determines, in its sole discretion, to be sensitive or confidential.

9.	Inconsistency of Terms

In the event there is any inconsistency between the terms of the Restructuring Term Sheet and this Agreement (excluding the Restructuring Term Sheet), the terms of the Restructuring Term Sheet shall prevail.

10.	Representations and Warranties.

Section 10.01 Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or such later date that such Party first becomes bound by this Agreement) and solely with respect to the Debtors, subject to any limitations or approvals arising from or required by the commencement of the Chapter 11 Cases:

(a) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(b) the execution, delivery and performance by such Party of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or its charter or bylaws (or other similar governing documents), or (ii) conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) any material contractual obligation to which it is a party or it or its assets are bound, in each case, other than any such violation, conflict, breach or default with respect to which a waiver has been obtained prior to the Support Effective Date and which waiver has not been subsequently revoked;

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(c) the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except (i) such filings that may be reasonably necessary in connection with the Chapter 11 Cases, (ii) filings that Holdings is required to make with the U.S. Securities and Exchange Commission (the “SEC”), and (iii) such filings as may be necessary or required for disclosure to any applicable regulatory body or Governmental Unit whose approval or consent is determined by the Debtors to be necessary to consummate the Restructuring; and

(d) this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court.

Section 10.02 Each Consenting Creditor severally (and not jointly), represents and warrants to the other Parties that as of the date hereof (or such later date that such Party first becomes bound by this Agreement), such Consenting Creditor:

(a) is not a Qualified Marketmaker with respect to the First Lien Claims or Unsecured Notes Claims (as applicable) set forth below its name on its signature page to this Agreement; and

(b) (i) is the beneficial owner of the Claims set forth below its name on the applicable signature page of this Agreement or (ii) has, with respect to such beneficial ownership of such Claims, (A) sole investment or voting discretion with respect to such Claims, (B) full power and authority to vote on and consent to matters concerning such Claims, and (C) full power and authority to bind or act on the behalf of, the beneficial owners of such Claims.

11.	Disclosure; Publicity.

Section 11.01 The Debtors shall submit drafts to the Consenting Creditor Group Counsel of any press releases, public filings, public announcements, other public documents (including any and all filings with the SEC) or other communications with any news media or to be filed with the SEC, in each case, to be made by the Debtors relating to this Agreement (or the transactions contemplated hereby) or that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement (each, a “Public Disclosure”) at least forty-eight (48) hours, or as soon as reasonably practicable, before making any such disclosure or filing and shall afford them a reasonable opportunity to comment on such documents and disclosures, and shall consider any such reasonable comments in good faith. The Debtors shall submit to Consenting Noteholder Group Counsel, Consenting Noteholder Communications Advisor and the First Lien Ad Hoc Group Counsel, in advance, all (i) material mass written communications to be issued by the Debtors (the “Mass Communications”) with customers, vendors and employees (including representatives of the employees) relating to the transactions contemplated by this Agreement and (ii) filings to be made with the SEC during the Support Period, whether or not related to this Agreement (the “SEC Filings”), and shall afford them a reasonable opportunity to comment on such communications and filings, and shall consider any such reasonable comments in good faith. The Consenting Noteholder Group Counsel and the First

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Lien Ad Hoc Group Counsel shall be authorized to share such Public Disclosure, SEC Filings, and, upon written consent from the Debtors (email from Debtors’ Counsel being sufficient), the Mass Communications, with their respective clients. Any Public Disclosure, Mass Communications, and SEC Filings shall be reasonably acceptable to the Consenting Creditor Group Counsel.

Section 11.02 Except as required by law or otherwise permitted under the terms of any other agreement between the Debtors and the applicable Consenting Creditors, no Party or its advisors will disclose to any Person, other than to Debtors’ Counsel (which shall not disclose any Consenting Creditor’s individual holdings absent such Consenting Creditor’s express prior written consent), the principal amount or percentage of any First Lien Claims and/or Unsecured Notes Claims, or any other securities of Holdings held by any Consenting Creditor, in each case, without the Consenting Creditor’s prior written consent; provided that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, to the extent permitted by applicable law, the disclosing Party will afford the applicable Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and will take all reasonable measures to limit such disclosure to the extent required by such law, subpoena or other legal process or regulation, and (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of the First Lien Claims and/or Convertible Notes held by all the Consenting Creditors collectively. Any public filing of this Agreement, with the Bankruptcy Court or otherwise, which includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the holdings of each Consenting Creditor ( provided that the holdings disclosed in such signature pages may be filed in unredacted form with the Bankruptcy Court under seal).

12.	Amendments and Waivers.

Except as otherwise expressly set forth herein, this Agreement, including the exhibits hereto, may not be waived, modified, amended or supplemented except in a writing signed by the (a) Debtors and the (b) Required Consenting Creditors. Notwithstanding anything herein to the contrary, for the avoidance of doubt, (i) no amendment, modification, waiver, or supplement of the definition of “Required Consenting Creditors” shall be effective without the consent of each Consenting Creditor; provided, however, that such Consenting Creditor is not in material breach of this Agreement; (ii) no amendment, modification, waiver, or supplement of the definition of “Required Consenting First Lien Lenders” or “Required Consenting Terminating First Lien Lenders” shall be effective without the consent of each Consenting First Lien Creditor; provided, however, such Consenting First Lien Creditor is not in material breach of this Agreement; (iii) no amendment, modification, waiver, or supplement of the definition of “Required Consenting Noteholders” shall be effective without the consent of each Consenting Noteholder; provided, however, such Consenting Noteholder is not in material breach of this Agreement; and (iv) no amendment, modification, waiver, or supplement of this Section 12 shall be effective without the consent of each Consenting Creditor.

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13.	Effectiveness.

This Agreement will become effective and binding (i) as to the Debtors, Initial Consenting First Lien Lenders, and Initial Consenting Noteholders on the Support Effective Date, (ii) as to any Consenting Creditor that enters into a Joinder Agreement on or following the Support Effective Date, upon delivery to the Debtors and the Required Consenting Creditors of such validly completed Joinder Agreement; and (iii) as to any Permitted Transferee, upon delivery of a validly completed Joinder Agreement; provided, that signature pages executed by Consenting Creditors will be delivered to (a) the Debtors, the other Consenting Creditors, and in a redacted form that removes such Consenting Creditor’s holdings of the First Lien Claims or Unsecured Notes Claims and (b) the Debtors’ Advisors in an unredacted form (to be held by the Debtors’ Advisors on a professionals’ eyes only basis) and the Consenting Creditor Group Counsel (to be held by each such counsel on a professionals’ eyes only basis).

14.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RESTRUCTURING CONTEMPLATED HEREBY. NOTWITHSTANDING THE FOREGOING, DURING THE PENDENCY OF THE CHAPTER 11 CASES, ALL PROCEEDINGS CONTEMPLATED BY THIS ARTICLE 14 SHALL BE BROUGHT IN THE BANKRUPTCY COURT AND, WITH RESPECT TO SUCH CLAIMS, (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE BANKRUPTCY COURT, AND (III) WAIVES ANY OBJECTION THAT THE BANKRUPTCY COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO.

15.	Remedies/Specific Performance.

All remedies that are available at law or in equity, including specific performance and injunctive or other equitable relief, to any Party for a breach of this Agreement by another Party shall be available to each non-breaching Party (and for the avoidance of doubt, it is agreed by the other Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party will be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach); provided that in connection

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with any remedy for specific performance, injunctive or other equitable relief asserted in connection with this Agreement, each Party agrees to waive the requirement for the securing or posting of a bond in connection with any remedy and to waive the necessity of proving the inadequacy of money damages; provided further that specific performance shall not be available as a remedy to the Debtors with respect to the Consenting Creditors if this Agreement is terminated in accordance with Section 6.01. All rights, powers, and remedies provided under this Agreement or otherwise available at law or in equity will be cumulative and not alternative, and the exercise of any remedy, power, or remedy by any Party will not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Person.

16.	Survival.

Notwithstanding the termination of this Agreement pursuant to Article 7 hereof, Section 7.07, Articles 9, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, and Section 25.03 (and, to the extent applicable to the interpretation of such surviving sections, Article 1) will survive such termination and will continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

17.	Headings.

The headings of the Articles, Sections, paragraphs and subsections of this Agreement are inserted for convenience only and will not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

18.	Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns. The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person except as expressly permitted herein. If any provision of this Agreement, or the application of any such provision to any person or circumstance, will be held invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

19.	No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement will be solely for the benefit of the Parties and no other person or entity will be a third-party beneficiary hereof or have any rights hereunder.

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20.	Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior agreements and negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any Confidentiality Agreements or agreements with respect to shared or common interest heretofore executed between the Debtors and any Consenting Creditor (or the Consenting Creditor Advisors) and any engagement letters and/or fee arrangements (including those of the Consenting Noteholder Group Counsel and First Lien Ad Hoc Group Counsel) will continue in full force and effect in accordance with the terms thereof.

21.	Counterparts.

This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail or DocuSign, which will be deemed to be an original for the purposes of this Article 21.

22.	Notices.

All notices hereunder will be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses and electronic mail addresses:

(1) If to the Debtors, to:

2U, Inc.

2345 Crystal Drive, Suite 1100

Arlington, Virginia 22202

Attention: Matthew Norden and Lillian Brownstein

E-mail: mnorden@2u.com and lbrownstein@2u.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: George Davis, Esq. (George.Davis@lw.com)

  Anupama Yerramalli, Esq. (Anu.Yerramalli@lw.com)

  George Klidonas, Esq. (George.Klidonas@lw.com)

  Randall Weber–Levine, Esq. (Randall.Weber-Levine@lw.com)

(2) If to the Consenting Noteholders, to the addresses or electronic mail addresses set forth below the Consenting Creditor’s signature, with a copy (which will not constitute notice) to:

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Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Matt Barr, Esq. (Matt.Barr@weil.com)

  David Griffiths, Esq. (David.Griffiths@weil.com)

  F. Gavin Andrews, Esq. (F.Gavin.Andrews@weil.com)

and

Schulte Roth & Zabel LLP

919 Third Avenue, New York, NY 10022

Attention: Kristine Manoukian (Kristine.Manoukian@srz.com)

  Kelly Knight (Kelly.Knight@srz.com)

  Reuben E. Dizengoff (reuben.dizengoff@srz.com)

(3) If to the Consenting First Lien Lenders, to the addresses or electronic mail addresses set forth below the Consenting Creditor’s signature, with a copy (which will not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention: Albert A. Pisa, Esq. (APisa@milbank.com)

  Tyson Lomazow, Esq. (TLomazow@milbank.com)

  Abigail Debold, Esq. (Adebold@milbank.com)

Any notice given by delivery, mail, or courier will be effective when received. Any notice given by electronic mail will be effective upon confirmation of transmission.

23.	Reservation of Rights; No Admission.

Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties (i) to protect and preserve its rights, remedies and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries), (ii) purchase, sell, or enter into any transactions in connection with the First Lien Claims and/or Unsecured Notes Claims, (iii) enforce any right under or with respect to the First Lien Credit Agreement and any related documents, any of the Indentures and any related documents, any of the First Lien Claims and/or any of the Unsecured Notes Claims, subject to the terms hereof, (iv) consult with other Consenting Creditors, other holders of First Lien Claims and/or Unsecured Notes Claims, or any other Party regarding the Restructuring, or (v) enforce any right, remedy, condition, consent or approval requirement under this Agreement or in any of the Definitive Documents. Without limiting the foregoing, if this Agreement is terminated in accordance with its terms for any reason (other than consummation of the Restructuring), the Parties each fully and expressly reserve any and all of their respective rights, remedies, claims, defenses and interests, subject to Articles 7, 14, and 15 in the case of any claim for breach of this Agreement arising before termination. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

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24.	Relationship Among Parties.

It is understood and agreed that no Consenting Creditor has any fiduciary duty, any duty of trust or confidence of any kind or form, or any other duty or responsibility, to or with any other Consenting Creditor, any of the Debtors, or any other creditor or interest holder of the Debtors, and, except as expressly provided in this Agreement, there are no commitments between them as a result of this Agreement. In this regard, it is understood and agreed that any Consenting Creditor may acquire First Lien Claims, Unsecured Notes Claims, or other debt or equity securities of the Debtors without the consent of the Debtors or any other Consenting Creditor, subject to applicable securities laws and the terms of this Agreement; provided that no Consenting Creditor will have any responsibility for any such acquisition to any other entity by virtue of this Agreement.

25.	No Solicitation; Representation by Counsel; Adequate Information.

Section 25.01 This Agreement and the transactions contemplated herein are the product of negotiations among the Parties, together with their respective representatives. Notwithstanding anything herein to the contrary, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.

Section 25.02 Each Party acknowledges that it has had an opportunity to receive information from the Debtors and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel will have no application and is expressly waived.

Section 25.03 Each Initial Consenting Creditor (and, to the extent applicable, each other Consenting Creditor) acknowledges, agrees, and represents to the other Parties that it (i) is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act, (ii) is a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act, (iii) understands that (a) any securities to be acquired by it pursuant to the Restructuring have not been registered under the Securities Act and (b) that some or all of such securities will be offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Creditor’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iv) has such knowledge and experience in financial and business matters that such Consenting Creditor is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Restructuring and understands and is able to bear any economic risks with such investment.

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26.	Miscellaneous.

When a reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference shall be to an Article, Section, Exhibit, or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement, (iii) the words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (iv) the word “or” shall not be exclusive and shall be read to mean “and/or.” The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

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Debtors’ Signature Pages to

the Restructuring Support Agreement

2U, INC.

By:	/s/ Matthew Norden
Name:	Matthew Norden
Title:	Chief Financial Officer and Chief Legal Officer

2U GETSMARTER, LLC

By:	/s/ Matthew Norden
Name:	Matthew Norden
Title:	Secretary

2U, INC. as the sole member of 2U HARKINS ROAD LLC

By:	/s/ Matthew Norden
Name:	Matthew Norden
Title:	Chief Financial Offer and Chief Legal Officer

2U NYC, LLC

By:	/s/ Matthew Norden
Name:	Matthew Norden
Title:	Secretary

2U KEIH HOLDCO, LLC

By:	/s/ Matthew Norden
Name:	Matthew Norden
Title:	Vice President and Treasurer

CRITIQUEIT, INC.

By:	/s/ Matthew Norden
Name:	Matthew Norden
Title:	Secretary

EDX LLC

By:	/s/ Matthew Norden
Name:	Matthew Norden
Title:	Vice President and Treasurer

[Signature Page to Restructuring Support Agreement]

EDX BOOT CAMPS LLC

By:	/s/ Matthew Norden
Name:	Matthew Norden
Title:	Vice President and Treasurer

2U GETSMARTER (US), LLC

By:	/s/ Matthew Norden
Name:	Matthew Norden
Title:	Secretary

[Signature Page to Restructuring Support Agreement]

[Consenting Creditors’ Signature Pages on File with the Debtors]

Exhibit A

Restructuring Term Sheet

RESTRUCTURING TERM SHEET

July 24, 2024

This Restructuring Term Sheet1 sets forth the terms of the Restructuring of the Debtors. The Restructuring shall be implemented pursuant to the Plan, which shall be consistent with this Restructuring Term Sheet and the Restructuring Support Agreement.

THIS RESTRUCTURING TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OF THE COMPANY PARTIES OR A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE OR ANY OTHER PLAN OF REORGANIZATION OR SIMILAR PROCESS UNDER ANY OTHER APPLICABLE LAW. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE LAWS, INCLUDING SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE, AS APPLICABLE.

THIS RESTRUCTURING TERM SHEET IS A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ACCORDINGLY PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING, WHICH RESTRUCTURING WILL BE SUBJECT TO THE COMPLETION OF THE DEFINITIVE DOCUMENTS AND THE CLOSING OF ANY RESTRUCTURING SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

THIS RESTRUCTURING TERM SHEET IS CONFIDENTIAL AND IS SUBJECT TO THE CONFIDENTIALITY AGREEMENTS ENTERED INTO BY THE RECIPIENTS OF THIS RESTRUCTURING TERM SHEET AND THE COMPANY PARTIES, AND MAY NOT BE SHARED WITH ANY THIRD-PARTY OTHER THAN AS SET FORTH IN THE CONFIDENTIALITY AGREEMENTS.

[1]

Capitalized terms used in this Restructuring Term Sheet shall have their respective meanings set forth herein. To the extent any capitalized terms are used, but not otherwise defined, in this Restructuring Term Sheet, they shall have the meanings ascribed to such terms in the Restructuring Support Agreement.

Overview

Filing Entities and Implementation of the Restructuring

The following entities shall be the debtors (collectively, the “Debtors” and, each, a “Debtor”) in the Chapter 11 Cases:

1.  2U, Inc.;

2.  2U GetSmarter, LLC;

3.  2U Harkins Road LLC;

4.  2U NYC, LLC;

5.  2U KEIH Holdco, LLC;

6.  Critiquelt, Inc.;

7.  edX LLC;

8.  edX Boot Camps LLC; and

9.  2U GetSmarter (US), LLC.

The Debtors shall commence the Chapter 11 Cases (the date of such commencement, the “Petition Date”) to implement the Restructuring through confirmation and consummation of a prepackaged Plan.

The Debtors will, at least one day prior to the Petition Date, commence Solicitation of the Plan from the holders of First Lien Claims and Unsecured Notes Claims. The vote of the holders of First Lien Claims shall be deemed to be a direction to the First Lien Agent to effectuate the Restructuring. The vote of the holders of Unsecured Notes Claims shall be deemed to be a direction to the Indenture Trustee to effectuate the Restructuring.

Existing Capital Structure

First Lien Credit Agreement and First Lien Claims: That certain Credit and Guaranty Agreement, dated as of June 28, 2021 (as amended by that certain First Amendment to Term Loan Credit and Guaranty Agreement, dated as of November 4, 2021, and by that certain Extension Amendment, Second Amendment and First Incremental Agreement to Credit and Guaranty Agreement, dated as of January 9, 2023, and as further amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “First Lien Credit Agreement” and all Claims or Causes of Action relating thereto, the “First Lien Claims”), by and among Holdings, as borrower, certain subsidiaries of Holdings, as guarantors, the lenders party thereto (the “First Lien Lenders”), and Alter Domus (US) LLC, as administrative agent and collateral agent (the “First Lien Agent”).

2

Unsecured Notes and Unsecured Notes Claims: That certain (i) Indenture, dated as of April 23, 2020 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “2025 Notes Indenture”), by and between Holdings, as issuer, and Wilmington Trust, National Association, as trustee (the “Indenture Trustee”), governing Holdings’ $380 million aggregate principal amount of 2.25% Convertible Senior Notes due 2025 (the “2025 Notes”); and (ii) Indenture, dated as of January 11, 2023 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and between Holdings, as issuer, and the Indenture Trustee, as trustee, governing Holdings’ $147 million aggregate principal amount of 4.50% Senior Unsecured Convertible Notes due 2030 (together with the 2025 Notes, the “Unsecured Notes”, and all Claims or Causes of Action relating to the Unsecured Notes, the “Unsecured Notes Claims”).

General Unsecured Claims: All claims (other than Administrative Claims, Priority Tax Claims, First Lien Claims, Unsecured Notes Claims, Other Secured Claims, and Other Priority Claims) against the Debtors that are non-priority and unsecured (the “General Unsecured Claims”), including (for the avoidance of doubt) all Landlord Claims.

Existing Equity Interests: All issued, unissued, authorized, or outstanding ordinary shares or shares of common stock, preferred stock, other instrument evidencing an ownership interest, and/or any other Interest, in Holdings, whether or not transferable, together with any warrants, options, equity-based awards, or contractual rights to purchase or acquire such interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date (collectively, the “Existing Equity Interests”).

Case Financing for the Restructuring

The Chapter 11 Cases shall be funded by: (i) Cash Collateral on terms and conditions acceptable to the Required Consenting First Lien Lenders, Required Consenting Noteholders and the Debtors and otherwise consistent with the DIP Facility Term Sheet and the DIP Documents; (ii) a secured, multi-draw, junior lien debtor-in-possession financing facility in the aggregate principal amount of up to $64 million (the “DIP Facility”, and the loans thereunder, the “DIP Loans”), that shall contain economic terms consistent with those set forth in the DIP Facility Term Sheet, subject to the terms and conditions set forth in the DIP Documents; and (iii) proceeds from the Equity Rights Offering as described in the Equity Rights Offering Term Sheet.

3

The initial lenders under the DIP Facility will be the Initial Consenting Noteholders, severally, but not jointly, and the DIP Loans will be funded pro rata based on the amount of Unsecured Notes Claims held by such holders pursuant to the terms of the DIP Documents. As a condition precedent to the obligations of the Initial Consenting Noteholders to make DIP Loans under the DIP Documents, among other things, the Required Consenting First Lien Lenders shall have directed the First Lien Agent, on behalf of itself and the First Lien Lenders, to join the Restructuring Support Agreement.

Amended and Restated Credit Agreement

As of the Effective Date, the Reorganized Debtors and the First Lien Lenders will enter into the Amended and Restated Credit Agreement on the terms set forth in the Amended and Restated Credit Agreement Term Sheet.

New Common Interests

Holdings or such other entity as may be determined by the Debtors and the Required Consenting Noteholders to be the Debtors’ new corporate parent (the “Reorganized Parent”) shall, (i) on the Effective Date or (ii) as otherwise permitted pursuant to the Plan and the New Corporate Governance Documents, issue the New Common Interests in accordance with the Plan and the terms of the Restructuring Support Agreement.

Equity Rights Offering

In connection with the Restructuring and consistent with the Equity Rights Offering Term Sheet and in accordance with the Plan, Holdings will offer to all holders of the Unsecured Notes the right to purchase New Common Interests for an aggregate amount of not less than $46.5 million pursuant to applicable exemptions from registration under the Securities Act and/or section 1145 of the Bankruptcy Code (the “Equity Rights Offering”), the proceeds of which will be used to fund certain obligations under the Plan (including, but not limited to, reducing the aggregate principal amount of the A&R CA Loans (as defined below) by $30 million on the Effective Date in accordance with the Amended and Restated Credit Agreement Term Sheet, and paying administrative expenses, professional fees, and the Equity Rights Offering Backstop Commitment Premium) and/or the Reorganized Debtors’ working capital needs, in accordance with the Restructuring Support Agreement.

The Equity Rights Offering Backstop Parties will commit, severally and not jointly, to backstop in full the amount under the Equity Rights Offering, less the amount funded by the Equity Rights Offering Backstop Parties in the Equity Rights Offering intheir capacity as holders of the Unsecured Notes and not as Equity Rights Offering Backstop Parties, in accordance with the terms of the Equity Rights Offering Backstop Commitment Letter.

4

Each holder of an Allowed Unsecured Notes Claim that properly exercises its right to purchase New Common Interests in accordance with the Equity Rights Offering Procedures shall receive its pro rata share of the New Common Interests issuable in the Equity Rights Offering on the Effective Date, subject to dilution on account of the New Common Interests issued pursuant to the MIP.

Summary of Restructuring Terms

On the Effective Date:

1.  In full and final satisfaction, settlement, release, and discharge of each Allowed DIP Claim, each holder of such Allowed DIP Claim shall receive (a) its pro rata share of Exit Loans under the Exit Facility Credit Agreement, or (b) such other treatment as to which the Debtors and the holder of such Allowed DIP Claims will have agreed upon in writing, with the consent of the Required Consenting Noteholders;

2.  The First Lien Lenders shall execute the Amended and Restated Credit Agreement, and the Amended and Restated Credit Agreement shall be in full force and effect;

3.  In full and final satisfaction, settlement, release, and discharge of each Allowed First Lien Claims, except to the extent that a holder of an Allowed First Lien Claim agrees to a less favorable treatment of such claim, each holder of such Allowed First Lien Claims shall receive its pro rata share of the loans issued under the Amended and Restated Credit Agreement (the “A&R CA Loans”);

4.  In full and final satisfaction, settlement, release, and discharge of each Allowed Unsecured Notes Claim, except to the extent that a holder of an Allowed Unsecured Notes Claim agrees to a less favorable treatment of such claim, each holder of an Allowed Unsecured Notes Claim shall receive (i) the right to participate in the Equity Rights Offering in accordance with the Equity Rights Offering Procedures and (ii) its pro rata share of the New Common Interests (subject to dilution on account of the New Common Interests issued pursuant to (a) the MIP and (b) the Equity Rights Offering);

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5.  Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment of such claim, on and after the Effective Date, the Reorganized Debtors shall continue to pay each holder of an Allowed General Unsecured Claim in the ordinary course of business; provided that each Landlord Claim shall be subject to the cap set forth in section 502(b)(6) of the Bankruptcy Code; and

6.  Existing Equity Interests shall be cancelled and the holders of Existing Equity Interests shall receive no consideration or distributions in respect thereof.

Material Provisions for the Restructuring

Equity Rights Offering Backstop Premium

In exchange for their commitment to fund the Equity Rights Offering Backstop Commitment, the Equity Rights Offering Backstop Parties shall, in accordance with the Equity Rights Offering Backstop Commitment Letter and Equity Rights Offering Procedures, receive a fee (the “Equity Rights Offering Backstop Commitment Premium”) equal to $1.5 million.

Governance

On the Effective Date, the new board of the Reorganized Parent (the “New Board”) shall consist of the Debtors’ current Chief Executive Officer, with the remaining members to be selected by the Required Consenting Noteholders in their sole discretion in consultation with the Debtors. Corporate governance and additional governance terms shall be determined by the Required Consenting Noteholders in their sole discretion in consultation with the Debtors.

Releases / Exculpation	The Plan shall contain customary release and exculpation provisions to be agreed upon by the Debtors and the Required Consenting Creditors.

Discharge & Injunction	The Plan shall contain customary discharge and injunctive provisions.

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Treatment of Executory Contracts and Unexpired Leases

The Plan shall provide that, as of and subject to the occurrence of the Effective Date and the payment of any applicable Cure amount, all executory contracts and unexpired leases to which any Debtor is a party shall be deemed assumed, unless such contract or lease (i) was previously assumed or rejected by the Debtors pursuant to a Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts. The assumption or rejection of any executory contract or unexpired lease by a Debtor shall be subject to the consent of the Required Consenting Creditors.

The Debtors shall engage in good-faith negotiations with their landlords for the exit from certain unexpired leases before the Petition Date for less than the capped amount of rejection damages claims, including with the HQ Premises Lessor (with respect to the HQ Premises Lease) and the Brooklyn Lessor (with respect to the Brooklyn Lease), in each case, on terms reasonably acceptable to the Debtors and the Required Consenting Creditors. In the event the Debtors have not negotiated exits from such leases prior to the Petition Date, the Debtors shall reject such leases at the outset of the Chapter 11 Cases and by the applicable Milestone, and any claims for rejection damages (calculated in accordance with section 502(b)(6) of the Bankruptcy Code) shall be paid in Cash on or after the Effective Date, as determined by the Required Consenting Creditors; provided that the amount of such payments in the aggregate shall not exceed the capped amount of such rejection damages claims.

Employee Compensation and Benefit Programs

The employment agreements and severance policies, and all employment, compensation and benefit plans, retention plans, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, healthcare plans, disability plans, severance plans, incentive plans, life and accidental and dismemberment insurance plans, and policies and programs of each of the Debtors applicable to any of its employees and retirees, in each case existing as of the Effective Date (collectively, the “Employee Plans”), shall be assumed (and assigned to the Reorganized Debtors, if necessary). The Required Consenting Noteholders acknowledge that the Restructuring shall constitute a “Change in Control” solely under the Employee Plans. Notwithstanding anything to the contrary, for the installment

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payments due in October 2024 under the insider retention plans (other than the retention plan of the Debtors’ current Chief Executive Officer), the Company Parties may pay 50% of such installment payments prior to the Petition Date. The remaining balance of the insider retention plan installment payments due in October 2024 (including the full amount owed under the retention plan of the Debtors’ current Chief Executive Officer) and the full balance of the installment payments under the insider retention plans due in January 2025 shall be paid in full when due.

Indemnification of Prepetition Directors, Officers, Managers, et al.

All indemnification obligations in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be assumed and remain in full force and effect after the Effective Date, and shall survive unimpaired and unaffected, irrespective of when such obligation arose, as applicable. To the extent necessary, the governance documents adopted as of the Effective Date shall include provisions to give effect to the foregoing.

Director, Officer, Manager, and Employee Tail Coverage

On the Effective Date, the Debtors shall be deemed to have assumed all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy” on terms no less favorable than the Debtors’ existing director, officer, manager, and employee coverage), and the Debtors shall obtain any insurer consents required to assume such policies. Prior to the Effective Date, the Debtors shall arrange for directors and officers liability insurance coverage for each of the members of the New Board, with such coverage to take effect on the Effective Date, on terms reasonably acceptable to the Required Consenting Noteholders.

Management Incentive Plan

On or around the Effective Date, the New Board shall adopt a management incentive plan (the “MIP”), which plan shall reserve for certain employees, officers and directors of the Reorganized Parent up to ten percent (10%) of New Common Interests on a fully-diluted basis issued on the Effective Date, the structure and terms of which and grants thereunder to be determined in good faith by the New Board in its sole discretion in consultation with the Debtors’ current management team. The individual allocations under the MIP are to be determined based on analysis by an independent compensation consultant in consultation with the Company Parties’ current Chief Executive Officer.

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Tax Matters

The Restructuring shall be implemented in a tax-efficient manner for the Company Parties and the holders of Unsecured Notes Claims, as agreed among the Company Parties, on the one hand, and the Required Consenting Noteholders, on the other hand.

Conditions Precedent to the Effective Date

The occurrence of the Effective Date of the Plan shall be subject to the satisfaction of conditions precedent set forth in the Plan, including, without limitation, those conditions precedent set forth below.

Each condition precedent may be waived by the Debtors with the consent of (x) the Required Consenting Noteholders and, (y) solely with respect to the conditions set forth in clauses (1), (2), (3), (7), (8) but only to the extent the terms thereof are materially inconsistent with the terms of the Amended and Restated Credit Agreement Term Sheet, (9) but only with respect to the payment of the Restructuring Expenses of the First Lien Ad Hoc Group Advisors, (10) but only with respect to those Definitive Documents over which the Required Consenting First Lien Lenders have consent rights under the Restructuring Support Agreement, (11), (12), (13) and (14), with the consent of the Required Consenting First Lien Lenders, in each case, with such consent rights being exercised in accordance with the Restructuring Support Agreement.

1.  The Restructuring Support Agreement shall not have been terminated as to the Required Consenting Noteholders or Required Consenting First Lien Lenders, and shall be in full force and effect;

2.  The Bankruptcy Court shall have entered the Interim DIP Order and the Final DIP Order by the applicable Milestones, which orders shall not have been reversed, stayed, amended, modified, dismissed, vacated or reconsidered;

3.  The Bankruptcy Court shall have entered the Combined Order by the applicable Milestone, and such Combined Order shall not have been reversed, stayed, amended, modified, dismissed, vacated or reconsidered;

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4.  The Bankruptcy Court shall have entered the Equity Rights Offering Backstop Order by the applicable Milestone, and such order shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

5.  The Equity Rights Offering Backstop Commitment Letter shall provide for backstopped commitments of not less than $46.5 million and shall remain in full force and effect and shall not have been terminated pursuant to its terms;

6.  The Equity Rights Offering shall have been conducted, in all material aspects, in accordance with the Equity Rights Offering Procedures, and the cash proceeds thereof (including the funding of the Equity Rights Offering Backstop Commitment) shall equal not less than $46.5 million;

7.  All conditions precedent to the effectiveness of the Amended and Restated Credit Agreement shall have been satisfied or waived in accordance with the terms thereof, and such agreement shall be in full force and effect;

8.  All conditions precedent to the effectiveness of the Exit Facility Credit Agreement shall have been satisfied or waived in accordance with the terms thereof, and such agreement shall be in full force and effect;

9.  All Restructuring Expenses shall have been paid in full in Cash;

10.  The Definitive Documents (a) shall be consistent with this Restructuring Term Sheet and the Restructuring Support Agreement and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights as set forth in the Restructuring Support Agreement, (b) shall have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party thereto, and (c) to the extent applicable, shall be adopted by the applicable Entity on terms consistent with the Restructuring Support Agreement and this Restructuring Term Sheet;

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11.  All governmental and third-party approvals and consents necessary, if any, in connection with the transactions contemplated by this Restructuring Term Sheet and the Restructuring Support Agreement shall have been obtained, not subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions;

12.  If the Debtors have not successfully renegotiated the HQ Premises Lease and the Brooklyn Lease or settled with each of the HQ Premises Lessor and the Brooklyn Lessor prior to Petition Date, in each case, on terms reasonably acceptable to the Required Consenting Creditors, then at the outset of the Chapter 11 Cases and by the applicable Milestone, the Debtors shall file a motion to reject the HQ Premises Lease and the Brooklyn Lease pursuant to section 365 of the Bankruptcy Code and seek entry of the Lease Rejection Order, and the amount of the rejection damages with respect to each of the leases, calculated in accordance with section 502(b)(6) of the Bankruptcy Code, shall be acceptable to the Required Consenting Creditors and the Debtors;

13.  No action shall have been taken by any Governmental Unit that has had a material adverse effect on the business or results of operations of any of the Debtors taken as a whole, provided that any change in law, regulation, sub-regulatory guidance or condition generally that impacts the educational industry in which any of the Debtors operate shall not in and of itself constitute a material adverse effect; and

14.  The Debtors shall have implemented the Restructuring and all transactions contemplated by this Restructuring Term Sheet in a manner consistent with the Restructuring Support Agreement, this Restructuring Term Sheet, and the Plan, in each case, subject to the consent rights set forth in the Restructuring Support Agreement.

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Case Milestones

The following milestones shall apply to the Chapter 11 Cases (the “Milestones”), unless the applicable Milestone is extended or waived with the prior written consent of the Required Consenting Noteholders (email from the Consenting Noteholder Group Counsel being sufficient), and, with respect to the “Outside Date”, with the prior written consent of the Required Consenting First Lien Lenders (email from the First Lien Ad Hoc Group Counsel being sufficient):

1.  Solicitation. The Debtors shall commence Solicitation by not later than 11:59 p.m. prevailing Eastern Time on July 24, 2024.

2.  Commencement of the Chapter 11 Cases. The Debtors shall commence the Chapter 11 Cases for each of the Debtors by not later than 11:59 p.m. prevailing Eastern Time on July 25, 2024.

3.  Filing of Lease Rejection Motion. The Debtors shall file the Lease Rejection Motion by not later than 11:59 p.m. prevailing Eastern Time on the Petition Date.

4.  Filing of the Plan and Disclosure Statement. The Debtors shall file the Plan, Disclosure Statement, and the motion for approval of the Disclosure Statement and Solicitation Materials, by not later than one (1) business day following the Petition Date.

5.  Entry of the Interim DIP Order. The Bankruptcy Court shall have entered the Interim DIP Order by not later than five (5) calendar days following the Petition Date.

6.  Entry of the Solicitation Procedures Order. The Bankruptcy Court shall have entered the Solicitation Procedures Order by not later than five (5) calendar days following the Petition Date.

7.  Interim Notification Procedures and Restrictions on Transfers Order. The Bankruptcy Court shall have entered an interim order (in form and substance reasonably acceptable the Required Consenting Noteholders), establishing notification procedures and approving restrictions on certain transfers of interest in, and claims against the Debtors, not later than five (5) calendar days following the Petition Date.

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8.  Final Notification Procedures and Restrictions on Transfers Order. The Bankruptcy Court shall have entered a final order (in form and substance reasonably acceptable the Required Consenting Noteholders), establishing notification procedures and approving restrictions on certain transfers of interest in, and claims against the Debtors, on or prior to the date of entry of the Combined Order.

9.  Lease Rejection Order. The Bankruptcy Court shall have entered the Lease Rejection Order on or prior to date of entry of the Combined Order.

10.  Entry of Equity Rights Offering Backstop Order. The Bankruptcy Court shall have entered the Equity Rights Offering Backstop Order on or prior to date of entry of the Combined Order.

11.  Entry of the Final DIP Order. The Bankruptcy Court shall have entered the Final DIP Order on or prior to date of entry of the Combined Order.

12.  Combined Order. At or prior to 11:59 p.m. prevailing Eastern Time on the date that is forty-five (45) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Combined Order.

13.  Occurrence of the Effective Date. At or prior to 11:59 p.m. prevailing Eastern Time on the date that is fifty (50) days after the Petition Date, the Effective Date shall have occurred (the “Outside Date”).

Restructuring Expenses

The Debtors shall pay in full and in Cash, as set forth in the Restructuring Support Agreement (and subject to any limitations set forth therein), as and when due, all documented fees and expenses of each of the Consenting Creditor Advisors (the “Restructuring Expenses”).

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The Consenting Creditor Advisors shall each provide the Debtors, on the first Business Day of each month, with a report regarding fees and documented out-of-pocket expenses incurred during the prior month.

Other Provisions	The Plan shall contain other terms and conditions as agreed to by the Debtors and the Required Consenting Creditors.

Treatment of Claims and Interests in the Restructuring
Class No.	Type of Claim	Treatment	Impairment/ Voting

Unclassified Non-Voting Claims

N/A	Administrative Claims	On the Effective Date, each holder of an Allowed Administrative Claim shall receive treatment in a manner consistent with section 1129(a)(9)(A) of the Bankruptcy Code.	N/A

N/A	Priority Tax Claims	On the Effective Date, each holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

N/A	DIP Claims

In full and final satisfaction, settlement, release, and discharge of each Allowed DIP Claim, on the Effective Date, each holder of such Allowed DIP Claim shall receive either (i) its pro rata share of Exit Loans under the Exit Facility Credit Agreement, or (ii) such other treatment as to which the Debtors and the holder of such Allowed DIP Claims will have agreed upon in writing, with the consent of the Required Consenting Noteholders and the Debtors.

N/A

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Treatment of Claims and Interests in the Restructuring

Classified Claims and Interests of the Debtors

Class 1	Other Secured Claims

Except to the extent that a holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Other Secured Claim, in full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, on the Effective Date, each holder of such Allowed Other Secured Claim shall receive, at the Debtors’ option and subject to the consent of the Required Consenting Creditors, either (i) payment in full in Cash, (ii) delivery of the collateral securing such Allowed Other Secured Claim, (iii) Reinstatement of such Allowed Other Secured Claim, or (iv) such other treatment rendering such Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Unimpaired; Deemed to Accept.

Class 2	Other Priority Claims

Except to the extent that a holder of an Allowed Other Priority Claim agrees to less favorable treatment of such Allowed Other Priority Claim, in full and final satisfaction, settlement, release, and discharge of each Allowed Other Priority Claim, on the Effective Date, each holder of such Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.

Unimpaired; Deemed to Accept.

Class 3	First Lien Claims

Except to the extent that a holder of an Allowed First Lien Claim agrees to less favorable treatment of its Allowed First Lien Claim, in full and final satisfaction, settlement, release, and discharge of each Allowed First Lien Claim, on the Effective Date, each holder of such Allowed First Lien Claim shall receive its pro rata share of the A&R CA Loans.

Impaired; Entitled to Vote.

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Treatment of Claims and Interests in the Restructuring

Class 4	Unsecured Notes Claims

Except to the extent that a holder of an Allowed Unsecured Notes Claim agrees to less favorable treatment of its Allowed Unsecured Notes Claim, in full and final satisfaction, settlement, release, and discharge of each Allowed Unsecured Notes Claim, on the Effective Date, each holder of an Allowed Unsecured Notes Claims shall receive (i) the right to participate in the Equity Rights Offering in accordance with the Equity Rights Offering Procedures and (ii) its pro rata share of the New Common Interests (subject to dilution on account of the New Common Interests issued pursuant to (a) the MIP and (b) the Equity Rights Offering. The Unsecured Notes Claims shall be deemed allowed in the full amount of such Claims.

Impaired; Entitled to Vote.

Class 5	General Unsecured Claims

The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on and after the Effective Date, the Reorganized Debtors shall continue to pay each holder of an Allowed General Unsecured Claim in the ordinary course of business; provided that each Landlord Claim shall be subject to the cap set forth in section 502(b)(6) of the Bankruptcy Code.

Unimpaired; Deemed to Accept

Class 6	Intercompany Claims

On the Effective Date, Intercompany Claims shall be, at the option of the Debtors and subject to the consent of the Required Consenting Creditors, either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Debtors.

Unimpaired; Deemed to Accept / Impaired; Deemed to Reject.

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Treatment of Claims and Interests in the Restructuring

Class 7	Intercompany Interests

On the Effective Date, Intercompany Interests shall be, at the option of the Debtors and subject to the consent of the Required Consenting Creditors, either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Debtors and subject to the consent of the Required Consenting Creditors.

Unimpaired; Deemed to Accept / Impaired; Deemed to Reject.

Class 8	Existing Equity Interests

On the Effective Date, all Existing Equity Interests shall be cancelled, released, extinguished, and of no further force and effect. No holders of Existing Equity Interests shall receive any property or distribution under the Plan on account thereof.

Impaired; Deemed to Reject.

Class 9	Subordinated Claims

On the Effective Date, all Subordinated Claims shall be canceled, released, extinguished, and of no further force and effect. No holders of Subordinated Claims shall receive any property or distribution under the Plan on account thereof.

Impaired; Deemed to Reject.

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Additional Defined Terms

“Ad Hoc Noteholder Group” means that certain ad hoc group of holders of Unsecured Notes Claims represented by the Ad Hoc Noteholder Group Counsel.

“Ad Hoc Noteholder Group Counsel” means Weil, Gotshal & Manges, LLP, as legal counsel to the Ad Hoc Noteholder Group.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Debtors’ estates and operating businesses, including fees and expenses Allowed by the Bankruptcy Court as compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code; and (ii) all fees and charges assessed against the Debtors’ estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

“Affiliate” shall, with respect to an Entity, have the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

“Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (i) except with respect to any Claim arising from the rejection of unexpired leases by the Debtors, there is no requirement to file a proof of claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (ii) the Debtors may affirmatively deem unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

“Amended and Restated Credit Agreement” means that certain Amended and Restated Credit Agreement, to be entered into as of the Effective Date, by and between the applicable Reorganized Debtors, the First Lien Lenders, and the administrative agent thereunder (including all appendices, exhibits, schedules, and supplements thereto), which shall amend and restate the First Lien Credit Agreement in its entirety, shall be consistent with the terms of the Amended and Restated Credit Agreement Term Sheet and shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

“Amended and Restated Credit Agreement Term Sheet” means the term sheet setting forth the terms and conditions of the Amended and Restated Credit Agreement, attached as Annex 2 hereto, which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

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Additional Defined Terms

“Brooklyn Lease” means the Agreement of Lease, dated February 13, 2017, by and between Brooklyn Lessor and 2U NYC, LLC (as amended by the First Amendment to Lease, dated June 3, 2021, and as may be amended, supplemented, or modified from time to time).

“Brooklyn Lessor” means 55 Prospect Owner LLC.

“Cash” means the legal tender of the United States of America.

“Cash Collateral” shall have the meaning set forth in the DIP Orders.

“Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, proceeding demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), choate, inchoate, reduced to judgment or otherwise whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including, without limitation, under any state or federal securities laws). Causes of Action also includes: (i) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (ii) the right to object to Claims or Interests; (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (iv) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (v) any state law fraudulent transfer claim; and (vi) any Avoidance Actions.

“Chapter 11 Cases” means voluntary cases of the Debtors under chapter 11 of the Bankruptcy Code.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Combined Hearing” means the combined hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (i) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (ii) confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

“Combined Order “ means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

“Company Parties”means Holdings and all of its direct and indirect subsidiaries.

“Confirmation Date” means the date on which the Bankruptcy Court enters the Combined Order.

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Additional Defined Terms

“Consenting Creditor Advisors” means, collectively, the Consenting Noteholder Advisors and the First Lien Ad Hoc Group Advisors.

“Consenting First Lien Lenders” has the meaning set forth in the preamble to the Restructuring Support Agreement.

“Consenting Noteholder Group Counsel” means, collectively, the Ad Hoc Noteholder Group Counsel and Greenvale Counsel.

“Consenting Noteholders” has the meaning set forth in the preamble to the Restructuring Support Agreement.

“Cure” means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (i) cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (ii) permit the Debtors to assume such executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code, which payment or distribution, including the amount thereof, is subject to the consent of the Required Consenting Creditors.

“Definitive Documents” means, each consistent with the Restructuring Support Agreement: (i) the Plan and the Plan Supplement; (ii) the Disclosure Statement and the Solicitation Materials, and any motion seeking approval of, and any notices related to, the foregoing; (iii) the Solicitation Procedures Order; (iv) the Combined Order; (v) the DIP Documents; (vi) the New Common Interests Documents; (vii) the Amended and Restated Credit Documents; (viii) the New Corporate Governance Documents; (ix) the First Day Orders; (x) the Lease Rejection Order; (xi) the Exit Facility Documents; and (xii) any other agreement, document, instrument, pleading and/or order entered or entered into, or utilized, in connection with or to implement the Restructuring (together with any exhibit, amendment, modification or supplement thereto), which documents specified in this clause (xii) shall in each case, be in form and substance acceptable to the Parties that have consent rights with respect to the applicable Definitive Documents in clauses (i) through (xi) and in accordance with those consents.

“DIP Agent” means the “Administrative Agent” and the “Collateral Agent” (each, as defined in the DIP Credit Agreement), solely in its capacity as administrative agent and collateral agent under the DIP Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Credit Agreement.

“DIP Claims “ means all Claims held by the DIP Lenders or the DIP Agent on account of, arising under, or relating to the DIP Credit Agreement, the DIP Facility, or the DIP Order, including Claims for all principal amounts outstanding, and any and all fees, interest, expenses, indemnification obligations, reimbursement obligations, and other amounts due under the DIP Documents.

“DIP Commitments” has the meaning set forth in the recitals to the Restructuring Support Agreement.

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Additional Defined Terms

“DIP Credit Agreement” means that certain Debtor-in-Possession Credit and Guaranty Agreement to be entered into by and among Holdings, as borrower, the guarantors party thereto, the DIP Agent, and the DIP Lenders (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms) in respect of the DIP Facility, in form and substance acceptable to the Required Consenting Noteholders and the Debtors, and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld).

“DIP Documents “ means the DIP Credit Agreement, the other “Credit Documents” as defined in the DIP Credit Agreement, the DIP Motion, the DIP Orders, and any other agreement, document and/or instrument entered or entered into in connection with any of the foregoing, each in form and substance acceptable to the Required Consenting Noteholders and the Debtors, and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld).

“DIP Facility Term Sheet” means the term sheet attached as Annex 1 hereto, describing the material terms of the DIP Facility in form and substance acceptable to the Required Consenting Creditors and the Debtors.

“DIP Lenders” means the lenders from time to time party to the DIP Credit Agreement.

“Disclosure Statement” means the disclosure statement in respect of the Plan, in form and substance acceptable to the Required Consenting Creditors and the Debtors, including all exhibits, schedules, supplements, modifications, amendments, annexes and attachments thereto, as approved or ratified by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

“Effective Date” means, with respect to the Plan, the date that is a Business Day selected by the Debtors, with the consent of the Required Consenting Creditors, on which (i) no stay of the Combined Order is in effect and (ii) all conditions precedent to the effectiveness or consummation of the Plan have been satisfied or waived in accordance with the terms of the Plan and the Restructuring Support Agreement.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Rights Offering Backstop Commitment” has the meaning set forth in the Equity Rights Offering Backstop Commitment Letter.

“Equity Rights Offering Backstop Commitment Letter “ means that certain backstop commitment letter, dated as of July 24, 2024, entered into by the Debtors and the Equity Rights Offering Backstop Parties, as the same may be amended, restated, or otherwise modified in accordance with its terms and the terms of the Restructuring Support Agreement, and approved by the Bankruptcy Court pursuant to the Equity Rights Offering Backstop Order, which shall be in form and substance acceptable to the Required Consenting Noteholders and the Debtors, and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld).

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Additional Defined Terms

“Equity Rights Offering Backstop Parties” means those parties that agree to backstop the Equity Rights Offering pursuant to the Equity Rights Offering Backstop Commitment Letter, each in its respective capacity as such.

“Equity Rights Offering Backstop Order “ means that certain order entered by the Bankruptcy Court, which may be the Combined Order, approving, among other things, the Equity Rights Offering Backstop Commitment Letter and the Equity Rights Offering Backstop Commitment Premium, which shall be in form and substance acceptable to the Required Consenting Noteholders and the Debtors, and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld).

“Equity Rights Offering Procedures “ means those certain rights offering procedures with respect to the Equity Rights Offering as set forth in the Plan.

“Equity Rights Offering Term Sheet” means the term sheet, attached as Annex 3 hereto, dated as of July 24, 2024, entered into by and among the Debtors and the Equity Rights Offering Backstop Parties, which shall provide for the terms of the Equity Rights Offering and shall be in form and substance acceptable to the Required Consenting Noteholders and the Debtors, and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld).

“Exit Facility” means the secured second lien exit term loan facility that shall be provided on the terms and conditions consistent with the Exit Facility Term Sheet and arising pursuant to the Exit Facility Credit Agreement, proceeds of which shall be available to satisfy Allowed DIP Claims.

“Exit Facility Credit Agreement” means that certain credit agreement to be entered into in connection with the Exit Facility. The Exit Facility Credit Agreement shall be dated as of the Effective Date, by and among Reorganized Parent, as borrower, the administrative agent and collateral agent thereto, and the lenders party thereto, and shall be in form and substance consistent with the Exit Facility Term Sheet and otherwise acceptable to the Required Consenting Noteholders and the Debtors, and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld).

“Exit Facility Documents” means, collectively, the Exit Facility Credit Agreement and all other loan documents, including all other agreements, documents, and instruments delivered or entered into pursuant thereto or in connection therewith (including any guarantee agreements and collateral documentation) (in each case, as amended, restated, modified, or supplemented from time to time), each of which shall, to the extent applicable, contain terms consistent with the Exit Facility Term Sheet and shall otherwise be acceptable to the Required Consenting Noteholders and the Debtors, and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld) to the extent the terms thereof are materially inconsistent with the terms of the Amended and Restated Credit Agreement Term Sheet).

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Additional Defined Terms

“Exit Facility Term Sheet” means the term sheet attached as Annex 4 hereto, that sets forth the principal terms of the Exit Facility, as may be supplemented, amended, or otherwise modified from time to time, in form and substance acceptable to the Required Consenting Noteholders and the Debtors, and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld).

“Exit Loans” means the loans issued under the Exit Facility Credit Agreement.

“Final DIP Order” means the order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Agreement and approving, among other things, the DIP Facility, the DIP Commitments, the DIP Loans, the Debtors’ use of Cash Collateral, and the parties’ rights with respect thereto on a final basis (as may be amended, supplemented or modified from time to time), which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

“Final Order” means as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, which (i) has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, reconsideration or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, reconsideration or rehearing has been timely taken, or (ii) as to which any appeal that has been taken or any petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment was appealed or from which certiorari could be sought, or any request for new trial, reargument, reconsideration or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

“First Day Orders “ means any interim or final order of the Bankruptcy Court granting the relief requested in the First Day Pleadings (as may be amended, supplemented or modified from time to time), which shall be in form and substance acceptable to the Required Consenting Noteholders and the Debtors.

“First Lien Ad Hoc Group”means that certain ad hoc group of holders of First Lien Claims represented by Milbank LLP, as legal counsel.

“First Lien Ad Hoc Group Advisors”means, collectively, First Lien Ad Hoc Group Counsel and FTI Consulting, Inc., as financial advisors to the First Lien Ad Hoc Group.

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Additional Defined Terms

“First Lien Ad Hoc Group Counsel”means Milbank LLP, as legal counsel to the First Lien Ad Hoc Group.

“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

“Greenvale” means Greenvale Capital LLP, on behalf of its funds and/or accounts in their capacities as holders of Unsecured Notes Claims.

“Greenvale Counsel” means Schulte Roth & Zabel LLP, as legal counsel to Greenvale.

“Holdings” has the meaning set forth in the preamble to the Restructuring Support Agreement.

“HQ Premises Lease” means the Office Lease, dated December 23, 2015, by and between HQ Premises Lessor, 2U Harkins Road LLC (as amended by the First Amendment to Office Lease and Reaffirmation of Guaranty, dated May 27, 2016, the Second Amendment to Office Lease and Reaffirmation of Guaranty, dated October 4, 2017, and the Third Amendment to Office Lease, dated May 14, 2019, and as may be further amended, supplemented, or modified from time to time).

“HQ Premises Lessor” means Lanham Office 2015 LLC.

“Initial Consenting First Lien Lenders” has the meaning set forth in the preamble to the Restructuring Support Agreement.

“Initial Consenting Noteholders” has the meaning set forth in the preamble to the Restructuring Support Agreement.

“Interim DIP Order” means the order, in the form attached to the Restructuring Support Agreement as Exhibit D, entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Agreement and approving, among other things, the DIP Facility, the DIP Commitments, the DIP Loans, the Debtors’ use of Cash Collateral, and the parties’ rights with respect thereto on an interim basis (as may be amended, supplemented or modified from time to time), which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

“Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Intercompany Claims” means any Claim against a Debtor held by another Debtor. “Intercompany Interests” means an Interest in a Debtor held by another Debtor.

“Interest “ means any equity in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all ordinary shares, units, common stock, preferred stock, membership interest, partnership interest, or other instruments evidencing an ownership interest, or equity security (as defined in section 101(16) of the Bankruptcy Code) in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, including, without

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Additional Defined Terms

limitation, equity-based employee incentives, grants, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units, incentive awards, or other instruments issued to employees of the Debtors, to acquire any such interests in a Debtor that existed immediately before the Effective Date (in each case whether or not arising under or in connection with any employment agreement); provided that the foregoing shall not apply to any entitlement to participate in or receive any equity interests of the Reorganized Debtors on or following the Effective Date.

“Landlord Claim” means a Claim of any lessor related to a lease to which any Debtor is a party (including, for the avoidance doubt, any Claim stemming from the rejection of the lessor’s lease pursuant to section 365 of the Bankruptcy Code) which are capped pursuant to section 502(b)(6) of the Bankruptcy Code.

“Lease Rejection Motion” means a motion, which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors, which seeks orders providing for the rejection of certain of the Debtors’ unexpired leases (including the HQ Premises Lease and the Brooklyn Lease, unless such leases are to be assumed pursuant to a settlement with such landlords which is acceptable to the Required Consenting Creditors and the Debtors) pursuant to section 365 of the Bankruptcy Code; provided, that the Claims arising from any rejection of unexpired leases shall be capped pursuant to section 502(b)(6) of the Bankruptcy Code.

“Lease Rejection Order” means any order of the Bankruptcy Court granting the Lease Rejection Motion and related relief, which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

“New Common Interests” means a single class of new common equity interests of Reorganized Parent to be issued (i) on the Effective Date or (ii) as otherwise permitted pursuant to the Plan and the New Corporate Governance Documents.

“New Common Interests Documents” means any and all documents required to implement, issue, or distribute the New Common Interests, including the Equity Rights Offering Procedures, Equity Rights Offering Backstop Commitment Letter, Equity Rights Offering Backstop Order, and any other agreement, document or instrument delivered or entered into pursuant thereto or in connection therewith, each of which shall be in form and substance acceptable to the Required Consenting Noteholders, the Debtors (which consent of the Debtors shall not be unreasonably withheld), and reasonably acceptable to the Required Consenting First Lien Lenders (with such consent not to be unreasonably withheld); provided, that the New Corporate Governance Documents shall only be acceptable to the Required Consenting Noteholders in their sole discretion in consultation with the Debtors.

“New Corporate Governance Documents” means the certificate of incorporation, certificate of formation, bylaws, limited liability company agreements, shareholder agreement (if any), operating agreement, or other similar organizational or formation documents, as applicable, of each of the Reorganized Debtors, each of which shall be in form and substance acceptable to the Required Consenting Noteholders in their sole discretion, in consultation with the Debtors.

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Additional Defined Terms

“Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Other Secured Claim” means any secured claim that is not a First Lien Claim.

“Plan” means the Debtors’ prepackaged joint chapter 11 plan of reorganization, in the form attached to the Restructuring Support Agreement, including all appendices, exhibits, schedules, and supplements thereto (including, without limitation, any appendices, schedules, and supplements to the Plan contained in the Plan Supplement), as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms of the Plan and the Restructuring Support Agreement, which shall incorporate the terms of, and shall be consistent with, the Restructuring Support Agreement (including this Restructuring Term Sheet) and shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

“Plan Supplement” means any supplemental appendix to the Plan, in form and substance acceptable to the Required Consenting Noteholders and the Debtors, and, solely with respect to those documents over which the Required Consenting First Lien Lenders have consent rights, reasonably acceptable to the Required Consenting First Lien Lenders, containing certain documents and forms of documents, schedules, and exhibits relevant to the implementation of the Plan, as may be amended modified or supplemented from time to time in accordance with the terms of the Plan and the Restructuring Support Agreement, and the Bankruptcy Code and the Bankruptcy Rules, which shall include, but shall not be limited to: (i) the New Corporate Governance Documents (provided, however, that notwithstanding anything herein, such New Corporate Governance Documents shall be in form and substance only acceptable to the Required Consenting Noteholders in their sole discretion, in consultation with the Debtors); (ii) the Equity Rights Offering Procedures; (iii) the Amended and Restated Credit Documents; (iv) the Exit Facility Documents; and (v) the Restructuring Transaction Memorandum.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Reinstatement” or “Reinstated” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

“Reorganized Debtors” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including Reorganized Parent.

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Additional Defined Terms

“Reorganized Parent” means from and after the Effective Date, Holdings or such other Entity as may be determined by the Debtors and the Required Consenting Noteholders to be the Debtors’ new corporate parent, as reorganized pursuant to the Plan or as otherwise agreed between the Debtors and the Required Consenting Noteholders.

“Required Consenting Creditors” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting First Lien Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Noteholders” has the meaning set forth in the Restructuring Agreement.

“Restructuring” has the meaning set forth in the recitals to the Restructuring Support Agreement.

“Restructuring Support Agreement” means the Restructuring Support Agreement to which this Restructuring Term Sheet is annexed, in form and substance acceptable to the Required Consenting Creditors and the Debtors.

“Restructuring Term Sheet” means this term sheet (including all exhibits, annexes, appendices, and/or schedules hereto), as may be modified in accordance with the terms of the Restructuring Support Agreement), which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

“Restructuring Transactions Memorandum” means a document to be included in the Plan Supplement that will set forth the material components of the Restructuring Transactions, which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

“Schedule of Rejected Contracts” means the schedule of executory contracts and unexpired leases to be rejected by the Debtors pursuant to the Plan, if any, and to be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time, which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

“Securities Act” means the U.S. Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and any rules and regulations promulgated thereby.

“Solicitation” means the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

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Additional Defined Terms

“Solicitation Materials” means any materials used in connection with the solicitation of votes on the Plan, including the Disclosure Statement and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan pursuant to the Solicitation Procedures Order, and related to the Equity Rights Offering and the Equity Rights Offering Procedures, each of which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

“Solicitation Procedures Order” means the order of the Bankruptcy Court approving the Soliciation procedures and scheduling the Combined Hearing, which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

“Subordinated Claims” means any claim subject to subordination under section 510 of the Bankruptcy Code.

“Unimpaired” means, with respect to a class of Claims or Interests, a class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

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Annex 1

DIP Facility Term Sheet

2U, INC.

TERM SHEET FOR JUNIOR DIP

THIS TERM SHEET SETS FORTH THE PRINCIPAL TERMS OF THE JUNIOR DIP FACILITY1 TO BE PROVIDED TO 2U, INC. (TOGETHER WITH ITS DIRECT AND INDIRECT SUBSIDIARIES, THE “COMPANY”).

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OF THE COMPANY PARTIES OR A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE OR ANY OTHER PLAN OF REORGANIZATION OR SIMILAR PROCESS UNDER ANY OTHER APPLICABLE LAW. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE LAWS, INCLUDING SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE, AS APPLICABLE.

THIS TERM SHEET IS A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ACCORDINGLY PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE JUNIOR DIP FACILITY, WHICH ARE SUBJECT IN ALL RESPECTS TO THE DIP DOCUMENTS.

THIS TERM SHEET IS CONFIDENTIAL AND IS SUBJECT TO THE CONFIDENTIALITY AGREEMENTS ENTERED INTO BY THE RECIPIENTS OF THIS TERM SHEET AND THE COMPANY PARTIES, AND MAY NOT BE SHARED WITH ANY THIRD-PARTY OTHER THAN AS SET FORTH IN THE CONFIDENTIALITY AGREEMENTS.

[1]

Capitalized terms used in this Term Sheet shall have their respective meanings set forth herein. To the extent any capitalized terms are used, but not otherwise defined, in this Term Sheet, they shall have the meanings ascribed to such terms in, as applicable, the DIP Documents or the Restructuring Term Sheet (the “Restructuring Term Sheet”) to which this Term Sheet is an exhibit and the Restructuring Support Agreement to which the Restructuring Term Sheet is annexed.

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2U, INC. JUNIOR DIP FACILITY

SUMMARY OF CERTAIN PRINCIPAL TERMS AND CONDITIONS

Type	Junior lien multi-draw debtor-in-possession term loan facility (the “Junior DIP Facility”).

Amount

An initial draw not to exceed $60 million following entry of the Interim DIP Order (the “Initial Draw”) and a subsequent draw not to exceed $4 million following entry of the Final DIP Order (the “Second Draw”), in each case, subject to the conditions precedent set forth below and in the DIP Documents (including the Withdrawal provisions contained therein).

DIP Lenders

On the Closing Date (as defined in the DIP Credit Agreement), the Initial Consenting Noteholders and any other holders of Unsecured Notes participating in the Junior DIP Facility, pro rata in accordance with their holdings of Unsecured Notes as of the Petition Date (the Initial Consenting Noteholders, collectively, in such capacity, the “DIP Lenders”).

Borrower	2U, Inc. (the “Borrower”).

Guarantors

Same guarantors as set forth in the Prepetition Loan Documents (as defined in the DIP Order).

In the event additional guarantors are added with respect to the Prepetition Secured Obligations (as defined in the Interim DIP Order), including any Adequate Protection Claims (as defined in the Interim DIP Order), any such additional guarantors shall also be guarantors under the Junior DIP Facility.

Security

Subject to the Carve-Out (as defined below), second priority security interests and liens on all collateral that secures the Prepetition Secured Obligations on the Closing Date or at any time thereafter (such collateral, the “Shared Collateral”), which security interests and liens shall be junior only to (x) the security interests and liens securing the Prepetition Secured Obligations and (y) the security interests and liens, including Adequate Protection Liens (as defined in the Interim DIP Order) that the DIP Documents expressly permit to be senior to the security interest and liens securing the Junior DIP Facility (such liens in (x) and (y), collectively, “Permitted Liens”).

Notwithstanding anything to the contrary contained herein, the obligations under the Junior DIP Facility shall be secured by a first-priority security interest in and lien on the proceeds of the Junior DIP Facility, the DIP Account (as defined in the Interim DIP Order) and any proceeds therein, which proceeds and account shall not constitute Shared Collateral or be subject to the security interests, liens and/or claims of the Prepetition Secured Parties (as defined in the Interim DIP Order).

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In the event security interests and/or liens are granted by additional guarantors with respect to the Prepetition Secured Obligations or Adequate Protection Claims, any such additional security interests and/or liens shall also be granted to the DIP Lenders under the Junior DIP Facility, subject to the Carve-Out and Permitted Liens.

Maturity	January 24, 2025.

Coupon	SOFR + 8.50% (75 bps floor), paid in kind.

Milestones

The failure to satisfy any of the following milestones (the “DIP Milestones”), unless waived or extended at the sole discretion of the Required DIP Lenders (as defined in the Interim DIP Order), shall constitute an “Event of Default” under and as defined in the DIP Credit Agreement:

1.  Solicitation. The Debtors shall have commenced Solicitation by not later than 11:59 p.m. prevailing Eastern Time on July 24, 2024;

2.  Commencement of the Chapter 11 Cases. The Debtors shall commence the Chapter 11 Cases for each of the Debtors by not later than 11:59 p.m. prevailing Eastern Time on July 25, 2024;

3.  Filing of Lease Rejection Motion. The Debtors shall file the Lease Rejection Motion by not later than 11:59 p.m. prevailing Eastern Time on the Petition Date;

4.  Filing of the Plan and Disclosure Statement: The Debtors shall file the Plan, Disclosure Statement, and the motion for approval of the Disclosure Statement and Solicitation Materials by not later than one (1) business day following the Petition Date;

5.  Entry of Interim DIP Order: The Bankruptcy Court shall have entered the Interim DIP Order by not later than five (5) calendar days following the Petition Date;

6. Entry of the Solicitation Procedures Order. The Bankruptcy Court shall have entered the Solicitation Procedures Order by not later than five (5) calendar days following the Petition Date;

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7.  Entry of Interim Notification Procedures and Restrictions on Transfers Order: The Bankruptcy Court shall have entered an interim order (in form and substance reasonably acceptable the Required Consenting Noteholders), establishing notification procedures and approving restrictions on certain transfers of interest in, and claims against the Debtors (the “Interim NOL Order”), not later than five (5) calendar days following the Petition Date;

8.  Entry of Final Notification Procedures and Restrictions on Transfers Order: The Bankruptcy Court shall have entered a final order (in form and substance reasonably acceptable the Required Consenting Noteholders), establishing notification procedures and approving restrictions on certain transfers of interest in, and claims against the Debtors (the “Final NOL Order”), on or prior to the date of entry of the Combined Order;

9.  Entry of Final DIP Order: The Bankruptcy Court shall have entered the Final DIP Order on or prior to the date of entry of the Combined Order;

10.  Equity Rights Offering Backstop Order: The Bankruptcy Court shall have entered the Equity Rights Offering Backstop Order on or prior to the date of entry of the Combined Order;

11.  Entry of Lease Rejection Order: The Bankruptcy Court shall have entered the Lease Rejection Order on or prior to the date of entry of the Combined Order;

12.  Disclosure Statement Approval Order: At or prior to 11:59 p.m. prevailing Eastern Time on the date that is forty-five (45) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Approval Order;

13.  Combined Order. At or prior to 11:59 p.m. prevailing Eastern Time on the date that is forty-five (45) calendar days following the Petition Date, the Combined Order shall have been entered; and

14.  Occurrence of the Effective Date: At or prior to 11:59 p.m. prevailing Eastern Time on the date that is fifty (50) days after the Petition Date, the Effective Date shall have occurred.

Conditions Precedent

Usual and customary conditions precedent for debtor-in-possession credit facilities to be agreed but, in any event, to include (without limitation):

•  the Support Effective Date shall have occurred;

•  solely in respect of the Initial Draw, the Bankruptcy Court shall have entered the Interim DIP Order and the First Day Orders;

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• the Required DIP Lenders shall have received and approved the Initial Approved Budget (as defined in the DIP Credit Agreement);

•  the Borrower shall have paid to the Administrative Agent and the Collateral Agent (each as defined under the DIP Credit Agreement), and the DIP Lenders, the fees and expenses payable to each such person on the Closing Date (which shall include, without limitation, the fees and expenses of the Consenting Noteholder Advisors); and

•  solely in respect of the Second Draw, (x) the Bankruptcy Court shall have entered the Final DIP Order within 45 days following the Petition Date and (y) the Required DIP Lenders shall have consented (in their sole discretion) to funding such Second Draw.

Representations and Warranties	To be based on the First Lien Credit Agreement, subject to usual and customary modifications for debtor-in-possession credit facilities.

Affirmative and Negative Covenants	To be based on the First Lien Credit Agreement, subject to usual and customary modifications for debtor-in-possession credit facilities, but in any event to include, without limitation:

•  additional financial and other reporting to be set forth in the DIP Credit Agreement; provided that, to the extent such financial and other reporting is not required pursuant to the First Lien Credit Agreement to be delivered to the First Lien Lenders, such financial and other reporting shall be delivered to the First Lien Lenders (subject to certain limitations in the DIP Documents) as and when required pursuant to the DIP Credit Agreement to be delivered to the DIP Lenders and permitted by the DIP Orders; and

• compliance with the Approved Budget (as defined in the DIP Credit Agreement), which shall be subject to the consent of the Required DIP Lenders and subject to Permitted Variances (as defined below).

Permitted Variances

Variance from the Approved Budget shall be tested on a bi-weekly basis for the prior cumulative two-week period for Total Disbursements (the “Bi-Weekly Disbursement Period”) against the Approved Budget, and Total Disbursements shall not be more than 120% of the Total Disbursements in the Approved Budget for such Bi- Weekly Disbursement Period (the “Permitted Variances”).

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Events of Default	To be based on the First Lien Credit Agreement, subject to usual and customary modifications for debtor-in-possession credit facilities, but in any event to include, without limitation:

•  Debtors shall seek to withdraw or modify the Approved Chapter 11 Plan or Disclosure Statement or file any motion/pleading that is inconsistent with the DIP Documents, the Restructuring Support Agreement or the Approved Chapter 11 Plan;

• termination of the Restructuring Support Agreement;

•  any of the Interim NOL Order, Final NOL Order, Disclosure Statement Approval Order, Combined Order, Equity Rights Offering Backstop Order, or Lease Rejection Order ceases to be in full force and effect;

•  failure of the Borrower or any Restricted Subsidiary of the Borrower to perform or comply with any term or condition contained in the DIP Loan Documents (including satisfaction of the DIP Milestones); and

•  no action shall have been taken by any Government Unit that has had a material adverse effect on the business or results of operations of any of the Debtors taken as a whole, provided that any changes in law, regulation, sub-regulatory guidance or condition generally that impacts the educational industry in which any of the Debtors operate shall not in and of itself constitute a material adverse effect.

Cash Collateral

The Prepetition Secured Parties shall consent to the use, prior to a Prepetition Secured Party Termination Event (as defined below), of the Debtors’ cash, wherever located and held, including cash in deposit accounts, that constitutes or will constitute “cash collateral” of any of the Prepetition Secured Parties within the meaning of section 363(a) of the Bankruptcy Code (collectively, the “Cash Collateral”) for all purposes permitted under the DIP Credit Agreement and the DIP Order.

“Prepetition Secured Party Termination Event” shall mean the occurrence of any of the following:

• the breach by the Debtors or failure to satisfy any requirement under the DIP Order in any manner materially adverse to the Prepetition Secured Parties;

•  an Event of Default under the DIP Credit Agreement or any other DIP Credit Document (including, without limitation, a breach of any DIP Milestone) unless waived or otherwise agreed in writing by the Required DIP Lenders;

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•  unless waived or extended in writing by the Required DIP Lenders, any failure to meet or satisfy any of the DIP Milestones in accordance with the DIP Credit Agreement;

•  the dismissal of any of the Chapter 11 Cases or conversion of any Chapter 11 Case to a chapter 7 case;

•  the appointment or election of a chapter 11 trustee, a responsible officer or an examiner (other than a fee examiner) under section 1104 of the Bankruptcy Code with enlarged powers (beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business of any Debtor in the Chapter 11 Cases;

•  any Debtor challenging or contesting the nature, extent, amount, enforceability, validity, priority or perfection of any of the Prepetition Secured Obligations or Prepetition Liens;

•  the entry of an order in the Chapter 11 Cases granting relief from or otherwise modifying any stay of proceeding (including the automatic stay) to allow a third party to execute upon or enforce a lien against any assets of the Debtors that constitute Prepetition Collateral or DIP Collateral (other than proceeds of the DIP Facility, the DIP Account, or amounts from time to time therein) without the prior written consent of the Prepetition Required Lenders if such assets have an aggregate value in excess of $2,500,000;

•  subject to the Carve-Out, the entry of an order in the Chapter 11 Cases granting liens that are senior to the liens of the Prepetition Secured Parties under the Prepetition Loan Documents or the Adequate Protection Liens without the prior written consent of the Prepetition Required Lenders;

•  the failure of the Debtors to make any payment required pursuant to Sections 13(c) or (d) of the Interim DIP Order when due that is not cured within two (2) business days of receipt by the Debtors of written notice (which may be by email) from the Prepetition Agent (acting at the direction of the Prepetition Required Lenders) or an advisor to the First Lien Ad Hoc Group of such default, violation or breach;

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•  the failure by the Debtors to deliver to the Prepetition Agent any Budget or Variance Report required to be delivered to the Prepetition Agent when due pursuant to this Interim Order that is not cured within three (3) business days after the applicable delivery deadline; and/or

•  the failure by the Debtors to provide the Debtors’ balance sheet and monthly profits and losses statement as required by the DIP Credit Agreement, within the timeframe set forth therein, that is not cured within three (3) business days of receipt by the Debtors of written notice (which may be by email) from the Prepetition Agent (acting at the direction of the Prepetition Required Lenders) or an advisor to the First Lien Ad Hoc Group of such failure.

The Prepetition Secured Parties’ exercise of termination rights with respect to Debtors’ use of Cash Collateral are subject to notice, opportunity to cure and other limitations set forth in the Interim DIP Order.

Adequate Protection

The Prepetition Secured Parties shall be granted, for any diminution in value of their respective interests in the applicable Shared Collateral (including Cash Collateral), to the extent that any Prepetition Secured Obligations remain outstanding:

1.  Adequate Protection Liens. A valid, perfected replacement security interest in and lien on account of the diminution in value upon all of the Shared Collateral (other than the DIP Account (and all amounts from time to time therein)) and any proceeds of the DIP Facility) on account of the Diminution in Value subject to the Carve-Out;

2.  Adequate Protection Claims. Adequate protection claims which shall be payable from and have recourse to all DIP Collateral (other than proceeds of the DIP Facility, the DIP Account, and all amounts from time to time therein), subject only to the Carve-Out.

3.  Fees and Expenses. The payment in cash by the Debtors of all reasonable and documented prepetition and postpetition fees and out-of-pocket expenses of (i) the advisors to the ad hoc group of Prepetition Lenders represented by Milbank LLP (in such capacity, the “First Lien Ad Hoc Group Counsel”), including, without limitation, those of the First Lien Ad Hoc Group Counsel and FTI Consulting, Inc., (ii) the Prepetition Agent (as defined in the Interim DIP Order), (iii) Holland & Knight LLP, as counsel to the Prepetition Agent, and (iv) Allen Overy Shearman Sterling US LLP (“AOS”), as counsel to certain revolving lenders under the First Lien Credit

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Agreement (other than any fees and expenses of AOS incurred in connection with any opposition or potential opposition to the Junior DIP Facility or any other transaction contemplated by the DIP Credit Documents or the Restructuring Support Agreement);

4.  Cash Interest. Payment by the Debtors to the Prepetition Secured Parties of current interest in respect of the Prepetition Secured Obligations at the rates and times provided for in the First Lien Credit Agreement; and

5.  Reporting. The Debtors shall provide to (i) the Prepetition Agent at the same time as such reporting (including any reporting with respect to the Approved Budget and the Permitted Variances (as defined in the DIP Credit Agreement) in connection therewith) is provided to any DIP Secured Party, all reporting required to be provided to the DIP Secured Parties under the DIP Credit Documents and (ii) the Prepetition Secured Parties the reports, documents, and other information required to be delivered to the Prepetition Secured Parties under the Prepetition Credit Agreement in accordance with the relevant timelines and requirements set forth therein, which reports, documents, and other information shall also be provided to the DIP Secured Parties at the same time.

Carve-Out

Junior DIP liens, any claims arising under the Junior DIP Facility, the Prepetition Liens, the Adequate Protection Liens, the Adequate Protection Claims, and any claims arising under the First Lien Credit Agreement shall be subject to the following carve-out (the “Carve- Out”):

(i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the U.S. Trustee,

(ii) all reasonable fees and expenses incurred by a chapter 7 trustee under section 726(b) of the Bankruptcy Code in an amount not to exceed $50,000,

(iii)  to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all accrued and unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained or proposed to be retained by the Debtors pursuant to sections 327, 328, or 363 of the Bankruptcy Code (collectively, the “Professional Persons”) (a) at any time before, on, or the first business day following,

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the delivery of the Carve-Out Trigger Notice (as defined below), and without regard to whether such fees and expenses are provided for in the Approved Budget then in effect and whether allowed by the
Bankruptcy Court prior to or after delivery of the Carve-Out Trigger Notice, and (b) incurred after the first business day following the delivery of a Carve-Out Trigger Notice in an aggregate amount not exceeding $5 million (the amount in clause (b) the “Post-Trigger-Notice Carve-Out Fee Cap”).

“Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent (as defined in the DIP Order) at the direction of the Required DIP Lenders, on behalf of the DIP Lenders, to the Debtors, the Debtors’ lead restructuring counsel (Latham & Watkins LLP), and the U.S. Trustee, which notice (i) may be delivered upon the occurrence and during the continuation of an Event of Default (subject to any applicable grace periods, waivers, or forbearances) and acceleration of the DIP Obligations under the DIP Documents, and (ii) shall state that the Carve-Out is triggered and the Post-Trigger-Notice Carve-Out Fee Cap has been invoked.

Treatment	In full and final satisfaction, settlement, release, and discharge of each Allowed DIP Claim, on the Effective Date, each holder of such Allowed DIP Claim shall receive either (i) its pro rata share of Exit Loans under the Exit Facility Credit Agreement, or (ii) such other treatment as to which the Debtors and the holder of such Allowed DIP Claims will have agreed upon in writing, with the consent of the Required Consenting Noteholders and the Debtors.

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Annex 2

Amended and Restated Credit Agreement Term Sheet

July 24, 2024

Houlihan Lokey

Weil

SCHULTE ROTH + ZABEL

2U: Summary Terms – Exit 1L Facility

Strictly Confidential. Not for Distribution.

Statement of Limiting Conditions x This term sheet summarizes the principal terms of a potential financial restructuring of certain indebtedness of 2U, Inc. (the “Company”). This communication is for discussion purposes only and there is no obligation on the part of any party (including any obligation to continue negotiations) unless and until mutually satisfactory legal agreements are executed by all parties. In particular, this term sheet is not legally binding unless it is annexed to a transaction support agreement or similar document. This term sheet does not constitute (nor shall it be construed as) an offer or solicitation with respect to any securities of the Company, it being understood that such an offer or solicitation, if any, only will be made in compliance with applicable provisions of securities and/or other applicable laws. This term sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence, and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions. x This term sheet does not purport to summarize all of the terms, conditions, covenants, and other provisions that may be contained in the fully negotiated and definitive documentation necessary to implement the proposed transaction, all of which shall remain subject to internal committee approvals, further discussion and negotiation, including such changes to the structure as are necessary or appropriate to implement a mutually acceptable structure, taking regulatory, tax, accounting and legal considerations into account. The regulatory, tax, accounting and other legal and financial matters related to the proposed transaction have not been fully evaluated, and any such evaluation may affect the terms and structure of the proposed transaction. x All valuation ranges and analysis contained herein are illustrative in nature and do not necessarily represent a view on the value of the Company or its assets. No valuation of the Company or its assets have been undertaken and as such no representation is made that the valuation ranges herein accurately reflect the underlying value of the Company. Any valuation analysis is dependent upon a multitude of highly volatile factors subject to frequent and material changes, including but not limited to industry trends, government legislation and general macroeconomic conditions. x This term sheet and the information contained herein is strictly confidential. Distribution of this term sheet, or disclosure of any information set forth herein, to any party other than its intended recipient is expressly prohibited without the prior written authorization of the authors hereof. x By your receipt of these materials, you agree to be bound by the above terms.

Exit 1L Facility Amount Paydown Guarantors / Security Maturity Call Protection Make-Whole Interest Rate Fees / OID Amortizatio (7/24/2024) ??$414.3mm new 1L term loan exit facility (“Exit 1L Facility”) (same as existing RCF and 1L term loan facility amounts, in aggregate) ??$70mm paydown pro rata (to all lenders) to occur as follows: (i) $30mm at closing (i.e., emergence), (ii) $20mm at the 15-month?anniversary of closing, and (iii) $20mm at the 21-month anniversary of closing ??Exit 1L Facility to include a junior capital (including 2L) basket permitting non-cash pay junior capital to facilitate paydown /?subordination, subject to deeply silent 2L ICA satisfactory to 1L AHG, the type of junior capital (e.g., 2L, equity) funded at emergence (including the initial $30mm Exit 1L Facility paydown and any exit financing to repay the Junior DIP and fund the business post-emergence), and for any future Exit 1L Facility paydowns, will be at the option of the Convert AHG ??Granting guarantees and/or security by foreign subsidiaries is subject to legal limitations, tax limitations, timing issues and a?general cost/benefit analysis to be agreed ??27 months from closing (i.e., emergence) ??Par for 21 months / 101 thereafter ??None, other than as provided above (i.e., Call Protection) ??S+6.50%, subject to pricing grid starting 2 full quarters after closing, and measured quarterly thereafter:???S+6.50% if Secured Net Leverage > 3.5x ??S+6.00% if Secured Net Leverage ? 3.5x???S+5.50% if Secured Net Leverage ? 3.0x ??100 bps step up across all levels after 15 months???SOFR Floor: 0.75% ??100 bps PIK upfront ??0.25% per quarter

Exit 1L Facility (cont’d) Financial Covenants Other Agreed Terms (7/24/2024) ??Minimum liquidity TBA ??Maximum 1L TNLR Covenant set at 30% cushion to plan (subject to agreed upon EBITDA definition) ??Other covenant and documentary changes (including a revised Consolidated EBITDA definition) to be agreed and filed as part of?the plan supplement ??DIP issues list received and will be addressed in connection with the Junior DIP negotiation ??1L AHG to appoint two board observers and have the right to maintain two board observers while the Exit 1L Facility is outstanding

CORPORATE FINANCE FINANCIAL RESTRUCTURING FINANCIAL AND VALUATION ADVISORY HL.com

Annex 3

Equity Rights Offering Term Sheet

Annex 3

Equity Rights Offering Term Sheet1

THIS EQUITY RIGHTS OFFERING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH AN OFFER OR SOLICITATION, IF ANY, WILL BE MADE ONLY PURSUANT TO THE EQUITY RIGHTS OFFERING PROCEDURES OR THE PLAN, RESPECTIVELY, AND IN COMPLIANCE WITH APPLICABLE LAW.

Issuer	The Reorganized Parent.

Offering

An aggregate offering (the “Equity Rights Offering”) of New Common Interests at a price per New Common Interest set at the Plan Discount under the Plan (the “Per Share Price”), subject to dilution on account of the MIP. Each holder of Allowed Unsecured Notes Claims as of the Equity Rights Offering Termination Time (as defined below) (collectively, the “Eligible Offerees”) will be granted rights (the “Subscription Rights”) to participate in the Equity Rights Offering, in an amount not to exceed such Eligible Offeree’s pro rata share of the Equity Rights Offering based upon a fraction (expressed as a percentage) the numerator of which is the Allowed Unsecured Notes Claims held by such Eligible Offeree and the denominator of which is all Allowed Unsecured Notes Claims held by all Eligible Offerees.

For the avoidance of doubt, each Eligible Offeree may exercise all or a portion of its Subscription Rights, but upon exercising its Subscription Rights, such Eligible Offeree shall be committed to participate for its full amount of exercised Subscription Rights in the Equity Rights Offering, and will receive New Common Interests upon payment in cash therefor as set forth in this Equity Rights Offering Term Sheet.

The Restructuring Support Agreement and subscription documents for the Equity Rights Offering will provide that all Eligible Offerees that exercise their Subscription Rights must enter into a joinder to the Restructuring Support Agreement pursuant to which, among other things, such Eligible Offerees must vote to accept the Plan and must neither object to the confirmation of the Plan nor opt out of the releases contained therein.

Use of Proceeds

Proceeds of the Equity Rights Offering shall be used to fund certain obligations under the Plan (including, but not limited to, reducing the aggregate principal amount of the A&R CA Loans by $30 million on the Effective Date in accordance with the Amended and Restated Credit Agreement Term Sheet, and paying administrative expenses, professional fees, and the Equity Rights Offering Backstop Commitment Premium (as defined below)) and/or the Reorganized Debtors’ working capital needs, in accordance with the Restructuring Support Agreement.

[1]

Capitalized terms used in this Equity Rights Offering Term Sheet shall have their respective meanings set forth herein. To the extent any capitalized terms are used, but not otherwise defined, in this Equity Rights Offering Term Sheet, they shall have the meanings ascribed to such terms in the Restructuring Term Sheet to which this Equity Rights Offering Term Sheet is attached, or the Restructuring Support Agreement to which the Restructuring Term Sheet is attached.

Exercise of Subscription Rights

The Subscription Rights received with respect to an Allowed Unsecured Notes Claim may only be exercised by the person that holds such Claim both (i) at the time the Subscription Rights are exercised and (ii) on the Equity Rights Offering Termination Time, and may only be exercised prior to 5:00 p.m. prevailing Eastern Time on the termination date of the Equity Rights Offering (the “Equity Rights Offering Termination Time”). In addition, after a Subscription Right has been exercised by submitting an election form, the Allowed Unsecured Notes Claim will not be transferrable.

Oversubscription Privilege	The Subscription Rights shall not have an oversubscription right.

Backstop Commitment

Each Equity Rights Offering Backstop Party shall, pursuant to the Equity Rights Offering Backstop Commitment Letter, provide for commitments (the “Equity Rights Offering Backstop Commitments”) to purchase from the Reorganized Parent in the Equity Rights Offering its Equity Rights Offering Backstop Commitment Percentage (as defined below) of the New Common Interests that are not purchased by the Eligible Offerees (other than the Equity Rights Offering Backstop Parties in their capacities as Eligible Offerees) in the Equity Rights Offering. The Equity Rights Offering Backstop Parties will also be obligated to fully exercise all Subscription Rights issued to the Equity Rights Offering Backstop Parties in their capacities as Eligible Offerees in the Equity Rights Offering, and the Equity Rights Offering Backstop Commitments shall not include amounts attributable to Subscription Rights issued to the Equity Rights Offering Backstop Parties in their capacities as Eligible Offerees in the Equity Rights Offering.

In exchange for their Equity Rights Offering Backstop Commitment, the Equity Rights Offering Backstop Parties shall, in accordance with the Equity Rights Offering Backstop Commitment Letter, receive in cash an aggregate amount equal to $1.5 million (the “Equity Rights Offering Backstop Commitment Premium”).

The Equity Rights Offering Backstop Commitments under the Equity Rights Offering Backstop Commitment Letter shall be transferrable from (i) one Equity Rights Offering Backstop Party to another Equity Rights Offering Backstop Party, (ii) from any Equity Rights Offering Backstop Party to any of its Affiliates (so long as such Equity Rights Offering Backstop Party remains liable for such transferred Equity Rights Offering Backstop Commitment), and (iii) to any other person approved in advance in writing by the Reorganized Parent and the Required Consenting Noteholders, in each case, as long as such transferees are or become signatories to the Restructuring Support Agreement and the Equity Rights Offering Backstop Commitment Letter.

If an Equity Rights Offering Backstop Party fails to satisfy all or any part of its Equity Rights Offering Backstop Commitments (such failure, a “Funding Default”), the Reorganized Parent shall, as promptly as practicable following the occurrence of such Funding Default, provide written notice to all Equity Rights Offering Backstop Parties of such Funding Default (the “Funding Default Notice”) and (i) if the amount of the Funding Default does not exceed 10% of the aggregate Equity Rights Offering Backstop Commitments, the non-defaulting Equity Rights Offering Backstop Parties shall, within five Business Days after receipt of the Funding Default Notice (such five Business Day period, the “Replacement

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Period”), purchase their pro rata portion of the New Common Interests attributable to such defaulting Equity Rights Offering Backstop Party’s Equity Rights Offering Backstop Commitment on the terms and subject to the conditions set forth in the Equity Rights Offering Backstop Commitment Letter, and (ii) if the amount of the Funding Default exceeds 10% of the aggregate Equity Rights Offering Backstop Commitments, the non-defaulting Equity Rights Offering Backstop Parties shall have the right, but not the obligation, during the Replacement Period, to elect, by written notice to the Reorganized Parent, to purchase all or any portion of the New Common Interests attributable to such defaulting Equity Rights Offering Backstop Party’s Equity Rights Offering Backstop Commitment.

The Equity Rights Offering Backstop Commitment Letter shall contain the terms and conditions set forth in this Equity Rights Offering Term Sheet and other customary terms and conditions, including representations, warranties, conditions, covenants, and indemnification, for transactions of this type.

“Equity Rights Offering Backstop Commitment Percentage” means the percentage of the aggregate Equity Rights Offering Backstop Commitments that each Equity Rights Offering Backstop Party has committed to, as set forth in the Equity Rights Offering Backstop Commitment Letter.

Securities Law Matters

The issuance of the New Common Interests in the Equity Rights Offering (except for any New Common Interests issued to the Equity Rights Offering Backstop Parties) shall be exempt from the registration requirements of the Securities Act as a result of section 1145 of the Bankruptcy Code to the maximum extent available by law or, if section 1145 is not available, then otherwise exempt from registration under the Securities Act and any other applicable securities laws.

Any New Common Interests issued to the Equity Rights Offering Backstop Parties shall be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof, and/or the safe harbor of Regulation D, or such other exemption as may be available from any applicable registration requirements.

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Annex 4

Exit Facility Term Sheet

2U, INC.

TERM SHEET FOR SECOND LIEN EXIT TERM LOAN FACILITY

THIS TERM SHEET SUMMARIZES THE PRINCIPAL TERMS OF A POTENTIAL SECOND LIEN EXIT FINANCING FOR 2U, INC. AND ITS DIRECT AND INDIRECT SUBSIDIARIES (COLLECTIVELY, THE “COMPANY”). THIS COMMUNICATION IS FOR DISCUSSION PURPOSES ONLY AND THERE IS NO OBLIGATION ON THE PART OF ANY PARTY (INCLUDING ANY OBLIGATION TO CONTINUE NEGOTIATIONS) UNLESS AND UNTIL MUTUALLY SATISFACTORY LEGAL AGREEMENTS ARE EXECUTED BY ALL PARTIES. IN PARTICULAR, THIS TERM SHEET IS NOT LEGALLY BINDING UNLESS IT IS ANNEXED TO A TRANSACTION SUPPORT AGREEMENT OR SIMILAR DOCUMENT. THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER OR SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY, IT BEING UNDERSTOOD THAT SUCH AN OFFER OR SOLICITATION, IF ANY, WILL ONLY BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES AND/OR OTHER APPLICABLE LAWS. THIS TERM SHEET IS PROFFERED IN THE NATURE OF A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION FROM ANY USE OR DISCLOSURE TO ANY PARTY OR PERSON PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE, AND ANY OTHER APPLICABLE RULE, STATUTE, OR DOCTRINE OF SIMILAR IMPORT PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, COVENANTS, AND OTHER PROVISIONS THAT MAY BE CONTAINED IN THE FULLY NEGOTIATED AND DEFINITIVE DOCUMENTATION NECESSARY TO IMPLEMENT THE PROPOSED TRANSACTION, ALL OF WHICH SHALL REMAIN SUBJECT TO INTERNAL COMMITTEE APPROVALS, FURTHER DISCUSSION AND NEGOTIATION, INCLUDING SUCH CHANGES TO THE STRUCTURE AS ARE NECESSARY OR APPROPRIATE TO IMPLEMENT A MUTUALLY ACCEPTABLE STRUCTURE, TAKING REGULATORY, TAX, ACCOUNTING AND LEGAL CONSIDERATIONS INTO ACCOUNT. THE REGULATORY, TAX, ACCOUNTING AND OTHER LEGAL AND FINANCIAL MATTERS RELATED TO THE PROPOSED TRANSACTION HAVE NOT BEEN FULLY EVALUATED, AND ANY SUCH EVALUATION MAY AFFECT THE TERMS AND STRUCTURE OF THE PROPOSED TRANSACTION.

ALL VALUATION RANGES AND ANALYSES CONTAINED HEREIN ARE ILLUSTRATIVE IN NATURE AND DO NOT NECESSARILY REPRESENT A VIEW ON THE VALUE OF THE COMPANY OR ITS ASSETS. NO VALUATION OF THE COMPANY OR ITS ASSETS HAVE BEEN UNDERTAKEN AND AS SUCH NO REPRESENTATION IS MADE THAT THE VALUATION RANGES HEREIN ACCURATELY REFLECT THE UNDERLYING VALUE OF THE COMPANY. ANY VALUATION ANALYSIS IS DEPENDENT UPON A MULTITUDE OF HIGHLY VOLATILE FACTORS SUBJECT TO FREQUENT AND MATERIAL CHANGES, INCLUDING BUT NOT LIMITED TO INDUSTRY TRENDS, GOVERNMENT LEGISLATION AND GENERAL MACROECONOMIC CONDITIONS.

THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL. DISTRIBUTION OF THIS TERM SHEET, OR DISCLOSURE OF ANY INFORMATION SET FORTH HEREIN, TO ANY PARTY OTHER THAN ITS INTENDED RECIPIENT IS EXPRESSLY PROHIBITED WITHOUT THE PRIOR WRITTEN AUTHORIZATION OF THE AUTHORS HEREOF.

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2U, INC. SECOND LIEN EXIT TERM LOAN FACILITY

SUMMARY OF CERTAIN PRINCIPAL TERMS AND CONDITIONS

Type	Secured second lien exit term loan facility (the “Second Lien Exit Facility”and, the credit documentation in respect thereof, the “Second Lien Credit Agreement”).[1]

Amount

An initial aggregate principal amount not to exceed the sum of (i) $64 million (which amount shall correspond with the aggregate original principal amount of loans funded under the DIP Facility on the closing date of the Second Lien Exit Facility (the “Closing Date”)) plus (ii) any interest in respect of the DIP Facility that has been paid in kind and capitalized or accrued prior to the Closing Date plus (iii) the gross amount of any loans borrowed on the Closing Date to fund original issue discount.[2]

Lenders

On Closing Date, the DIP Lenders, pro rata in accordance with their holdings of the DIP Loans as of the Closing Date; provided, that the Convertible Noteholders that are not Initial Consenting Noteholders may request to become lenders in respect of the Second Lien Exit Facility after the Closing Date on a pro rata basis.

Borrower	2U, Inc.

Guarantors

Same guarantors as set forth in the Amended and Restated Credit Agreement; provided, that if any subsidiary of the Borrower that is not a guarantor in respect of the Amended and Restated Credit Agreement on the Closing Date becomes a guarantor in respect of the Amended and Restated Credit Agreement after the Closing Date, such subsidiary shall become a guarantor in respect of the Second Lien Exit Facility; provided, further that no entity shall provide a guarantee with respect to the Second Lien Exit Facility unless such entity provides a guarantee with respect to the Amended and Restated Credit Agreement.

Security

Second priority liens on all assets of the Borrower and its subsidiaries that secure the obligations under the Amended and Restated Credit Agreement, junior in right of security only to (x) the liens securing the obligations under the Amended and Restated Credit Agreement and (y) liens expressly permitted under the Second Lien Credit Agreement to be senior to the liens securing the Second Lien Exit Facility; provided, that if any assets of the Borrower or any of its subsidiaries that do not

[1]	This term sheet is subject in all respects to the Second Lien Credit Agreement.
[2]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement or the Restructuring Term Sheet, as applicable.

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constitute collateral securing the obligations under the Amended and Restated Credit Agreement are granted as collateral to secure the obligations under the Amended and Restated Credit Agreement after the Closing Date, such assets shall be granted as collateral to secure the obligations under the Second Lien Exit Facility. Notwithstanding the foregoing, in no event shall the collateral securing the Second Lien Exit Facility include collateral that does not secure the Amended and Restated Credit Agreement.

Intercreditor Agreement

A first lien/second lien intercreditor agreement in form and substance satisfactory to the Required Lenders[3], but in any event to include usual and customary “silent second lien” provisions to be mutually agreed (which shall include, without limitation, (x) limitations on voting on any restructuring plan that does not have either (i) first lien lender consent or (ii) otherwise provides for payment in full, in cash, of all first lien obligations, (y) a prohibition on providing debtor-in-possession financing to the extent first lien lenders elect to provide such financing and (z) a no new liens provision (which shall include a liens “most-favored-nations” clause in favor of the first lien lenders).

Maturity	The date that is six (6) months after the latest maturity date under the Amended and Restated Credit Agreement (as in effect on the Closing Date).

Rate	S+9.5% per annum, payable in kind.

SOFR Floor	0.75%

OID/Fees	2%, payable in kind.

Amortization	None.

Incremental Term Loans

The Borrower shall be permitted to request incremental term loans under the Second Lien Exit Facility in an aggregate principal amount to be agreed (“Incremental Second Lien Loans”), subject to substantially the same terms and conditions set forth in the Second Lien Credit Agreement (with such modifications to be agreed by the Borrower and the Second Lien Lenders as may be necessary to take into account the nature of the Incremental Second Lien Loans as incremental indebtedness); provided, that (i) the Borrower shall seek such increase from existing Second Lien Lenders (each of which shall be entitled to agree or decline to participate on a pro rata basis in its sole and absolute discretion) and (ii) the proceeds of any Incremental Second Lien Loans shall only be used to repay the obligations under the Amended and Restated Credit Agreement.

[3]	As used in this term sheet, Required Lenders shall has the meaning ascribed to such term in the Second Lien Credit Agreement.

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Conditions Precedent	Usual and customary for facilities of this type and otherwise acceptable to the Required Lenders.

Representations and Warranties

Usual and customary representations and warranties to be agreed by the Borrower and Required Lenders, but in any event not more restrictive than the representations and warranties set forth in the Amended and Restated Credit Agreement as in effect on the Closing Date, and otherwise acceptable to the Required Lenders.

Affirmative and Negative Covenants

Usual and customary affirmative and negative covenants to be agreed by the Borrower and Required Lenders, but in any event not more restrictive than the affirmative and negative covenants set forth in the Amended and Restated Credit Agreement as in effect on the Closing Date (in each case, with at least a 20% cushion set outside of the levels set forth therein), and otherwise acceptable to the Required Lenders.

Events of Default

To be based on the “Events of Default” in the Amended and Restated Credit Agreement (as in effect on the Closing Date) and otherwise acceptable to the Required Lenders; provided, that the Second Lien Credit Agreement shall contain a cross default provision that, in respect of the Amended and Restated Credit Agreement, shall be limited to cross payment default (beyond the applicable grace period, if any, set forth in the Amended and Restated Credit Agreement (as in effect on the Closing Date)) and cross acceleration.

Other	Other provisions to be consistent with those set forth in the Amended and Restated Credit Agreement and as otherwise acceptable to the Required Lenders and the Borrower.

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Exhibit B

Joinder

FORM OF JOINDER AGREEMENT FOR CONSENTING CREDITORS

This joinder agreement to the Restructuring Support Agreement, dated as of [_______], 2024 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), between the Debtors, and the Consenting Creditors, each as defined in the Agreement, is executed and delivered by ________________________________ (the “Joining Party”) as of      , 2024. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions thereof).

2. Effectiveness. Upon (i) delivery of a signature page for this joinder and (ii) written acknowledgement by the Debtors, the Joining Party shall hereafter be deemed to be a “Consenting Creditor” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

3. Representations and Warranties. With respect to the aggregate principal amount of Claims set forth below its name on the signature page hereto, the Joining Party hereby makes the representation and warranties of the Consenting Creditors, as set forth in Article 10 of the Agreement to each other Party to the Agreement.

4. Governing Law. This joinder agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this joinder to be executed as of the date first written above.

[JOINING PARTY]

By:

Name:
Title:

Claims (principal amount)

–	First Lien Claims	US$

–	Unsecured Notes Claims

–	Other (please describe)

Notice Address:

Fax:

Attention:

Email:

Acknowledged:

2U, INC. (on behalf of the Debtors)

By:

Name:
Title:

Exhibit C

Milestones

The following milestones shall apply to the Chapter 11 Cases (the “Milestones”), unless the applicable Milestone is extended or waived with the prior written consent of the Required Consenting Noteholders (email from the Consenting Noteholder Group Counsel being sufficient) and, with respect to the “Outside Date”, with the prior written consent of the Required First Lien Lenders (email from the First Lien Ad Hoc Group Counsel being sufficient):

1. Solicitation. The Debtors shall commence Solicitation by not later than 11:59 p.m. prevailing Eastern Time on July 24, 2024.

2. Commencement of the Chapter 11 Cases. The Debtors shall commence the Chapter 11 Cases for each of the Debtors by not later than 11:59 p.m. prevailing Eastern Time on July 25, 2024.

3. Filing of Lease Rejection Motion. The Debtors shall file the Lease Rejection Motion by not later than 11:59 p.m. on the Petition Date.

4. Filing of the Plan and Disclosure Statement. The Debtors shall file the Plan, Disclosure Statement, and the motion for approval of the Disclosure Statement and Solicitation Materials by not later than one (1) Business Day following the Petition Date.

5. Entry of the Interim DIP Order. The Bankruptcy Court shall have entered the Interim DIP Order by not later than five (5) calendar days following the Petition Date.

6. Entry of the Solicitation Procedures Order. The Bankruptcy Court shall have entered the Solicitation Procedures Order by not later than five (5) calendar days following the Petition Date.

7. Interim Notification Procedures and Restrictions on Transfers Order. The Bankruptcy Court shall have entered an interim order (in form and substance acceptable the Required Consenting Noteholders), establishing notification procedures and approving restrictions on certain transfers of interest in, and claims against the Debtors, not later than five (5) calendar days following the Petition Date.

8. Final Notification Procedures and Restrictions on Transfers Order. The Bankruptcy Court shall have entered a Final Order (in form and substance acceptable the Required Consenting Noteholders), establishing notification procedures and approving restrictions on certain transfers of interest in, and claims against the Debtors, on or prior to the date of entry of the Combined Order.

9. Entry of the Final DIP Order. The Bankruptcy Court shall have entered the Final DIP Order on or prior to the date of entry of the Combined Order.

10. Rights Offering Order. The Bankruptcy Court shall have entered the Equity Rights Offering Backstop Order on or prior to the date of entry of the Combined Order.

11. Lease Rejection Order. The Bankruptcy Court shall have entered the Lease Rejection Order on or prior to date of entry of the Combined Order.

12. Combined Order. At or prior to 11:59 p.m. prevailing Eastern Time on the date that is forty-five (45) calendar days following the Petition Date, the Combined Order shall have been entered.

13. Occurrence of the Effective Date (“Outside Date”). At or prior to 11:59 p.m. prevailing Eastern Time on the date that is fifty (50) days after the Petition Date, the Effective Date shall have occurred.

Exhibit D

Proposed Interim DIP Order

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11

2U, Inc., et al.,	Case No. 24-[ ● ] ([ ● ])

Debtors.[1]	(Joint Administration Requested)

INTERIM ORDER

(A) AUTHORIZING THE DEBTORS TO

(I) OBTAIN JUNIOR LIEN POSTPETITION FINANCING AND

(II) USE CASH COLLATERAL; (B) GRANTING LIENS

AND SUPERPRIORITY CLAIMS; (C) GRANTING ADEQUATE

PROTECTION TO CERTAIN PARTIES; AND (D) GRANTING RELATED RELIEF

Upon the motion, dated [Docket No. [•]] (the “Motion”), of 2U, Inc. (the “Borrower”) and the other debtors in possession (collectively, with the Borrower, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”) seeking, pursuant to sections 105, 361, 362, 363, 364, 503, 506(c), 507, 546, and 552 of the Bankruptcy Code, Bankruptcy Rules 2002, 4001, 6004, and 9014, and the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”), entry of interim and final orders (respectively, the “Interim Order” and “Final Order”) authorizing, among other things, the Debtors to obtain junior secured postpetition financing in the form of a term loan facility in the aggregate principal amount of up to $64 million (the “DIP Facility”), of which up to $60 million will be available immediately upon entry of this Interim Order (the “Interim Borrowing”), with the remaining up to $4 million to be available subject to and upon entry of the Final Order (the “Final Borrowing”), in accordance with and subject to the terms and conditions set forth in the DIP Credit Agreement (as defined

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The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: 2U, Inc. (5939); edX LLC (8554); 2U GetSmarter, LLC (9643); 2U Harkins Road LLC (N/A); 2U NYC, LLC (N/A); 2U KEIH Holdco, LLC (3837); CritiqueIt, Inc. (5532); edX Boot Camps LLC (8904); and 2U GetSmarter (US), LLC (9802). The Debtors’ mailing address is 2345 Crystal Drive, Suite 1100, Arlington, Virginia 22202.

below), the other Credit Documents (as defined in the DIP Credit Agreement and, together with the DIP Credit Agreement, the “DIP Credit Documents”), this Interim Order, the Final Order (as it relates to any Final Borrowing) and the Approved Budget (as defined in the DIP Credit Agreement) then in effect; and upon this Court’s consideration of that certain Debtor-in-Possession Credit and Guaranty Agreement, dated as of July 24, 2024, by and among the Borrower, certain subsidiaries of the Borrower party thereto, as guarantors (together with any subsidiaries of the Borrower that become guarantors subsequent to the Closing Date (as defined in the DIP Credit Agreement), the “DIP Guarantors” and, together with the Borrower, the “DIP Credit Parties”), Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent (collectively, in such capacities, the “DIP Agent”), and the lenders from time to time party thereto (the “DIP Lenders” and, together with the DIP Agent, the “DIP Secured Parties”), substantially in the form filed with this Court as Exhibit A hereto (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “DIP Credit Agreement”),2 and the other DIP Credit Documents; and the Court having considered the interim relief requested in the Motion; and upon the record made by (a) the Motion and the exhibits attached thereto, the Declaration of Cullen Murphy in Support of Motion of Debtors for Interim and Final DIP Orders (A) Authorizing the Debtors to (I) Obtain Junior Lien Postpetition Financing and (II) Use Cash Collateral; (B) Granting Liens and Superpriority Claims; (C) Granting Adequate Protection to Certain Parties; and (D) Granting Related Relief (the “Murphy Declaration”), and the Declaration of William Kocovski, Restructuring Consultant to the Debtors, in Support of First Day Motions (the “First

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the DIP Credit Agreement, or the other DIP Credit Documents, as applicable.

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Day Declaration”) filed with the Court in support of the relief requested in the Motion, and (b) the testimony and evidence at the interim hearing, held on July [•], 2024, on the Motion (the “Interim Hearing”); and due and sufficient notice of the Interim Hearing having been given in accordance with Bankruptcy Rules 2002, 4001(b), (c) and (d), and all applicable Local Rules; and the Interim Hearing having been held and concluded; and all objections, if any, to the interim relief requested in the Motion having been withdrawn, resolved or overruled by the Court; and it appearing that approval of the interim relief requested in the Motion is necessary to avoid immediate and irreparable harm to the Debtors and their estates pending the hearing to consider the Motion on a final basis (the “Final Hearing”), is otherwise fair and reasonable and in the best interests of the Debtors and their estates, and is essential for the continued operation of the Debtors’ businesses and the preservation of the value of the Debtors’ assets; and after due deliberation and consideration of all objections or responses to the Motion, and for good and sufficient cause therefor:

BASED ON THE RECORD ESTABLISHED AT THE INTERIM HEARING, THE COURT HEREBY MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:3

A. Commencement of Chapter 11 Cases. On July 25, 2024 (the “Petition Date”), each Debtor filed with this Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The Debtors are continuing to operate their businesses as debtors in possession under sections 1107 and 1108 of the Bankruptcy Code. No official committee or chapter 11 trustee has been appointed in the Chapter 11 Cases.

[3]

The findings and conclusions set forth herein constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052. To the extent any findings of fact constitute conclusions of law, they are adopted as such. To the extent any conclusions of law constitute findings of fact, they are adopted as such.

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B. Jurisdiction and Venue. This Court has jurisdiction to consider this matter pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference M-431, dated January 31, 2012 (Preska, C.J.). Consideration of the Motion constitutes a core proceeding pursuant to 28 U.S.C. § 157(b)(2). Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409. Sections 105, 361, 362, 363, 364, 503, 506, 507, and 552 of the Bankruptcy Code, Bankruptcy Rules 2002, 4001, 6004, and 9014, and the Local Rules provide the bases for the relief sought in the Motion and granted in this Interim Order.

C. Notice. Notice of the Interim Hearing and the relief requested in the Motion has been provided by the Debtors, in accordance with and compliance with Bankruptcy Rules 2002, 4001, and 9014, as well as the Local Rules, and is due, sufficient, and appropriate notice, and complies with section 102(1) of the Bankruptcy Code. Without limiting the foregoing, due notice was afforded, whether by email, overnight courier and/or hand delivery to the Notice Parties. No other or further notice of the Motion with respect to the relief requested at the Interim Hearing or the entry of this Interim Order shall be required. The interim relief granted herein is necessary to avoid immediate and irreparable harm to the Debtors and their estates pending the Final Hearing.

D. Prepetition Credit Agreement.

(i) As of the Petition Date, pursuant to that certain Credit and Guaranty Agreement, dated as of June 28, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date, the “Prepetition Credit Agreement” and, collectively with the Collateral Documents (as defined in the Prepetition Credit Agreement) and any other agreements and documents executed or delivered in connection with the Prepetition Credit Agreement or Collateral Documents, each as may be amended, restated,

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amended and restated, supplemented, waived, or otherwise modified prior to the Petition Date, the “Prepetition Loan Documents”), by and among the Borrower (in such capacity, the “Prepetition Borrower”), certain subsidiaries of the Prepetition Borrower party thereto, as guarantors (the “Prepetition Guarantors” and, together with the Prepetition Borrower, the “Prepetition Credit Parties”), Alter Domus (US) LLC, as administrative agent and collateral agent (in such capacities, the “Prepetition Agent”), and the lenders from time to time party thereto (the “Prepetition Lenders” and, together with the Prepetition Agent, the “Prepetition Secured Parties”), the Prepetition Credit Parties incurred “Obligations” (as defined in the Prepetition Credit Agreement, the “Prepetition Secured Obligations”) to the Prepetition Secured Parties on a joint and several basis;

(ii) As of the Petition Date, the Prepetition Credit Parties were justly and lawfully indebted and liable to the Prepetition Secured Parties without defense, challenge, objection, claim, counterclaim, or offset of any kind, for Loans (as defined in the Prepetition Credit Agreement) in the aggregate principal amount of not less than $414,300,000.00, plus accrued and unpaid interest thereon and any fees, expenses and disbursements (including attorneys’ fees, accountants’ fees, appraisers’ fees, auditors’ fees, and financial advisors’ fees), costs, charges, indemnities, and other Prepetition Secured Obligations incurred under the Prepetition Loan Documents;

(iii) The Prepetition Secured Obligations constitute legal, valid, binding, and non-avoidable obligations of the Prepetition Credit Parties, enforceable in accordance with the terms of the Prepetition Loan Documents, and no portion of the Prepetition Secured Obligations or any payment made to the Prepetition Secured Parties or applied to or paid on account of the Prepetition Secured Obligations prior to the Petition Date is subject to any contest, attack,

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rejection, recovery, reduction, defense, counterclaim, offset, subordination, recharacterization, avoidance or other claim (as such term is defined in the Bankruptcy Code), cause of action (including any avoidance actions under chapter 5 of the Bankruptcy Code), choses in action or other challenge of any nature under the Bankruptcy Code or any applicable non-bankruptcy law;

(iv) As of the Petition Date, pursuant to the Prepetition Loan Documents, the Prepetition Credit Parties granted to the Prepetition Agent, for the benefit of the Prepetition Secured Parties, a security interest in and continuing lien on (the “Prepetition Liens”) substantially all of their respective assets and property, including (but, for the avoidance of doubt, not including any Excluded Assets (as defined in the Prepetition Loan Documents)), a valid, binding, properly perfected, enforceable, non-avoidable first priority security interest in and continuing lien on the Collateral (as defined in the Prepetition Credit Agreement), which, for the avoidance of doubt, includes Cash Collateral (as defined below), and all proceeds, products, accessions, rents, and profits thereof, in each case whether then owned or existing or thereafter acquired or arising (collectively, the “Prepetition Collateral”);

(v) None of the Prepetition Liens are subject to any contest, attack, rejection, recovery, reduction, defense, counterclaim, subordination, recharacterization, avoidance or other cause of action (including any avoidance actions under chapter 5 of the Bankruptcy Code), choses in action or other challenge of any nature under the Bankruptcy Code or any applicable non-bankruptcy law;

(vi) None of the Prepetition Secured Parties control (or have in the past controlled) any of the Debtors or their respective properties or operations, have authority to determine the manner in which any Debtor’s operations are conducted or are control persons or insiders of any Debtor by virtue of any actions taken with respect to, in connection with, related to or arising from any Prepetition Loan Documents; and

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(vii) No claims or causes of action held by the Debtors or their estates exist against, or with respect to, the Prepetition Secured Parties or their Representatives (as defined below), in each case, in their capacity as such, under or relating to any agreements by and among the Debtors and any Prepetition Secured Party that is in existence as of the Petition Date.

E. Prepetition Convertible Notes.

(i) As of the Petition Date, pursuant to that certain Indenture, dated as of April 23, 2020 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “2025 Notes Indenture”), by and between 2U Inc., as issuer (the “Issuer”), and Wilmington Trust, National Association, as trustee (the “Indenture Trustee”), governing the Issuer’s $380 million aggregate principal amount of 2.25% Convertible Senior Notes due 2025 (the “2025 Notes”), and that certain Indenture, dated as of January 11, 2023 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “2030 Notes Indenture” and, collectively with the 2025 Notes Indenture and any other agreements and documents executed or delivered in connection with the 2025 Notes Indenture or the 2030 Notes Indenture, each as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Indentures”), by and between the Issuer and the Indenture Trustee, as trustee, governing the Issuer’s $147 million aggregate principal amount of 4.50% Senior Unsecured Convertible Notes due 2030 (the “2030 Notes” and, together with the 2025 Notes, the “Convertible Notes” and, all the holders of the Convertible Notes, whether or not party to this Agreement, the “Convertible Noteholders”), the Debtors were justly and lawfully unconditionally indebted and liable to the Convertible Noteholders without defense, challenge,

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objection, claim, counterclaim, or offset of any kind (a) in the amount of not less than $381.9 million in aggregate principal and accrued interest outstanding under the 2025 Notes (together with all other debts, liabilities and obligations under the 2025 Indenture, the “2025 Notes Obligations”) and (b) in the amount of not less than $150.1 million in aggregate principal and accrued interest outstanding under the 2030 Notes (together with all other debts, liabilities and obligations under the 2030 Indenture, the “2030 Notes Obligations” and, the 2030 Notes Obligations together with the 2025 Notes Obligations, the “Notes Obligations”).

(ii) The Notes Obligations constitute legal, valid, binding, and non-avoidable obligations of the Debtors, enforceable in accordance with the terms of the Indentures, and no portion of the Notes Obligations or any payment made to the Convertible Noteholders or applied to or paid on account of the Notes Obligations prior to the Petition Date is subject to any contest, attack, rejection, recovery, reduction, defense, counterclaim, offset, subordination, recharacterization, avoidance or other claim (as such term is defined in the Bankruptcy Code), cause of action (including any avoidance actions under chapter 5 of the Bankruptcy Code), choses in action or other challenge of any nature under the Bankruptcy Code or any applicable non-bankruptcy law;

(iii) None of the Convertible Noteholders control (or have in the past controlled) any of the Debtors or their respective properties or operations, have authority to determine the manner in which any Debtor’s operations are conducted or are control persons or insiders of any Debtor by virtue of any actions taken with respect to, in connection with, related to or arising from any Indenture; and

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(iv) No claims or causes of action held by the Debtors or their estates exist against, or with respect to, the Convertible Noteholders or their Representatives, in each case, in their capacity as such, under or relating to any agreements by and among the Debtors and any Convertible Noteholder that is in existence as of the Petition Date.

F. Cash Collateral. As used herein, the term “Cash Collateral” shall mean all of the Debtors’ cash, wherever located and held, including cash in deposit accounts, that constitutes or will constitute “cash collateral” of any of the Prepetition Secured Parties or DIP Secured Parties within the meaning of section 363(a) of the Bankruptcy Code.

G. No Control. None of the DIP Agent or the other DIP Secured Parties control (or have in the past controlled) any of the Debtors or their respective properties or operations, have authority to determine the manner in which any Debtor’s operations are conducted or are control persons or insiders of the Debtors or any of their affiliates by virtue of any of the actions taken with respect to, in connection with, related to, or arising from this Interim Order, the DIP Facility, or the DIP Credit Documents.

H. No Claims or Causes of Action. No claims or causes of action held by the Debtors or their estates exist against, or with respect to, the DIP Agent or the other DIP Secured Parties under, with respect to, in connection with, related to, or arising from any agreements by and among the Debtors and any of the DIP Agent or the other DIP Secured Parties, including, without limitation, this Interim Order, the other DIP Credit Documents, or otherwise that is in existence as of the Petition Date.

I. No Credit Available on More Favorable Terms. As set forth in the Motion and on the record before this Court, the Debtors are unable to obtain: (i) financing on more favorable terms and conditions from sources other than the DIP Lenders under the DIP Credit Documents; (ii) adequate unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense; or (iii) credit for money borrowed with priority over any or all

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administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code, and have only been able to obtain credit for money borrowed that is secured by a junior lien on property of the DIP Credit Parties. The Debtors have also been unable to obtain credit for borrowed money without (i) granting the DIP Liens (as defined below), (ii) the DIP Superpriority Claims (as defined below) to (or for the benefit of) the DIP Secured Parties, and (iii) incurring the Adequate Protection Obligations (as defined below). Accordingly, the DIP Facility is the best source of debtor-in-possession financing available to the Debtors.

J. Extension of Financing. The DIP Lenders have indicated a willingness to provide the DIP Facility (and the Loans (as defined in the DIP Credit Agreement) thereunder (the “DIP Loans”)) to the Borrower in accordance with this Interim Order, the other DIP Credit Documents, and the Approved Budget then in effect, and subject to (i) the entry of this Interim Order, (ii) the entry of the Final Order by no later than the applicable DIP Milestone (as defined and set forth in the DIP Credit Agreement), (iii) approval and ratification of the Debtors’ entry into the DIP Credit Agreement, the other DIP Credit Documents, and each of their respective terms, and (iv) findings by this Court that (x) such financing is essential to the Debtors’ estates, the continued operation of the Debtors’ businesses, and the preservation of the value of the Debtors’ assets, (y) the DIP Secured Parties are good-faith lenders, and (z) the DIP Secured Parties’ claims, junior lien claims, security interests and liens, rights, and other protections granted pursuant to and in connection with this Interim Order and the DIP Facility (including the DIP Superpriority Claims and the DIP Liens), will not be affected by any subsequent reversal, modification, vacatur, stay or amendment, as the case may be, of this Interim Order or any other order, as provided in section 364(e) of the Bankruptcy Code.

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K. Business Judgment and Good Faith Pursuant to Section 364(e).

(i) The DIP Facility and the DIP Credit Documents result from a competitive process that the Debtors, along with their advisors, conducted to select the best available terms of postpetition financing available to the Debtors under the circumstances. The DIP Facility and the DIP Credit Documents were negotiated in good faith and at arm’s length between the DIP Credit Parties, on the one hand, and each DIP Secured Party, on the other hand. The terms and conditions of the DIP Facility and the DIP Credit Documents, and the fees paid and to be paid thereunder and/or in respect thereof, are fair, reasonable, and the best available under the circumstances, reflect the Debtors’ exercise of business judgment consistent with their fiduciary duties, and constitute reasonably equivalent value and fair consideration;

(ii) all obligations incurred, payments made (or to be made), and transfers or grants of security set forth in this Interim Order, the DIP Facility, and the DIP Credit Documents by any DIP Credit Party are granted to or for the benefit of the DIP Secured Parties for fair consideration and reasonably equivalent value, and are granted contemporaneously with the making of the DIP Loans and the Commitments (as defined in the DIP Credit Agreement) (such commitments, the “DIP Commitments”) and the other financial accommodations secured thereby; and

(iii) the use of proceeds from the DIP Loans made under the DIP Facility that may be extended under this Interim Order and the other DIP Credit Documents are deemed to be extended by the DIP Lenders in good faith and for valid business purposes and uses, and in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code, and the DIP Secured Parties (and the successors and assigns of each) are entitled to the full protection and benefits of section 364(e) of the Bankruptcy Code whether or not this Interim Order or any provision thereof is vacated, reversed or modified, on appeal or otherwise.

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(iv) Based on the Motion, the First Day Declaration, the Murphy Declaration and the record and argument presented to the Court at the Interim Hearing, the terms of the adequate protection granted to the Prepetition Secured Parties as provided in Section 13 of this Interim Order (collectively, the “Adequate Protection”), and the terms on which the Debtors may continue to use Prepetition Collateral (including Cash Collateral) pursuant to this Interim Order and the DIP Credit Documents are consistent with the Bankruptcy Code, including section 506(b) thereof, are fair and reasonable, and reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties under the circumstances.

(v) The Prepetition Secured Parties and the DIP Secured Parties have acted in good faith and without negligence, misconduct, or violation of public policy or law, in respect of all actions taken by them in connection with or related in any way to negotiating, implementing, documenting, or obtaining requisite approvals of this Interim Order and the use of Cash Collateral, including in respect of the granting of the Adequate Protection Liens (as defined below), any challenges or objections to the use of Cash Collateral, and all other documents related to and all transactions contemplated by the foregoing. Accordingly, without limitation to any other right to indemnification, the Prepetition Secured Parties and the DIP Secured Parties shall be and hereby are indemnified (as applicable) as provided in the Prepetition Loan Documents or the DIP Credit Documents, as applicable.

(vi) The Prepetition Secured Parties are entitled to the Adequate Protection as and to the extent set forth herein pursuant to sections 361, 362, 363 and 364 of the Bankruptcy Code. Based on the Motion and on the record presented to the Court, the terms of the proposed Adequate Protection are fair and reasonable, reflect the Debtors’ prudent exercise of business judgment and constitute reasonably equivalent value and fair consideration for the use of Prepetition Collateral, including Cash Collateral.

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L. Section 506(c). The DIP Secured Parties and the Prepetition Secured Parties are entitled to the benefits of a waiver of section 506(c) of the Bankruptcy Code.

M. Section 552(b). Each of the Prepetition Secured Parties shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Prepetition Secured Parties with respect to proceeds, product, offspring, or profits of any of the Prepetition Collateral.

N. Relief Essential; Best Interest. The relief requested in the Motion (and provided in this Interim Order) is necessary, essential and appropriate for the continued operation of the Debtors’ businesses and the management and preservation of their assets and property. Good and sufficient cause has been shown for the entry of this Interim Order and for the authorization of the Debtors to obtain financing pursuant to the DIP Credit Documents. The Debtors have an immediate and critical need to obtain the relief set out herein, and will suffer immediate and irreparable harm if the interim relief is not granted. It is in the best interests of the Debtors’ estates that the Debtors be allowed to enter into the DIP Facility and the DIP Credit Documents (and entry into such documents is ratified), to incur the Obligations (as defined in the DIP Credit Agreement) (the “DIP Obligations”) and to grant the liens, claims, rights, and other protections contemplated by this Interim Order, the DIP Facility, and the DIP Credit Documents to the DIP Secured Parties.

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Based upon the foregoing findings and conclusions, the Motion, and the record before this Court with respect to the Motion, and after due consideration and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

1. Motion Granted. The relief sought in the Motion is hereby granted on an interim basis, and the Interim Borrowing under the DIP Facility is hereby authorized, upon the terms and conditions set forth in this Interim Order and the DIP Credit Documents. Any objections to the relief set forth in this Interim Order that have not been withdrawn, waived, or settled are hereby denied and overruled in their entirety. The Interim Order shall become effective and enforceable immediately upon its entry.

2. DIP Facility.

(a) DIP Obligations. The Debtors are expressly and immediately authorized and empowered (i) to enter into the DIP Credit Documents, and their entry into such agreements is hereby ratified and approved, (ii) to incur the DIP Obligations in accordance with and subject to this Interim Order and the other DIP Credit Documents, (iii) to enter into, execute and/or deliver all the DIP Credit Documents and all other instruments, certificates, agreements and documents contemplated thereby or hereby, and (iv) to take all actions, which may be required or otherwise necessary for the performance by the DIP Credit Parties under the DIP Credit Documents and the creation and perfection of the DIP Liens described and provided for herein and therein. The DIP Credit Parties are hereby authorized and directed to pay, without further court order, all principal, interest, fees, costs and expenses, indemnities and other amounts described herein and in the DIP Credit Documents (including the DIP Obligations) as such shall accrue and become due hereunder or thereunder, and all such payments of principal, interest, fees, costs and expenses, indemnities and other amounts shall not be subject to disgorgement once made. The DIP Credit Documents and all DIP Obligations represent, constitute and evidence, as the case may be, valid and binding, joint and several, obligations of the DIP Credit Parties, enforceable against each of the DIP Credit

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Parties, each of their estates and any successors thereto in accordance with their terms. All obligations incurred, payments made, rights granted, and transfers or grants of security set forth in this Interim Order or the other DIP Credit Documents by any DIP Credit Party are for fair consideration and reasonably equivalent value, and are granted contemporaneously with the making of the loans and/or commitments and other financial accommodations secured thereby. The obligations and guarantees incurred or made, payments made, transfers or grants of security as set forth in the DIP Credit Documents, by any DIP Credit Party as approved under this Interim Order shall not be stayed, restrained, voided, voidable or recoverable under the Bankruptcy Code or under any applicable non-bankruptcy law, or subject to any challenge, rejection, reduction, subordination, defense, recharacterization, avoidance, reduction, setoff, recoupment or counterclaim or other claim, cause of action or other challenge of any nature under the Bankruptcy Code or any applicable non-bankruptcy law.

(b) Authorization to Borrow. To prevent immediate and irreparable harm to the Debtors’ estates, the Borrower is hereby authorized to borrow under the DIP Facility, and the DIP Guarantors are authorized to guarantee, on a joint and several basis, repayment of such DIP Obligations up to the Interim Borrowing under the DIP Facility (plus interest, fees, indemnities, and other expenses and other amounts provided for in the DIP Credit Agreement) in accordance with this Interim Order, the Approved Budget then in effect, and the DIP Credit Documents.

(c) DIP Account. The Debtors shall maintain a deposit account at Flagstar Bank, N.A. in the name of the Debtor 2U, Inc. but subject to a deposit account control agreement solely in favor of the DIP Agent, with the account number ending in ******1233, which account (x) shall constitute DIP Collateral and (y) shall be subject solely to the DIP Liens and the DIP Superpriority Claims (the “DIP Account”). The proceeds of the DIP Facility (including the

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Interim Borrowing and the Final Borrowing) shall be funded into the DIP Account and the Debtors shall be permitted to make Withdrawals from the DIP Account for disbursements to be made on such day or the immediately succeeding day, subject to the terms and conditions of the DIP Credit Agreement (including Section 5.19 thereof), including, without limitation, the prior or concurrent submission of a Withdrawal Notice to the DIP Agent (for distribution to the DIP Lenders), with a concurrent copy (which shall not constitute notice) to the Lender Advisors, that certifies, among other things, that the Withdrawal complies with the Withdrawal Conditions.4 Notwithstanding anything to the contrary herein, proceeds of the DIP Facility (including all amounts in the DIP Account) shall constitute DIP Collateral and be subject solely to the DIP Liens and the DIP Superpriority Claims.

3. DIP Liens.

(a) Effective as of the date of entry of this Interim Order, in each case subject only to the Carve-Out (as defined below) and the priorities set forth in Section 3 hereof, the DIP Agent, for the benefit of the DIP Secured Parties and to secure the DIP Obligations, is granted, without the necessity of the execution or recordation of filings by the DIP Credit Parties of mortgages, security agreements, control agreements, pledge agreements, financing statements, or other similar documents or instruments, or the possession or control by the DIP Agent or any DIP Lender of, or over, any collateral, the following security interests and liens (all such security interests and liens granted to the DIP Agent, for the benefit of the DIP Secured Parties, pursuant to this Interim Order and the other DIP Credit Documents, collectively, the “DIP Liens” and, the property subject to the DIP Liens, the “DIP Collateral”):

[4]

“Withdrawal Conditions” shall mean “(a) no Default or Event of Default shall have occurred and be continuing on the date of the Withdrawal or after giving effect to the use of the Withdrawal, (b) an Authorized Officer of the Borrower shall have delivered to the Collateral Agent and the Lenders a Withdrawal Notice with respect to the applicable Withdrawal, (c) the Interim DIP Order or Final DIP Order, as applicable, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or subject to a stay without the prior written consent of the Required Lenders, and (d) the Withdrawal Liquidity Condition shall have been satisfied.”

“Withdrawal Liquidity Condition” shall mean “with respect to any Withdrawal on any date, the amount of the requested Withdrawal does not exceed the positive difference of (a) the amount of disbursements to be made on such day or the immediately succeeding day, which disbursements are to be made in accordance with the Approved Budget (subject to Permitted Variances), minus (b) the aggregate amount of cash in the Credit Parties’ bank accounts as of the end of the day immediately prior to such withdrawal date in excess of $5,000,000.”

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(i) Pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, binding, enforceable, non-avoidable, continuing and automatically and fully-perfected security interest in and lien on all prepetition and postpetition property of each DIP Credit Party (whether existing on the Petition Date or thereafter acquired) that is not, on or as of the Petition Date, subject to valid, perfected, and non-avoidable liens (or perfected after the Petition Date to the extent permitted by section 546(b) of the Bankruptcy Code) (collectively, the “Unencumbered Property”), including, without limitation, any unencumbered cash of each DIP Credit Party (whether maintained with the DIP Agent, in the DIP Account or otherwise) and any investment of such cash, accounts, inventory, goods, contract rights, instruments, documents, chattel paper, patents, trademarks, copyrights and licenses therefor, accounts receivable, receivables and receivables records, general intangibles, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, intercompany claims, contracts, owned real estate, real property leaseholds, fixtures, deposit accounts, securities accounts, commodity accounts, commercial tort claims, instruments, investment property, letter-of-credit rights, supporting obligations, vehicles, machinery and equipment, real property, leases (and proceeds from the disposition thereof), all of the issued and outstanding capital stock or other equity or ownership interests held by each DIP Credit Party, including equity interests in subsidiaries and non-wholly-owned subsidiaries, beneficial interests in any trust, money, investment property, causes of action (including the proceeds of avoidance actions) and all cash and non-cash proceeds, rents, products, substitutions, accessions, profits and supporting obligations of any of the collateral described above, whether in existence on the Petition Date or

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thereafter created, acquired or arising and wherever located, which security interest and liens in favor of the DIP Agent and the DIP Lenders are with respect to (x) proceeds of the DIP Facility, the DIP Account, and any and all amounts from time to time therein, are subject only to the Carve-Out and (y) all DIP Collateral other than proceeds of the DIP Facility, the DIP Account, and any and all amounts from time to time therein, are subject to the Carve-Out and junior only to the Adequate Protection Liens; provided that, so long as there are any Prepetition Secured Obligations outstanding, to the extent that any DIP Secured Party receives any proceeds of Unencumbered Property (other than proceeds of the DIP Facility, the DIP Account, and any and all amounts from time to time therein), such DIP Secured Party shall promptly turn over any such proceeds to the Prepetition Agent for the benefit of the Prepetition Lenders until the payment in full in cash of the Prepetition Secured Obligations.

(ii) Pursuant to section 364(c)(3) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected security interest in and lien on all prepetition and postpetition property of each DIP Credit Party (whether now existing or hereafter acquired) that is subject to valid, perfected and non-avoidable liens (including the Prepetition Liens) in existence immediately prior to the Petition Date, or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code (collectively, the “Permitted Liens”), which security interests and liens in favor of the DIP Agent, for the benefit of the DIP Secured Parties, are subject to the Carve-Out and junior only to such Permitted Liens and the Adequate Protection Liens; provided that, for the avoidance of doubt, the DIP Facility, the DIP Account, and any and all amounts from time to time therein, are not subject to Permitted Liens of any non-DIP Secured Party.

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(b) The DIP Liens shall not be subject to challenge including, without limitation, under sections 510, 546, 549, or 550 of the Bankruptcy Code. The DIP Liens shall be valid and enforceable against any trustee appointed in the Chapter 11 Cases, upon the conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or in any other successor or other proceedings related to any of the foregoing (such successor cases or proceedings, “Successor Cases”), or upon the dismissal of any of the Chapter 11 Cases.

(c) Notwithstanding anything herein to the contrary, the DIP Liens shall not be (i) subject or subordinated to or made pari passu with (A) any lien or security interest that is avoided and preserved for the benefit of the Debtors or their estates under section 551 of the Bankruptcy Code, (B) unless otherwise provided for in the DIP Credit Documents or in this Interim Order, any liens or security interests arising after the Petition Date, including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other governmental unit (including any regulatory body), commission, board or court for any liability of the DIP Credit Parties, or (C) any intercompany liens; or (ii) subordinated to or made pari passu with any other lien or security interest under sections 363 or 364 of the Bankruptcy Code; provided, for the avoidance of doubt, that the DIP Liens granted pursuant to (x) section 364(c)(2) of the Bankruptcy Code shall have the priority set forth in Section 3(a)(i) hereof and (y) section 364(c)(3) of the Bankruptcy Code shall have the priority set forth in Section 3(a)(ii) hereof.

4. DIP Superpriority Claims. Effective as of the date of entry of this Interim Order, in each case subject to the Carve-Out and subject and junior to the Adequate Protection Claims, in accordance with the DIP Credit Documents, the DIP Agent, for the benefit of the DIP Secured Parties, is granted, pursuant to sections 364(c)(1) and 507(b) of the Bankruptcy Code, allowed superpriority administrative expense claims (the “DIP Superpriority Claims”). The DIP Secured Parties shall be entitled to the full protection of section 364(e) of the Bankruptcy Code, including as set forth in Section 17(a) hereof, with respect to the DIP Superpriority Claims.

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5. Budget. The Initial Approved Budget, a summary form of which is annexed as Exhibit B hereto (as it may be updated periodically in accordance with the DIP Credit Documents) is hereby approved. Proceeds of all DIP Loans made to or for the benefit of any of the Debtors on or after the Petition Date in accordance with the DIP Credit Documents and Cash Collateral shall be used by the Debtors in accordance with the DIP Credit Documents and this Interim Order, and subject to and in accordance with the Approved Budget5 then in effect.

6. Authorization and Approval to Use Proceeds of DIP Loans. Subject to the terms and conditions and in compliance with this Interim Order, the Approved Budget then in effect, and the DIP Credit Documents, each DIP Credit Party is authorized to use proceeds of the DIP Loans.

7. Automatic DIP Lien Perfection. This Interim Order shall be sufficient and conclusive evidence of the validity, perfection, and priority of the respective DIP Liens without the necessity of filing or recording any financing statement, deed of trust, mortgage, or other instrument or document which may otherwise be required under the law of any jurisdiction or the taking of any other action to validate or perfect the DIP Liens or to entitle the DIP Liens to the priorities granted herein and the other DIP Credit Documents. Notwithstanding the foregoing, the DIP Agent and the Required Lenders (as defined in the DIP Credit Agreement) (the “Required DIP Lenders”) are each authorized (without obligation) to, file such financing statements, deeds of trust, mortgages, security agreements, notices of liens and other similar documents or instruments, and the automatic stay set forth in section 362 of the Bankruptcy Code does not apply

[5]

As used in this Interim Order, the Approved Budget shall refer to the “Approved Budget” as defined in the DIP Credit Agreement, which budget, including, for the avoidance of doubt, the Initial Approved Budget, shall be reasonably acceptable to the Required Lenders (as defined in the Prepetition Credit Agreement, the “Prepetition Required Lenders”)) with such consent not to be unreasonably withheld.

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or prohibit any of the actions set forth in this Section 7, and all such financing statements, deeds of trust, mortgages, security agreements, notices and other agreements or documents or instruments shall be deemed to have been filed or recorded at the time and on the Petition Date. Subject in all instances to the terms of the DIP Credit Documents, upon request of the Required DIP Lenders, the DIP Credit Parties shall execute and deliver to the DIP Agent and the Required DIP Lenders all such financing statements, mortgages, security agreements, notices and other documents or instruments, and otherwise cooperate and assist in any such filings, as the Required DIP Lenders may request to evidence, confirm, validate or perfect, or to ensure the contemplated priority of, the DIP Liens. The DIP Agent and the Required DIP Lenders are each authorized (without obligation) to file a photocopy of this Interim Order as a financing statement with any recording officer designated to file financing statements or with any registry of deeds or similar office in any jurisdiction in which any DIP Credit Party has real or personal property and, in such event, the subject filing or recording officer shall be authorized to file or record such copy of this Interim Order. In the event that the Prepetition Agent requires any subsidiary of the Borrower that is not a Prepetition Guarantor to become a Prepetition Guarantor and/or to grant liens or security interests in favor of, or for the benefit of, the Prepetition Secured Parties, the DIP Agent (at the direction of the Required DIP Lenders) may require the Borrower to cause any of such subsidiaries that are not DIP Credit Parties to also become DIP Credit Parties and grant liens and security interests in favor and for the benefit of the DIP Secured Parties.

8. Any provision of any lease or other license, contract or other agreement that requires (a) the consent or approval of one or more landlords or other parties or (b) the payment of any fees or obligations to any governmental entity, in order for any Debtor to pledge, grant, sell, assign, or otherwise transfer any such leasehold or contractual interest, or the proceeds thereof, or

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other postpetition collateral related thereto, is hereby deemed to be inconsistent with the applicable provisions of the Bankruptcy Code and shall have no force and effect with respect to the grant of postpetition liens in such leasehold or contractual interest or the proceeds of any assignment and/or sale thereof by the Debtors, in favor of the DIP Secured Parties in accordance with the terms of this Interim Order or the other DIP Credit Documents.

9. Validity of Prepetition Secured Obligations and Prepetition Liens. As of the Petition Date, (a) the Prepetition Secured Obligations shall constitute (i) legal, valid, binding, nonavoidable and enforceable obligations and (ii) allowed claims in the Chapter 11 Cases; (b) no offsets, rights of recoupment, defenses or counterclaims to the Prepetition Secured Obligations shall exist; (c) no portion of the Prepetition Secured Obligations, the Prepetition Loan Documents and the transactions contemplated thereby, or any amounts paid to the Prepetition Secured Parties or applied to the Prepetition Secured Obligations shall be subject to contest, attack, objection, recoupment, defense, avoidance, recharacterization, disallowance, reduction, reclassification, attachment, recovery, offset, action, counterclaim, cross-claims, surcharge, subordination (whether equitable, contractual or otherwise), impairment, challenge, reduction, disgorgement, cause of action, or “claim” (as defined in section 101(5) of the Bankruptcy Code) of any kind or nature pursuant to the Bankruptcy Code or applicable non-bankruptcy law or otherwise; (d) the Prepetition Loan Documents shall be valid, binding and enforceable by the Prepetition Lenders and/or the Prepetition Agent, as applicable, in accordance with their terms; and (e) the Debtors shall not have any claim, challenge, counterclaim, defense, setoff right, recoupment right, or cause of action against the Prepetition Lenders and their respective affiliates, subsidiaries, agents, officers, directors, employees, attorneys, and advisors (or any of them or their agents, each in such capacity), and none of the foregoing in favor of the

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Debtors or the Debtors’ estates exists, whether arising under applicable state or federal law (including, without limitation, any “lender liability” causes of action or recharacterization, subordination, avoidance or other claims arising under or pursuant to sections 105, 510 or 542 through 553 of the Bankruptcy Code), or whether arising under or in connection with any of the Prepetition Loan Documents (or the transactions contemplated thereunder) or the Prepetition Secured Obligations, including without limitation, any right to assert any claim for disgorgement or recovery. As of the Petition Date, pursuant to the Prepetition Loan Documents, the Prepetition Credit Parties granted to the Prepetition Agent, for the benefit of the Prepetition Secured Parties, the Prepetition Liens on substantially all of their respective assets and property, including (but, for the avoidance of doubt, not including any Excluded Assets (as defined in the Prepetition Loan Documents)), a valid, binding, properly perfected, enforceable, non-avoidable first priority security interest in and continuing lien on the Prepetition Collateral. None of the Prepetition Liens are subject to any contest, attack, rejection, recovery, reduction, defense, counterclaim, subordination, recharacterization, avoidance or other cause of action (including any avoidance actions under chapter 5 of the Bankruptcy Code), choses in action or other challenge of any nature under the Bankruptcy Code or any applicable non-bankruptcy law. Notwithstanding anything to the contrary in the Prepetition Loan Documents or otherwise, the proceeds of the DIP Facility, the DIP Account, and any and all amounts from time to time therein shall not be Prepetition Collateral and shall not be subject to the Prepetition Liens.

10. Validity of Notes Obligations. As of the Petition Date, (a) the Notes Obligations shall constitute (i) legal, valid, binding, nonavoidable and enforceable obligations and (ii) allowed claims in the Chapter 11 Cases; (b) no offsets, rights of recoupment, defenses or counterclaims to the Notes Obligations shall exist; (c) no portion of the Notes Obligations, the

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Indentures and the transactions contemplated thereby, or any amounts paid to the Convertible Noteholders or applied to the Notes Obligations shall be subject to contest, attack, objection, recoupment, defense, avoidance, recharacterization, disallowance, reduction, reclassification, attachment, recovery, offset, action, counterclaim, cross-claims, surcharge, subordination (whether equitable, contractual or otherwise), impairment, challenge, reduction, disgorgement, cause of action, or “claim” (as defined in section 101(5) of the Bankruptcy Code) of any kind or nature pursuant to the Bankruptcy Code or applicable non-bankruptcy law or otherwise; (d) the Indentures shall be valid, binding and enforceable by the Convertible Noteholders and/or the Indenture Trustee, as applicable, in accordance with their terms; and (e) the Debtors shall not have any claim, challenge, counterclaim, defense, setoff right, recoupment right, or cause of action against the Convertible Noteholders and their respective affiliates, subsidiaries, agents, officers, directors, employees, attorneys, and advisors (or any of them or their agents, each in such capacity), and none of the foregoing in favor of the Debtors or the Debtors’ estates exists, whether arising under applicable state or federal law (including, without limitation, any “lender liability” causes of action or recharacterization, subordination, avoidance or other claims arising under or pursuant to sections 105, 510 or 542 through 553 of the Bankruptcy Code), or whether arising under or in connection with any of the Indentures (or the transactions contemplated thereunder) or the Notes Obligations, including without limitation, any right to assert any claim for disgorgement or recovery.

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11. Carve-Out.

(a) Carve-Out Components. As used in this Interim Order and the DIP Credit Documents, the “Carve-Out” shall be comprised of the following components:

(i) Clerk and U.S. Trustee Fees. All fees required to be paid to the Clerk of this Court and U.S. Trustee under section 1930(a) of title 28 of the United States Code and section 3717 of title 31 of the United States Code (collectively, “Clerk and UST Fees”).

(ii) Chapter 7 Trustee Fees. All reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (the “Chapter 7 Trustee Fee Cap”).

(iii) Allowed Professional Fees. To the extent allowed at any time, whether by interim order, final order, procedural order, or otherwise, all accrued and unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained or proposed to be retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Professional Persons”), (a) at any time before, on, or the first business day following, the delivery of the Carve-Out Trigger Notice (as defined below), and without regard to whether such fees and expenses are provided for in the Approved Budget then in effect and whether allowed by the Bankruptcy Court prior to or after delivery of the Carve-Out Trigger Notice, and (b) incurred after the first business day following the delivery of the Carve-Out Trigger Notice in an aggregate amount not exceeding $5 million (the amount set forth in clause (b), the “Post-Trigger-Notice Carve-Out Fee Cap”). The Post-Trigger-Notice Carve-Out Fee Cap shall not be reduced or increased by the amount of any compensation or reimbursement of expenses paid prior to the occurrence of an Event of Default in respect of which the Carve-Out is invoked. Notwithstanding anything to the contrary herein, for purposes of the Carve-Out, Allowed Professional Fees shall exclude any transaction, completion, restructuring, sale, consummation, success, or similar fees of any Professional Person to the extent incurred or payable after the first business day following the delivery of the Carve-Out Trigger Notice. Any payment or reimbursement made in respect of any

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Allowed Professional Fees incurred on or after the first business day following delivery of the Carve-Out Trigger Notice shall permanently reduce the Carve-Out on a dollar-for-dollar basis. Any funding of the Carve-Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim Order, the other DIP Credit Documents, the Bankruptcy Code, and applicable law.

(b) Carve Out Reserve. On a weekly basis, the Debtors shall fund from cash on hand into a segregated account (the “Carve Out Reserves”) held in trust by Epiq Corporate Restructuring, LLC for the benefit of the Professional Persons and, solely for purposes of U.S. Trustee fees held therein, the U.S. Trustee, an amount equal to the estimated amounts included in the Approved Budget and for (i) the U.S. Trustee fees and (ii) fees and expenses of Professional Persons (the “Estimated Professional Fees”); provided that, until a Final Order has been entered, the Debtors shall fund, on a weekly basis, the Carve Out Reserve in an amount equal to the lesser of (i) the estimated amounts included in the Approved Budget and (ii) the estimated accrual amounts for such week as reported by the Professional Persons to the DIP Lender Advisors for the Estimated Professional Fees. The Debtors shall use funds held in the Carve Out Reserve to pay the Clerk and UST Fees as they become due and payable, and shall otherwise use funds held in the Carve Out Reserve exclusively to pay Allowed Professional Fees as they become allowed and payable pursuant to the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any interim or final orders of this Court and any amounts paid from the Carve Out Reserves shall reduce the amount in the Carve Out Reserves on a dollar-for-dollar basis; provided that when all obligations included within the Carve Out Reserves have been paid in full (regardless of when such obligations are due and/or allowed by this Court), any funds remaining in the Carve Out Reserve shall revert to the DIP Agent, for the benefit of the DIP

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Secured Parties, and the Prepetition Agent, for the benefit of the Prepetition Secured Parties (to the extent the Prepetition Secured Obligations are outstanding at such time), in each case, subject to and in accordance with the priorities set forth in this Interim Order. Funds transferred to the Carve Out Reserve shall be subject to the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens and the Adequate Protection Claims granted hereunder solely to the extent of such reversionary interest; provided further that, for the avoidance of doubt, such liens and claims shall be subject in all respects to the Carve-Out. For the avoidance of doubt, after the first business day following the delivery of the Carve-Out Trigger Notice, funding of the Carve Out Reserves, taking into account amounts already funded into the Carve Out Reserves minus Allowed Professional Fees incurred on, or prior to the first business day following, the delivery of the Carve-Out Trigger Notice, shall in no event exceed Post-Trigger-Notice Carve-Out Fee Cap.

(c) Carve-Out Trigger Notice. For purposes of this Interim Order, “Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent at the direction of the Required DIP Lenders, on behalf of the DIP Lenders, to the Debtors, the Debtors’ lead restructuring counsel (Latham & Watkins LLP), and the U.S. Trustee, which notice (i) may be delivered upon the occurrence and during the continuation of an Event of Default (as defined below and subject to any applicable grace periods, waivers, or forbearances) and acceleration of the DIP Obligations under the DIP Credit Documents, and (ii) shall state that the Carve-Out is triggered and the Post-Trigger-Notice Carve-Out Fee Cap has been invoked.

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(d) Priority of Carve-Out. The Carve-Out shall be senior to all claims and liens over all assets of the Debtors, including any DIP Collateral and Prepetition Collateral (including Cash Collateral), as set forth in this Interim Order.

(e) None of the DIP Agent, the DIP Lenders, or the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with these Chapter 11 Cases or any Successor Cases. Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Agent, the DIP Lenders, or the Prepetition Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person, or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

12. Cash Collateral. The Prepetition Secured Parties have consented or are deemed to have consented to the use of Cash Collateral that constitutes Prepetition Collateral; provided that nothing in this Interim Order shall (a) be construed as the affirmative consent by the Prepetition Secured Parties for the use of Cash Collateral that constitutes Prepetition Collateral other than on the terms set forth in this Interim Order, in compliance with the Approved Budget then in effect, and in the context of the DIP Facility authorized by this Interim Order, (b) be construed as a consent by any party to the terms of any other financing or any other lien encumbering Prepetition Collateral (whether senior or junior) other than as contemplated by this Interim Order, or (c) prejudice, limit or otherwise impair the rights of any Prepetition Secured Party (solely in such capacity) to seek new, different or additional adequate protection or assert any other right, and the rights of any other party in interest, including the DIP Secured Parties, to object to such relief are hereby preserved.

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13. Adequate Protection. Pursuant to sections 361, 362, 363(e), 364(d)(1) and 507 of the Bankruptcy Code, as adequate protection of their interests in the Prepetition Collateral (including Cash Collateral that constitutes Prepetition Collateral) for any diminution in value of their interests in the Prepetition Collateral (including Cash Collateral that constitutes Prepetition Collateral), for any reason provided for in the Bankruptcy Code (collectively, the “Diminution in Value”), and as an inducement to the Prepetition Secured Parties to consent to the use of their Cash Collateral that constitutes Prepetition Collateral, the Prepetition Secured Parties are granted the following Adequate Protection (collectively, the “Adequate Protection Obligations”):

(a) Adequate Protection Liens. The Prepetition Secured Parties are hereby granted, effective and perfected upon the date of this Interim Order and without the necessity of the execution of any mortgages, security agreements, pledge agreements, financing statements or other agreements, a valid and perfected replacement security interest in and lien upon all of the DIP Collateral (other than the DIP Account (and all amounts from time to time therein) and any proceeds of the DIP Facility) on account of the Diminution in Value (the “Adequate Protection Liens”), subject only to the Carve-Out.

(b) Adequate Protection Claims. The Prepetition Secured Parties are hereby granted an allowed superpriority administrative expense claim against the DIP Credit Parties on a joint and several basis (without the need to file any proof of claim) on account of the Diminution in Value under section 507(b) of the Bankruptcy Code (the “Adequate Protection Claims”), which Adequate Protection Claims shall be payable from and have recourse to all DIP Collateral (other than proceeds of the DIP Facility, the DIP Account, and all amounts from time to time therein), subject only to the Carve-Out.

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(c) Prepetition Secured Parties Fees and Expenses. As further adequate protection, the DIP Credit Parties shall currently pay, in cash, all reasonable and documented prepetition and postpetition fees and out-of-pocket expenses (collectively, the “Adequate Protection Fees and Expenses”) of (i) the advisors to the ad hoc group of Prepetition Lenders represented by Milbank LLP (in such capacity, the “First Lien Ad Hoc Group Counsel”, and the Prepetition Lenders in the ad hoc group represented by such First Lien Ad Hoc Group Counsel, the “First Lien Ad Hoc Group Members”), including, without limitation, those of the First Lien Ad Hoc Group Counsel and FTI Consulting, Inc., (ii) the Prepetition Agent, (iii) Holland & Knight LLP, as counsel to the Prepetition Agent, and (iv) Allen Overy Shearman Sterling US LLP (“AOS”), as counsel to the Revolving Credit Lenders (as defined in the Prepetition Credit Agreement but subject to the last sentence of this Section 13(c)), in each case subject to the review procedures set forth in this Section 13(c) (with respect to any advisor), whether or not incurred prepetition or postpetition, including, without limitation, agency fees. Payment of such fees and expenses shall not be subject to allowance or review by this Court or subject to the U.S. Trustee fee guidelines. At any time that any of the professionals referenced in this Section 13(c) seek payment of fees and expenses from the Debtors prior to confirmation of a chapter 11 plan, each such professional shall provide summary copies of its invoices (which shall not be required to contain time entries, but shall include a general brief description of the nature of the matters for which services were performed, and which may be redacted or modified to delete any privileged information or any other confidential information, and the provision of a professional’s invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work product doctrine) to the Debtors and the U.S. Trustee (collectively, the “Review Parties”). Any objections raised by any Review Party with respect to such invoices must be in writing and

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state with particularity the grounds therefor and must be submitted to the applicable professional within five (5) calendar days after the receipt by the Review Parties (the “Review Period”). If no written objection is received by 12:00 p.m. (prevailing Eastern Time) at the end date of the Review Period, the Debtors shall promptly pay such invoices as soon as practicable but not later than three (3) business days after the end date of the Review Period. If an objection to a professional’s invoice is received within the Review Period, the Debtors shall promptly (and in no event later than three (3) business days after receipt of the applicable professional’s invoice) pay the undisputed amount of the invoice and this Court shall have jurisdiction to determine the disputed portion of such invoice if the parties are unable to resolve the dispute consensually. Payments of any amounts set forth in this Section 13(c) are not subject to recharacterization, avoidance, subordination or disgorgement. Notwithstanding anything to the contrary in this Interim Order, nothing in this Interim Order shall authorize the payment or reimbursement of any fees and expense of any of the Revolving Credit Lenders (including any fees and expenses of AOS) incurred in connection with filing, prosecuting or pursuing any objection, or litigation related to the DIP Facility, the DIP Credit Documents, the use of DIP Collateral (including Cash Collateral), the Restructuring Support Agreement and any of the transactions contemplated under any of the foregoing, including the confirmation and consummation of the Approved Chapter 11 Plan.

(d) Payment of Interest to Prepetition Secured Parties. The Debtors shall pay to the Prepetition Secured Parties current interest in respect of the Prepetition Secured Obligations at the rates and times and in the form provided for in the Prepetition Credit Agreement.

(e) Maintenance of Collateral. The DIP Credit Parties shall continue to maintain and insure the Prepetition Collateral and DIP Collateral (including, in each case, Cash Collateral) in amounts and for the risks, and by the entities, as required under the Prepetition Loan Documents and the DIP Credit Documents, as applicable.

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(f) Perfection of Adequate Protection Liens. This Interim Order shall be sufficient and conclusive evidence of the priority, perfection, attachment, and validity of the Adequate Protection Liens granted and created hereunder, and, such security interests and liens shall constitute valid, automatically perfected and unavoidable security interests and liens, with the priorities set forth herein, effective as of the date of this Interim Order, without the necessity of executing deposit account control agreements or creating, filing, recording, or serving any financing statements, mortgages, or other documents that might otherwise be required under federal or state law in any jurisdiction or the taking of any other action to validate or perfect the Adequate Protection Liens granted to the applicable Prepetition Secured Parties hereunder. Without in any way limiting the validity of the automatic perfection of the Adequate Protection Liens under the terms of this Interim Order, the Prepetition Secured Parties are hereby authorized, but not required, to execute in the name of the Prepetition Credit Parties, as their true and lawful attorneys (with full power of substitution, to the maximum extent permitted by law) and to file or record financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar perfection instruments in any jurisdiction, or take possession of certificated securities, or take any other similar action in a manner not inconsistent herewith to document, validate or perfect the liens and security interests granted to them hereunder (the “Perfection Actions”). All such Perfection Actions shall be deemed to have been taken on the date of entry of this Interim Order. The automatic stay shall be modified to the extent necessary to permit the Prepetition Secured Parties to take any Perfection Action. For the avoidance of doubt, the Adequate Protection Liens shall be deemed valid, perfected, allowed, enforceable, non-

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avoidable, and not subject to challenge, dispute or subordination, at the time and on the date of entry of this Interim Order, whether or not the Prepetition Secured Parties take such Perfection Actions. A certified copy of this Interim Order may, in the discretion of the Prepetition Agent, be filed or recorded in the filing or recording offices in addition to or in lieu of any financing statements, mortgages, notices of lien or similar instruments, and all filing and recording offices are hereby authorized and directed to accept a certified copy of this Interim Order for filing and/or recording, as applicable.

(g) Reporting. The Debtors shall provide to (i) the Prepetition Agent at the same time as such reporting (including any reporting with respect to the Approved Budget and the Permitted Variances (as defined in the DIP Credit Agreement) in connection therewith) is provided to any DIP Secured Party, all reporting required to be provided to the DIP Secured Parties under the DIP Credit Documents and (ii) the Prepetition Secured Parties the reports, documents, and other information required to be delivered to the Prepetition Secured Parties under the Prepetition Credit Agreement in accordance with the relevant timelines and requirements set forth therein, which reports, documents, and other information shall also be provided to the DIP Secured Parties at the same time.

14. Indemnity. The DIP Agent, the DIP Lenders, the First Lien Ad Hoc Group Members, the Revolving Credit Lenders, and the Prepetition Agent have acted in good faith, and without negligence or violation of public policy or law, in respect of all actions taken by them in connection with or related in any way to negotiating, implementing, documenting, or obtaining the requisite approvals of the DIP Facility and the use of DIP Collateral (including Cash Collateral), including in respect of the granting of the DIP Liens, any challenges or objections to the DIP Facility or the use of DIP Collateral (including Cash Collateral), and all documents related to any

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and all transactions contemplated by the foregoing. The Debtors shall jointly and severally indemnify and hold harmless the DIP Agent, the DIP Lenders, the First Lien Ad Hoc Group Members, the Revolving Credit Lenders, the Prepetition Agent, and, solely in their capacities as such, each of their respective successors, assigns, affiliates, parents, subsidiaries, partners, controlling persons, representatives, agents, attorneys, advisors, financial advisors, consultants, professionals, officers, directors, members, managers, shareholders and employees, past, present and future, and their respective heirs, predecessors, successors and assigns (“Representatives”), in accordance with the DIP Credit Documents and the Prepetition Loan Documents, which indemnification is hereby authorized and approved; provided that no such parties will be indemnified for any cost, expense, or liability to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from such parties’ gross negligence or willful misconduct.

15. Releases. Effective as of the Petition Date, each of the Debtors and the Debtors’ estates, on its own behalf and on behalf of its and their respective past, present and future predecessors, successors, heirs, subsidiaries, and assigns, hereby absolutely, unconditionally and irrevocably releases and forever discharges and acquits the First Lien Ad Hoc Group Members, the Revolving Credit Lenders, the Prepetition Agent, the DIP Secured Parties, and each of their respective successors and assigns (collectively, the “Released Parties”), from any and all obligations and liabilities to the Debtors (and their successors and assigns) and from any and all claims, counterclaims, demands, defenses, offsets, debts, accounts, contracts, liabilities, actions and causes of action arising prior to the Petition Date of any kind, nature or description, whether matured or unmatured, known or unknown, asserted or unasserted, foreseen or unforeseen, accrued or unaccrued, suspected or unsuspected, liquidated or unliquidated, pending or threatened, arising

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in law or equity, upon contract or tort or under any state or federal law or otherwise (collectively, the “Released Claims”), in each case arising out of or related to (as applicable) the Prepetition Loan Documents, the DIP Credit Documents, the obligations owing and the financial obligations made thereunder, the negotiation thereof and of the transactions and agreements reflected thereby, and the obligations and financial obligations made thereunder, in each case that the Debtors at any time had, now have or may have, or that their predecessors, successors or assigns at any time had or hereafter can or may have against any of the Released Parties for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time on or prior to the date of this Interim Order; provided that the releases set forth in this Section shall not release any claims against a Released Party or liabilities that a court of competent jurisdiction determines results from the bad faith, fraud, gross negligence or willful misconduct of such Released Party. For the avoidance of doubt, nothing in this release shall relieve the DIP Secured Parties or the Debtors of their obligations under the DIP Credit Documents.

16. Events of Default; Rights and Remedies Upon Event of Default; Termination of Use of Cash Collateral.

(a) Any material violation of this Interim Order or any occurrence of an “Event of Default” under (and as defined in) the DIP Credit Agreement or any other DIP Credit Document (including, without limitation, a breach of any DIP Milestone) shall constitute a “DIP Termination Event” under this Interim Order unless waived or otherwise agreed in writing by the Required DIP Lenders. Notwithstanding anything to the contrary set forth herein or in the DIP Credit Documents, unless waived or extended in writing by the Required DIP Lenders, any failure to meet or satisfy any of the DIP Milestones in accordance with the DIP Credit Agreement shall constitute an immediate Event of Default and DIP Termination Event, and any remedies with respect thereto shall not be subject to any notice requirements or periods.

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(b) Upon the expiration of five (5) business days (unless extended with the written consent of the Required DIP Lenders in their sole discretion) following the delivery of a written notice (which may be the Carve-Out Trigger Notice) by the DIP Agent (at the direction of the Required DIP Lenders), on behalf of the DIP Lenders, to the Borrower and the U.S. Trustee of the occurrence, and during the continuance, of a DIP Termination Event (the “DIP Remedies Notice Period”), the DIP Agent (acting at the direction of the Required DIP Lenders) shall be entitled to take any act or exercise any remedy as provided in this Interim Order or any of the DIP Credit Documents, including, without limitation, (i) immediately terminate and/or revoke the Debtors’ right under this Interim Order and the DIP Credit Documents to use the proceeds of the DIP Facility and any funds in the DIP Account, and/or access or make withdrawals from the DIP Account, (ii) declare all DIP Obligations owing under the DIP Credit Documents to be immediately due and payable, (iii) terminate, reduce or restrict any commitment to extend additional credit to the Debtors to the extent any such commitment remains, (iv) terminate the DIP Facility and any DIP Credit Documents as to any future liability or obligation of the DIP Secured Parties, but without affecting any of the DIP Obligations or the DIP Liens securing the DIP Obligations, (v) invoke the right to charge interest at the default rate under the DIP Credit Documents, and/or (vi) stop lending (collectively, the “DIP Termination Remedies”). For the avoidance of doubt, notwithstanding the foregoing, during the DIP Remedies Notice Period, the Debtors (x) may not borrow under the DIP Facility or make any Withdrawal from or access the DIP Account, or use the proceeds therein, and (y) may use Cash Collateral solely in amounts necessary to avoid immediate and irreparable harm to the Debtors’ estates (including funding

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payroll and other administrative expenses) all in accordance with this Interim Order and the Approved Budget then in effect, or that have otherwise been approved in advance in writing by the Required DIP Lenders. During the DIP Remedies Notice Period, the Debtors and any party in interest shall be entitled to seek an emergency hearing within the DIP Remedies Notice Period with the Court for the sole purposes of (1) contesting whether an Event of Default has occurred or is continuing or (2) seeking authorization for the Debtors’ use of Cash Collateral.

(c) The automatic stay provisions of section 362 of the Bankruptcy Code and any other restriction imposed by an order of the Court or applicable law are hereby modified without further notice, application, or order of the Court to the extent necessary to permit the DIP Secured Parties to perform any act authorized or permitted under or by virtue of this Interim Order, the DIP Credit Agreement, or the other DIP Credit Documents, as applicable, including, without limitation, to (i) implement the postpetition financing arrangements authorized by this Interim Order, (ii) permit the DIP Secured Parties to take any act to create, validate, evidence, attach or perfect any lien, security interest, right or claim in the DIP Collateral, (iii) permit the DIP Secured Parties to assess, charge, collect, advance, deduct and receive payments with respect to the DIP Obligations (or any portion thereof), including, without limitation, all interests, fees, costs, and expenses permitted under any of the DIP Credit Documents and apply such payments to the DIP Obligations, and (iv) subject to the DIP Remedies Notice Period, permit the DIP Secured Parties to take any action and exercise all rights and remedies provided to it by this Interim Order, the DIP Credit Documents, or applicable law. Notwithstanding anything to the contrary in this Interim Order or any DIP Credit Document, so long as there are any Prepetition Secured Obligations outstanding and except with respect to the proceeds of the DIP Facility, the DIP Account and/or any amounts from time to time therein, the DIP Secured Parties shall have no right and shall take

37

no action to foreclose upon, or recover in connection with, the liens granted thereto pursuant to the DIP Credit Documents or this Interim Order on the DIP Collateral (other than proceeds of the DIP Facility, the DIP Account, and all amounts from time to time therein), or otherwise seek to exercise or enforce any rights or remedies against the DIP Collateral (other than proceeds of the DIP Facility, the DIP Account, and all amounts from time to time therein).

(d) So long as there are any Prepetition Secured Obligations outstanding, all proceeds realized in connection with the exercise of rights and remedies of the DIP Secured Parties (other than proceeds of the DIP Facility, the DIP Account, and all amounts from time to time therein) shall be promptly turned over to the Prepetition Agent for the benefit of the Prepetition Lenders and applied in accordance with the terms of the Prepetition Loan Documents. After the payment of all Prepetition Secured Obligations in full in cash, any and all proceeds realized in connection with the exercise of rights and remedies of the Prepetition Secured Parties shall be promptly turned over to the DIP Agent for the benefit of the DIP Secured Parties and applied in accordance with the terms of the DIP Credit Documents.

(e) To the extent that the Prepetition Secured Obligations are outstanding at such time, upon the occurrence and during the continuance of a Prepetition Secured Party Termination Event (as defined below), and after delivery by the Prepetition Agent, on behalf of the Prepetition Required Lenders, to the Debtors of a written notice of the occurrence of a Prepetition Secured Party Termination Event (with copy to counsel to the DIP Lenders and the DIP Agent) following five (5) business days (the “Prepetition Remedies Notice Period”), unless such Prepetition Secured Party Termination Event is cured (to the extent curable) by the Debtors or waived by the Prepetition Required Lenders, at the end of the Prepetition Remedies Notice Period, the Prepetition Agent (on behalf of the Prepetition Required Lenders) may terminate or

38

revoke the Prepetition Secured Parties’ consent to the Debtors’ right to use Cash Collateral constituting Prepetition Collateral (but not the proceeds of the DIP Facility, the DIP Account or any amounts therein, the right to which shall only be terminated or revoked by the Required DIP Lenders) and shall be entitled to exercise all rights and remedies available under the Prepetition Loan Documents (subject to the terms of this Interim Order), including, for the avoidance of doubt, foreclosure upon, or recovery in connection with, the liens granted to the Prepetition Secured Parties pursuant to the Prepetition Loan Documents and this Interim Order on the Prepetition Collateral and the DIP Collateral (other than proceeds of the DIP Facility, the DIP Account, and any amounts from time to time therein), or the exercise or enforcement of any rights or remedies against the Prepetition Collateral or the DIP Collateral (other than proceeds of the DIP Facility, the DIP Account, and any amounts from time to time therein). For purposes of this Section 16(e), “Prepetition Secured Party Termination Event” shall mean any of the following events: (i) the breach by the Debtors or failure to satisfy any requirement under this Interim Order in any manner materially adverse to the Prepetition Secured Parties; (ii) an Event of Default under the DIP Credit Agreement or any other DIP Credit Document (including, without limitation, a breach of any DIP Milestone) unless waived or otherwise agreed in writing by the Required DIP Lenders; (iii) unless waived or extended in writing by the Required DIP Lenders, any failure to meet or satisfy any of the DIP Milestones in accordance with the DIP Credit Agreement; (iv) the dismissal of any of the Chapter 11 Cases or conversion of any Chapter 11 Case to a chapter 7 case; (v) the appointment or election of a chapter 11 trustee, a responsible officer or an examiner (other than a fee examiner) under section 1104 of the Bankruptcy Code with enlarged powers (beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business of any Debtor in the Chapter 11 Cases; (vi) any Debtor challenging or contesting the nature, extent,

39

amount, enforceability, validity, priority or perfection of any of the Prepetition Secured Obligations or Prepetition Liens; (vii) the entry of an order in the Chapter 11 Cases granting relief from or otherwise modifying any stay of proceeding (including the automatic stay) to allow a third party to execute upon or enforce a lien against any assets of the Debtors that constitute Prepetition Collateral or DIP Collateral (other than proceeds of the DIP Facility, the DIP Account, or amounts from time to time therein) without the prior written consent of the Prepetition Required Lenders if such assets have an aggregate value in excess of $2,500,000; (viii) subject to the Carve-Out, the entry of an order in the Chapter 11 Cases granting liens that are senior to the liens of the Prepetition Secured Parties under the Prepetition Loan Documents or the Adequate Protection Liens without the prior written consent of the Prepetition Required Lenders; (ix) the failure of the Debtors to make any payment required pursuant to Sections 13(c) or (d) hereof when due that is not cured within two (2) business days of receipt by the Debtors of written notice (which may be by email) from the Prepetition Agent (acting at the direction of the Prepetition Required Lenders) or an advisor to the First Lien Ad Hoc Group of such default, violation or breach; (x) the failure by the Debtors to deliver to the Prepetition Agent any Budget or Variance Report required to be delivered to the Prepetition Agent when due pursuant to this Interim Order that is not cured within three (3) business days after the applicable delivery deadline; or (xi) the failure by the Debtors to provide the Debtors’ balance sheet and monthly profits and losses statement as required by the DIP Credit Agreement, within the timeframe set forth therein, that is not cured within three (3) business days of receipt by the Debtors of written notice (which may be by email) from the Prepetition Agent (acting at the direction of the Prepetition Required Lenders) or an advisor to the First Lien Ad Hoc Group of such failure. For the avoidance of doubt, notwithstanding the foregoing, during the Prepetition Remedies Notice Period, the Debtors may use Cash Collateral solely in amounts

40

necessary to avoid immediate and irreparable harm to the Debtors’ estates (including funding payroll and other administrative expenses) all in accordance with this Interim Order and the Approved Budget then in effect, or that have otherwise been approved in advance in writing by the Required Prepetition Lenders. During the Prepetition Remedies Notice Period, the Debtors and any party in interest shall be entitled to seek an emergency hearing within the Prepetition Remedies Notice Period with the Court for the sole purposes of (1) contesting whether a Prepetition Secured Party Termination Event has occurred or is continuing or (2) seeking authorization for the Debtors’ use of Cash Collateral. The automatic stay provisions of section 362 of the Bankruptcy Code and any other restriction imposed by an order of the Court or applicable law are hereby modified without further notice, application, or order of the Court to the extent necessary to permit the Prepetition Secured Parties to perform any act authorized or permitted under or by virtue of this Interim Order.

17. Proofs of Claim. None of the DIP Secured Parties, the Indenture Trustee, or the Prepetition Agent shall be required to file proofs of claim in any of these Chapter 11 Cases or any Successor Cases for any claim allowed herein or with respect to any of the DIP Obligations, the Notes Obligations, or the Prepetition Secured Obligations (as applicable). The statements of claim in respect of the DIP Obligations, the Notes Obligations, and the Prepetition Secured Obligations set forth in this Interim Order are deemed sufficient to and do constitute proofs of claim in respect of such obligations and, with respect to the DIP Obligations and the Prepetition Secured Obligations, their secured status. Notwithstanding any order entered by this Court in relation to the establishment of a bar date in any of these Chapter 11 Cases or any Successor Cases to the contrary, the DIP Agent, on behalf of the DIP Secured Parties, the Indenture Trustee, on behalf of itself and the Convertible Noteholders under the 2025 Notes and the 2030 Notes, and the

41

Prepetition Agent, on behalf of the Prepetition Secured Parties are each hereby authorized and entitled, in their sole and absolute discretion, but not required, to file (and amend and/or supplement, as it sees fit) a proof of claim and/or aggregate proofs of claim (or a master proof of claim) with respect to, respectively, each of the 2025 Notes, the 2030 Notes and the Prepetition Secured Obligations in the Borrower’s Chapter 11 Case, which shall be deemed filed in each of the Chapter 11 Cases or any Successor Cases for any claim allowed herein or with respect to any of the DIP Obligations, Notes Obligations, or Prepetition Secured Obligations. Any such proof of claim and/or aggregate proof of claim (or master proof of claim) may (but is not required to be) filed as one consolidated proof of claim against all of the Debtors, rather than as separate proofs of claim against each Debtor. Any proof of claim filed by the DIP Agent, Indenture Trustee, or Prepetition Agent, as applicable, shall be deemed to be in addition to and not in lieu of any other proof of claim that may be filed by any of the respective DIP Secured Parties, the Convertible Noteholders, or the Prepetition Secured Parties, as applicable.

18. Other Rights and Obligations.

(a) Good Faith under Section 364(e) of the Bankruptcy Code; No Modification or Stay of this Interim Order. Based on the findings set forth in this Interim Order and in accordance with section 364(e) of the Bankruptcy Code, which is applicable to the DIP Facility, in the event any or all of the provisions of this Interim Order are hereafter modified, amended, vacated or stayed by a subsequent order of this Court or any other court, the DIP Secured Parties are deemed to have acted in good faith and are hereby entitled to all the protections and benefits provided by section 364(e) of the Bankruptcy Code.

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(b) Expenses. The Debtors are authorized and directed, without further Court order, to promptly pay, in cash, all reasonable and documented fees and expenses of (1) the DIP Secured Parties as provided in the applicable DIP Credit Documents, whether or not the transactions contemplated thereby or hereby are consummated, whether or not incurred prepetition or postpetition, including, without limitation, agency fees and the fees and expenses of (x) (i) counsel to DIP Lenders, Schulte Roth & Zabel LLP (“SRZ”) and Weil, Gotshal & Manges LLP (“Weil”), (ii) financial advisor to DIP Lenders, Houlihan Lokey Capital, Inc. (“Houlihan” and together with SRZ and Weil, the “DIP Lender Advisors”) and (iii) any other counsel, advisors or consultants retained by DIP Lenders (with the consent of the Required DIP Lenders), and (y) (i) the DIP Agent, Wilmington Savings Fund Society, FSB and (ii) counsel to the DIP Agent, Seward & Kissel LLP and, solely to the extent necessary to enforce rights and remedies under the DIP Credit Documents, one counsel in each local jurisdiction and (2) the Indenture Trustee under each of the 2025 Note and the 2030 Notes and its counsel, whether or not incurred prepetition or postpetition, including, without limitation, agency fees. Payment of such fees and expenses shall not be subject to allowance or review by this Court or subject to the U.S. Trustee fee guidelines. At any time that any of the professionals hereunder seek payment from the Debtors of fees and expenses that are incurred on or after the Petition Date but prior to confirmation of a chapter 11 plan, each professional shall provide summary copies of its invoices (which shall not be required to contain time entries, but shall include a general brief description of the nature of the matters for which services were performed, and which may be redacted or modified to delete any privileged information or any other confidential information, and the provision of a professional’s invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work product doctrine) to the Review Parties. Any objections raised by any Review Party with respect to such invoices must be in writing and state with particularity the grounds therefor and must be submitted to the applicable professional within the Review Period. If no written objection

43

is received by 12:00 p.m. (prevailing Eastern Time) at the end date of the Review Period, the Debtors shall promptly pay such invoices as soon as practicable but not later than three (3) business days after the end date of the Review Period. If an objection to a professional’s invoice is received within the Review Period, the Debtors shall promptly (and in no event later than three (3) business days after receipt of the applicable professional’s invoice) pay the undisputed amount of the invoice and this Court shall have jurisdiction to determine the disputed portion of such invoice if the parties are unable to resolve the dispute consensually. Payments of any amounts set forth in this Section 18(b), whether prior to, on or after the Petition Date, are not subject to recharacterization, avoidance, subordination or disgorgement.

(c) No Waiver. The failure or delay of the DIP Secured Parties or Prepetition Secured Parties to seek relief or otherwise exercise their rights and remedies under this Interim Order or any other DIP Credit Document, or applicable law, as the case may be, shall not constitute a waiver of any of the rights hereunder, thereunder, or otherwise of the DIP Secured Parties or Prepetition Secured Parties, unless any such waiver is pursuant to a written instrument executed by, with respect to the DIP Secured Parties, the DIP Agent (acting at the direction of the Required DIP Lenders) or by the Required DIP Lenders, in each case on behalf of the DIP Lenders, and, with respect to the Prepetition Secured Parties, the Prepetition Agent (acting at the direction of the Prepetition Required Lenders) or the Prepetition Required Lenders, in each case on behalf of the Prepetition Lenders.

(d) No Third Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder or any direct, indirect, third party or incidental beneficiary.

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(e) No Limitation of Rights. No rights, protections or remedies of the DIP Secured Parties and/or the Prepetition Secured Parties granted by this Interim Order and/or the DIP Credit Documents shall be limited, modified or impaired in any way by: (i) any actual or purported withdrawal of the consent to the Debtors’ authority to continue to use Cash Collateral; (ii) any actual or purported termination of the Debtors’ authority to continue to use Cash Collateral; or (iii) the terms of any other order (other than the Final Order) or stipulation related to the Debtors’ continued use of Cash Collateral or the provision of adequate protection to any party.

(f) Consent. Nothing in this Interim Order shall be construed to convey on any individual DIP Secured Party any consent, voting or other rights beyond those (if any) set forth in the DIP Credit Documents.

(g) No Marshaling. The DIP Secured Parties and Prepetition Secured Parties shall be entitled to apply the payments or proceeds of the DIP Collateral in accordance with the provisions of this Interim Order, the other DIP Credit Documents, and the Prepetition Loan Documents, as applicable, and, subject to entry of the Final Order, none of the DIP Secured Parties or Prepetition Secured Parties shall be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral.

(h) Amendment. As provided in and consistent with their respective rights under the DIP Credit Documents, the Borrower and the applicable DIP Credit Party, as the case may be, with the consent of the Required DIP Lenders, may make any non-material amendment, modification, or supplement to the DIP Credit Documents, and the Debtors are authorized to enter into any such amendment, modification, supplement or waiver, without further notice to or approval of this Court, and shall provide copies of any such amendments to the U.S. Trustee and the Prepetition Secured Parties. Except as otherwise provided herein, no waiver, modification, or

45

amendment of any of the provisions hereof or of any other DIP Credit Document (including any material amendment, modification, supplement or waiver thereof) shall be effective unless (i) set forth in writing, (ii) signed by, or on behalf of, the Borrower, the other applicable DIP Credit Party, and the Required DIP Lenders (except as otherwise provided in the DIP Credit Agreement), and (iii) approved by this Court after notice to the U.S. Trustee and the Prepetition Secured Parties; provided, however, that any forbearance from, or waiver of, a Default or an Event of Default (each as defined in the DIP Credit Agreement), including a breach of any DIP Milestone, in each case, under the DIP Credit Documents shall not require an order of this Court but shall require the consent of the Required DIP Lenders in their sole discretion and written notice to the First Lien Ad Hoc Group Counsel within one (1) business day of such forbearance or waiver. For the avoidance of doubt, a material amendment, modification, supplement or waiver of the DIP Credit Documents shall include, without limitation, any change to a DIP Credit Document that operates to shorten the term of the DIP Facility or the maturity of the DIP Obligations, to increase the aggregate amount of the commitments of the DIP Lenders under the DIP Facility, to increase the rate of interest or fees or provide for additional fees, premiums, or other amounts for the benefit of the DIP Secured Parties, in each case, except as currently provided in or contemplated by such DIP Credit Document, to add specific Events of Default, or to enlarge the nature or extent of remedies available to the DIP Agent following the occurrence of an Event of Default. Notwithstanding anything to the contrary herein, any amendment, modification, supplement or waiver of this Interim Order that would materially affect the rights of any Prepetition Secured Parties or affect the DIP Collateral (other than proceeds of the DIP Facility, the DIP Account, and any and all amounts from time to time therein) in any way shall require the prior written consent of the Prepetition Required Lenders.

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(i) Priority of Terms. To the extent of any conflict between or among (i) the express terms or provisions of any of the DIP Credit Documents, the Motion, any other order of this Court (including, without limitation, the Cash Management Order), or any other agreements, on the one hand, and (ii) the terms and provisions of this Interim Order, on the other hand, unless such term or provision herein is phrased in terms of “defined in” or “as set forth in” any of the other DIP Credit Documents, the terms and provisions of this Interim Order shall govern. This Interim Order shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon entry hereof, notwithstanding the possible application of Bankruptcy Rules 6004(h), 7062, 9014 or otherwise.

(j) Binding Nature of Order. The provisions of this Interim Order shall be binding upon the Debtors and their respective successors and assigns (including, without limitation, any trustee or other fiduciary hereafter elected or appointed for or on behalf of any Debtor’s estate or with respect to its property).

(k) Survival of this Interim Order. The provisions of this Interim Order and any actions taken pursuant thereto shall survive entry of any order which may be entered (i) confirming any plan of reorganization in these Chapter 11 Cases, (ii) converting any of these Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (iii) to the extent authorized by applicable law, dismissing any of these Chapter 11 Cases, (iv) withdrawing of the reference of any of these Chapter 11 Cases from this Court, or (v) providing for abstention from handling or retaining of jurisdiction of any of these Chapter 11 Cases in this Court. The terms and provisions of this Interim Order, including the DIP Liens, DIP Superpriority Claims, Adequate Protection Liens, and Adequate Protection Claims granted pursuant to this Interim Order, shall continue in full force and effect notwithstanding the entry of such order, and such DIP Liens, DIP

47

Superpriority Claims, Adequate Protection Liens, and Adequate Protection Claims shall maintain their respective priorities as provided by this Interim Order, the DIP Facility, and the other DIP Credit Documents (as the case may be) until, with respect to the DIP Liens and DIP Superpriority Claims, all of the DIP Obligations have been indefeasibly paid in full, in cash (other than contingent indemnification obligations for which no claim has been asserted), and, with respect to the Adequate Protection Liens and Adequate Protection Claims, all of the Prepetition Secured Obligations have been indefeasibly paid in full, in cash, or as otherwise provided in the DIP Credit Documents, including upon the effective date of an Approved Chapter 11 Plan.

(l) No Discharge. The DIP Obligations, the Prepetition Secured Obligations, and the Adequate Protection Obligations shall not be discharged by the entry of an order confirming any plan of reorganization in any of these Chapter 11 Cases, notwithstanding the provisions of section 1141(d) of the Bankruptcy Code, unless such obligations have been paid in full, in cash (other than contingent indemnification obligations for which no claim has been asserted), on or before the effective date of such plan of reorganization, or such plan is otherwise an Approved Chapter 11 Plan.

(m) Credit Bid Rights. In connection with any sale process authorized by this Court of any DIP Credit Party’s assets, whether effectuated through section 363 or section 1129 of the Bankruptcy Code, by a chapter 7 trustee under section 725 of the Bankruptcy Code, or otherwise, and subject in all respects to the DIP Credit Documents and the Prepetition Loan Documents, as applicable, (i) the DIP Secured Parties (including the DIP Agent (directly or via one or more acquisition vehicles) acting at the direction of the Required DIP Lenders) shall have the unqualified right to credit bid up to the full amount of the then outstanding DIP Obligations in connection with any such sale and (ii) the Prepetition Secured Parties shall have the unqualified

48

right to credit bid up to the full amount of the then outstanding Prepetition Secured Obligations in connection with any such sale, subject to the terms of this Interim Order. None of the Debtors or the Prepetition Secured Parties shall object to any DIP Secured Party’s credit bidding up to the full amount of the applicable outstanding DIP Obligations in any sale of any DIP Collateral. None of the Debtors or the DIP Secured Parties shall object to any Prepetition Secured Party’s credit bidding up to the full amount of the applicable Prepetition Secured Obligation in any sale of any Prepetition Collateral (which shall not constitute the DIP Facility proceeds, the DIP Account or any amounts therein from time to time). The DIP Agent (at the direction of the Required DIP Lenders), on behalf of the DIP Lenders, shall have the right to assign, sell, or otherwise dispose of its right to credit bid in connection with any credit bid by or on behalf of the DIP Secured Parties to any acquisition entity or joint venture formed in connection with such bid. The Prepetition Agent (at the direction of the Prepetition Required Lenders), on behalf of the Prepetition Lenders, shall have the right to assign, sell, or otherwise dispose of its right to credit bid in connection with any credit bid by or on behalf of the Prepetition Secured Parties to any acquisition entity or joint venture formed in connection with such bid.

(n) Rights Cumulative. The rights and obligations, including any consent rights, as provided under this Interim Order shall be cumulative, and not alternative, to, and not otherwise derogate from, the rights and obligations as provided under the DIP Credit Documents and Prepetition Loan Documents.

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19. Limitation of Liability. In determining to make any DIP Loan or DIP Commitment under the DIP Credit Agreement pursuant to this Interim Order or the other DIP Credit Documents or consent to the Debtors’ use of Cash Collateral, as applicable, the DIP Secured Parties and Prepetition Secured Parties in their capacity as such shall not be deemed to be in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors. Furthermore, nothing in this Interim Order or the other DIP Credit Documents shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Secured Parties or Prepetition Secured Parties of any liability for any claims arising from the prepetition or postpetition activities of any of the Debtors. None of the DIP Secured Parties or Prepetition Secured Parties in their capacity as such or any of their affiliates are successors to the Debtors and/or their estates by reason of any theory of law or equity, and none of the DIP Secured Parties, Prepetition Secured Parties, or any of their respective affiliates shall assume or in any way be responsible for any liability or obligation of any of the Debtors and/or their estates.

20. Section 506(c) Claims. No costs or expenses of administration which have been or may be incurred by any Debtor or their estate in these Chapter 11 Cases at any time (excluding, for the avoidance of doubt, the Carve-Out) shall be charged against the DIP Secured Parties or the DIP Collateral or the Prepetition Secured Parties or the Prepetition Collateral pursuant to sections 105 or 506(c) of the Bankruptcy Code or otherwise. Nothing contained in this Interim Order shall be deemed a consent by the DIP Secured Parties or Prepetition Secured Parties to any charge, lien, assessment, or claim against, or in respect of, the DIP Collateral or Prepetition Collateral, under sections 506(c) or 105(a) of the Bankruptcy Code, or otherwise.

21. Section 552(b). Subject to the entry of the Final Order, the DIP Secured Parties and the Prepetition Secured Parties shall each be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the DIP Secured Parties or the Prepetition Secured Parties in any respect.

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22. Restrictions on the Use of DIP Collateral with Respect to Foreign and Non-Debtor Affiliates. The Debtors shall not transfer or use any DIP Collateral or Prepetition Collateral, including any Cash Collateral, to or for the benefit of any direct or indirect foreign or non-debtor affiliate or subsidiary of the Debtors that is not a DIP Credit Party; provided that the Debtors shall be permitted to make payments for the benefit of its foreign and non-debtor affiliates or subsidiaries that are not DIP Credit Parties (i) in compliance in all respects with the Approved Budget (subject to Permitted Variances) or (ii) with the prior written consent of the Required DIP Lenders and the Prepetition Required Lenders (“Permitted Non-Debtor Affiliate Payments”). All intercompany investments in the form of a loan or advance owed to a DIP Credit Party shall be evidenced by a subordinated intercompany note, which shall be pledged to the Prepetition Secured Parties and the DIP Secured Parties, subject to the priorities set forth in this Interim Order.

23. Headings. Section headings used herein are for convenience only and are not to affect the construction of or to be taken into consideration in interpreting this Interim Order.

24. Retention of Jurisdiction. This Court has and will retain jurisdiction to enforce the terms of, any and all matters arising from or related to the DIP Facility, the DIP Credit Documents, and/or this Interim Order.

25. Final Order and Hearing. The Final Hearing to consider the relief requested in the Motion will be held on [•], 2024 at a time to be determined. The Debtors will file with the Court the proposed form of Final Order at a later date.

SO ORDERED by this Court [•], 2024.

THE HONORABLE [•]
UNITED STATES BANKRUPTCY JUDGE

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Exhibit A

DIP Credit Agreement

PROPOSED AGREED FORM

DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT

dated as of July [26], 2024

among

2U, INC.,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as Guarantors

THE LENDERS PARTY HERETO

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent and Collateral Agent

i

4.10	Payment of Taxes	55
4.11	Title	55
4.12	Real Estate Assets	55
4.13	Environmental Matters	56
4.14	Investment Company Regulation	56
4.15	Margin Stock	56
4.16	Employee Matters	56
4.17	Employee Benefit Plans	56
4.18	[Reserved]	57
4.19	Compliance with Laws; Use of Proceeds	57
4.20	Collateral	58
4.21	DIP Order	58
4.22	Intellectual Property	58
4.23	Education Law Matters	58

SECTION 5	AFFIRMATIVE COVENANTS	59

5.1	Financial Statements and Other Reports and Notices	59
5.2	Existence	62
5.3	Payment of Taxes and Claims	62
5.4	Maintenance of Properties	62
5.5	Insurance	63
5.6	Books and Records	63
5.7	Inspections	63
5.8	Lenders Meetings	63
5.9	Compliance with Laws	63
5.10	Environmental	64
5.11	Subsidiaries	64
5.12	Compliance with Milestones	65
5.13	Use of Proceeds	66
5.14	Further Assurances	66
5.15	Post-Closing Obligations	66
5.16	Compliance with Education Law	66
5.17	Bankruptcy Matters	66
5.18	Operating Covenant	67
5.19	DIP Account	67

SECTION 6	NEGATIVE COVENANTS	67

6.1	Indebtedness	67
6.2	Liens	69
6.3	Payments and Prepayments of Junior Financing or Convertible Bond Indebtedness; Payments and Prepayments of Certain Indebtedness; Amendments to Certain Documents	72
6.4	Restricted Payments	72
6.5	Burdensome Agreements	74
6.6	Investments	75
6.7	Fundamental Changes	77
6.8	Asset Sales	77
6.9	Sales and Lease-Backs	79
6.10	Transactions with Affiliates	79
6.11	Fiscal Year	80
6.12	Lines of Business	80

6.13	[Reserved]	80
6.14	[Reserved]	80
6.15	Budget Variance Covenant	80
6.16	Prohibited Conduct	80
6.17	Employee Incentive/Retention Plans	81

SECTION 7	GUARANTY	81

7.1	Guaranty of the Obligations	81
7.2	Contribution by Guarantors	81
7.3	Payment by Guarantors	82
7.4	Liability of Guarantors Absolute	82
7.5	Waivers by Guarantors	84
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	84
7.7	Subordination of Other Obligations	85
7.8	Continuing Guaranty	85
7.9	Authority of Guarantors or the Borrower	85
7.10	Financial Condition of the Borrower	85
7.11	Bankruptcy, Etc.	85
7.12	Discharge of Guaranty Upon Sale of Guarantor	86
7.13	Maximum Liability	86

SECTION 8	EVENTS OF DEFAULT	86

8.1	Events of Default	86
8.2	Acceleration	92
8.3	Application of Payments and Proceeds	92

SECTION 9	AGENTS	93

9.1	Appointment and Authority	93
9.2	Rights as a Lender	93
9.3	Exculpatory Provisions	93
9.4	Reliance by Agents	95
9.5	Delegation of Duties	96
9.6	Resignation of the Administrative Agent	96
9.7	Non-Reliance on Agents and Other Lenders	97
9.8	Administrative Agent May File Proofs of Claim	98
9.9	Collateral Documents and Guaranty	98
9.10	Withholding Taxes	99
9.11	Agent Discretion	99
9.12	Indemnification by Lenders	100
9.13	Survival	100
9.14	Erroneous Payment	101

SECTION 10	MISCELLANEOUS	102

10.1	Notices	102
10.2	Expenses	105
10.3	Indemnity; Certain Waivers	105
10.4	Set-Off	107
10.5	Amendments and Waivers	107
10.6	Successors and Assigns; Participations	109
10.7	Independence of Covenants	113
10.8	Survival of Representations, Warranties and Agreements	113

10.9	No Waiver; Remedies Cumulative	113
10.10	Marshalling; Payments Set Aside	114
10.11	Severability	114
10.12	Obligations Several; Independent Nature of the Lenders’ Rights	114
10.13	Headings	114
10.14	Governing Law	114
10.15	Consent to Jurisdiction	114
10.16	WAIVER OF JURY TRIAL	115
10.17	Confidentiality	115
10.18	Usury Savings Clause	116
10.19	No Strict Construction	117
10.20	Counterparts; Effectiveness	117
10.21	Integration	117
10.22	No Fiduciary Duty	117
10.23	PATRIOT Act	118
10.24	Judgment Currency	118
10.25	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	118
10.26	Acknowledgement Regarding Any Supported QFC	118
10.27	Certain ERISA Matters	119

APPENDICES:
Appendix A	–	Commitments and Percentages
Appendix B	–	Notice Addresses

SCHEDULES:
Schedule 4.1	–	Organization
Schedule 4.2	–	Equity Interests and Ownership
Schedule 4.10	–	Taxes
Schedule 4.12	–	Real Estate Assets
Schedule 6.1(a)(ii)	–	Indebtedness
Schedule 6.2(a)(ii)	–	Liens
Schedule 6.5	–	Burdensome Agreements
Schedule 6.6(e)	–	Investments
Schedule 6.10(f)	–	Transactions with Affiliates

EXHIBITS:
Exhibit A-1	–	Form of Funding Notice
Exhibit A-2	–	Form of Conversion/Continuation Notice
Exhibit A-3	–	Form of Withdrawal Notice
Exhibit B	–	Form of Note
Exhibit C	–	Form of Compliance Certificate
Exhibit D-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E		Form of Assignment and Assumption
Exhibit F	–	Form of Counterpart Agreement
Exhibit G	–	Form of Collateral Agreement
Exhibit H	–	Form of Interim DIP Order

v

DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT

This DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT, dated as of July [26], 2024 (this “Agreement”), is entered into by and among 2U, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO, as Guarantors, THE LENDERS PARTY HERETO, and Wilmington Savings Fund Society, FSB (“WSFS”), as administrative agent (together with its permitted successors in such capacity, the “ Administrative Agent”), and as collateral agent (together with its permitted successors in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, on July 25, 2024 (the “Petition Date”), the Borrower and certain of the Borrower’s Subsidiaries (collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (the cases of each of the Borrower and each other Debtor, each a “Chapter 11 Case”, and collectively the “Chapter 11 Cases”) and have continued in the possession of their assets and the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested that the Lenders provide a junior lien debtor-in-possession term loan facility denominated in Dollars in an aggregate principal amount not to exceed $64,000,000 (the “DIP Facility”), with all of the Borrower’s obligations under the DIP Facility to be guaranteed by each Guarantor, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein;

WHEREAS, the priority of the DIP Facility with respect to the Collateral shall be as set forth in the Interim DIP Order and the Final DIP Order, in each case upon entry thereof by the Bankruptcy Court, and in the Collateral Documents;

WHEREAS, all of the claims and the Liens granted under the DIP Orders and the Credit Documents to the Administrative Agent and the Lenders in respect of the DIP Facility shall be subject to the Carve-Out;

NOW, THEREFORE , in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1 DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, appendices, schedules and exhibits hereto, shall have the following meanings:

“2025 Convertible Notes” mean the Borrower’s 2.25% senior unsecured convertible notes due 2025 issued pursuant to the 2025 Notes Indenture and which have a maturity date of May 1, 2025.

“2025 Notes Indenture” means that certain indenture governing the 2025 Convertible Notes, dated as of April 23, 2020, between the Borrower, as issuer, and Wilmington Trust, National Association, as trustee, as in effect on the Closing Date.

“2030 Convertible Notes” mean the Borrower’s 4.50% senior unsecured convertible notes due 2030 issued pursuant to the 2030 Notes Indenture and which have a maturity date of February 1, 2030.

“2030 Notes Indenture” means that certain indenture governing the 2030 Convertible Notes, dated as of January 11, 2023, between the Borrower, as the issuer, and Wilmington Trust, National Association, as trustee, as in effect on the Closing Date.

“Accrediting Body” means any non-governmental entity, including institutional and specialized accrediting agencies, which engages in the granting or withholding of accreditation of educational institutions, programs or courses in accordance with standards relating to the performance, operations, financial condition or academic standards of such institutions, programs or courses.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened in writing against the Borrower or any of its Restricted Subsidiaries or any property of the Borrower or any of its Restricted Subsidiaries.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, neither any Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Credit Documents.

“Agency Fee Letter” means an agency fee letter to be entered into by and between the Borrower and the Administrative Agent on or prior to the Closing Date.

“Agent” means each of the Administrative Agent, the Collateral Agent and any sub-agent or supplemental agent appointed by the Administrative Agent or the Collateral Agent from time to time.

“Agent Parties” has the meaning assigned to such term in Section 10.1(d)(ii).

“Aggregate Payments” has the meaning assigned to such term in Section 7.2.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“AML Laws” means all Laws of any jurisdiction applicable to any Lender, the Borrower or any of its Restricted Subsidiaries from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Borrower or any of its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any of the Laws relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act of 1986 (i.e., 18 USC. §§ 1956 and 1957), the Laws administered by OFAC, and all Laws comprising or implementing these Laws.

“Applicable Margin” means (i) for Loans that are Base Rate Loans, 7.50% per annum and (ii) for Loans that are Term SOFR Loans, 8.50% per annum.

“Approved Budget” has the meaning assigned to such term in Section 5.1(j).

“Approved Chapter 11 Plan” means a plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code (a “ Plan of Reorganization”) that (a) (i) provides for the termination of any unused Commitments and the payment in full in cash and full discharge of the Obligations on the effective date thereof and provides for treatment of the Obligations in a manner consistent with the Restructuring Support Agreement, or (ii) the Required Lenders have informed the Borrower in writing is an “Approved Chapter 11 Plan”, (b) contains releases and other exculpatory provisions for the Administrative Agent and the Lenders in form and substance satisfactory to the Administrative Agent and the Required Lenders, and (c) is otherwise in form and substance satisfactory to the Agents and the Required Lenders.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” has the meaning assigned to such term in Section 6.8.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)(iii)), and reasonably accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form reasonably approved by the Administrative Agent; provided that the assigning Lender shall not be required to execute the assignment and assumption to the extent such Lender is replaced in accordance with Section 2.19.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief compliance officer, a director, general counsel, company secretary or assistant company secretary, and such Person’s chief financial officer or treasurer; provided, no individual shall be deemed to be an “Authorized Officer” of any Person unless and until an officer of such Person shall have delivered to the Administrative Agent an incumbency certificate as to the office of such individual with respect to such Person.

“Available Tenor ” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“ Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Chapter 11 Cases.

“ Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the sum of (a) the Federal Funds Effective Rate in effect on such day, plus (b) 1/2 of 1.00%, and (iii) the sum of (a) Term SOFR for an Interest Period of one month at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus (b) 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be, shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as applicable. Notwithstanding anything set forth herein, the Base Rate shall in no event be less than 1.75%.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.21(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, either of the following to the extent selected by the Required Lenders in their reasonable discretion for the applicable Benchmark Replacement Date (and notified in writing by the Required Lenders to the Administrative Agent),

(a) the sum of (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the applicable Governmental Authority for the replacement of the tenor of Term SOFR, or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the applicable Governmental Authority or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents; provided that, in each case, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by the Required Lenders (and is administratively feasible for the Administrative Agent) in their reasonable discretion; and provided further that any such Benchmark Replacement shall be administratively feasible for the Administrative Agent.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Required Lenders and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the applicable Governmental Authority or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time; provided that such Benchmark Replacement Adjustment shall be administratively feasible for the Administrative Agent.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark, (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark(or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.21 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.21.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Bi-Weekly Disbursement Period” has the meaning assigned to such term in Section 6.15.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing member of such Person, (iii) in the case of any partnership, the general partners of such partnership (or the board of directors of the general partner of such Person, if any) and (iv) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Borrower” has the meaning assigned to such term in the introductory paragraph.

“Borrowing” means any Loans of the same type and class made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Brooklyn Lease” means the Agreement of Lease, dated February 13, 2017, by and between Brooklyn Lessor and 2U NYC, LLC (as may be amended, supplemented or modified from time to time).

“Brooklyn Lessor” means 55 Prospect Owner LLC.

“Budget” means, in form acceptable to the Required Lenders in their sole discretion, a rolling 13-week cash flow budget depicting on a weekly basis, cash balances, cash inflows and cash outflows, payroll and other information for the applicable 13-week period, including a line item for cash movements between any Credit Party and any affiliate (other than another Credit Party).

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by Law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with any Term SOFR Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, all leases that are required to be, in accordance with GAAP as in effect on December 31, 2018, recorded as capitalized leases; provided that the adoption or issuance of any accounting standards after such date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.

“Carve-Out” has the meaning assigned to such term in the DIP Order.

“Cash Collateralize” means in respect of an obligation, provide and pledge cash collateral in Dollars, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (iv) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s and (vi) other cash management arrangements made in accordance with policy therefor approved by the Board of Directors of the Borrower. In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (x) Investments of the type and maturity described in clauses (i) through (v) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments.

“Casualty Event” means any event that gives rise to the receipt by Borrower or any Restricted Subsidiary of any casualty insurance proceeds (other than proceeds of business interruption insurance) or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the Closing Date, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the Closing Date or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) any requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law,” to the extent enacted, adopted, promulgated or issued after the Closing Date, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and its Restricted Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.16.

“Change of Control” means any of the following:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(ii) a “change of control” or similar provision as set forth in any indenture or other instrument evidencing any Material Indebtedness of the Borrower or any Restricted Subsidiary has occurred obligating the Borrower or any Restricted Subsidiary to repurchase, redeem or repay all or any part of the Indebtedness provided for therein (excluding, for the avoidance of doubt, any conversion obligations related thereto).

For purposes of this definition, (i) ”beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) a Person acquiring voting interests in the Equity Interests shall not be deemed to have beneficial ownership of such voting interests subject to a stock purchase agreement, merger agreement or similar agreement, so long as such agreement contains a condition to the closing of the transactions contemplated thereunder that the Obligations (other than Remaining Obligations) shall be paid in full and the Commitments hereunder terminated prior to (or contemporaneously with) the consummation of such transactions.

“Chapter 11 Case” and “Chapter 11 Cases” have the meanings given to such terms in the recitals hereto.

“Closing Date” means the first date on which the conditions set forth in Section 3.1 have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended, together with the regulations promulgated thereunder from time to time.

“Collateral” has the meaning assigned to “DIP Collateral” in the DIP Order.

“Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Collateral Agreement” means the Collateral Agreement substantially in the form of Exhibit G.

“Collateral Documents ” means the DIP Order, the Collateral Agreement, the Intellectual Property Security Agreements, if any, and all other instruments, documents and agreements delivered by or on behalf or at the request of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Combined Hearing” means the combined hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (i) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (ii) confirmation of the Approved Chapter 11 Plan, as such hearing may be adjourned or continued from time to time.

“Combined Order” means the order of the Bankruptcy Court confirming the Approved Chapter 11 Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, which order shall be in form and substance acceptable to the Required Lenders and the Credit Parties.

“Commitment” means the First Draw Commitment and the Second Draw Commitment of a Lender, as applicable, and “Commitments” means such commitments of all of the Lenders in the aggregate. The aggregate amount of the Commitments as of the Closing Date is $64,000,000.

“ Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Communications” has the meaning assigned to such term in Section 10.1(d)(ii).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15(c) and other technical, administrative or operational matters) that the Required Lenders decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Required Lenders and the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Required Lenders determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Required Lenders decide is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents); provided, that any such changes shall be administratively feasible for the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument (other than a Credit Document) to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” has the meaning assigned to such term in Section 7.2.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Any Person holding more than ten percent (10%) of the voting Equity Interests in another Person shall be deemed to be in Control of such Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means a “controlled foreign corporation” (within the meaning of Section 957 of the Code) of which the Borrower or any of its Subsidiaries is a “United States shareholder” (within the meaning of Section 951 of the Code) and with respect to which the Borrower shall have made a determination, in its reasonable judgment, that a guaranty by, grant of a Lien by, or pledge of two-thirds or more of the voting Equity Interests of, such Subsidiary would result in incremental income tax liability as a result of the application of Section 956 of the Code, taking into account actual anticipated repatriation of funds, foreign tax credits and other relevant factors.

“ Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a written Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Convertible Bond Indebtedness” means unsecured Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into or by reference to Equity Interests of the Borrower (or other securities or property following a merger event or other change of the Equity Interests of the Borrower). For the avoidance of doubt, the 2025 Convertible Notes and 2030 Convertible Notes shall constitute Convertible Bond Indebtedness.

“Counterpart Agreement” means a joinder to this Agreement substantially in the form of Exhibit F.

“Credit Document” means any of this Agreement, the Notes, if any, each Notice, each Counterpart Agreement, if any, the Collateral Documents, the Agency Fee Letter and each other document jointly identified by the Borrower and the Administrative Agent from time to time.

“Credit Extension” means the making of a Loan.

“Credit Party” means the Borrower and each Guarantor.

“Credit Support” means, with respect to any Person and any Indebtedness or other obligations, (i) such Person’s guarantee of, or becoming a direct or indirect obligor with respect to, such Indebtedness or other obligations, (ii) such Person’s pledge or other hypothecation of its assets to directly or indirectly secure or provide recourse with respect to such Indebtedness or other obligations, (iii) such Person becoming directly or indirectly liable for such Indebtedness or other Obligations or (iv) such Person providing any other form of direct or indirect credit support for such Indebtedness or other obligations (including by means of a “keepwell” or other similar commitment).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Required Lenders (in consultation with the Administrative Agent) in accordance with the conventions for this rate recommended by the applicable Governmental Authority for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Required Lenders may establish another convention in their reasonable discretion that is administratively feasible for the Administrative Agent.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtors” has the meaning assigned to such term in the recitals hereto.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b).

“ Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Loans within one Business Day of the date on which such funding is required hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement or provided any written notification to any Person to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable written request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)) to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (e)(i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding or any action or proceeding of the type described in Section 8.1(f) or (h), or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action or has a parent company that has become the subject of a Bail-In Action; provided that a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any capital stock in such Lender or its direct or indirect parent by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. The Administrative Agent shall not be deemed to have knowledge or notice of designation of any Lender as a “Defaulting Lender” hereunder unless the Administrative Agent has received written notice as set forth above from such Lender, the Required Lenders or from the Borrower referring to this Agreement and notifying the Administrative Agent of the identity and designation of such Lender as a “Defaulting Lender” which the Administrative Agent may conclusively rely upon without incurring liability therefor, and absent receipt of such notice from such Lender, the Required Lenders or the Borrower, the Administrative Agent may conclusively assume that no Lender under this Agreement has been designated as a “Defaulting Lender”.

“DIP Account” has the meaning assigned to such term in Section 5.19.

“DIP Facility” has the meaning assigned to such term in the recitals hereto.

“DIP Milestone” has the meaning assigned to such term in Section 5.12.

“DIP Order” means (a) the Interim DIP Order at all times from and after the entry of the Interim DIP Order and until (but excluding) the entry of the Final DIP Order and (b) the Final DIP Order at all times from and after the entry of the Final DIP Order.

“Disclosure Statement” shall mean the disclosure statement (in form and substance acceptable to the Required Lenders and the Credit Parties) for an Approved Chapter 11 Plan.

“Disqualified Equity Interest” means any Equity Interest which is not Qualified Equity Interests.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“Earn-Out Obligations” those certain obligations of the Borrower or any Restricted Subsidiary arising in connection with any acquisition of assets or businesses permitted under Section 6.6 to the seller of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith.

“ED” means the United States Department of Education and any successor agency administering student financial assistance under Title IV, HEA Programs.

“Educational Agency” means any entity or organization, whether governmental or non-governmental, that engages in granting or withholding educational approvals, administers student financial assistance to or for students of, or otherwise regulates educational institutions, programs or courses, in accordance with standards relating to the performance, operation, financial condition, privacy or academic standards of such institutions, programs or courses, including (i) ED, any Accrediting Body, any State Educational Agency, and (ii) any Governmental Authority with jurisdiction to enforce laws or regulations concerning misrepresentation, unfair, deceptive or abusive acts and practices, consumer fraud, or other consumer protection laws and regulations as such laws and regulations apply to educational institutions, programs and courses; provided, that the term Educational Agency does not include the data protection authority of any European Union member nation.

“Educational Law” means any federal, state, local or similar statute, law, regulation, ordinance, order, rule, official ED guidance or standard issued or administered by any Educational Agency.

“Educational Services Agreement” means an agreement between any Credit Party and any educational institution for the provision of any services supporting the operation of such institution or its educational programs or courses in any respect, including but not limited to, as applicable: marketing; student recruiting or admissions; enrollment management; course support for online delivery of courses; the provision of technology; faculty recruiting or development, placement services for student internships, externships or clinical experiences; and student counseling.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee ” means any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), 10.6(b)(v) and 10.6(b)(vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA, but other than any Multiemployer Plan or Foreign Pension Plan) which is sponsored, maintained or contributed to by, or required to be contributed by, the Borrower or any of its Restricted Subsidiaries or, solely with respect to such a plan subject to Title IV of ERISA, any of their respective ERISA Affiliates, or with respect to which the Borrower or any of its Restricted Subsidiaries has any material liability.

“Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other written notice or order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health or safety (with respect to exposure to Hazardous Materials), natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them) Laws, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) pollution or the protection of the environment, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health (with respect to exposure to Hazardous Materials), industrial hygiene, land use or the protection of human, plant or animal health or welfare (in each case with respect to exposure to Hazardous Materials), in any manner applicable to the Borrower or any of its Restricted Subsidiaries or any real property thereof.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, including any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding any debt Securities convertible into or exchangeable for such Equity Interests (including, for the avoidance of doubt, any Convertible Bond Indebtedness).

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) solely for purposes of Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) with respect to any Pension Plan, the failure to meet the minimum funding standard of Section 412 of the Code (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code or, with respect to any Multiemployer Plan, the failure to make any required contribution in accordance with Section 515 of ERISA except where such failure to make a required contribution does not result and could not reasonably be expected to result in a Material Adverse Effect or the application for a waiver of the minimum funding standard or an extension of any amortization period, within the meaning of Sections 412(c) or 431(d) of the Code with respect to any Pension Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any of its Restricted Subsidiaries pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan or Multiemployer Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any ERISA Party pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) with respect to a Multiemployer Plan, the withdrawal of any ERISA Party in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of

ERISA) if there is any potential liability to the ERISA Parties therefor, or the receipt by any ERISA Party of notice that such plan is in insolvency pursuant to Section 4245 of ERISA, or that such plan is to terminate or has terminated under Section 4041A of ERISA (to the extent such termination will or is likely to result in a liability to the ERISA Parties) or under 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the ERISA Parties of fines, penalties, taxes or related charges under Chapter 43 of Title 26 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan to the extent that such fines, penalties, taxes or related charges result in or could reasonably be expected to result in a Material Adverse Effect; (ix) the assertion of a material claim (other than routine claims for benefits), suit, action, proceeding, hearing, audit or, to the knowledge of the Borrower, investigation against any Foreign Pension Plan or the assets thereof, Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against an ERISA Party in connection with any Employee Benefit Plan or Foreign Pension Plan that results in or could reasonably be expected to result in a Material Adverse Effect; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code, or the receipt of notice of the failure of a Foreign Pension Plan to qualify for any applicable tax-favored status or to be registered and maintained in good standing with the applicable Governmental Authority; or (xi) the imposition of a lien on the assets of the Borrower or any of its Restricted Subsidiaries pursuant to Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 9.14(a).

“ERISA Party ” means the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate of either of the foregoing.

“EU Bail-In Legislation Schedule ” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, and any successor statute.

“Excluded Assets” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Earnout” means any obligations of Borrower or any Subsidiary to pay additional consideration in connection with an acquisition if such additional consideration is payable (i) in capital stock or Equity Interests, (ii) in cash or (iii) any combination of the foregoing.

“Excluded Subsidiary ” means (a) Immaterial Subsidiaries, (b) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or at the time of acquisition thereof after the Closing Date, in each case, from guaranteeing or granting a Lien on its assets to secure the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a bank guarantee unless such consent, approval, license or authorization has been received, (c) not-for-profit Subsidiaries, (d) (i) any direct or indirect Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code (a “ CFC”), (ii) any direct or indirect subsidiary of a CFC, (iii) any Foreign Subsidiary Holding Company and (iv) any direct or indirect Subsidiary of a Foreign Subsidiary Holding Company, (e) special purpose entities (including any securitization vehicle (or similar entity)), (f) any Subsidiary acquired pursuant to an acquisition permitted under this Agreement financed with secured Indebtedness permitted to be incurred under Section 6.1(q) and any Subsidiary thereof that guarantees such Indebtedness (in each case to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor), (g) any other Subsidiary with respect to which, in the reasonable judgment of the Required Lenders and the Borrower, the cost or other consequences of guaranteeing the Obligations would be excessive in view of the benefits to be obtained by the Lenders therefrom, (h) any captive insurance Subsidiary and (i) any other Subsidiary of the Borrower, for so long as such Subsidiary would not be able to execute a guaranty or pledge, as applicable, without giving rise to material adverse tax consequences (including as a result of any law or regulation in any non-U.S. jurisdiction similar to Section 956 of the Code).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such Loan (in each case, other than pursuant to an assignment request by the Borrower under Section 2.18 or Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c)

Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) or (i) and (d) any withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means that certain Executive Order No. 13224, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“ Exposure” means, as of any date of determination, the outstanding principal amount of the Loans owing to a Lender under the DIP Facility; provided, at any time prior to the making of such Loans under the DIP Facility, the Exposure of any Lender shall be equal to such Lender’s Commitment under the DIP Facility.

“Fair Share” has the meaning assigned to such term in Section 7.2.

“Fair Share Contribution Amount” has the meaning assigned to such term in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) (or any amended or successor version described above) of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the rate charged to a financial institution selected by the Required Lenders on such day on such transactions as determined by the Administrative Agent, which rate must be administratively feasible for the Administrative Agent.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the NFIP.

“Final DIP Order” means an order from the Bankruptcy Court in the Chapter 11 Cases in form and substance acceptable to the Required Lenders and the Credit Parties approving, on a final basis, among other things, in each case, on terms acceptable to the Required Lenders and the Credit Parties, (i) the junior lien debtor-in-possession post-petition financing on the terms and subject to the conditions set forth in this Agreement and (ii) the incurrence of the Obligations and the Loans hereunder, which order shall be in full force and effect, and shall not, be reversed, stayed, amended, supplemented or otherwise modified without the prior written consent of the Required Lenders and the Credit Parties.

“Financial Officer Certification ” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or chief restructuring officer (or comparable officer) of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“First Draw” has the meaning assigned to such term in Section 2.01(a)(i).

“First Draw Commitment” the commitment of a Lender to make or otherwise fund Loans on the Closing Date and “First Draw Commitments” means such commitments of all of the Lenders in the aggregate. The amount of each Lender’s First Draw Commitment, if any, is set forth on Appendix A or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the First Draw Commitments as of the Closing Date is $60,000,000.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year ” means the fiscal year of the Borrower and its Restricted Subsidiaries ending on December 31 of each calendar year, as may be adjusted pursuant to this Agreement.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR. For the avoidance of doubt, as of the Closing Date, the initial Floor for Term SOFR shall be 0.75%.

“Foreign Lender” means (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside of the United States by the Borrower or any of its Restricted Subsidiaries primarily for the benefit of employees of the Borrower or any of its Restricted Subsidiaries residing outside of the United States that provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary of the Borrower substantially all of the assets of which consist of the Equity Interests (or Equity Interests and other Securities) of one or more Controlled Foreign Corporations or other Foreign Subsidiary Holding Companies.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means each of (i) the Closing Date and (ii) the Second Draw Funding Date.

“Funding Guarantor” has the meaning assigned to such term in Section 7.2.

“Funding Notice” means a written notice substantially in the form of Exhibit A-1 or any other form reasonably approved by the Administrative Agent.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 10.6(e)(ii).

“Guaranteed Obligations” has the meaning assigned to such term in Section 7.1.

“Guarantor” means each Restricted Subsidiary of the Borrower that is a signatory hereto or that executes a Counterpart Agreement until such time as such Restricted Subsidiary is released in accordance with Section 7.12.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“ Hazardous Materials” means any hazardous or toxic chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any facility or to the environment, in each case due to its dangerous and deleterious properties or characteristics.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the Laws applicable to any Lender which are presently in effect or, to the extent allowed by Law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws now allow.

“Historical Financial Statements” means (i) the audited consolidated balance sheet of the Borrower and its subsidiaries as of December 31, 2023 and the related consolidated statements of operations, and stockholders’ deficit and cash flows for such Fiscal Year and (ii) the unaudited consolidated balance of the Borrower and its subsidiaries as of March 31, 2024 and the related consolidated statements of operations, and stockholders’ deficit and cash flows for such Fiscal Quarter.

“ HQ Premises Lease” means the Office Lease, dated December 23, 2015, by and between HQ Premises Lessor and 2U Harkins Road LLC (as may be amended, supplemented or modified from time to time).

“HQ Premises Lessor” means Lanham Office 2015 LLC.

“Immaterial Subsidiary” means, as of any date of determination, any Restricted Subsidiary of the Borrower (a) whose total assets as of the most recent available quarterly or year-end financial statements after giving Pro Forma Effect to any acquisitions or dispositions of companies, divisions or lines of business since the start of such four quarter period and on or prior to the date of acquisition of such Restricted Subsidiary do not exceed 5.00% of the consolidated total assets (excluding intercompany amounts and balances) of the Borrower and its Restricted Subsidiaries at such date and (b) whose revenues for the most recently ended four quarter period for which financial statements are available do not exceed 5.00% of the consolidated revenues (excluding intercompany amounts and balances) of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that (i) the total assets of all such Restricted Subsidiaries as of the most recent available quarterly or year-end financial statements shall not exceed 7.50% of the consolidated total assets (excluding intercompany amounts and balances) of the Borrower and its Restricted Subsidiaries at such date and (ii) the revenues of all such Restricted Subsidiaries for the most recently ended four-quarter period for which financial statements are available after giving Pro Forma Effect to any acquisitions or dispositions of companies, divisions or lines of business since the start of such four quarter period and on or prior to the date of acquisition of such Restricted Subsidiary shall not exceed 7.50% of the consolidated revenues (excluding intercompany amounts and balances) of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP. The Borrower may change the designation of any Restricted Subsidiary as an Immaterial Subsidiary by providing written notice to the Administrative Agent; provided that any Restricted Subsidiary of the Borrower formed or acquired after the Closing Date, as applicable, that meets the requirements of an “Immaterial Subsidiary” set forth herein shall be deemed designated as an “Immaterial Subsidiary” unless the Borrower otherwise notifies the Administrative Agent in writing.

“Indebtedness” as applied to any Person, means, without duplication, (i) indebtedness for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP (excluding, for the avoidance of doubt, lease payments under operating leases); (iii) any obligation owed for all or any part of the deferred purchase price of property or services, including earn-outs earned but past due (excluding trade or similar payables, accrued income taxes, VAT, deferred taxes, sales taxes, equity taxes and accrued liabilities incurred in the ordinary course of such Person’s business and excluding Excluded Earnouts); (iv) the undrawn face amount of any letter of credit, bankers’ acceptances, bank guarantees, surety bonds, performance bonds, and similar instruments issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (v) Disqualified Equity Interests; (vi) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another; (vii) any obligation of such Person in respect of the Indebtedness described in clauses (i) through (vi) hereof the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the primary obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (viii) any liability of such Person for the Indebtedness of another in respect of the Indebtedness described in clauses (i) through (vi) hereof through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or

(b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (viii), the primary purpose or intent thereof is as described in clause (vii) above; (ix) net obligations of such Person under any Swap Contract; and (x) Indebtedness of the type referred to in clauses (i) through (ix) above secured by a Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided, the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date; provided, further that the following shall not constitute Indebtedness: (i) any right of use liabilities recorded in accordance with Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), (ii) liabilities recorded under GAAP related to lease accounting (ASC 840) (other than in respect of capital leases), (iii) any liabilities resulting from equity awards accounted for as a liability, (iv) prepaid or deferred revenue arising in the ordinary course of business and purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (v) [reserved], (vi) purchase price adjustments and Earn-Out obligations (until such obligations or adjustments become a liability on the balance sheet of such Person in accordance with GAAP and solely if not paid after becoming due and payable), (vii) royalty payments made in the ordinary course of business in respect of licenses (to the extent such licenses are permitted hereby), (viii) any accruals for payroll and other non-interest bearing liabilities accrued in the ordinary course of business, including tax accruals, (ix) deferred rent obligations, taxes and compensation, (x) customary payables with respect to money orders or wire transfers, (xi) customary obligations under employment arrangements, (xii) obligations in respect of any license, permit or other approval arising in the ordinary course of business, and (xiii) any obligations attributable to the exercise of appraisal rights and the settlement or resolution of any claims or actions (whether actual, contingent or potential) with respect thereto.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(a).

“Initial Approved Budget” means the Budget in form and substance acceptable to the Required Lenders in their sole discretion and delivered to the Required Lenders and Lender Advisors prior to the Petition Date.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement (as defined in the Prepetition Credit Agreement (as in effect on the date hereof)).

“Intellectual Property Security Agreement” has the meaning assigned to such term in the Collateral Agreement.

“Interest Payment Date” means with respect to (i) any Base Rate Loan (other than any Swingline Loan), the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Term SOFR Loan, the last day of each Interest Period applicable to such Loan.

“Interest Period” means, in connection with a Term SOFR Loan, an interest period of one month, (i) initially, commencing on the applicable Funding Date of such Term SOFR Loan and ending on the last Business Day of such period, and (ii) thereafter commencing on the day on which the immediately preceding Interest Period expires and ending on the last Business Day of the next succeeding one-month period; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect any Loan shall extend beyond the Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“ Interim DIP Order” means an order of the Bankruptcy Court substantially in the form attached hereto as Exhibit H and in form and substance satisfactory to the Required Lenders; it being agreed that the form attached as Exhibit H is satisfactory.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities, Equity Interests or any other assets constituting a business line or unit of, or a division of, or make any other investment in, any other Person; and (ii) any direct or indirect loan, advance or capital contribution by the Borrower or any of its Restricted Subsidiaries to any other Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment less any returns to the Borrower or any of its Restricted Subsidiaries in respect of such Investment made in cash or Cash Equivalent; provided that, the aggregate amount of such returns shall not exceed the original amount of such Investment.

“IRS” means the United States Internal Revenue Service.

“Junior Financing” means Junior Indebtedness or any other Indebtedness of the Borrower or any Restricted Subsidiary, in each case, that is unsecured or is required to be subordinated in payment, lien priority or any other manner to the Obligations.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Indebtedness” means Indebtedness of any Person so long as (a) such Indebtedness is either unsecured or Subordinated Indebtedness; and (b) if such Indebtedness is Subordinated Indebtedness, the other terms and conditions contained in the relevant definitions thereof shall be satisfied. For the avoidance of doubt, the 2025 Convertible Notes, 2030 Convertible Notes and any permitted refinancing (but not a conversion thereof into Equity Interests) thereof shall be Junior Indebtedness.

“Junior Restricted Financing” has the meaning assigned to such term in Section 6.3.

“Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“Lease Rejection Motion” means a motion, which shall be in form and substance acceptable to the Required Lenders and the Credit Parties, which seeks orders providing for the rejection of certain of the Debtor’s unexpired leases (including the HQ Premises Lease and the Brooklyn Lease unless such leases are to be assumed pursuant to a settlement with the applicable landlords) pursuant to section 365 of the Bankruptcy Code; provided that the claims arising from any rejection of unexpired leases shall be capped pursuant to section 502(b)(6) of the Bankruptcy Code.

“Lease Rejection Order” means any order of the Bankruptcy Court granting the Lease Rejection Motion and related relief, which shall be in form and substance acceptable to the Required Lenders and the Credit Parties.

“Lender” means, at any time, any Lender that holds Loans or Commitments at such time.

“Lender Advisors” means Schulte Roth & Zabel LLP, Weil, Gotshal & Manges LLP and Houlihan Lokey Capital, Inc.

“Lender Affiliated Parties” has the meaning assigned to such term in Section 10.22.

“Lender Group Obligations” has the meaning assigned to such term in Section 5.13.

“Lender Party” has the meaning assigned to such term in Section 10.17.

“Lender Related Party” has the meaning assigned to such term in Section 5.13.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease. For the avoidance of doubt, Convertible Bond Indebtedness shall not constitute Liens.

“Loan” means any loans, advances and any extension of credit by a Lender to the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board of Governors.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have (i) a material adverse effect on the business, assets, results of operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, other than as a result of the Chapter 11 Cases or any event, circumstance or condition leading up to, related to or resulting from the Chapter 11 Cases, or (ii) a material adverse effect on the rights and remedies of Agent and any other Secured Party under the Credit Documents, taken as a whole, including the legality, validity, binding effect or enforceability of the Credit Documents; provided, that any change in law, regulation, sub-regulatory guidance or condition generally that impacts the educational industry in which any of the Credit Parties operate shall not in and of itself constitute a “Material Adverse Effect”.

“Material Indebtedness” means (i) any Indebtedness (other than the Obligations) of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate outstanding principal amount of at least $10,000,000, (ii) any Indebtedness (other than the Obligations) of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate outstanding principal amount of at least any “material indebtedness”, “threshold amount” or similar threshold amount under any Indebtedness that constitutes “Material Indebtedness” pursuant to clause (i) of this definition, (iii) Indebtedness under the Prepetition Credit Agreement, (iv) the 2025 Convertible Notes and (v) the 2030 Convertible Notes.

“Material Real Estate” means any wholly-owned, fee-owned Real Estate Asset having a fair market value in excess of $1,000,000.

“Maturity Date” means January 24, 2025.

“MD&A Report” means, with respect to the financial statements for which such report is required, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” report.

“Moody’s” means Moody’s Ratings and any successor thereto.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates, or with respect to which the Borrower or any of its Restricted Subsidiaries has any material liability.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“NFIP” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Non-Public Information” shall mean information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD promulgated by the SEC under the Securities Act and the Exchange Act.

“Note” means a promissory note in the form of Exhibit B.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Notice Office ” means the office of the Administrative Agent set forth on Appendix B hereto, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to any Agent (including any former Agent), any Lender, whether for principal, interest (including interest which, but for the filing of a petition in any proceeding under any Debtor Relief Law with respect to such Credit Party, would have accrued on the Obligations, whether or not a claim is allowed against such Credit Party for such interest in such proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” has the meaning assigned to such term in Section 7.7.

“OFAC” means the US Department of Treasury Office of Foreign Assets Control, or any successor thereto.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation, memorandum and articles of association, constitution or organization and its by-laws (or other formative documents however described peculiar to the jurisdiction of the corporation in question); (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement; (iii) with respect to any general partnership, its partnership agreement; (iv) with respect to any limited liability company, its articles of organization and its operating agreement; and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a Governmental Authority, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such Governmental Authority.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18 or Section 2.19).

“ Outstanding Amount” means with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of the Loans occurring on such date.

“Owned IP” means all of the Intellectual Property owned, or purported to be owned, by the Borrower or any Credit Party or any Restricted Subsidiary of a Credit Party.

“Participant” has the meaning assigned to such term in Section 10.6(d).

“Participant Register” has the meaning assigned to such term in Section 10.6(d).

“PATRIOT Act” means USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177.

“Payment Office” means the account of the Administrative Agent as provided to the Borrower and the Lenders in writing or such other account as the Administrative Agent may hereafter designate in writing as such to the Borrower and Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Encumbrance” has the meaning assigned to such term in Section 6.2(b).

“Permitted Lien” means each Lien permitted pursuant to Section 6.2.

“Permitted Variances” has the meaning assigned to such term in Section 6.15.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Petition Date” has the meaning assigned to such term in the recitals hereto.

“Plan of Reorganization” has the meaning assigned to such term in the definition of “Approved Chapter 11 Plan” set forth in this Section 1.1.

“Pledged Equity Interests” has the meaning assigned to such term in the Collateral Agreement.

“Platform” has the meaning assigned to such term in Section 10.1(d)(i).

“Prepetition Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of June 28, 2021, by and among the Borrower, the subsidiaries of the Borrower from time to time party thereto as guarantors, the lenders from time to time party thereto and Alter Domus (US) LLC, as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date.

“Prime Rate” means a variable per annum rate, as of any date of determination, equal to the rate as of such date published in the “Money Rates” section of The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates). The Prime Rate will change as of the date of publication in The Wall Street Journal of a Prime Rate that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Rate, Required Lenders shall choose a reasonably comparable index or source to use as the basis for the Prime Rate, which shall be administratively feasible for the Administrative Agent.

“Privacy, Data Security and Consumer Protection Laws” means all applicable laws, regulations, and legally binding guidelines concerning the collection, receiving, processing, handling, disposal, privacy, protection, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing of Protected Information.

“Pro Rata Share ” means, with respect to any Lender, with respect to all payments, computations and other matters relating to the DIP Facility, the percentage obtained by dividing (a) the Exposure of such Lender under the DIP Facility by (b) the aggregate Exposure of all of the Lenders under the DIP Facility.

“Protected Information” means any information that: (i) identifies (or in combination with other information may identify), relates to, describes, is capable of being associated with, or can be reasonably linked, directly or indirectly, to a natural person, including an individual’s name, address, telephone number, e-mail address, date of birth, photograph, social security number or tax identification number, credit card number, bank account number, biometric identifiers, persistent identifiers including IP address; as well as medical, health or insurance information; or (ii) is “personal information”, “personal data” or similar defined term protected by one or more of the applicable Privacy, Security and Consumer Protection Laws.

“ PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall mean any Lender that does not wish to receive Non-Public Information with respect to the Borrower or its Subsidiaries or their respective securities.

“Qualified Equity Interests” means any Equity Interests (other than warrants, rights or options referenced in the definition thereof) that (a) does not have a maturity and is not mandatorily redeemable; (b) by its terms (or by the terms of any employee stock option, incentive stock or other equity-based plan or arrangement under which it is issued or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (x) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (excluding any mandatory redemption resulting from an asset sale or change in control so long as no payments in respect thereof are due or owing, or otherwise required to be made, until all Obligations have been paid in full), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case, at any time on or after the ninety-first (91st) day following Maturity Date, or (y) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (A) debt securities or (B) any Equity Interests referred to in clause (x) above, in each case, at any time on or after the ninety-first (91st) day following the Maturity Date; or (c) is preferred stock, so long as (x) no holder thereof can require the issuer to redeem any such stock for cash prior to the Maturity Date and (y) any redemption feature of such stock is available only if permitted under this Agreement.

“Real Estate Asset” means an interest in any real property.

“Recipient” means (i) any Agent or (ii) any Lender, as applicable.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Restricted Subsidiary.

“Register” has the meaning assigned to such term in Section 10.6(c).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, or leaching of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Remaining Obligations” means, as of any date of determination, the Obligations that as of such date of determination are Obligations under the Credit Documents that survive termination of the Credit Documents, but as of such date of determination are not due and payable and for which no claims have been made.

“Removal Effective Date” has the meaning assigned to such term in Section 9.6(b).

“Required Lenders” means, as of any date of determination, Lenders having at least 66.67% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitments of, and the portion of the Total Outstandings held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Section 9.6(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment ” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of July 24, 2024 (as may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof) among the Credit Parties, the Required Lenders, and the holders of a majority of the obligations under the Prepetition Credit Agreement and any party that executes a joinder thereto, in form and substance acceptable to the Credit Parties and the Required Lenders.

“S&P” means S&P Global Ratings, and any successor to its rating agency business.

“Second Draw” has the meaning assigned to such term in Section 2.01(a)(ii).

“Second Draw Commitment” means the commitment of a Lender to make or otherwise fund Loans on the Second Draw Funding Date and “Second Draw Commitments” means such commitments of all of the Lenders in the aggregate. The amount of each Lender’s Second Draw Commitment, if any, is set forth on Appendix A or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Second Draw Commitments as of the Closing Date is $4,000,000.

“Second Draw Funding Date” has the meaning assigned to such term in Section 2.01(a)(ii).

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, His Majesty’s Treasury, Switzerland or any other relevant authority, (ii) any Person located, organized or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (iii) any Person 50% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (i) or (ii) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce; (ii) the United Nations Security Council; (iii) the European Union or any of its member states; (iv) Her Majesty’s Treasury; or (v) Switzerland.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, and any successor statute.

“Securities and Exchange Commission” means the US Securities and Exchange Commission, or any successor thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“ Solicitation” means the solicitation of votes on the Approved Chapter 11 Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

“Solicitation Procedures Order ” the order of the Bankruptcy Court approving the Solicitation procedures and scheduling the Combined Hearing, which order shall be in form and substance acceptable to the Required Lenders and the Credit Parties.

“SPC” has the meaning assigned to such term in Section 10.6(e)(ii).

“Special Flood Hazard Area ” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Indebtedness” has the meaning assigned to such term in Section 8.1(b).

“Specified Transaction” means any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement) or Investment (including any proposed Investment or acquisition) that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary, any acquisition or any Asset Sale that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Asset Sale of a business unit, line of business or division of any Credit Party, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or implementation of any initiative not in the ordinary course of business.

“State Educational Agency” means any state or local educational licensing body that provides a license, permit, authorization or other approval necessary for an educational institution or other entity to operate or to provide educational programs or courses in that state.

“Subordinated Indebtedness” means any unsecured Junior Indebtedness of the Borrower the payment of principal and interest of which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions reasonably satisfactory to the Required Lenders and the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity deemed to constitute a subsidiary of such Person under GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a direct or indirect Subsidiary or direct or indirect Subsidiaries of the Borrower, unless the context otherwise requires.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Contract.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap Contract.

“Swap Termination Value ” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any Interest Period for a Term SOFR Loan, the greater of (a) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (the “Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator and (b) the Floor; provided, however, that if as of 5:00 p.m. (Chicago time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Required Lenders (in consultation with the Administrative Agent) in their reasonable discretion).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR.

“Term SOFR Loan ” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Disbursements” means all disbursements of the Credit Parties, but excluding payment for fees for professional services.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Tranche” means the respective facility and commitments utilized in making (or, where applicable, conversion of) Loans hereunder, with there being one Tranche on the Closing Date.

“Type” means a Base Rate Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“ UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (g) of Section 2.17.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Variance Report” has the meaning assigned to such term in Section 5.1(k).

“Variance Report Certificate” has the meaning assigned to such term in Section 5.1(l).

“Withdrawal” means a withdrawal from the DIP Account made subject to and in accordance with the Withdrawal Conditions.

“Withdrawal Conditions” means (a) no Default or Event of Default shall have occurred and be continuing on the date of the Withdrawal or after giving effect to the use of the Withdrawal, (b) an Authorized Officer of the Borrower shall have delivered to the Collateral Agent and the Lenders a Withdrawal Notice with respect to the applicable Withdrawal, (c) the Interim DIP Order or Final DIP Order, as applicable, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or subject to a stay without the prior written consent of the Required Lenders, and (d) the Withdrawal Liquidity Condition shall have been satisfied.

“Withdrawal Liquidity Condition” shall mean, with respect to any Withdrawal on any date, the amount of the requested Withdrawal does not exceed the positive difference of (a) the amount of disbursements to be made on such day or the immediately succeeding day, which disbursements are to be made in accordance with the Approved Budget (subject to Permitted Variances), minus (b)the aggregate amount of cash in the Credit Parties’ bank accounts as of the end of the day immediately prior to such withdrawal date in excess of $5,000,000.

“Withdrawal Notice” means a written Withdrawal Notice substantially in the form of Exhibit A- 3.

“Withholding Agent” means the Borrower, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable) (except for the lack of footnotes and being subject to year-end adjustments). If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent (for distribution to the Lenders) financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements except for any calculations otherwise permitted to be made in accordance with this Agreement to the extent not addressed in the preparation of the Historical Financial Statements. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect, including Accounting Standards Codification “ASC” 820, ASC 825) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein.

1.3 Interpretation, Etc. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Credit Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Appendices, Exhibits and Schedules shall be construed to refer to Sections of, and Appendices, Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Securities, accounts and contract rights. The term “enforceability” and its derivatives when used to describe the enforceability of an agreement shall mean that such agreement is enforceable except as enforceability may be limited by any Debtor Relief Law and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

1.4 Timing of Performance. Subject to Section 2.16(d), when the performance of any covenant, duty or obligation under any Credit Document is required to be performed on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

1.5 Currency Generally. For purposes of determining compliance with Section 6.1, Section 6.2 and Section 6.6 with respect to any amount of Indebtedness, Lien or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness, Lien or Investment is incurred or granted (so long as such Indebtedness, Lien or Investment, at the time incurred or granted, made or acquired, was permitted hereunder).

1.6 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.7 Negative Covenant Compliance. For purposes of determining whether the Borrower and its Restricted Subsidiaries comply with any exception to Section 6 where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests, (b) correspondingly, any such ratio and metric shall only prohibit the Borrower and its Restricted Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder.

1.8 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes (including, but not limited to, determining whether any Conforming Changes, if any, are necessary or advisable). The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Required Lenders may select information sources or services (that shall be accessible by the Administrative Agent) in their reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and the Administrative Agent shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2 LOANS

2.1 Loans.

(a) Commitments. Subject to the terms and conditions set forth in Section 3, each Lender severally agrees to make to the Borrower:

(i) a single loan denominated in Dollars in a principal amount equal to its First Draw Commitment (the “First Draw”) on Closing Date; and

(ii) a single loan denominated in Dollars in a principal amount equal to its Second Draw Commitment (the “Second Draw”) on or after the date the Final DIP Order shall have been entered by the Bankruptcy Court (such date, the “Second Draw Funding Date”);

provided, that (x) Loans may be Term SOFR Loans or Base Rate Loans, as further provided herein, (y) the Borrower may make only one borrowing under each Commitment and (z) each Lender’s applicable Commitment shall terminate immediately and without further action on the applicable Funding Date after giving effect to the funding of such Lender’s applicable Commitment on such date.

(b) Repayments and Prepayments. Any amount of the Loans that is subsequently repaid or prepaid may not be reborrowed.

(c) [Reserved].

(d) Maturity. To the extent not previously paid, all amounts owed hereunder shall be paid in full no later than the Maturity Date.

(e) Funding Notice. The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice for the Loans no later than 10:00 a.m. (New York City time) at least one Business Day in advance of each Funding Date (or such later time as the Administrative Agent may agree) and, promptly upon receipt thereof, the Administrative Agent shall notify each Lender of the proposed borrowing.

(f) Funding of Loans. Each Lender shall make each Loan to be made by it hereunder on the proposed Funding Date thereof by wire transfer of immediately available funds by 12:00 p.m. (New York City time) to the Payment Office. Upon satisfaction or waiver of the conditions precedent specified in Section 3 and receipt of all requested funds, the Administrative Agent shall make the proceeds of the Loans available to the Borrower on each Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders to be wired to the DIP Account.

2.2 Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that (i) the failure of any Lender to fund any such Loan shall not relieve any other Lender of its obligation hereunder and (ii) no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

2.3 Use of Proceeds.

(a) Margin Regulations. The Borrower and its Restricted Subsidiaries shall not use any portion of the proceeds of any Credit Extension in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof applicable to Margin Stock.

(b) Anti-Corruption Laws, AML Laws and Sanctions. The Borrower shall not request any Credit Extension, nor use, and shall not permit that its Restricted Subsidiaries and its or their respective directors, officers and employees (in such individual’s capacity as such) to use, directly or indirectly, the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Restricted Subsidiary, other Affiliate, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).

2.4 Evidence of Debt; Notes.

(a) Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Loans; and provided; further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Notes. If so requested by any Lender by written notice to the Borrower at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s applicable Loan.

2.5 Interest on Loans.

(a) Interest. Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made to repayment thereof (whether by acceleration or otherwise) at an interest rate equal to the Base Rate or Term SOFR, as applicable, plus the Applicable Margin for such Type of Loan.

(b) Interest Rate Election. The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Term SOFR Loan, shall be selected by the Borrower and notified to the Administrative Agent pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) Interest Periods. In connection with Term SOFR Loans there shall be no more than ten Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Term SOFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Term SOFR Loan) will be automatically converted into a Base Rate Loan on the last day of then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Term SOFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. Promptly on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Term SOFR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d) Computation of Interest. Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Term SOFR Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Term SOFR Loan, the date of conversion of such Term SOFR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Term SOFR Loan, the date of conversion of such Base Rate Loan to such Term SOFR Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Interest Payable. Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and be payable in arrears in kind and capitalized (i) on each Interest Payment Date applicable to that Loan; (ii) concurrently with any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) on the Maturity Date. The amounts so capitalized and added to the principal in accordance with the immediately preceding sentence shall be treated as principal for all purposes of this Agreement and bear interest in accordance with the terms hereof from (and including) the applicable Interest Payment Date or such other date of payment, in each case on which such interest was paid “in kind” and capitalized. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws. Notwithstanding anything to the contrary herein, all accrued and unpaid interest required to be paid at maturity (whether by acceleration or otherwise) of the Loans shall be paid in cash in Dollars.

2.6 Conversion and Continuation.

(a) Conversion. Subject to Section 2.15 and so long as no Event of Default under any of Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and then be continuing and the Administrative Agent (acting upon the instructions of the Required Lenders) shall not have delivered a notice revoking such conversion rights hereunder, the Borrower shall have the option to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Term SOFR Loan may not be converted on a date other than the expiration date of the Interest Period applicable to such Term SOFR Loan unless the Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion.

(b) Continuation. Subject to Section 2.15 and so long as no Event of Default under any of Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and then be continuing and the Administrative Agent (acting upon the instructions of the Required Lenders) shall not have delivered a notice revoking such conversion rights hereunder, the Borrower shall also have the option, upon the expiration of any Interest Period applicable to any Term SOFR Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Term SOFR Loan.

(c) Conversion/Continuation Notice. The Borrower shall deliver a Conversion/ Continuation Notice to the Administrative Agent at the Notice Office no later than 12:00 noon (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a Term SOFR Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Term SOFR Loans shall be irrevocable on and after the date of receipt thereof by the Administrative Agent, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.7 Default Interest. Upon the occurrence and during the continuance of an Event of Default, the overdue portion of any principal amount of all Loans and, to the extent permitted by applicable Law, any overdue interest payments on the Loans or any overdue premium, fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall bear interest (including post-petition interest in any proceeding under any Debtor Relief Law) from the date of such Event of Default, payable in kind and capitalized at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such overdue interest, overdue premium, fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Loans outstanding as Base Rate Loans). Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.8 Fees.

(a) The Borrower agrees to pay to the Administrative Agent and the Collateral Agent such other fees in the amounts and at the times separately agreed upon under the Agency Fee Letter.

2.9 Maturity. The outstanding Loans, together with all other amounts owed hereunder with respect thereto, shall be paid in full no later than the Maturity Date.

2.10 Voluntary Prepayments.

(a) Any time and from time to time, with respect to any Type of Loan, the Borrower may prepay, without premium or penalty (but subject to Section 2.15(c)), any Loan on any Business Day in whole or in part, in an aggregate minimum amount of and integral multiples in excess of that amount, and upon delivery of the prepayment notice as set forth in the following table:

Type of Loan	Minimum Amount	Integral Multiple	Prior Notice
Base Rate Loans	$1,000,000	$1,000,000	One Business Day
Term SOFR Loans	$1,000,000	$1,000,000	Three Business Days

in each case given to the Administrative Agent, as the case may be, by 2:00 p.m. (New York City time) on the date required and the Administrative Agent will promptly notify each applicable Lender of such prepayment. Upon delivery of the prepayment notice, the principal amount of the Loans specified in such written notice shall become due and payable on the prepayment date specified therein; provided, such prepayment obligation may be conditioned on the occurrence of any subsequent event (including a Change of Control or refinancing transaction). Each prepayment of outstanding Tranches pursuant to this Section 2.10(a) shall be applied to the Tranche or Tranches designated on such notice on a pro rata basis within such Tranche. Subject to Section 2.20, each prepayment of an outstanding Tranche pursuant to this Section 2.10(a) shall be applied to the remaining amortization payments of such Tranche as directed by the Borrower (or, if the Borrower has not made such designation, in direct order of maturity), but, in any event, on a pro rata basis to the Lenders within such Tranche.

2.11 Mandatory Prepayments.

(a) Issuance of Debt. No later than the fifth Business Day following the date of receipt of the proceeds of the incurrence of any Indebtedness by the Borrower or any of its Restricted Subsidiaries (unless such Indebtedness is permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to 100% of the net cash proceeds from such incurrence, net of any underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses and the amount of any reserves established by the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case, in respect of such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of net cash proceeds in the amount of such reduction.

(b) Asset Sales; Casualty and Condemnation. In the event and on each occasion that any net cash proceeds are received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of (1) any Asset Sale in reliance on Section 6.8(n) or (2) any Casualty Event, in an aggregate amount greater than $1,000,000 per Fiscal Year, the Borrower shall, within ten Business Days (or, if later, within ten Business Days after the later of the date the threshold referred to above is first exceeded and the date the relevant net cash proceeds are received) after such net cash proceeds are received, prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to 100% of the net cash proceeds net of the principal amount of any Indebtedness that is secured by a Lien on the asset subject to such Asset Sale or Casualty Event and that is required to be repaid in connection with such Asset Sale or Casualty Event (other than Indebtedness under this Agreement), together with any applicable premiums, penalties, interest or breakage costs, any underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses and the amount of any reserves established by the Borrower and the Restricted Subsidiaries to fund contingent liabilities or remedy any underlying concern reasonably estimated to be payable, in each case, in respect of such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of net cash proceeds in the amount of such reduction; provided, further, that, in the case of any Asset Sale in reliance on Section 6.8(n), so long as no Event of Default has occurred and is continuing and if permitted under the Approved Budget, if the Borrower and the Restricted Subsidiaries invest (or commit to invest) the net cash proceeds from such event (or a portion thereof) within 12 months after receipt of such net cash proceeds in assets that are used or useful in the business of the Borrower and its Restricted Subsidiaries (including acquisitions or other Investments permitted under Section 6.6 (other than cash and Cash Equivalents)), then no prepayment shall be required pursuant to this paragraph in respect of such net cash proceeds in respect of such event (or the applicable portion of such net cash proceeds, if applicable) except to the extent of any such net cash proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 12 month period (or if committed to be so invested within such 12 month period, have not been so invested within 18 months after receipt thereof), at which time a prepayment shall be required in an amount equal to such net cash proceeds that have not been so invested (or committed to be invested).

(c) [Reserved].

(d) Notice to the Administrative Agent. The Borrower shall deliver a prepayment notice to the Administrative Agent of any mandatory prepayment required to be made pursuant to clauses (a) and (b) of this Section 2.11 at least three Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date of such prepayment provided, such prepayment obligation may be conditioned on the occurrence of such event (including a Change of Control or refinancing transaction). Each such prepayment notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice. Any Lender may elect, by written notice to the Administrative Agent by 12:00 p.m. (New York City time) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to Section 2.11(b) (such amounts, “Declined Proceeds”). Any Lender that fails to provide written notice to the Administrative Agent in the time frame set forth above shall be deemed to have accepted the prepayment. Any Declined Proceeds shall be retained by the Borrower and added to the “Available Amount” in accordance with the terms of such definition.

(e) Notwithstanding any other provisions of this Section 2.11, (i) to the extent that any or all of the net cash proceeds of any Asset Sale by a Foreign Subsidiary (or a Domestic Subsidiary of a Foreign Subsidiary) (a “Foreign Disposition”) or the net cash proceeds of any Casualty Event from a Foreign Subsidiary (or a Domestic Subsidiary of a Foreign Subsidiary) (a “Foreign Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 2.11(b) is prohibited, restricted or delayed by applicable local law, rule or regulation (including, without limitation, financial assistance and corporate benefit restrictions and fiduciary and statutory duties of any director or officer of such Subsidiaries) from being repatriated to the Borrower or so prepaid or such repatriation or prepayment would present a material risk of liability for the applicable Restricted Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officer), in each case, as determined by the Borrower in good faith, then the portion of such net cash proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of the net cash proceeds of any Foreign Disposition or any Foreign Casualty Event, in each case giving rise to a prepayment event pursuant to Section 2.11(b), would result in adverse tax or regulatory consequences (as determined by the Borrower in good faith), the net cash proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary.

(f) Notwithstanding anything in this Section 2.11 to the contrary, no mandatory prepayment of outstanding Loans that would otherwise be required to be made under Section 2.11(a) or (b) shall be required to be made unless and until all commitments under the Prepetition Credit Agreement shall have been terminated and the principal of and interest on all Indebtedness under the Prepetition Credit Agreement and all fees, expenses and other amounts payable (other than contingent amounts not yet due and payable) in respect thereof shall have been paid in full.

2.12 Application of Prepayments.

(a) Application of Voluntary Prepayments. Any prepayment of any Loan pursuant to Section 2.10 shall be applied to the principal repayment installments thereof as specified by the Borrower in the applicable notice of prepayment (and absent such direction in direct order of maturity); provided, any such prepayment of the Loans shall be applied to prepay the Loans of each of the Lenders on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(b) Application of Mandatory Prepayments. Any prepayment of any Loan required to be made pursuant to Section 2.11(a) or (b) shall be applied to the principal repayment installments thereof as specified by the Borrower in the applicable notice of prepayment (and absent such direction in direct order of maturity); provided, any such prepayment of the Loans shall be applied to prepay the Loans of each of the Lenders on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(c) Application of Prepayments to Types of Loans. Any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Term SOFR Loans, in each case in a manner which minimizes the amount of any payment required to be made by the Borrower pursuant to Section 2.15(c).

(d) Notwithstanding anything herein to the contrary set forth in this Section 2.12 or any other provision of this Agreement, any and all repayments and prepayments of the Loans pursuant to Section 2.11 shall be applied in accordance with the DIP Order.

2.13 General Provisions Regarding Payments.

(a) Payments Due. All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Payment Office for the account of the Lenders, or in any other manner expressly provided for in this Agreement; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date may in the discretion of the Administrative Agent be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b) Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Payments to Include Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(d) Distribution of Payments. The Administrative Agent shall promptly distribute to each Lender at such account as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(e) Affected Lender. Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Lender affected by circumstances contemplated under Section 2.15(b) or if any such Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Term SOFR Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(f) Payment Due on Non-Business Day. Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(g) [Reserved].

(h) Non-Conforming Payment. In the event any payment by or on behalf of the Borrower hereunder required to be paid in cash pursuant to the terms of this Agreement is not made in same day funds prior to 2:00 p.m. (New York City time), the Administrative Agent may deem such payment to be a non-conforming payment and if so, shall give prompt written notice thereof to the Borrower and each applicable Lender. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

2.14 Ratable Sharing. Subject to Section 10.6(b)(v) and (ix), if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent in writing of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.14 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any of its Restricted Subsidiaries (other than pursuant to Section 10.6(d)), as to which the provisions of this Section shall apply. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

2.15 Making or Maintaining Term SOFR Loans.

(a) Inability to Determine Rates. Subject to Section 2.21, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error), that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Required Lenders determine that for any reason in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the direction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.15(c). Subject to Section 2.21, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b) Illegality or Impracticability of Term SOFR Loans. If, after the Closing Date, any Lender determines that the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for a Lender to honor its obligations to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (with a copy to the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15(c).

(c) Compensation for Losses. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all actual and reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Term SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Term SOFR Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Term SOFR Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Term SOFR Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Term SOFR Loans is not made on any date specified in a written notice of prepayment given by the Borrower.

(d) Booking of Term SOFR Loans. Any Lender may make, carry or transfer Term SOFR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.16 Increased Costs; Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement);

(ii) subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made (or deemed made) by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Term SOFR Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 2.16(a) only to the extent such Lender certified that it is imposing such charges on similarly situated borrowers under the other syndicated credit facilities that such Lender is a lender under.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.16(a) or 2.16(b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.17 Taxes; Withholding, Etc.

(a) Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section

10.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g)(ii)(A), 2.17(g)(ii)(B) and 2.17(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payment in connection with any Credit Document is effectively connected with the conduct of a U.S. trade or business by such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of such direct and indirect partner(s);

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Status of Administrative Agent. On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower two duly-executed copies of IRS Form W-9. The Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal ineligibility to do so.

(j) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.18 Obligation to Mitigate. If any Lender requests compensation under Section 2.16, or requires the Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.19 Replacement of Lenders. (i) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (ii) if any Lender is a Defaulting Lender or (iii) if any Lender declines to approve any waiver, amendment or modification of this Agreement or any Credit Document that requires approval of all Lenders (directly affected or otherwise) pursuant to Section 10.5 and to which the Required Lenders have consented (or a majority of the Lenders directly affected) or (iv) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided:

(a) the Administrative Agent shall have received the assignment fee (if any) specified in Section 10.6(b)(iv) and if such assignee Lender is not an existing Lender, it shall provide the Administrative Agent and, in the case of an IRS Form W-9, Borrower, with all requested “know your customer” documentation, a duly executed IRS Form W-9 or such other applicable IRS Form and an administrative questionnaire;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.19(c) from or on behalf of the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts));

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Law.

2.20 Defaulting Lenders.

(a) General. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.5.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.4), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Credit Party as a result of any judgment of a court of competent jurisdiction obtained by any Credit Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to this Section 2.20(a)(ii).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.21 Benchmark Replacement Setting.

(a) Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b) Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Required Lenders will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.20(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.21, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.21.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Required Lenders (and accessible to the Administrative Agent) in their reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Required Lenders may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

SECTION 3 CONDITIONS PRECEDENT

3.1 Closing Date. The obligations of each Lender to make Loans on the initial Funding Date are effective upon the satisfaction, or waiver by such Lender, of the following conditions (in addition to the conditions precedent set forth in Section 3.2) on or before the Closing Date, each to the satisfaction of the Administrative Agent and the Required Lenders:

(a) Credit Agreement and Collateral Documents. The Agents shall have received fully executed copies of (i) this Agreement (together with the schedules and exhibits thereto) and (ii) the other Collateral Documents, including the Collateral Agreement (together with the schedules and exhibits thereto).

(b) Funding Notice. The Administrative Agent shall have received a fully executed and delivered Funding Notice, no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the Closing Date (or such later time as the Administrative Agent may agree), together with a flow of funds memorandum attached thereto with respect to the initial funding of Loans on the Funding Date.

(c) Interim DIP Order. The Interim DIP Order (i) shall have been entered within five days of the Petition Date (or such longer period as the Required Lenders may agree ) and shall be in full force and effect and (ii) shall not have been amended, supplemented, appealed, altered, stayed, vacated, rescinded or otherwise modified, without the prior written consent of the Required Lenders.

(d) First Day Orders. The “first day” orders (including a cash management order), which shall be in form and substance satisfactory to the Required Lenders, shall have been entered upon an application or motion of the Credit Parties in form and substance satisfactory to the Required Lenders.

(e) Approved Budget. The Required Lenders shall have received and approved, in their sole discretion, the Initial Approved Budget.

(f) Restructuring Support Agreement. The Support Effective Date (as defined in the Restructuring Support Agreement) shall have occurred.

(g) Fees. The Borrower shall have paid to the Administrative Agent and the Collateral Agent the fees payable to each such Person on the Closing Date referred to in Section 2.8(a), in each case, to the extent due and payable on the Closing Date.

(h) Secretary’s Certificate and Attachments. The Administrative Agent shall have received an executed officer’s certificate of each Credit Party, together with all applicable attachments, certifying as to the following:

(i) Organizational Documents. Attached thereto is a copy of each Organizational Document of such Credit Party, to the extent applicable and customary in the relevant jurisdiction of such Credit Party, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto.

(ii) Signature and Incumbency. Set forth therein are the signature and incumbency of the officers or other authorized representatives of such Credit Party executing the Credit Documents to which it is a party.

(iii) Resolutions. Attached thereto are copies of resolutions of the Board of Directors of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date as being in full force and effect without modification or amendment.

(iv) Good Standing Certificates. Attached thereto is a good standing certificate (if applicable) from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation dated as of a recent date prior to the Closing Date.

(i) “Know-Your-Customer”, Etc. The Administrative Agent and each applicable Lender shall have received all documentation and other information required under Anti-Terrorism Laws and applicable “know-your-customer” and anti-money laundering Laws, including certificates required under the Beneficial Ownership Regulation, including, without limitation, a duly executed W-9 (or such other applicable tax form) of the Borrower.

(j) Promissory Notes. Delivery of each Note requested by a Lender in accordance with Section 2.4(b), if any.

(k) Expenses. The Administrative Agent and each Lender shall have received, or substantially simultaneously with the initial funding of the Loans on the Funding Date shall receive, (i) to the extent invoiced at least two Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment in full, in cash, of all reasonable and documented out-of-pocket expenses (including fees, charges and disbursements of Schulte Roth & Zabel LLP, Weil, Gotshal & Manges LLP, Seward & Kissel LLP and Houlihan Lokey Capital, Inc.) required to be reimbursed or paid by any Credit Party under any Credit Document and (ii) reimbursement or payment in full, in cash, of all reasonable and documented out-of-pocket fees and expenses of the Consenting Noteholder Advisors (as defined in the Restructuring Support Agreement); provided, that, in each case, each of Schulte Roth & Zabel LLP, Weil, Gotshal & Manges LLP, Seward & Kissel LLP and Houlihan Lokey Capital, Inc. may provide summary copies of its invoices (which shall not be required to contain time entries, if any, and which may be redacted or modified to delete any privileged information or any other confidential information but shall include a general brief description of the nature of the matters for which services were performed), and it is understood and agreed that such summary copies shall constitute sufficient documentation in accordance with this paragraph (k).

3.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any Funding Date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Credit Party in or pursuant to the Credit Documents shall be true and correct in all material respects (unless qualified by materiality, in which case they shall be true and correct in all respects) on and as of such date as if made on and as of such date (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects (unless qualified by materiality, in which case they shall be true and correct in all respects) on and as of such specific date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notices. The Borrower shall have delivered to the Administrative Agent the notice of borrowing or Application, as the case may be, for such extension of credit in accordance with this Agreement.

(d) MAE. Since the Petition Date, no Material Adverse Effect shall have occurred.

(e) Second Draw Funding. Solely in respect of the Second Draw, (x) the Bankruptcy Court shall have entered the Final DIP Order within 45 days following the Petition Date (or such later date as the Required Lenders may agree) (and, in any event, prior to the Second Draw Funding Date) and (y) the Required Lenders shall have consented (in their sole discretion) to funding such Second Draw.

(f) DIP Order. The DIP Order (or, in the case of the First Draw, only the Interim DIP Order) shall be in full force and effect and shall not have been vacated, reversed, modified, amended or subject to a stay without the prior written consent of the Required Lenders.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 3.2 have been satisfied.

SECTION 4 REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and each Agent to enter into this Agreement, and the Lenders to make each Credit Extension, each Credit Party represents and warrant to the Lenders and the Agents on the Closing Date that the following statements are true and correct:

4.1 Organization; Required Power and Authority; Qualification. Except as permitted under Section 6.7, each Credit Party (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation as identified in Schedule 4.1, (b) subject to the entry of the DIP Order and subject to the terms thereof and any restrictions arising on account of such Credit Party’s status as a “debtor” under the Bankruptcy Code, has all requisite corporate (or equivalent) power and authority to own and operate its properties, to lease the property it operates as lessee, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) except as a result of the commencement of the Chapter 11 Cases, is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except, in each case, in jurisdictions where the failure to be so qualified or in good standing could not be reasonably expected to have a Material Adverse Effect.

4.2 Equity Interests and Ownership. The Equity Interests constituting Pledged Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.2, there is no existing option, warrant, call, right, commitment or other agreement (including preemptive rights) to which Borrower or any of its Restricted Subsidiaries is a party requiring, and there is no Equity Interest constituting Pledged Equity Interests outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Restricted Subsidiaries of any additional Equity Interests constituting Pledged Equity Interests of Borrower or any of its Restricted Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Equity Interests constituting Pledged Equity Interests of Borrower or any of its Restricted Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of the Borrower and its Restricted Subsidiaries in their respective Restricted Subsidiaries in which Equity Interests constituting Pledged Equity Interests are held as of the Closing Date.

4.3 Due Authorization. Subject to the entry of the DIP Order and subject to the terms thereof, the execution, delivery and performance of the Credit Documents have been duly authorized by all necessary corporate or limited liability or other entity action, as applicable, on the part of each Credit Party that is a party thereto.

4.4 No Conflict. Subject to the entry of the DIP Order and subject to the terms thereof, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any of the Organizational Documents of the Borrower or any Guarantor or otherwise require any approval of any stockholder, member or partner of the Borrower or any Guarantor, except for such approvals or consents which will be obtained on or before the Closing Date; (b) violate any provision of any Law applicable to or otherwise binding on the Borrower or any Guarantor, except to the extent such violation could not be reasonably expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any Guarantor (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent on behalf of the Secured Parties or any other Permitted Lien); or (d) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or otherwise require any approval or consent of any Person under, any material Contractual Obligation relating to any Indebtedness of the Borrower or any Guarantor (other than the Prepetition Credit Agreement, the 2030 Convertible Notes and the 2025 Convertible Notes), except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, and except for such approvals or consents (i) which will be obtained on or before the Closing Date and have been disclosed in writing to the Lenders or (ii) the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

4.5 Governmental Consents. Subject to the entry of the DIP Order and subject to the terms thereof, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except (a) such as have been obtained and are in full force and effect, (b) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Required Lenders for filing and/or recordation, as of the Closing Date, subject to the DIP Order, or (c) those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6 Binding Obligation. Subject to the entry of the DIP Order and subject to the terms thereof, each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

4.8 No Material Adverse Change. Since the Petition Date, no event or change has occurred that has caused or could reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect.

4.9 Adverse Proceedings. Except for the Chapter 11 Cases, there are no Adverse Proceedings that are not stayed as a result of the commencement of the Chapter 11 Cases, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, domestic or foreign, that are not stayed as a result of the commencement of the Chapter 11 Cases that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.10 Payment of Taxes. Subject to applicable bankruptcy law, the terms of the DIP Order and any required approval or order by the Bankruptcy Court and except for any Taxes disclosed on Schedule 4.10, as of the Closing Date, the Borrower and its Restricted Subsidiaries have paid all Taxes that were due and payable (including in the capacity as a withholding agent), other than any Tax being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) reserves or other appropriate provisions, as shall be required in conformity with GAAP shall have been made therefor, (b) the failure to so pay would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect, or (c) such payment has been stayed by the commencement of the Chapter 11 Cases.

4.11 Title. Except as a result of the commencement of the Chapter 11 Cases, each of the Borrower and its Restricted Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), (c) to each of the Borrower’s and its Restricted Subsidiaries’ knowledge, valid license rights in (in the case of license interests in Intellectual Property), and (d) good title to or right to use (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for (x) assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8 or (y) except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for Permitted Encumbrances and as otherwise permitted by this Agreement including by Section 6.2, all such properties and assets are free and clear of Liens.

4.12 Real Estate Assets. As of the Closing Date, Schedule 4.12 is a complete and correct list of (a) all Real Estate Assets, and (b) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.

4.13 Environmental Matters. Neither the Borrower nor any of its Restricted Subsidiaries nor any of their respective properties or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity, in each case which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 USC. § 9604) or any comparable state Law that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. To each of the Borrower’s and its Restricted Subsidiaries’ knowledge, there are and have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any facility, and none of the Borrower’s or any of its Restricted Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Borrower or any of its Restricted Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. The representations and warranties in this Section 4.13 are the sole representations and warranties of Borrower with respect to environmental matters, including matters arising under Environmental Law or involving Environmental Claims, Hazardous Materials, or Hazardous Materials Activities.

4.14 Investment Company Regulation. Neither the Borrower nor any of the Guarantors is, or is required to be, registered under the Investment Company Act of 1940.

4.15 Margin Stock. Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Credit Extension made to or for the benefit of any Credit Party will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.16 Employee Matters. Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against any of them before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Restricted Subsidiaries, (c) to the knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Restricted Subsidiaries and (d) to the knowledge of the Borrower, no union organization activity that is taking place, except, with respect to any matter specified in clause (a), (b), (c) or (d) above, either individually or in the aggregate, that could not reasonably be likely to give rise to a Material Adverse Effect.

4.17 Employee Benefit Plans. Except to the extent excused by the Bankruptcy Court, as a result of the filing of the Chapter 11 Cases or as would not result in a Material Adverse Effect: (i) with respect to each Employee Benefit Plan and Foreign Pension Plan, the Borrower and its Restricted Subsidiaries are in material compliance with all applicable Laws, including the provisions and requirements of ERISA and the Code, and have performed all their obligations under each Employee Benefit Plan; (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status; (iii) no liability to the PBGC (other than required premium payments) has been or is expected to be incurred by any ERISA Party; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) no ERISA Party is in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; and (vi) neither the Borrower nor any of its Restricted Subsidiaries has incurred any material obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

4.18 [Reserved].

4.19 Compliance with Laws; Use of Proceeds.

(a) Generally. Subject to the entry of the DIP Order and the terms thereof, each of the Borrower and its Restricted Subsidiaries is in compliance with all applicable Laws in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Anti-Terrorism Laws. None of the Borrower or any of its Restricted Subsidiaries (and, to the knowledge of each such Person, no joint venture or subsidiary thereof) is in violation in any material respect of any Anti-Terrorism Law. As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification is true and correct.

(c) AML Laws; Anti-Corruption Laws and Sanctions. None of (i) the Borrower, any of its Restricted Subsidiaries or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower, any of its Restricted Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise.

(d) Use of Proceeds. The proceeds of the Loans shall be used in accordance with the terms of the DIP Order, the Credit Documents and the Approved Budget.

(e) Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or the Lenders by or on behalf of the Borrower or any of its Restricted Subsidiaries for use in connection with the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein, taken as a whole, not materially misleading in light of the circumstances in which the same were made (after giving effect to all supplements thereto). Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Agents and the Lenders that such projections as to future events are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of the Borrower and its Restricted Subsidiaries and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

4.20 Collateral. Subject to Section 5.15 of this Agreement and the entry of the DIP Order, the security interest of the Collateral Agent in the Collateral constitutes a valid, perfected second priority security interest in and continuing Lien on all of each Credit Party’s right, title and interest in, to and under the Collateral (subject to Permitted Encumbrances and other Permitted Liens).

4.21 DIP Order. The DIP Order is valid, genuine, legal and enforceable against the Credit Parties and the other parties subject thereto, and has not been reversed, stayed (whether by statutory stay or otherwise), modified, waived or amended without the consent of the Required Lenders.

4.22 Intellectual Property. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Borrower or the other Credit Parties own all software that was developed by, for, or on behalf of Borrower or any of its Restricted Subsidiaries for use in the business, (ii) each Credit Party owns and possesses all right, title and interest in and to the Owned IP free and clear of all Liens, other than Permitted Liens, and (iii) each Credit Party has sufficient rights pursuant to a license or other valid and enforceable rights to all other Intellectual Property used in, or held for use in, the operation of each Credit Party’s business as currently conducted. To the knowledge of any Credit Party, all material Owned IP is subsisting, valid, and enforceable.

4.23 Education Law Matters.

(a) Educational Authorizations. Each Credit Party complies, and during the past three (3) years has complied, in all material respects with all applicable Educational Laws regarding any licenses, permits, authorizations or other approvals required to be obtained from any Educational Agency to conduct its business.

(b) Incentive Compensation. Each Credit Party complies, and during the past three (3) years has complied, in all material respects with all applicable Educational Laws concerning the compensation of persons or entities engaged in student recruiting, admissions or financial aid activities, including but not limited to 20 U.S.C. § 1094(a)(20) and ED regulations at 34 C.F.R. § 668.14(b)(22).

(c) Misrepresentation. Each Credit Party complies, and for the past three (3) years has complied, in all material respects with all applicable Educational Laws regarding consumer marketing and student recruiting, has not committed any misrepresentation (either affirmatively or by omission) about the Credit Party or about any educational institution with which the Credit Party has an Educational Services Agreement, or about any educational program or course offered by a Credit Party or supported by an Educational Services Agreement. With respect to educational institutions, programs and courses supported by any Credit Party pursuant to an Educational Services Agreement, the Credit Party uses only marketing materials approved by the pertinent educational institution.

(d) Educational Records. Each Credit Party and each Educational Services Agreement complies, and for the past three (3) years has complied, in all material respects with all Privacy, Data Security and Consumer Protection Laws that are (i) applicable to any Protected Information created, obtained or maintained pursuant to any Educational Services Agreement, and (ii) subject to enforcement by any Educational Agency.

(e) Accessibility. Each Credit Party and each Educational Services Agreement complies, and for the past three (3) years has complied, in all material respects with all applicable Laws concerning the accessibility of educational programs and courses to persons with disabilities.

SECTION 5 AFFIRMATIVE COVENANTS

On and after the Closing Date, so long as any Commitment is in effect, and until payment in full of all Obligations (other than Remaining Obligations), each Credit Party shall, and shall cause each of its Restricted Subsidiaries to:

5.1 Financial Statements and Other Reports and Notices. Deliver to (x) the Administrative Agent (for further distribution to the Lenders) and (y) solely in the case of Sections 5.1(k), 5.1(l), 5.1(m), 5.1(n) and 5.1(o), the Lender Advisors (for further distribution the Lenders, as applicable):

(a) Quarterly Financial Statements. 45 days (or such longer period as permitted by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, beginning with the Fiscal Quarter ending June 30, 2024, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income or operations, stockholders’ equity (to the extent required on Form 10-Q) and cash flows for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and an MD&A Report with respect thereto; provided, the filing by the Borrower of a Form 10-Q (or any successor or comparable form) with the Securities and Exchange Commission as at the end of and for any applicable Fiscal Quarter shall be deemed to satisfy the obligations under this Section 5.1(a) to deliver financial statements with respect to such Fiscal Quarter.

(b) Annual Financial Statements. 90 days (or such longer period as permitted by the SEC) after the end of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2024, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail, together with an MD&A Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon by KPMG LLP or other independent certified public accountant of recognized national standing selected by the Borrower and reasonably satisfactory to the Required Lenders, which report shall not contain any going concern, scope of audit or similar qualification (other than resulting from (1) the maturity of the Loans at the Maturity Date or any other Indebtedness maturing within one year from the time such report is delivered or (2) any prospective or actual default as a result of a breach of any financial covenant in documentation governing any Indebtedness permitted hereunder), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements); provided, the filing by the Borrower of a Form 10-K (or any successor or comparable form) with the Securities and Exchange Commission as at the end of and for any applicable Fiscal Year shall be deemed to satisfy the obligations under this Section 5.1(b) to deliver financial statements with respect to such Fiscal Year.

(c) Monthly Income Statement. 30 days after the end of each fiscal month of the Borrower, beginning with the fiscal month ending July 31, 2024, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal month and for the portion of the Fiscal Year ended and the related consolidated statement of income of the Borrower and its Subsidiaries for such fiscal month and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the corresponding figures for the corresponding month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year (including a calculation to “Consolidated EBITDA” under and as defined in the Prepetition Credit Agreement (as in effect on the date hereof)), all in reasonable detail.

(d) Compliance Certificate. (i) Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate.

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in the accounting policies of the Borrower from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Required Lenders.

(f) Projections. No later than ninety (90) days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year shown on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto and projected covenant compliance levels) (collectively, the “Projections”).

(g) Notices. Promptly upon any officer of any Credit Party obtaining knowledge of any of the following, a certificate of its Authorized Officer specifying the nature and period of existence thereof, and what action the Borrower has taken, is taking and proposes to take with respect thereto:

(i) any Default or Event of Default (other than as a result of the commencement of the Chapter 11 Cases);

(ii) the institution of, or non-frivolous threat by, any Adverse Proceeding that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iii) the occurrence of or forthcoming occurrence of any ERISA Event that would result in a Material Adverse Effect;

(iv) (A) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (B) any remedial action taken by the Borrower or any of its Restricted Subsidiaries in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(v) following the Petition Date, any event or change that, individually or in the aggregate, could reasonably be expected to have Material Adverse Effect.

(h) [reserved].

(i) Other Information. (A) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that such information shall be deemed to have been delivered on the date on which such information has been posted on the Borrower’s website on the Internet on any investor relations page at http://www.2u.com (or any successor page) or at http://www.sec.gov and (B) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation (which information and documentation shall be delivered directly to the requesting Persons and no other Persons).

(j) Approved Budget. No later than 5:00 p.m., New York City time, every other Thursday (commencing on August 8, 2024), a Budget. For the purposes of this Agreement, the “Approved Budget” shall refer, initially, to the Initial Approved Budget and, upon the delivery of an updated Budget to the Required Lenders, such updated Budget shall become the “Approved Budget” upon the date on which the Required Lenders, in their sole discretion, shall have approved such Budget (which approval may be by e-mail from the Lender Advisors). The then-existing Approved Budget shall remain the Approved Budget for the projection period, without giving effect to any update, modification or supplement (with appropriate adjustments for the timing of monthly or semi-monthly disbursements), until such time as another Budget is approved by the Required Lenders in their sole discretion. Notwithstanding anything to the contrary, the Required Lenders may approve, in their sole discretion, all, none or only a portion of such update, modification or supplement to the Budget for any period covered by such update, modification or supplement as determined by the Required Lenders in their sole discretion; provided, however, once any period or any portion of a Budget has been approved it may not later be rejected, modified or supplemented by the Required Lenders.

(k) Variance Report. No later than 5:00 p.m., New York City time, every other Thursday (commencing on August 8, 2024), (x) an aggregate variance report (a “Variance Report”), which shall be substantially consistent in form, scope and detail as the Approved Budget, and which will contain columns with the prior two weeks’ actuals and budget figures in a form that matches the Approved Budget (with individual variance figures for each line item in the Approved Budget) plus a cumulative forecast compared against cumulative actual figures, (y) written commentary from management of the Borrower explaining all variances in excess or $1,000,000 on a line item by line item basis and (z) a description of cash movements and other transactions between any Credit Party and any affiliate (other than another Credit Party) during the prior two week period.

(l) Variance Report Certificate. Concurrently with the delivery of each Variance Report pursuant to Section 5.01(l) above, a certificate prepared in respect of such Variance Report certifying compliance by the Credit Parties with the Permitted Variances and confirming that no Default or Event of Default shall exist or be continuing as of such time, or shall be reasonably expected to occur or arise (provided, that, if such certification and confirmation cannot be provided for any reason, such certificate shall specifically identify and describe the instance of any non-compliance or default, and the facts, circumstances, extent/amount of, reason for, and other information relevant to, such non-compliance or default; provided, however, that, the compliance with the foregoing shall in any event not be deemed to cure or negate any non-compliance with the Permitted Variances or any Default or Event of Default) (a certificate that complies with the foregoing requirements, a “Variance Report Certificate”).

(m) [Reserved].

(n) Bankruptcy Documents. As promptly as practicable prior to such filing (and in no event later than two business days prior to such filing), drafts of all pleadings, motions, applications, responses, oppositions, judicial information, financial information, notices, reports, orders and other documents intended to be filed by or on behalf of any Credit Party with the Bankruptcy Court in the Chapter

11 Cases, and consult in good faith with the Required Lenders regarding the form and substance of any of the foregoing documents in advance of such proposed filing, execution, distribution or use (as applicable); provided that each such document shall be consistent in all respects with the Restructuring Support Agreement and such other terms and conditions as are acceptable to Required Lenders; provided, further, that the foregoing shall not apply to any retention applications, fee applications or related declarations filed by the Debtors’ Advisors (as defined in the Restructuring Support Agreement).

(o) Additional Reporting. All written reports provided by the Credit Parties to any statutory committee, the U.S. Trustee (as defined in the DIP Order), or any other party in interest in the Chapter 11 Cases. In addition, the Credit Parties shall provide, any reporting that any Credit Party agrees or is obligated, under the Prepetition Credit Agreement or otherwise, to provide to the lenders under the Prepetition Credit Agreement, as and when required thereunder. Upon written request by the Required Lenders, promptly provide the Administrative Agent and the Required Lenders with updates on any material developments in connection with the Credit Parties’ reorganization efforts under the Chapter 11 Cases, and documents related thereto, or otherwise.

Notwithstanding the foregoing, the information required to be delivered pursuant to Section 5.1(a), (b) or (i)(A) shall be (x) deemed to have been delivered on the date (A) on which such information has been posted on the Internet at www.sec.gov or such other website previously notified by the Borrower to the Administrative Agent to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (B) on which the Borrower files its Form 10-K or 10-Q, as applicable, with the SEC.

5.2 Existence. Except as otherwise permitted under Sections 6.8 and 6.9 and with respect to Immaterial Subsidiaries, at all times preserve and keep in full force and effect its existence and, subject to any restriction on account of any Credit Party’s status as a “debtor” under the Bankruptcy Code, all rights and franchises, licenses and permits material to its business; provided, any Restricted Subsidiary of the Borrower shall not be required to preserve any such existence, right or franchise, licenses and permits if the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

5.3 Payment of Taxes and Claims. Subject to the DIP Order, applicable bankruptcy law and any required approval by the Bankruptcy Court, pay all applicable Taxes imposed upon it or any of its properties or assets for sums that have become due and payable with respect thereto except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves in conformity with GAAP are being maintained, (b) the failure to make a payment could not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect, or (c) the requirement to so pay applicable Taxes has been stayed by virtue of the Chapter 11 Cases.

5.4 Maintenance of Properties. Maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material properties useful and necessary in the business of the Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.5 Insurance. Use commercially reasonable efforts to maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance (including customary flood insurance with respect to any Material Real Estate located in a Special Flood Hazard Area) with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrower and its Restricted Subsidiaries will maintain or cause to be maintained actual cash value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.

5.6 Books and Records. Keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall have been made.

5.7 Inspections. Permit each of the Administrative Agent and any authorized representatives designated by the Administrative Agent (and, solely during the existence of an Event of Default, any Lender or such Lender’s authorized representatives designated by such Lender, and any such visits shall be coordinated by the Administrative Agent) to visit and inspect any of the properties of the Borrower and its Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (and the Borrower will be given the opportunity to participate in any such discussion with such independent public accountants), all upon reasonable prior notice and at such reasonable times during normal business hours and as often as may reasonably be requested and at the Credit Parties’ expense; provided, so long as no Event of Default has occurred and is continuing, the Credit Parties shall only be obligated to reimburse the Administrative Agent and any such authorized representative for the expenses of one such visit and inspection per calendar year and only one such visit shall occur per calendar year. Notwithstanding anything to the contrary in this Section 5.7, none of the Borrower or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable Law or any third party contract legally binding on Borrower or such Restricted Subsidiary, or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.

5.8 Lenders Meetings. Participate in a telephone meeting of the Required Lenders every other Friday (commencing on August 9, 2024) (at a time mutually agreed upon by the Borrower and the Required Lenders) with all Lenders who choose to attend such conference call and management of the Borrower, and other advisors to the Company requested to join by the Required Lenders, at which conference call shall be discussed any matters material to the business of the Borrower and its Subsidiaries, including, but not limited to, those items covered in the MD&A Reports, the Approved Budget and/or the reports delivered pursuant to sections 5.1(l), 5.1(n) and 5.1(o) and any asset sale, preparation for strategic processes and/or any issues related to the financial affairs, finances, business, assets, operations or condition (financial or otherwise) of the Credit Parties and their Subsidiaries, including such matters as may be requested by the Required Lenders; provided, that the requirements set forth in this Section 5.8 may be waived in the sole and absolute discretion of the Required Lenders in writing (including via e-mail of the Lender Advisors).

5.9 Compliance with Laws.

(a) Generally. Comply with the requirements of all applicable Laws (including all Environmental Laws), except for any noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Anti-Terrorism Laws. Comply in all material respects with all Anti-Terrorism Laws applicable thereto.

(c) Anti-Corruption Laws. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions in all material respects.

5.10 Environmental. Promptly take any and all actions necessary and required under Environmental Laws to (a) cure any violation of applicable Environmental Laws by the Borrower or its Restricted Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) make an appropriate response to any Environmental Claim against the Borrower or any of its Restricted Subsidiaries and discharge any legally binding obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.11 Subsidiaries. Within 45 days (or such longer period as acceptable to the Required Lenders) after the date any Person becomes a Restricted Subsidiary of the Borrower, other than an Immaterial Subsidiary, or ceases to be an Excluded Subsidiary, shall (provided that during the pendency of the Chapter 11 Cases, the foregoing 45-day period shall be shortened to 10 days, or such longer period as acceptable to the Required Lenders):

(a) Notice to Administrative Agent. Promptly send to the Administrative Agent written notice setting forth with respect to such Person, if applicable, (x) the date on which such Person became a Restricted Subsidiary of the Borrower or ceased to be an Excluded Subsidiary, and (y) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Restricted Subsidiaries of the Borrower, and such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof;

(b) Counterpart Agreement. Other than with respect to an Excluded Subsidiary, promptly cause such Restricted Subsidiary to become a Guarantor hereunder by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement, upon which time such Restricted Subsidiary (i) shall automatically become a Guarantor and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Credit Documents and (ii) will grant Liens to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders in any property of such Restricted Subsidiary which constitutes Collateral;

(c) Corporate Documents. Other than with respect to an Excluded Subsidiary, take all such corporate or limited liability company or other entity organizational actions, as applicable, and execute and deliver, or cause to be executed and delivered, all such applicable documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(j); and

(d) Collateral Documents. Other than with respect to an Excluded Subsidiary, deliver all such applicable documents, instruments, agreements, and certificates consistent with those delivered on the Closing Date and take all of the actions necessary to grant and to perfect a second priority Lien (subject to Permitted Liens) in favor of the Collateral Agent, for the benefit of the Secured Parties (subject to any limitations sets forth in the DIP Order) in the Equity Interests of such Restricted Subsidiary and in substantially all of the personal property of such Restricted Subsidiary (other than Excluded Assets).

5.12 Compliance with Milestones. Each Credit Party shall, and shall cause each of its Subsidiaries to, satisfy and comply with the requirements of each of the milestones set forth below (each, a “DIP Milestone”) by the deadlines stated below (as such deadlines may be extended in the sole and absolute discretion of the Required Lenders in writing (including via e-mail of the Lender Advisors)):

(a) on or prior to 11:59 p.m. prevailing Eastern Time on July 24, 2024, the Debtors shall have commenced Solicitation (as defined in the Restructuring Support Agreement);

(b) on or prior to 11:59 p.m. prevailing Eastern Time on July 25, 2024, the Debtors shall have commenced the Chapter 11 Cases;

(c) on or prior to 11:59 p.m. prevailing Eastern Time on July 25, 2024, the Debtors shall have filed the Lease Rejection Motion;

(d) on or prior to 11:59 p.m. prevailing Eastern Time on July 26, 2024, the Debtors shall have filed the Approved Chapter 11 Plan, Disclosure Statement, and a motion for approval of the Disclosure Statement and Solicitation Materials (as defined in the Restructuring Support Agreement);

(e) on or prior to 11:59 p.m. prevailing Eastern Time on July 30, 2024, the Bankruptcy Court shall have entered the Interim DIP Order;

(f) on or prior to 11:59 p.m. prevailing Eastern Time on July 30, 2024, the Bankruptcy Court shall have entered the Solicitation Procedures Order;

(g) on or prior to 11:59 p.m. prevailing Eastern Time on July 30, 2024, the Bankruptcy Court shall have entered an interim order (in form and substance acceptable to the Required Lenders) (the “Interim NOL Order”), establishing notification procedures and approving restrictions on certain transfers of interest in, and claims against the Debtors;

(h) on or prior to 11:59 p.m. prevailing Eastern Time on the date the Combined Order is entered by the Bankruptcy Court, the Bankruptcy Court shall have entered a final order (in form and substance acceptable the Required Lenders) (the “Final NOL Order”), establishing notification procedures and approving restrictions on certain transfers of interest in, and claims against the Debtors;

(i) on or prior to 11:59 p.m. prevailing Eastern Time on the date the Combined Order is entered by the Bankruptcy Court, the Bankruptcy Court shall have entered the Final DIP Order;

(j) on or prior to 11:59 p.m. prevailing Eastern Time on the date the Combined Order is entered by the Bankruptcy Court, the Bankruptcy Court shall have entered the Equity Rights Offering Backstop Order (as defined in the Restructuring Support Agreement);

(k) on or prior to 11:59 p.m. prevailing Eastern Time on the date the Combined Order is entered by the Bankruptcy Court, the Bankruptcy Court shall have entered the Lease Rejection Order;

(l) on or prior to 11:59 p.m. prevailing Eastern Time on September 8, 2024, the Bankruptcy Court shall have entered the Combined Order; and

(m) on or prior to 11:59 p.m. prevailing Eastern Time on September 13, 2024, the effective date of the Approved Chapter 11 Plan shall have occurred.

5.13 Use of Proceeds. Use the proceeds of any Credit Extension in accordance with the terms of the DIP Order, the Credit Documents and the Approved Budget, including, without limitation: (i) to pay amounts due to Lenders and the Agents hereunder and professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses) incurred by Lenders and the Agents, including those incurred in connection with the preparation, negotiation, documentation and court approval of the transactions contemplated hereby and (ii) to provide working capital and for other general corporate purposes of the Credit Parties, in each case, in accordance with the DIP Order and the Approved Budget.

5.14 Further Assurances. Subject to the express limitations set forth herein and in the Collateral Documents, at any time or from time to time upon the request of the Administrative Agent or the Required Lenders, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Borrower, and its Restricted Subsidiaries that are Guarantors and all of the outstanding Equity Interests of the Restricted Subsidiaries of the Borrower (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries and any Excluded Subsidiaries), in each case, in accordance with the DIP Order.

5.15 Post-Closing Obligations. Execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified on such schedule (which may be extended by the Required Lenders which extension may be granted by electronic e-mail).

5.16 Compliance with Education Law.

(a) Comply in all material respects with all Educational Laws applicable to its operations, including the maintenance of all licenses, permits, approvals and authorizations necessary from any Educational Agency to conduct its business.

(b) Cause all Educational Services Agreements to comply in all material respects with Educational Laws applicable to the Credit Parties; and

(c) Comply in all material respects with all Privacy, Data Security and Consumer Protection Laws that are (i) applicable to any Protected Information created, obtained or maintained pursuant to any Educational Services Agreement, and (ii) subject to enforcement by any Educational Agency.

5.17 Bankruptcy Matters. Each Credit Party shall:

(a) cause all proposed (i) orders related to the Loans and other Obligations and the Credit Documents, seeking approval of any other financing or use of cash collateral, adequate protection, any Plan of Reorganization and/or any disclosure statement related thereto and (ii) orders seeking relief under section 363 of the Bankruptcy Code or section 9019 of the Federal Rules of Bankruptcy Procedure, in each case, proposed by the Credit Parties to be in accordance with and permitted by the terms of this Agreement and acceptable to the Agents and the Required Lenders, in each case, in their discretion in all respects;

(b) comply in a timely manner with their obligations and responsibilities as debtors in possession under the Bankruptcy Code, the Bankruptcy Rules, the DIP Order and any other order of the Bankruptcy Court; and

(c) provide prior written notice as soon as reasonably practicable to the Required Lenders prior to any assumption or rejection of any Credit Party’s or any Subsidiary’s contracts or real property leases pursuant to section 365 of the Bankruptcy Code.

5.18 Operating Covenant. Each Credit Party shall operate its business and that of its direct and indirect subsidiaries in the ordinary course in a manner that is consistent with this Agreement and the Restructuring Support Agreement, the most current business plan provided to the Lenders, past practices, and, except as expressly contemplated or provided in this Agreement and the Restructuring Support Agreement, use commercially reasonable efforts to preserve intact such Credit Party’s and each of its direct and indirect subsidiaries’ business organization and relationship with third parties (including lessors, licensors, suppliers, distributors and customers) and employees, and (ii) subject to any applicable restrictions and limitations set forth in any confidentiality agreements then in effect, provide the Lender Advisors reasonable access (A) during normal business hours, to the Borrower’s books, records and facilities and (B) to the management and advisors of the Credit Parties.

5.19 DIP Account. The Borrower shall establish and maintain a deposit account at Flagstar Bank, N.A. in the name of the Borrower but subject to a deposit account control agreement solely in favor of the Collateral Agent, with the account number ending in ******1233 (the “DIP Account”). The Credit Parties shall not create, incur, assume or permit to exist any Lien on the DIP Account or any amounts held therein, other than described in Section 6.2(a)(i) and (b)(vii)(B). The proceeds of the Loans (including Loans made in respect of the First Draw Commitment and the Second Draw Commitment) shall be funded into the DIP Account and, subject to the Withdrawal Conditions, the Borrower shall be permitted to make Withdrawals from the DIP Account for disbursements to be made on such day or the immediately succeeding day, subject to the prior or concurrent submission of a Withdrawal Notice to the Collateral Agent (for distribution to the Lenders), with a concurrent copy (which shall not constitute notice) to the Lender Advisors, that certifies, among other things, that the Withdrawal complies with the Withdrawal Conditions. For avoidance of doubt, in no event shall the Collateral Agent or any Lender Advisor have any obligation to confirm any of the certifications or calculations set forth in the Withdrawal Notice, and the Collateral Agent is entitled to conclusively rely on such certifications and shall incur no liability for acting in reliance thereon.

SECTION 6 NEGATIVE COVENANTS

On and after the Closing Date, so long as any Commitment is in effect and until payment in full of all Obligations (other than Remaining Obligations), no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

6.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) (i) the Obligations, (ii) Indebtedness existing on the Closing Date (other than the 2025 Convertible Notes, the 2025 Notes Indenture, the 2030 Convertible Notes and the 2030 Notes Indenture) and set forth in Schedule 6.1(a)(ii), (iii) the 2025 Convertible Notes and the 2025 Notes Indenture outstanding on the Closing Date, (iv) [reserved], (v) Indebtedness under the Prepetition Credit Agreement outstanding on the Closing Date and (vi) the 2030 Convertible Notes and the 2030 Notes Indenture outstanding on the Closing Date;

(b) Indebtedness that may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations (but not with respect to letters of credit) incurred in the ordinary course of business or in respect of workers’ compensation claims, health, disability or other employee benefits or property, banker’s acceptances, customs, Taxes and other similar tax guarantees, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(c) Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of cash pooling, customary cash management, setting off, netting services, overdraft protections and otherwise in connection with deposit and securities accounts arising in the ordinary course of business;

(d) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, such Indebtedness is extinguished within 30 days after its incurrence;

(e) Indebtedness consisting of (i) unpaid insurance premiums (not in excess of eighteen months’ premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business, (ii) take-or-pay obligations contained in supply arrangements, in the case of the foregoing clauses (i) and (ii) in the ordinary course of business and (iii) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of bank guarantees, warehouse receipts, letters of credit, or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the due date the thereof;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Restricted Subsidiaries;

(g) (i) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business and (ii) treasury and cash management obligations, including depository, credit or debit card, purchasing cards, electronic funds transfer and other cash management arrangements;

(h) Indebtedness and guaranties of the Borrower or any of its Restricted Subsidiaries owing to (or made by) the Borrower or any of its Restricted Subsidiaries to the extent the Investment made by the person extending such credit or making such guaranty is permitted under Section 6.6(e);

(i) [reserved];

(j) [reserved];

(k) [reserved];

(l) other Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding (for the Borrower and all Restricted Subsidiaries) not in excess of $2,000,000;

(m) Indebtedness of the Borrower or any of its Restricted Subsidiaries under Swap Contracts entered into for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person or foreign exchange risk and in each case, not for speculative purposes;

(n) guarantees of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Restricted Subsidiary, so long as, in the case of a guarantee provided by a Credit Party in respect of Indebtedness of a Restricted Subsidiary that is not a Credit Party, such guarantee is in the ordinary course of business and made in accordance with the Approved Budget;

(o) subject to the Approved Budget, Indebtedness (other than for borrowed money) in respect of bid bonds, performance bonds, surety bonds, appeal bonds, completion guaranties and similar obligations, in each case, incurred by Borrower or any of its Restricted Subsidiaries in the ordinary course of business, including guaranties or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds, appeal bonds, completion guaranties and similar obligations;

(p) Indebtedness representing deferred compensation to employees of the Borrower or any of its Restricted Subsidiaries; and

(q) Indebtedness arising from judgments or decrees not constituting an Event of Default under Section 8.1(h).

6.2 Liens. Create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, except:

(a) (i) Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document, (ii) Liens existing on the Closing Date and set forth on Schedule 6.2(a)(ii), (iii) [reserved] and (iv) Liens on Collateral securing Indebtedness under Section 6.1(a)(v);

(b) each of the following Liens (each, a “Permitted Encumbrance”), excluding any such Lien imposed by any section of ERISA:

(i) Liens for Taxes, assessments, charges or other governmental levies if the applicable Person is in compliance with Section 5.3 with respect thereto;

(ii) statutory or common law (or restatements of such laws in underlying contracts) Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business;

(iii) (A) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (B) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(iv) pledges or deposits to secure the performance of bids, trade contracts, utilities, governmental contracts and leases (other than Indebtedness for borrowed money), statutory or regulatory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(v) covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects or survey matters, in each case affecting Real Estate Assets and that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(vi) Liens (A) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (B) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(vii) Liens (A) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(viii) (A) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or not otherwise materially interfering with the Borrower’s or any of its Restricted Subsidiaries’ business taken as a whole and (B) non-exclusive licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons or the Borrower or a Restricted Subsidiary in the ordinary course of business or not otherwise materially interfering with the Borrower’s or any of its Restricted Subsidiaries’ business taken as a whole;

(ix) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xi) Liens that are contractual, statutory or common law provision relating to banker’s liens, rights of set-off, rights of pledge or similar rights and remedies (A) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or investment or securities accounts, (B) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xii) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in connection with any Investment, Asset Sale, letter of intent or other transaction permitted hereunder;

(xiii) ground leases in respect of Real Estate Assets on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(xiv) (A) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (B) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(xv) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(xvi) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xvii) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(xviii) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or its Restricted Subsidiaries to secure the performance of the Borrower’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises;

(xix) in the case of any non-wholly owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(xx) Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(xxi) [reserved];

(xxii) Liens deemed to exist in connection with repurchase agreements, reverse repurchase agreements, securities lending and borrowing agreements and similar transactions;

(xxiii) Liens on amounts deposited as “security deposits” (or their equivalent) and other Liens relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business in the ordinary course of business in connection with actions or transactions not prohibited by this Agreement;

(xxiv) Liens on cash and Cash Equivalents securing obligations under master netting agreements and other Swap Contracts permitted hereunder;

(xxv) Liens encumbering property or assets under construction (and proceeds or products thereof) arising from progress or partial payments by a customer of the Borrower or its Restricted Subsidiaries relating to such property or assets;

(xxvi) Liens on cash, Cash Equivalents or other property arising in connection with any defeasance, discharge or redemption of Indebtedness;

(xxvii) Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.6;

(c) Liens securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.1(h);

(d) Liens on Margin Stock owned by the Borrower and Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(e) Liens (i) in favor of the Borrower or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Credit Party securing permitted intercompany Indebtedness and (ii) in favor of the Borrower or any Guarantor; provided that any Lien made in favor of the Borrower or any Guarantor shall constitute Collateral.

6.3 Payments and Prepayments of Junior Financing or Convertible Bond Indebtedness; Payments and Prepayments of Certain Indebtedness; Amendments to Certain Documents.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Financing or Convertible Bond Indebtedness (collectively, the “Junior Restricted Financing”), other than (i) payments made in compliance in all respects with the Approved Budget (subject to Permitted Variances), (ii) payments agreed to in writing by the Required Lenders, or (iii) pursuant to the DIP Orders.

(b) Make any payment of principal or interest or otherwise on account of any Indebtedness under the Prepetition Credit Agreement, the 2030 Convertible Notes or the 2025 Convertible Notes other than (i) payments made in compliance in all respects with the Approved Budget (subject to Permitted Variances), (ii) payments agreed to in writing by the Required Lenders or (iii) pursuant to the DIP Orders.

(c) Amend, modify or change any term or condition of any Junior Financing Documentation in violation of the applicable definition or criteria thereof of the applicable subordination terms or intercreditor agreement, or in any manner that is materially adverse to the interests of the Lenders.

(d) Amend, modify, or change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Organizational Document of any Credit Party or any Pledged Equity Interests if such amendment, modification, waiver or change is materially adverse to the interests of the Lenders.

6.4 Restricted Payments. Declare, order, pay or make any Restricted Payment (other than dividends payable solely in common stock of the Person making such dividend) except that, without duplication:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and other Restricted Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower, any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on its relative ownership interests of the relevant class of Equity Interests);

(b) subject to compliance with the Approved Budget, the Borrower may make Restricted Payments:

(i) to (1) purchase its Equity Interests from present or former officers, directors, employees or consultants of the Borrower or Subsidiary upon the death, disability or termination of employment or services of such individual, (2) purchase, redeem or otherwise acquire any Equity Interests from employees, officers, directors and consultants of the Borrower or any Subsidiary by net exercise, net settlement, net withholding or otherwise, pursuant to the terms of any employee stock option, incentive stock or other equity-based plan or arrangement, and (3) consummate ordinary course net settlements made pursuant to its equity incentive program as in effect on the Closing Date;

(ii) the proceeds of which shall be used by a parent entity to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of the Borrower attributable to the ownership or operations of its Restricted Subsidiaries;

(iii) the proceeds of which shall be used by the Borrower to pay franchise or similar taxes and other fees and expenses required to maintain its corporate existence;

(iv) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operations of its Restricted Subsidiaries; and

(v) to allow any parent entity of the Borrower to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by any parent entity of the Borrower that is directly attributable to the ownership or operations of the Borrower and its Subsidiaries.

(c) [reserved];

(d) for any taxable period for which the Borrower or any Subsidiaries of the Borrower are members of a consolidated, combined, unitary, or similar income tax group for federal and/or applicable state or local income tax purposes or are entities treated as disregarded from any such members for U.S. federal income Tax purposes (a “Tax Group”) of which the Borrower, any direct or indirect parent company of the Borrower or any Subsidiary is the common parent, the Borrower and the Borrower’s Subsidiaries may make dividends or other distributions, directly or indirectly, to the Borrower or any Subsidiary (and the Borrower may make such dividends or other distributions to any direct or indirect parent company of the Borrower) to permit the parent of the Tax Group to pay any consolidated, combined or similar income Taxes of such Tax Group that are due and payable by the parent of such Tax Group for such taxable period, but only to the extent attributable to the Borrower and/or Subsidiaries of the Borrower; provided that (x) the amount of dividends permitted to be made under this Section 6.4(d) for any taxable period shall not exceed the lesser of (A) the amount of such Taxes that would have been due and payable by the Borrower and/or the applicable Subsidiaries of the Borrower had the Borrower and/or such Subsidiaries of the Borrower, as applicable, been a stand-alone corporate taxpayer (or a stand-alone corporate Tax Group) and (B) the actual Tax liability of the Borrower for such taxable period, (y) to the extent that such Taxes are attributable to Subsidiaries of the Borrower that are not Credit Parties, such Taxes must be funded by such Subsidiaries and (z) if the Borrower receives a refund from a Governmental Authority in respect of any amounts paid pursuant to this Section 6.4(d), any subsequent distributions pursuant to this Section 6.4(d) shall be reduced by the amount of such refund;

(e) [reserved];

(f) [reserved]; and

(g) subject to the prior written consent of the Required Lenders, the Borrower may make Restricted Payments consisting of the cashless exercise of options and warrants of the Equity Interests of the Borrower or any of its Subsidiaries.

6.5 Burdensome Agreements. Create or otherwise cause or suffer to exist or become effective any Contractual Obligation that encumbers or restricts the ability of the Borrower or any of its Restricted Subsidiaries to:

(a) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Equity Interests owned by the Borrower or any other Restricted Subsidiary of the Borrower; or

(b) create, incur, assume or suffer to exist any Lien upon any of its property or revenues;

provided, notwithstanding anything herein to the contrary, this Section 6.5 shall not apply to Contractual Obligations that:

(i) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary (and any amendments or modifications thereof that do not materially expand the scope of any such prohibition restriction or condition);

(ii) represent Indebtedness of a Restricted Subsidiary that is not a Credit Party which is permitted by Section 6.1 and which does not apply to any Credit Party;

(iii) are customary restrictions that arise in connection with (x) any Permitted Lien and relate to the property subject to such Lien or (y) arise in connection with any disposition permitted by Section 6.8 or 6.9 and relate solely to the assets or Person subject to such disposition;

(iv) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.6;

(v) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.1 but solely to the extent any negative pledge relates to the property financed by such Indebtedness and the proceeds, accessions and products thereof;

(vi) are customary restrictions on leases, subleases, licenses or contemplated by asset sale, merger, purchase or other similar agreements not prohibited hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(vii) are customary provisions restricting subletting, transfer or assignment of any lease governing a leasehold interest of the Borrower or any of its Restricted Subsidiaries;

(viii) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;

(ix) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(x) arise in connection with cash or other deposits permitted under Sections 6.2 and 6.6 and limited to such cash or deposit;

(xi) are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii) are restrictions regarding licensing or sublicensing by the Borrower and its Restricted Subsidiaries of intellectual property in the ordinary course of business;

(xiii) are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder;

(xiv) are customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person;

(xv) are in existence on the Closing Date and set forth on Schedule 6.5 or any amendment thereto;

(xvi) are restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary;

(xvii) are customary restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement but solely to the extent that such restrictions or conditions apply only to the property or assets subject to such permitted Lien;

(xviii) are customary restrictions pursuant to applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit; and

(xix) are set forth in any agreement governing Indebtedness not prohibited by Section 6.1; provided that such restrictions and conditions are customary for such Indebtedness.

6.6 Investments. Make or own any Investment in any Person except Investments in or constituting:

(a) cash and Cash Equivalents;

(b) Investments made in compliance with the Approved Budget;

(c) Investments existing as of the Closing Date of Borrower or a Subsidiary in another Subsidiary;

(d) [reserved];

(e) (i) intercompany Investments by the Borrower or any Restricted Subsidiary in any Credit Party; provided, that all such intercompany Investments to the extent such Investment is a loan or advance owed to a Credit Party, are evidenced by a subordinated intercompany note, (ii) intercompany Investments by any Restricted Subsidiary that is not a Credit Party to any other Restricted Subsidiary that is not a Credit Party, (iii) intercompany Investments by any Credit Party in any Restricted Subsidiary in the ordinary course of business made in compliance with the Approved Budget, (iv) [reserved], (v) investments in connection with ordinary course of business cash management, cash pooling and other similar arrangements, or and (vi) investments held by the Borrower or any Restricted Subsidiary on the Closing Date and set forth on Schedule 6.6(e);

(f) accounts receivable arising and trade credit granted in the ordinary course of business;

(g) (i) Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors, (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Restricted Subsidiaries and (iii) Securities of trade creditors or customers that are received in settlement of bona fide disputes;

(h) Investments made in the ordinary course of business consisting of negotiable instruments held for collection in the ordinary course of business and lease, utility and other similar deposits in the ordinary course of business and deposits with suppliers in the ordinary course of business and customary trade arrangements with customers consistent with past practice;

(i) to the extent constituting Investments, deposit and securities accounts maintained in the ordinary course of business and in compliance with the provisions of the Credit Documents;

(j) Investments consisting of Indebtedness, Liens, fundamental changes, Asset Sales and Restricted Payments permitted under Sections 6.1, 6.2, 6.7, 6.8 and 6.4, respectively (other than by reference to this Section 6.6(j)); provided that no Investment can be made solely pursuant to this Section 6.6(j);

(k) Investments in Swap Contracts permitted under Section 6.1;

(l) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m) advances of payroll payments to employees in the ordinary course of business and in compliance with the Approved Budget;

(n) guarantees permitted by Section 6.1 and guarantees of obligations that do not constitute Indebtedness; and

(o) the non-exclusive licensing, cross-licensing, sublicensing or contribution of Intellectual Property rights pursuant to joint research development or marketing arrangements with Persons other than the Borrower and its Restricted Subsidiaries which does not interfere in any material respect with the business of the Borrower or any of its Restricted Subsidiaries.

Notwithstanding anything in this Section 6.6 to the contrary, (x) in no event will any Credit Party (directly or indirectly through one or a series of transactions) sell, transfer, assign or grant an exclusive license with respect to or contribute any material Intellectual Property to any non-Credit Party and (y) no Investment made after the Closing Date by the Credit Parties in any Restricted Subsidiary that is not a Credit Party shall be made except in accordance with the Approved Budget.

6.7 Fundamental Changes. Other than as permitted under the DIP Order or with the consent of the Required Lenders, merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

Notwithstanding anything in this Section 6.7 to the contrary, in no event will any Credit Party, (directly or indirectly through one or a series of transactions) sell, transfer, assign or grant an exclusive license with respect to or contribute any material Intellectual Property to any non-Credit Party.

6.8 Asset Sales. Sell, lease or sub-lease (as lessor or sublessor), sell and leaseback, assign, convey, license (as licensor or sublicensor), transfer or otherwise dispose to (any of the foregoing, an “Asset Sale”), any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of the Restricted Subsidiaries of the Borrower, except:

(a) the liquidation or other disposition of cash and Cash Equivalents;

(b) the sale, lease, assignment, conveyance, transfer, license, exchange or disposition of inventory or other assets, in each case, in the ordinary course of business;

(c) the sale or discount, in each case without recourse and in the ordinary course of business, by the Borrower or its Restricted Subsidiaries of accounts receivable or notes receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof or in connection with the bankruptcy or reorganization of the applicable account debtors and dispositions of any securities received in any such bankruptcy or reorganization and the any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(d) the sale, lease, assignment, conveyance, transfer, license, exchange or disposition of used, worn out, obsolete or surplus property by the Borrower or its Restricted Subsidiaries, including the abandonment or other disposition of intellectual property, in each case, which, in the reasonable judgment of the Borrower, is no longer economically practicable to maintain or necessary for or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(e) the sale, lease, assignment, conveyance, transfer, license, exchange or disposition of equipment or Real Estate Assets to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property, or (iii) such transaction is part of a sale lease-back of such property permitted by Section 6.9;

(f) any conveyance, transfer, exchange or disposition of assets which would constitute a Restricted Payment permitted under Section 6.4 or an Investment permitted under Section 6.6 (other than, in each case, by reference to this Section 6.8(f));

(g) the sale, lease, assignment, conveyance, transfer, license, exchange or disposition of assets resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset, or consisting of or subsequent to a total loss or constructive total loss of property;

(h) Asset Sales constituting (i) Investments made in accordance with Section 6.6, (ii) sale and leaseback transactions permitted under Section 6.9 or (iii) Liens permitted under Section 6.1 (other than, in each case, by reference to this Section 6.8(h));

(i) the Borrower and its Restricted Subsidiaries may lease or sublease (as lessee or sublessee) or license or sublicense (as licensee or sublicensee) real or personal property so long as any such lease, license, sublease or sublicense does not create a Capital Lease except to the extent permitted by Section 6.1;

(j) assignments, licenses, cross-licenses, or sublicenses with respect to Intellectual Property granted to third parties in the ordinary course of business which, in the aggregate, do not materially detract from the value of the Collateral taken as a whole or materially interfere with the business of the Credit Parties and their Restricted Subsidiaries;

(k) Asset Sales to, between or among the Borrower and any Guarantor;

(l) Asset Sales (x) between or among any Restricted Subsidiary that is not a Guarantor and any other Restricted Subsidiary that is not a Guarantor or joint venture, (y) by a Restricted Subsidiary that is not a Guarantor to Borrower or any other Guarantor or (z) by any Credit Party to a Restricted Subsidiary and/or joint venture that is not a Credit Party to the extent constituting an Investment permitted under Section 6.6(e);

(m) the unwinding or settling of any Swap Contracts (including, for the avoidance of doubt, the termination of those certain base capped call transactions, dated as of April 20, 2020, and those certain additional capped call transactions, dated as of April 29, 2020, each between the Borrower and each of Citibank, N.A., Morgan Stanley & Co. LLC and Credit Suisse Capital LLC, in each case pursuant to their respective terms);

(n) Asset Sales made in compliance with the Approved Budget;

(o) (i) the issuance or sale of shares of any Restricted Subsidiary’s Equity Interests to (1) the Borrower or any Guarantor, or (2) if such Restricted Subsidiary is not a Credit Party, to another Restricted Subsidiary, and (ii) compensatory issuances or grants of Equity Interests of the Borrower approved by the Borrower’s board of directors, any committee thereof or any designee of either to employees, officer, directors or consultants made pursuant to equity-based compensation plans or arrangements that have been approved by the shareholders of the Borrower;

(p) dispositions of leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary, taken as a whole; and

(q) to the extent constituting Asset Sales, transactions contemplated by Sections 6.2, 6.4, 6.6 and 6.7.

Notwithstanding anything in this Section 6.8 to the contrary, in no event will any Credit Party (directly or indirectly through one or a series of transactions) sell, transfer, assign or grant an exclusive license with respect to or contribute any material Intellectual Property to any non-Credit Party.

6.9 Sales and Lease- Backs. Become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Person (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any Guarantor), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Person to any Person (other than the Borrower or any Guarantor) in connection with such lease, in each case other than as permitted by Section 6.1.

6.10 Transactions with Affiliates. Enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (other than between or among the Borrower and its Restricted Subsidiaries), on terms that are materially less favorable to the Borrower or any of its Restricted Subsidiaries (taken as a whole), as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate; provided, the foregoing restriction shall not apply to:

(a) any transaction between or among the Borrower and any of its Restricted Subsidiaries not otherwise restricted hereunder; provided that any transaction between or among any Credit Party and any non-Credit Party in reliance of this clause (a) shall be made in accordance with the Approved Budget;

(b) any transaction between or among non-Credit Party Restricted Subsidiaries not otherwise restricted hereunder;

(c) subject to the Approved Budget, reasonable and customary indemnities (including the provision of directors and officers insurance) provided to, and reasonable and customary fees and out-of-pocket expense reimbursement paid to, members of the Board of Directors, officers and other employees of the Borrower and its Restricted Subsidiaries;

(d) subject to the Approved Budget, reasonable and customary employment, compensation (including bonus) and severance arrangements for members of the Board of Directors, officers and other employees of the Borrower and its Restricted Subsidiaries and other employee benefit arrangements paid to or provided for the benefit of, directors, officers or employees thereof;

(e) Restricted Payments to the extent permitted under Section 6.4, Investments to the extent permitted under Section 6.6 and other transactions permitted by Section 6;

(f) any transaction existing on the Closing Date and set forth on Schedule 6.10(f) or any amendment thereto to the extent such amendment is not adverse to the Lenders;

(g) transactions approved by a majority of the disinterested directors of the Borrower’s Board of Directors;

(h) employment arrangements entered into in the ordinary course of business between the Borrower or any Restricted Subsidiary and any employee thereof;

(i) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services or providers of employees or other labor, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person; and

(j) [reserved].

6.11 Fiscal Year. Change its Fiscal Year-end from December 31; provided, that Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Required Lenders, in which case, the Borrower and the Required Lenders will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

6.12 Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date or that are similar, corollary, reasonably related, incidental, ancillary or complementary thereto; provided, that during the pendency of the Chapter 11 Case, no Credit Party shall enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date or with the prior written consent of the Required Lenders.

6.13 [Reserved].

6.14 [Reserved].

6.15 Budget Variance Covenant. Pay any expenses or other disbursements other than in accordance with the Approved Budget, subject to the Permitted Variance. Every other Thursday, commencing on August 8, 2024, the Permitted Variances (as defined below) shall be tested on a bi-weekly basis for the prior cumulative two-weekly period for Total Disbursements (the “Bi-Weekly Disbursement Period”) against the Approved Budget, and Total Disbursements shall not be more than 120% of the Total Disbursements in the Approved Budget for such Bi-Weekly Disbursement Period (the “Permitted Variances”).

6.16 Prohibited Conduct. Without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders), no Credit Party shall, nor shall it permit any of its Subsidiaries to, do any of the following:

(a) object to or contest the validity or enforceability of the DIP Order, any Liens granted to the Collateral Agent and Lenders therein, or any terms of the Credit Documents or cooperate with any party with respect to such an objection or contest;

(b) seek to modify any of the rights granted under the DIP Order to any of the Administrative Agent, the Collateral Agent or the Lenders in any manner;

(c) [reserved]; or

(d) use any portion of proceeds of the Loans, directly or indirectly, (i) to object to, seek subordination of, prevent, hinder, delay or contest the validity, extent, perfection, priority or enforceability of any of the Secured Parties’ rights, remedies, claims, liens, security interests, defenses, or realization upon any of the Collateral or enforcement or assertion of any of their respective rights thereto; (ii) for any purpose that is prohibited under the DIP Order, the Credit Documents or the Bankruptcy Code; (iii) to initiate, assert, prosecute or finance in any way any claim, defense, demand, cause of action, adversary action, suit, arbitration, proceeding, application, motion, or other litigation of any type adverse to the interests of any or all of the Secured Parties, any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors, partners, managers, employees, agents, representatives, subsidiaries, security-holders or equity-holders, or their respective rights and remedies under Credit Documents or the DIP Order, or under or relating to any other loan or extensions of credit or other agreement provided to any of the Borrower or its predecessors or affiliates, in each case, including, without limitation, any action, suit or other proceeding for breach of contract, tort, recharacterization, any actions under section 105 or chapter 5 of the Bankruptcy Code, section 724(a) of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code or any other applicable law (state, federal, or foreign) or otherwise; (iv) except as permitted by the Approved Budget (including Permitted Variances), to make any payment in settlement of any claim, action, or proceeding in excess of $200,000 in the aggregate without the prior written consent of the Required Lenders; (v) to incur Indebtedness, except to the extent permitted hereunder; (vi) to seek to amend or modify any of the rights granted to the Secured Parties under the DIP Order or the Credit Documents; (vii) to seek to subordinate, recharacterize, disallow, or avoid the Obligations; (viii) to object to or challenge in any way the claims, liens, or interests held by or on behalf of the Secured Parties; (ix) to prosecute an objection to, contest in any manner, or raise any defenses to, the validity, extent, amount, perfection, priority, or enforceability of, or seek equitable relief from, any of the Obligations, the Liens of the Collateral Agent or any other rights or interests of the Secured Parties; or (x) to file any motion or application with the Bankruptcy Court with regard to actions taken outside the ordinary course of business of the Credit Parties without the prior written consent of the Required Lenders.

6.17 Employee Incentive/Retention Plans. Modify or enter into any employee incentive or retention plans (or any similar types of retention or incentive programs) without the prior written consent of the Required Lenders.

SECTION 7 GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Secured Parties the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under section 362(a) of the Bankruptcy Code following an Event of Default, collectively, the “Guaranteed Obligations”).

7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (x) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (y) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors times (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state Law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (ii) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due following an Event of Default but for the operation of the automatic stay in connection with the Chapter 11 Cases or otherwise under section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a proceeding under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in such proceeding) and all other Guaranteed Obligations then owed to Secured Parties as aforesaid.

7.4 Liability of Guarantors Absolute. Except as otherwise provided in any order of the Bankruptcy Court, each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than Remaining Obligations). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability;

(b) this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(c) the Administrative Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(d) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(e) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid when due. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(f) any Secured Party, upon such terms as it deems appropriate, without notice or demand (except to the extent notice is required to be provided hereunder, in any other Credit Document or under applicable Law) and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its reasonable discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (but so long as such sale is in accordance with applicable Law), and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(g) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than Remaining Obligations) or unless the obligations of the Guarantors are reduced or terminated by the Agent and applicable Secured Parties in accordance with the terms of this Agreement), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (iv) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; and (v) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (vi) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by applicable Law, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than Remaining Obligations); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) (i) any principles or provisions of Law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof (other than the default of payment), (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (e) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof (other than the defense of payment).

7.6 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations (other than Remaining Obligations) shall have been paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Guaranteed Obligations (other than Remaining Obligations) shall have been paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any

Secured Party may have against the Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than Remaining Obligations) shall not have been finally and paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof and of the other Credit Documents.

7.7 Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or the Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, members of the Board of Directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Secured Party.

7.11 Bankruptcy, Etc.

(a) The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by the Chapter 11 Cases or any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof to a Person that is not the Borrower or a Subsidiary of the Borrower, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such sale or disposition. In addition, a Guarantor shall automatically be discharged and released of its Guaranty (i) upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary or (ii) upon the request of the Borrower, upon any Guarantor becoming an Excluded Subsidiary (other than as a result of becoming a non-wholly-owned Subsidiary).

7.13 Maximum Liability. It is the desire and intent of the Guarantors and the Secured Parties that this Guaranty shall be enforced against the Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Guaranty are severable, and in any action or proceeding in the Chapter 11 Cases or otherwise under the Bankruptcy Code or involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Secured Parties hereunder; provided, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 8 EVENTS OF DEFAULT

8.1 Events of Default. The occurrence and continuance of any one or more of the following conditions or events shall constitute an “Event of Default”:

(a) Failure to Make Payments When Due. Failure by any Credit Party to pay (i) when due any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Loan or any fee, expenses or any other amount due hereunder, under the DIP Order or under any other Credit Document within two Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure of the Borrower or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Material Indebtedness (other than Indebtedness under Swap Contracts and the Loans) (such Material Indebtedness, the “Specified Indebtedness”) beyond the grace period, if any, provided therefor, in each case, to the extent the holders thereof are not stayed from exercising remedies as a result of the Chapter 11 Cases; (ii) breach or default by the Borrower or any of its Restricted Subsidiaries with respect to any other term of (A) one or more items of Specified Indebtedness or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Specified Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Specified Indebtedness (or a trustee on behalf of such holder or holders), to cause, such Specified Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (it being understood, for the avoidance of doubt, that the satisfaction of any customary “conversion conditions” set forth in the instruments governing any Convertible Bond Indebtedness will not be deemed to constitute a default under this clause (b) on account of such satisfaction giving any holder of such Convertible Bond Indebtedness the right to convert the same); or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than $10,000,000, or (B) any Termination Event (as so defined, but which shall not under any circumstances include any “Additional Termination Event” (however described)) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and (x) the Borrower or such Restricted Subsidiary is required to make a payment in connection with such Termination Event, (y) the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than $10,000,000, and (z) the Borrower or such Restricted Subsidiary shall fail to make such payment within the later to occur of five Business Days after the due date thereof and the expiration of any grace periods in such Swap Contract applicable to such payment obligation; or

(c) Breach of Certain Covenants. Failure of the Borrower or any Restricted Subsidiary of the Borrower to perform or comply with any term or condition contained in any of (i) Section 5.8, which failure continues for two consecutive Business Days, or (ii) Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(g)(i), 5.1(j), 5.1(k), 5.1(l), 5.1(n) or 5.1(o), 5.2 (as it relates to the existence of the Borrower in its jurisdiction of organization), 5.9, 5.12, 5.13, 5.17, 5.19 or 6; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Credit Party in any Credit Document or in any statement, instrument, report or certificate at any time given by such Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be incorrect or misleading in any material respect (or, in the case of any representation or warranty qualified by materiality, in all respects) as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. The Borrower or any Restricted Subsidiary of the Borrower shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other subsection of this Section 8.1, and such default shall not have been remedied or waived within five consecutive Business Days after receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. Other than the Chapter 11 Cases, (i) a court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Restricted Subsidiaries in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state Law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Restricted Subsidiaries under any Debtor Relief Law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Restricted Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Restricted Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Restricted Subsidiaries, and any such event described in this clause (i) and (ii) shall continue for sixty (60)days without having been dismissed, vacated, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Other than the Chapter 11 Cases, (i) the Borrower or any of its Restricted Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Restricted Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Borrower or any of its Restricted Subsidiaries hall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or (iii) the Board of Directors of the Borrower or any of its Restricted Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); provided that this clause (g) shall not apply to the extent that, with respect to the case of any Credit Party, within five Business Days after the commencement thereof, such case becomes jointly administered with the Chapter 11 Cases with the reasonable consent of the Required Lenders; or

(h) Judgments and Attachments. Other than as may be stayed as a result of the Chapter 11 Cases or being determined in the Chapter 11 Cases, any final, non-appealable money judgment, writ or warrant of attachment or similar process involving in any individual or aggregate proceeding at any time an amount in excess of $10,000,000 (in each case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company does not deny coverage or a third party indemnity and taking into account any deductibles) shall be entered or filed against the Borrower or any of its Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; or (ii) there exists any fact or circumstance that results in the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) or 4068 of ERISA on the assets of the Borrower or its Restricted Subsidiaries that primes the Liens that secure the Obligations; or

(j) Change of Control. A Change of Control shall occur; or

(k) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, except as permitted under the DIP Order, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than Remaining Obligations), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, or (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than Remaining Obligations) in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in a material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document or the Lien securing the Obligations shall cease to constitute first priority security interests (subject to Permitted Liens, including, without limitation, Liens securing Indebtedness incurred under the Prepetition Credit Agreement), or (iii) the Borrower or any of its Restricted Subsidiaries shall contest in writing the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, or (iv) the Borrower or any of its Restricted Subsidiaries shall contest in writing the validity or perfection of any Lien in a material portion of Collateral purported to be covered by the Collateral Documents; or

(l) Bankruptcy Matters. Any of the following shall have occurred in the Chapter 11 Cases:

(i) the DIP Order (A) at any time ceases to be in full force and effect or (B) shall be vacated, reversed, stayed, amended, supplemented or modified without the prior written consent of the Administrative Agent and the Required Lenders (which, for the avoidance of doubt, can be communicated via e-mail, including e-mail of the Lender Advisors and counsel to the Administrative Agent);

(ii) the entry of an order of the Bankruptcy Court in any of the Chapter 11 Cases finding that the Debtors have breached or failed to satisfy any requirement under the DIP Order or the Credit Documents;

(iii) except with the prior written consent of the Administrative Agent and the Required Lenders (which, for the avoidance of doubt, can be communicated via e-mail, including e-mail of the Lender Advisors and counsel to the Administrative Agent), the entry of an order in any of Chapter 11 Cases (A) staying, reversing, amending, supplementing, vacating or otherwise modifying any of the Credit Documents, or (B) impairing or modifying any of the liens, security interests, claims, rights, remedies, privileges, benefits or protections granted under the Credit Documents or under the DIP Order to the Secured Parties;

(iv) the dismissal of any of the Chapter 11 Cases or conversion of any Chapter 11 Case to a Chapter 7 case or any Debtor shall have filed (or failed to object to) a motion or other pleading seeking such dismissal without the prior written consent of the Required Lenders (which, for the avoidance of doubt, can be communicated via e-mail, including e-mail of the Lender Advisors);

(v) the appointment or election of a Chapter 11 trustee, a responsible officer or an examiner (other than a fee examiner) under section 1104 of the Bankruptcy Code with enlarged powers (beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business of any Debtor in the Chapter 11 Cases;

(vi) the entry of an order in any of the Chapter 11 Cases authorizing the Debtors (A) to obtain additional financing under section 364(c) or (d) of the Bankruptcy Code that does not provide for the repayment in full, in cash, of all Obligations under the Credit Documents or (B) to grant any Lien, other than Liens expressly permitted under this Agreement and the DIP Order, upon or affecting any Collateral;

(vii) (A) the consensual use of prepetition cash collateral by any of the Debtors is terminated or modified or (B) the entry of an order in any of the Chapter 11 Cases terminating or modifying the use of cash collateral other than as provided in this Agreement and the DIP Order, without the prior written consent of the Administrative Agent and the Required Lenders (which, for the avoidance of doubt, can be communicated via e-mail, including e-mail of the Lender Advisors and counsel to the Administrative Agent);

(viii) subject to the DIP Order and the Carve-Out, and except as expressly permitted hereunder, the entry of an order in any of the Chapter 11 Cases granting any claim against any Debtor entitled to superpriority administrative expense status in any of the Chapter 11 Cases pursuant to section 364(c)(2) of the Bankruptcy Code that is pari passu with or senior to the claims of the Secured Parties or any 507(b) claim, without the prior written consent of the Administrative Agent and the Required Lenders (which, for the avoidance of doubt, can be communicated via e-mail, including e-mail of the Lender Advisors and counsel to the Administrative Agent);

(ix) except as provided in the DIP Order or any other order of the Bankruptcy Court, the making of any adequate protection payment or the granting of any adequate protection (including, without limitation, the granting of any Liens on the Collateral, superpriority claims, the right to receive cash payments or otherwise), without the prior written consent of the Administrative Agent and the Required Lenders (which, for the avoidance of doubt, can be communicated via e-mail, including e-mail of the Lender Advisors and counsel to the Administrative Agent);

(x) the Debtors’ “exclusive period” under section 1121 of the Bankruptcy Code for the filing and/or solicitation of a chapter 11 plan is terminated for any reason;

(xi) the payment of any prepetition debt or other prepetition claim other than (A) as provided in any of the orders (in form and substance acceptable to the Required Lenders) approving the “first day” motions filed in the Chapter 11 Cases, (B) to the extent such payment is expressly permitted pursuant to this Agreement or otherwise expressly provided in the Approved Budget (including any Permitted Variances), (C) pursuant to an order (in form and substance acceptable to the Required Lenders) of the Bankruptcy Court, or (D) with the prior written consent of the Administrative Agent and the Required Lenders (which, for the avoidance of doubt, can be communicated via e-mail, including e-mail of the Lender Advisors and counsel to the Administrative Agent);

(xii) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Credit Parties having an aggregate fair market value in excess of $300,000 and such order materially and adversely affects the Credit Parties’ ability to operate their business in the ordinary course or to consummate the Restructuring (as defined in the Restructuring Support Agreement);

(xiii) [reserved];

(xiv) (x) any Debtor shall (A) challenge or contest the validity or enforceability of the DIP Order or any Credit Document or deny that it has further liability thereunder, (B) challenge or contest the nature, extent, amount, enforceability, validity, priority or perfection of the Obligations, Liens securing the Obligations, Credit Documents, Adequate Protection Liens (as defined in the DIP Order) or Adequate Protection Claims (as defined in the DIP Order), (C) assert any claim, defense or cause of action that seeks to avoid, recharacterize, subordinate, disgorge, disallow, impair or offset all or any portion of the Obligations, Liens securing the Obligations, Credit Documents, Adequate Protection Liens or Adequate Protection Claims, or (D) join or file any motion, application or other pleading in support of, or publicly support any other Person that has asserted any of the claims, challenges or other requested relief contemplated in clauses (A) or (B) above; or (y) the entry of a judgment or order in any of the Chapter 11 Cases sustaining any of the claims, challenges or other relief contemplated in clauses (A) or (B) above);

(xv) the entry of an order in any of the Chapter 11 Cases, avoiding, disallowing, offsetting, recharacterizing, subordinating, disgorging or requiring repayment of any payments made to the Secured Parties on account of the Obligations owing under the DIP Order, this Agreement, and the other Credit Documents;

(xvi) the entry of any order in any of the Chapter 11 Cases charging any of the Collateral with respect to the Secured Parties, whether under section 506(c) of the Bankruptcy Code or otherwise;

(xvii) any Debtor shall consummate or seek to obtain Bankruptcy Court approval of any sale or other disposition of all or substantially all of the Collateral pursuant to section 363 of the Bankruptcy Code or otherwise (other than in the ordinary course of business that is expressly permitted by the Approved Budget and this Agreement), unless on terms acceptable to the Required Lenders;

(xviii) any Debtor shall seek to withdraw or modify the Approved Chapter 11 Plan or the Disclosure Statement in respect thereof or file any motion or pleading with the Bankruptcy Court that is inconsistent with this Agreement, the Restructuring Support Agreement or the Approved Chapter 11 Plan and entry of an order of the Bankruptcy Court approving such withdrawal, modification, motion, or pleading;

(xix) (x) the entry of an order approving a disclosure statement with respect to a Plan of Reorganization or (b) the entry of an order confirming a Plan of Reorganization, in each case, unless such Plan of Reorganization is acceptable to the Agents and the Required Lenders;

(xx) [reserved];

(xxi) termination of the Restructuring Support Agreement;

(xxii) any Debtor uses or seeks to use any proceeds of any Credit Extension in any manner inconsistent with the terms of the DIP Order, the Credit Documents or the Approved Budget;

(xxiii) [reserved];

(xxiv) any of the Interim NOL Order, the Final NOL Order, the Disclosure Statement Order, the Combined Order, the Equity Rights Offering Backstop Order (as defined in the Restructuring Support Agreement) or the Lease Rejection Order, after the date of entry thereof, (A) at any time ceases to be in full force and effect or (B) shall be vacated, reversed, stayed, amended, supplemented or modified without the prior written consent of the Administrative Agent and the Required Lenders (which, for the avoidance of doubt, can be communicated via e-mail, including e-mail of the Lender Advisors and counsel to the Administrative Agent) or if any of the Debtors seek to withdraw, waive, amend or modify any of the foregoing orders in any manner not acceptable to the Required Lenders;

(xxv) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction (including the Bankruptcy Court), of any ruling or order denying any requisite approval of, delaying, impeding or enjoining the consummation of the transactions contemplated under the Restructuring Support Agreement in accordance with the terms thereof;

(xxvi) any of the Debtors shall use, or seek to use, Collateral, including Cash Collateral in any manner inconsistent with the terms of the DIP Order; or

(xxvii) if any Debtor or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order or a Governmental Authority from continuing to conduct all or any material part of the business affairs of the Debtors and their Subsidiaries.

8.2 Acceleration. Subject to the DIP Order and the terms thereof, (a) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (b) upon the occurrence of any other Event of Default, at the direction of the Required Lenders:

(i) upon notice to the Borrower by the Administrative Agent, the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other Obligations under this Agreement and the other Credit Documents, shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Credit Party; and

(ii) the Collateral Agent shall exercise any and all of its other rights and remedies under applicable Law (including the UCC) or at equity, hereunder and under the other Credit Documents.

8.3 Application of Payments and Proceeds. After the acceleration of the principal amount of any of the Loans in accordance with Section 8.2, all payments and proceeds in respect of any of the Obligations received by any Agent or any Lender under any Credit Document, including any proceeds of any sale of, or other realization upon, all or any part of the Collateral, shall be applied as follows:

(i) first, to all fees, costs, indemnities, liabilities, obligations and expenses (including the fees and expenses of counsel) incurred by or owing to the Administrative Agent or the Collateral Agent with respect to this Agreement, the other Credit Documents or the Collateral;

(ii) second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Credit Documents or the Collateral;

(iii) third, to the principal amount of the Obligations constituting unpaid principal of the Loans, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause third held by them;

(iv) fourth, to any other Indebtedness or obligations of any Credit Party owing to the Administrative Agent, the Collateral Agent or any Lender under the Credit Documents; and

(v) fifth, to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct to the Borrower.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (b) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Administrative Agent or the Collateral Agent from or on behalf of any Credit Party, and, as between each Credit Party on the one hand and the Administrative Agent, the Collateral Agent and the other Secured Parties on the other, the Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Administrative Agent may deem advisable notwithstanding any previous application by the Administrative Agent.

SECTION 9 AGENTS

9.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints WSFS to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints WSFS to act on its behalf as the Collateral Agent hereunder and under the other Credit Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Sections 9.6(a), 9.6(b), 9.14(c) and 9.14(e), the provisions of this Section are solely for the benefit of the Agents, the Lenders, and neither the Borrower or any of its Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent”, “administrative agent” and “collateral agent” herein or in any other Credit Document (or any other similar term) with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2 Rights as a Lender. The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity, if applicable. Such Person and its Affiliates may accept deposits from, lend money to, own Securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions.

(a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided, no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and Sections 8.1, 8.2 and 8.3), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. As to any matters not expressly provided for by this Agreement or any other Credit Document, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with written instructions given by the Required Lenders (or, where expressly required by the terms of any Credit Document, a greater proportion of the Lenders), and such instructions, and any action taken or failure to act pursuant thereto, shall be binding on all Lenders. No Agent shall have any liability for any failure or delay in taking any actions contemplated herein as a result of the failure or delay on the part of the Required Lenders to provide such instructions. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice conspicuously labeled as a “notice of default” and describing such Default is given to such Agent in writing by the Borrower or a Lender.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Credit Document or (vi) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

(d) For the avoidance of doubt, each Agent’s rights, protections, indemnities and immunities provided herein shall apply to each Agent for any actions taken or omitted to be taken under this Agreement or any other Credit Documents and any other related agreements in any of their respective capacities and Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in this Agreement in all of the other Credit Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such other Credit Document.

(e) No Agent shall have any liability for any interest rate published on any publicly available source (including but not limited to the Federal Reserve Bank of New York’s website), by any publication or other source for determining any interest rates applicable to any Loan, including, without limitation, any inaccuracy or error relating to the publication of any such interest rates. No Agent shall be liable for any delay or failure in performing its duties under this Agreement directly or indirectly as a result of the unavailability of Base Rate, the Term SOFR Reference Rate, Term SOFR, or any benchmark or the absence of a designated Benchmark Replacement, including as a result of any delay or error on the part of any other party, or whether as a result of any other party providing or failing to provide any Agent with any information or direction pursuant to the terms of this Agreement or any other Credit Document. No Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of Base Rate, the Term SOFR Reference Rate, Term SOFR, or other applicable benchmark, and absence of a designated Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Required Lenders and Borrowers, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. No Agent shall have any liability for any interest rate published by any publication that is the source for determining the interest rates of the Loans, or for any rates compiled by the ICE Benchmark Administration or any successor thereto, or for any rates published on any publicly available source, including without limitation the Federal Reserve Bank of New York’s website, or in any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment.

(f) No Agent shall be required to risk or expand its own funds in performing its obligations hereunder or under any other Credit Document or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not indemnified to its satisfaction.

(g) No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control (such acts shall include, but are not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters, the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility) nor shall Agent have any liability for losses arising from (i) any cause beyond its control, (ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator or (iii) the acts or edicts of any government or governmental agency or other group or entity exercise governmental powers.

(h) No Agent shall be liable for any indirect, special, punitive or consequential damages (including but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(i) No Agent shall have any liability for any failure, inability or unwillingness on the part of any Lender or Credit Party to provide accurate and complete information on a timely basis to such Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall not have any liability for any inaccuracy or error in the performance or observance on such Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

9.4 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more trustees, agents, co-agents, sub-agents, supplemental agents, employees, attorneys-in-fact or any other Person (including any Secured Party) appointed by such Agent, including any Affiliate of any Agent. Each Agent and any such trustee, agent, co-agent, sub-agent, supplemental agent or other Person may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub agent or supplemental agent and to the Related Parties of each Agent and any such sub-agent or supplemental agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents or supplemental agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents or supplemental agents. In connection with the designation of any such sub-agent or supplemental agent, this Agreement and the other Credit Documents may be amended solely to implement mechanical provisions customarily requested by such sub-agent or supplemental agent so long as such amendment is reasonably satisfactory to the Borrower and the Administrative Agent.

9.6 Resignation of the Administrative Agent.

(a) Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower; provided, (x) no such consent of the Borrower shall be required while an Event of Default exists and (y) such consent shall not be unreasonably withheld, delayed or conditioned, and shall be deemed to have been given unless the Borrower shall have objected to such appointment by written notice to the Required Lenders and such Agent within ten Business Days after having received notice thereof. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) Solely to the extent that the Administrative Agent is a Lender, (i) if the Administrative Agent (x) becomes a Defaulting Lender and is not performing its role hereunder as Administrative Agent or (y) declines to approve any waiver, amendment or modification of this Agreement or any Credit Document that requires approval of all Lenders pursuant to Section 10.5 or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Borrower and the Required Lenders and (ii) the Required Lenders may, by notice in writing to the Borrower and the applicable Agent remove such Person as an Agent and, with the consent of the Borrower (provided, (x) no such consent of the Borrower shall be required while under this clause (b) if an Event of Default under Section 8.1(a), (f) or (g) exists and (y) such consent shall not be unreasonably withheld, delayed or conditioned, and shall be deemed to have been given unless the Borrower shall have objected to such appointment by written notice to the Administrative Agent within ten Business Days after having received notice thereof), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, (except that in the case of any Collateral held by the Collateral Agent on behalf of the Secured Parties, the retiring or removed Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent (to the extent not already discharged as provided above) shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section and Sections 10.2 and 10.3 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

(d) Any entity into which an Agent may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidations which an Agent may be party, or any corporation or association to which all or substantially all of the corporate trust or agency business and assets as a whole or substantially as a whole of an Agent may be transferred or sold, shall be the successor Agent under this Agreement and each Credit Document and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or any further action.

9.7 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Without limiting the foregoing, each Lender acknowledges and agrees that neither such Lender, nor any of its respective Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Credit Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

9.8 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8, 10.2 and 10.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8, 10.2 and 10.3.

9.9 Collateral Documents and Guaranty.

(a) The Secured Parties irrevocably authorize the Collateral Agent,

(i) to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (x) upon termination of all Commitments and payment in full of all Obligations (other than Remaining Obligations), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of to a Person that is not a Credit Party as part of or in connection with any sale or other disposition permitted under the Credit Documents, or (z) subject to Section 10.5, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2(d); and

(iii) to release any Guarantor from its Guaranty upon consummation of any transaction not prohibited hereunder resulting in such Guarantor ceasing to constitute a Guarantor or otherwise becoming an Excluded Subsidiary (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry); provided that in no event shall any Guarantor cease to constitute a Guarantor solely as a result of (i) such Guarantor ceasing to constitute a wholly owned Subsidiary of the Borrower after the Closing Date (unless such Person otherwise constitutes an Excluded Subsidiary (other than solely on account or constituting a non-wholly owned Subsidiary of the Borrower)).

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.9(a). Notwithstanding anything contained herein or in any other Credit Document to the contrary, in no event shall any Agent be obligated to execute or deliver any document evidencing or authorizing any release, subordination or re-conveyance without receipt of a certificate executed by an Authorized Officer of the Borrower certifying that such release, subordination or re-conveyance, as applicable, complies with this Agreement and the other Credit Documents, and that all conditions precedent to such release, subordination or re-conveyance have been complied with.

(b) Anything contained in any of the Credit Documents to the contrary notwithstanding, each Credit Party, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may, directly or through one or more acquisition vehicles, be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon the direction of Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any or all of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, and neither the Administrative Agent nor the Collateral Agent shall be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.10 Withholding Taxes. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered, was not properly executed or was invalid or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out of pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 9.10.

9.11 Agent Discretion. Notwithstanding anything set forth herein or in the other Credit Documents to the contrary, to the extent any such Credit Document grants any Agent discretion to act or refrain from acting without the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and Sections 8.1, 8.2 and 8.3), such Agent shall nonetheless be entitled to request direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and Sections 8.1, 8.2 and 8.3) as to the matter over which such

Agent has been granted discretion, and no Agent shall be required to exercise or be liable for failure to exercise such discretion until such time as it has obtained the requested direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and Sections 8.1, 8.2 and 8.3). For purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to any Agent hereunder (including without limitation this Article IX), phrases such as “satisfactory to the Administrative Agent”, “approved by the Administrative Agent”, “acceptable to the Administrative Agent”, “as determined by the Administrative Agent”, “in the Administrative Agent’s discretion”, “selected by the Administrative Agent”, “elected by the Administrative Agent”, “requested by the Administrative Agent”, “satisfactory to the Collateral Agent”, “approved by the Collateral Agent”, “acceptable to the Collateral Agent”, “as determined by the Collateral Agent”, “in the Collateral Agent’s discretion”, “selected by the Collateral Agent”, “elected by the Collateral Agent”, “requested by the Collateral Agent”, “satisfactory to the Agent”, “approved by the Agent”, “acceptable to the Agent”, “as determined by the Agent”, “in the Agent’s discretion”, “selected by the Agent”, “elected by the Agent”, “requested by the Agent”, and phrases of similar import that authorize and permit an Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to such Agent receiving written direction from the Required Lenders (or, where expressly required by the terms of any Credit Document, a greater proportion of the Lenders), as applicable, to take such action or to exercise such rights. Nothing contained in this Agreement shall require any Agent to exercise any discretionary acts and any permissive grant of power to any Agent hereunder shall not be construed to be a duty to act.

9.12 Indemnification by Lenders. Each Lender severally agrees to indemnify and hold harmless each Agent and each of its Related Parties, to the extent that such Agent shall not have been timely reimbursed by the Borrower, based on and to the extent of such Lender’s pro rata share (determined as of the time that the applicable unreimbursed indemnity payment is sought) from, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or Related Parties in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of or in connection with this Agreement or the other Credit Documents; provided no Lender shall be liable to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction (it being understood and agreed that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and Sections 8.1, 8.2 and 8.3) shall constitute gross negligence or willful misconduct). If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Loans at such time (or if such indemnity payment is sought after the date on which the Loans have been paid in full in accordance with such Lender’s pro rata share immediately prior to the date on which the Loans are paid in full).

9.13 Survival. The agreements in this Section 9 and Sections 10.2 and 10.3 shall survive the resignation of any Agent, the termination of the Credit Documents and payment of the obligations hereunder.

9.14 Erroneous Payment.

(a) Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar theory or doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Credit Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 9.14), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, (i) comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party or (ii) the proceeds of realization from the enforcement of one or more of the Credit Documents against or in respect of the Borrower or one or more of the Credit Parties in each case for the purpose of making such Erroneous Payment.

(d) In addition to any rights and remedies of the Administrative Agent provided by law, the Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 9.14 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such Lender. The Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(e) Each party’s obligations under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

SECTION 10 MISCELLANEOUS

10.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, addressed (a) in the case of the Credit Parties, as follows, (b) in the case of an Agent, to it at its address (or facsimile number) as set forth on Appendix B, (c) in the case of the Lenders, at their primary address set forth below their name on Appendix B or otherwise indicated to Administrative Agent in writing or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Assumption, in such Assignment and Assumption or (d) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.1(b), shall be effective as provided in Section 10.1(b).

the Credit Parties:

2U, Inc.

2345 Crystal Drive, Suite 1100 Arlington VA 22202

Attention: Paul S. Lalljie; Lillian Brownstein, Matthew Norden;

E-mail Address: plalljie@2u.com; lbrownstein@2u.com; mnorden@2u.com with a copy to (which shall not constitute notice):

Latham & Watkins LLP

555 Eleventh Street NW

Suite 1000

Washington, D.C. 20004

Attention: Katherine Putnam; Melissa Fabian

E-mail Address: Katherine.Putnam@lw.com; Melissa.Fabian@lw.com

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, the foregoing shall not apply to Notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving Notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third- party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Communication or otherwise required for the Platform. In no event shall any Agent or any of its Related Parties have any liability to any

Credit Party, any Lender or any other Person or entity for damages of any kind, whether or not based on strict liability and including, without limitation, direct damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or any Agent’s transmission of communications through the Platform, except to the extent the same resulted primarily from the gross negligence or willful misconduct of such Agent or its Related Parties, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment. In no event shall any Agent or any of its Related Parties have any liability for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems. Each Credit Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies. All uses of the Platform shall be governed by and subject to, in addition to this Section 10.1(d), separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform. Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(iii) The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Credit Parties which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Section 5.1 or otherwise contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to the Borrower, its Subsidiaries and their respective securities. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable requirements of Law, including the U.S. Federal and state securities Laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of the U.S. Federal or state securities Laws. In the event that any Public Lender has elected for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) the Agents and other Lenders may have access to such information and (ii) neither the Borrower nor any Agent or other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Credit Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use such information.

10.2 Expenses.

(a) Borrower Expenses. The Borrower shall pay, promptly following receipt of a written demand with a summary statement, (a) all reasonable, documented, out of pocket expenses incurred by (x) the Agents (including the reasonable fees, out of pocket charges and disbursements of one outside legal counsel for the Agents, and, if necessary or appropriate, one local outside counsel in each reasonably necessary and materially relevant jurisdiction and in the case of other consultants and advisers, to the extent such persons are approved by the Borrower) and (y) the Lenders (including the reasonable fees, out of pocket charges and disbursements of the Lender Advisors, and, if necessary and appropriate, one local counsel in each reasonably necessary and materially relevant jurisdiction and in the case of other consultants and advisers, to the extent such persons are approved by the Borrower), in connection with the Commitments, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (b) all reasonable, documented out of pocket expenses incurred by any Agent or any Lender (including the reasonable, documented out-of-pocket fees, charges and disbursements of the Lender Advisors and one outside counsel for the Agents (and, in the case of a conflict of interest, additional counsels, as appropriate) and if necessary or appropriate, of any special counsel and one local counsel in each reasonably necessary and materially relevant jurisdiction (and in the case of a conflict of interest, additional counsels as appropriate and in the case of other consultants and advisers, to the extent such persons are approved by the Borrower) (in each case, except allocated costs of in-house counsel)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Lender Expenses. Each Lender shall promptly following written demand therefor, pay or reimburse each Agent based on and to the extent of such lender’s pro rata share of all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Credit Documents, including all such out-of-pocket costs and expenses incurred during any legal proceeding (including any proceeding under any Debtor Relief Law) and all respective fees, charges and disbursements of a primary counsel and local counsel for the Agent Indemnitees, to the extent that the Agent Indemnitees are not timely reimbursed for such expenses by or on behalf of the Borrower (solely to the extent, that the Borrower for any reason fails to pay any amount required under Section 10.2 or Section 10.3(a) to be paid by it to any Agent (or any sub-agent thereof), or any Related Party of any of the foregoing). For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Loans at such time (or if such indemnity payment is sought after the date on which the Loans have been paid in full in accordance with such Lender’s pro rata share immediately prior to the date on which the Loans are paid in full). The obligations of the Lenders under this Section 10.3(b) are subject to the provisions of Section 10.12.

10.3 Indemnity; Certain Waivers. (a) Indemnification by Borrower. The Borrower shall indemnify each Agent (and any sub-agent or Related Party thereof) (each such Person being called an “Agent Indemnitee”), each Lender (and any Related Party thereof) (each Person called a “Lender Indemnitee”; together with the Agent Indemnitee, each an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable, documented out-of-pocket fees, charges and disbursements of one primary outside counsel for Agent Indemnitees and a primary firm of counsel for the Lender Indemnitees (in each case, except allocated costs of in-house counsel and if reasonably necessary (as determined by the Agent Indemnitees or the Lender Indemnitees, as applicable), a single regulatory counsel and a single local counsel in each appropriate jurisdiction for the Agent Indemnitees and a single regulatory counsel and a single local counsel in each appropriate jurisdiction for the Lender Indemnitees (plus additional counsel desirable due to actual or reasonably perceived conflict of interest among such parties)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any of its Subsidiaries) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or its Subsidiaries, or any environmental liability related in any way to the Borrower or its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any of its Subsidiaries, its Affiliates, its equity holders or creditors, and regardless of whether any Indemnitee is a party thereto; provided, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (v) solely with respect to the Lender Indemnitees (and specifically excluding the Agent Indemnitees ), arising from any settlement effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), (w) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence, or willful misconduct of such Indemnitee (or any of its Affiliates or their respective officers, directors, employees, advisors and agents), (x) solely with respect to the Lender Indemnitees (and specifically excluding the Agent Indemnitees), a material breach of the Credit Documents by, any Lender Indemnitee (or any of its Affiliates or their respective officers, directors, employees, advisors and agents), (y) relate to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim or (z) arise out of, or in connection with, any proceeding that does not involve an act or omission by the Borrower or its Subsidiaries or any of their respective affiliates or that is brought by an Indemnitee against any other Indemnitee (other than disputes involving claims by or against any Agent in its capacity as such or in a similar agency or arranger role, but not any other person or entity party to any such proceeding).

(a) [reserved].

(b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof; provided that the foregoing shall not limit any Credit Party’s indemnity obligations to the extent special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to receive indemnification hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(c) Payments. All amounts due under Section 10.3 shall be payable within ten Business Days after written demand therefor, together with supporting documentation in reasonable detail.

(d) Survival. Each party’s obligations under Sections 10.2 and 10.3 shall survive the resignation or removal of any Agent, the termination of the Credit Documents and payment of the obligations hereunder.

10.4 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but in any event, excluding Excluded Assets) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, or any such Affiliate, to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender, or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, the failure to give such notice shall not affect the validity of such setoff and application.

10.5 Amendments and Waivers. (a) Required Lenders’ Consent. Subject to Section 2.21, Sections 10.5(b), 10.5(c) and 10.5(d), no amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall be effective without the written consent of the Required Lenders.

(a) Affected Lenders’ Consent. No amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:

(i) increase or extend the Commitment of any Lender or extend the scheduled final maturity of any Loan without the written consent of the Lender holding such Commitment or Loan;

(ii) reduce the principal amount of any Loan without the written consent of the Lender holding such Loan;

(iii) waive, reduce or postpone any scheduled repayment of principal of any Loan or elect to make any payment due under any Credit Document not in immediately available funds in US dollars without the written consent of the Lender holding such Loan; provided, that, mandatory prepayments may be waived with the consent of the Required Lenders only;

(iv) reduce the rate of interest on any Loan without the written consent of the Lender holding such Loan; provided, that, the imposition of default interest may be waived with the consent of the Required Lenders only;

(v) reduce any fee or premium payable under any Credit Document without the written consent of the Lender that is entitled to receive such fee or premium;

(vi) extend the time for payment of any interest on any Loan without the written consent of the Lender holding such Loan; provided, that, default interest may be extended or waived with the consent of the Required Lenders only; or

(vii) extend the time for payment of any fee or premium payable under any Credit Document without the written consent of the Lender that is entitled to receive such fee or premium;

(b) Consent of all Lenders. Without the written consent of all Lenders (other than, in the case of the clauses (iv) and (v), a Defaulting Lender), no amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:

(i) amend, modify, terminate or waive any term or condition of Sections 10.5 or 10.6(b)(v);

(ii) amend, modify, terminate or waive any term or condition of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required;

(iii) subordinate in right of payment the Obligations to any other Indebtedness;

(iv) amend, modify, terminate or waive any provision of Section 2.14, Section 8.3, or of the definition of “Required Lenders” or “Pro Rata Share”;

(v) release the Liens of the Secured Parties in all or substantially all of the Collateral, or release all or substantially all of the value of the guarantees;

(vi) subordinate the Liens of the Secured Parties in any Collateral; and

(vii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document (except as expressly provided in the Credit Documents).

Notwithstanding the foregoing, no agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder or under any other Credit Document without the prior written consent of such Agent.

Notwithstanding the foregoing, this Agreement and the other Credit Documents may be amended (or amended and restated), modified or supplemented with the written consent of the Administrative Agent and the Borrower (or the Administrative Agent and the Borrower may enter into additional Credit Documents as the Administrative Agent reasonably deems appropriate) (a) to cure any ambiguity, error, omission or inconsistency of a technical nature, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender (as certified by the Borrower), (b) [reserved], (c) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, (d) [reserved] and (e) to implement changes contemplated by Section 6.11 with respect to a change in the Borrower’s fiscal year. In addition, notwithstanding the foregoing, the Agency Fee Letter may be amended, modified, supplemented or restated with the written consent solely of the Borrower and the Agents.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definitions of “Required Lenders”) will automatically be deemed modified accordingly for the duration of such period; provided that, subject to the limitations set forth in the first paragraph of this Section 10.1, any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, reduce any percentage specified in the definition of Required Lender, disproportionately affect such Defaulting Lender as compared to other Lenders holding the same class of Loans, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement or the other Credit Documents, any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Credit Documents and shall be excluded in determining whether all or all affected Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 10.5); provided that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c) Execution of Amendments, Etc. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.

10.6 Successors and Assigns; Participations. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agents and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to Section 10.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(a) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, each such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.6(b)(i)(B) in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 10.6(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 in the case of any assignment in respect of any Loan, unless the Administrative Agent otherwise consents (each such consent not to be unreasonably withheld or delayed), or, in each case, if less, all of such assigning Lender’s remaining Loans or Commitments hereunder.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Reserved.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with all forms, certificates or other evidence each assignee is required to provide pursuant to Section 2.17(c) and a processing and recordation fee of $3,500; provided, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v) No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Defaulting Lenders. No such assignment shall be made to any Defaulting

Lender.

(viii) [Reserved].

(ix) Debt Repurchases. Assignments of Loans to the Borrower or any of its Subsidiaries shall not be permitted.

(x) Administrative Questionnaire and Regulatory Matters. If the assignee is not an existing Lender hereunder, the Administrative Agent shall have received (a) an administrative questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (b) all documentation and other information reasonably determined by the Administrative Agent to be required by applicable regulatory authorities required under applicable “know your customer” and AML Laws, including the PATRIOT Act.

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), any “know your customer” information requested by the Administrative Agent, the processing and recordation fee referred to in Section 10.6(b)(iv) and any written consent to such assignment required by Section 10.6(b)(iii), the Administrative Agent shall accept such Assignment and Assumption and record the same in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this Section 10.6(b).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6(c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 10.2 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(d).

(b) Register. The Administrative Agent, acting solely for this purpose as an non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior written notice.

(c) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries; provided that such restriction shall not apply to any Lender on the Closing Date or an Affiliate or Approved Fund of such Lender to the extent such Person becomes an Affiliate of the Borrower or its Subsidiaries after the Closing Date) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(b) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.5(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16 and 2.17 (subject to the requirements and limitations of such sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section (it being understood that the documentation required under Section 2.17(g) shall be delivered solely to the participating Lender); provided, such Participant shall be subject to the provisions of Section 2.18 and Section 2.19 as if it were an assignee under Section 10.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided, such Participant shall be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation pursuant to this Section shall maintain a register on which it records the name and address of each Participant and the principal amounts of each Participant’s participation interest with respect to the Loans and the Commitments (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to such Loans or Commitments for all purposes under this Agreement, notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as the agent of the Borrower solely for this purpose and undertakes no duty, responsibility or obligation to the Borrower (without limitation, in no event shall such Lender be a fiduciary of the Borrower for any purpose, except that such Lender shall maintain the Participant Register); provided, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit that such Commitment, Loan, or other obligation is in registered form under Section 5f.103(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code (and, in each case, any amended or successor versions). A Participant shall not be entitled to receive any greater payment under Sections 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation) unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. For the avoidance of doubt, Administrative Agent shall have no duty to maintain any Participant Register.

(d) Certain Pledges; SPCs.

(i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations of such Lender; provided, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, unless such pledgee exercises its remedies under the applicable pledge and either becomes the owner of such rights or causes another Person to become the owner of such rights.

(ii) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.16 and 2.17), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of the Borrower and the Administrative Agent, and with the payment of a processing fee of $3,500 to the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(e) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15(c), 2.16, 2.17, 9.14, 10.2, 10.3 and 10.4 and the agreements of the Lenders set forth in Sections 2.17, 9.3(b), 9.7 and 9.10 shall survive the payment of the Loans and the termination hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or any Lender (or to the Administrative Agent, on behalf of the Lenders), or any Agent or any Lender enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of the Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 Governing Law. This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York and, to the extent applicable, the Bankruptcy Code.

10.15 Consent to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that the Bankruptcy Court shall have exclusive jurisdiction to hear and determine any claims or disputes between the Credit Parties, Agents, Lenders and Related Parties pertaining to this Agreement or any other Credit Document or the transactions relating hereto or thereto or to any matter arising out of or relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto; provided, that the Agents, Lenders and the Credit Parties acknowledge that any appeals from the Bankruptcy Court may have to be heard by a court other than the Bankruptcy Court, provided, further, that nothing in this Agreement shall be deemed or operate to preclude any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the

Obligations, or to enforce a judgment or other court order in favor of such Agent. Each Credit Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Credit Party hereby waives any objection that such Credit Party may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

10.16 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17 Confidentiality. Each of the Agents, each of the Lenders (each, a “Lender Party”) shall hold all information received from the Borrower or any of its Subsidiaries regarding any of their respective businesses (including the existence of this Credit Agreement, the transactions contemplated herein or the terms or conditions hereof or thereof) other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary (it being understood and agreed that all information received after the Closing Date from the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential), it being understood and agreed by the Borrower that, in any event, each Lender Party may make disclosures of such non-public information (i) to its Affiliates (other than portfolio companies) and to such Lender Party’s and its Affiliates’ respective employees, actual and prospective limited partners and investors, directors, officers, managers, legal counsel, independent auditors and other experts or agents and advisors or to such Lender Party’s current or prospective funding sources in connection with disclosures otherwise made in accordance with this Section 10.17 (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, and in the case of any Lender agrees that it will be held liable for such breach of this Section 10.17); (ii) to any actual or potential assignee, transferee or Participant of any rights, benefits, interests and/or obligations under this Agreement or to any direct or indirect contractual counterparties (or the professional advisors thereto) in swap or derivative transactions related to the Borrower and its Obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, and in the case of any Lender agrees that it will be held liable for such breach of this Section 10.17); (iii) to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans and/or the Commitments or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (iv) as required or requested by any regulatory authority purporting to have jurisdiction over such Lender Party or its Affiliates (including any self-regulatory authority, such as the NAIC); provided, unless prohibited by applicable Law or court order, each Lender Party shall make reasonable efforts to notify the Borrower of any request by such regulatory authority (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender Party by such regulatory authority) for disclosure of any such non-public information prior to the actual disclosure thereof; (v) to the extent required by order of any court, governmental agency or representative thereof or in any pending legal or administrative proceeding, or otherwise as required by applicable Law or judicial process; provided, unless prohibited by applicable Law or court order, each Lender Party shall make reasonable efforts to notify the Borrower of such required disclosure prior to the actual disclosure of such non-public information; (vi) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vii) for purposes of establishing a “due diligence” defense, (viii) with the consent of the Borrower, or (ix) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 10.17, (B) becomes available to such Lender Party or any of its Affiliates on a non-confidential basis from a source other than a Credit Party that does not have a duty of confidentiality to the Borrower, or (C) is independently developed by such Lender Party.

Each of the Administrative Agent, the Collateral Agent and the Lenders acknowledges that (a) the information provided by the Borrower or its Subsidiaries may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

All information, including requests for waivers and amendments furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement, will be syndicate-level information, which may contain material non-public information about the Borrower, the Credit Parties and their Related Parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.

Notwithstanding anything herein to the contrary, the Administrative Agent, the Lenders and their respective Affiliates shall not, directly or indirectly, use the name of the Borrower or its Affiliates in any publicity, advertising or other media and may not issue a press release or otherwise publicize to any person, directly or indirectly, orally or in writing, any information related to the existence of this Credit Agreement, the transactions contemplated herein or the terms or conditions hereof or thereof; provided that such party may repeat information about the transactions contemplated hereby that has been publicly announced by the Borrower and no additional information can be publicized.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury Laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

10.19 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.20 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any Credit Document shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

10.21 Integration. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; provided that, for the avoidance of doubt, nothing set forth in the Credit Documents shall impair in any manner the rights of the Agents and the Lenders in their other capacities under any other documents with the Borrower or any Subsidiary of the Borrower, including as holders in respect of any warrant issued by such Person.

10.22 No Fiduciary Duty. Each Agent, each Lender, and their Affiliates (collectively, the “Lender Affiliated Parties”), may have economic interests that conflict with those of the Credit Parties, and each Credit Party acknowledges and agrees (a) nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Affiliated Parties and each Credit Party, its stockholders or its Affiliates; (b) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lender Affiliated Parties, on the one hand, and each Credit Party, on the other; (c) in connection therewith and with the process leading to such transaction each of the Lender Affiliated Parties is acting solely as a principal and not the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person; (d) none of the Lender Affiliated Parties has assumed an advisory or fiduciary responsibility in favor of any Credit Party with respect to the transactions contemplated hereby or the process leading thereto (regardless of whether any of the Lender Affiliated Parties or any of their respective Affiliates has advised or is currently advising any Credit Party on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents; (e) each Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate; (f) each Credit Party is responsible for making its own independent judgment with respect to such transactions and the process leading thereto; and (g) no Credit Party will claim that any of the Lender Affiliated Parties has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Credit Party, in connection with such transaction or the process leading thereto.

10.23 PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the PATRIOT Act.

10.24 Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than the currency in which it is expressed to be payable under this Agreement or other Credit Document, the party hereto owing such amount due will indemnify the party due such amount against any loss incurred by them as a result of any variation as between (a) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (b) the rate of exchange, as quoted by the Administrative Agent or by a known dealer in the judgment currency that is designated by the Administrative Agent, at which such Lender is able to purchase Dollars with the amount of the judgment currency actually received by the Administrative Agent or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the applicable party and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

10.25 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.26 Acknowledgement Regarding Any Supported QFC. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.27 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (I) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent or any of its Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.1

2U, INC., as Borrower

By:
Name:
Title:

EDX LLC, as Guarantor

By:
Name:
Title:

EDX BOOT CAMPS LLC, as Guarantor

By:
Name:
Title:

CRITIQUEIT, INC., as Guarantor

By:
Name:
Title:

2U HARKINS ROAD LLC, as Guarantor
By:	2U, INC., its sole member

By:
Name:
Title:

[1]	NTD: To include all filing Debtors (other than 2U, Inc.) as guarantors.

[Signature Page to DIP Credit and Guaranty Agreement]

2U NYC, LLC, as Guarantor

By:
Name:
Title:

[Signature Page to DIP Credit and Guaranty Agreement]

2U GET SMARTER, LLC, as Guarantor

By:
Name:
Title:

2U GETSMARTER (US), LLC, as Guarantor

By:
Name:
Title:

2U KEIH HOLDCO, LLC, as Guarantor

By:
Name:
Title:

[Signature Page to DIP Credit and Guaranty Agreement]

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature Page to DIP Credit and Guaranty Agreement]

[ ],
as a Lender

By:
Name:
Title:

[Signature Page to DIP Credit and Guaranty Agreement]

Exhibit B

Initial Approved Budget

Disclaimer Forward-Looking Statements The information included herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in the information included herein are not historical are forward-looking statements, including statements regarding the timing and implementation of the restructuring pursuant to the Restructuring Support Agreement (the “RSA”), the chapter 11 cases (the “Chapter 11 Cases”), the prepackaged joint plan of reorganization (the “Plan”), the Company’s ability to continue operating in the ordinary course while the Chapter 11 Cases are pending, and the potential benefits of the transactions contemplated by the RSA and the Plan, including the timetable for completing such transactions, if at all, and the effects of such transactions on the Company’s financial position and long-term stability and growth. Forward-looking statements contain words such as “expect,” “anticipate,” “could,” “should,” “intend,” “plan,” “believe,” “seek,” “see,” “may,” “will,” “would,” or “target.” Forward-looking statements are based on the Company’s current expectations, beliefs, assumptions, and estimates concerning the future and are subject to significant business, economic, and competitive risks, uncertainties, and contingencies. These risks, uncertainties, and contingencies are difficult to predict, and could cause the Company’s actual results to differ materially from those expressed or implied in such forward-looking statements. These risks include, among others, those related to the effects of the Chapter 11 Cases on the Company and the Company’s relationship with its various constituents, including colleges and universities, faculty, students, regulatory authorities, including the Department of Education, employees and other third parties; the Company’s ability to develop and implement the Plan and whether that Plan will be approved by the bankruptcy court and the ultimate outcome of the Chapter 11 Cases in general; the length of time the Company will operate under the Chapter 11 Cases; the potential adverse effects of the Chapter 11 Cases on the Company’s liquidity and results of operations, including failure to receive pr oceeds under the debtor-in-possession financing facility (the “DIP Facility”); the Company’s ability to operate within the restrictions and the liquidity limitations of the DIP Facility and any other credit facility that the Company may enter into in connection with the Chapter 11 Cases and restrictions imposed by the applicable courts; the timing or amount of any recovery, if any, to the Company’s stakeholders; the potential cancellation of the Company’s common stock in the Chapter 11 Cases; the delisting and deregistration of the Company’s common stock and becoming a private company; the potential material adverse effect of claims that are not discharged in the Chapter 11 Cases; uncertainty regarding the Company’s ability to retain key personnel; increased administrative and legal costs related to the Chapter 11 process; changes in the Company’s ability to meet its financial obligations during the Chapter 11 process and to maintain contracts that are critical to its operations; the effectiveness of the overall restructuring activities pursuant to the Chapter 11 Cases and any additional strategies that the Company may employ to address its liquidity and capital resources, achieve its stated goals, and continue as a going concern; the actions and decisions of equityholders, creditors, regulators, and other third parties that have an interest in the Chapter 11 Cases, which may interfere with the ability to confirm and consummate the Plan; and those risks described under the heading “Risk Factors” in 2U’s Annual Report on Form 10-K for the year ended December 31, 2023, 2U’s Quarterly Report on Form 10 -Q for the quarter ended March 31, 2024, and 2U’s other filings with the U.S. Securities and Exchange Commission. We refer you to such documents for a discussion of these and other risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially and adversely from those indicated or anticipated, whether express or implied, by such forward-looking statements. These forward-looking statements speak only as of the date they are made. The Company undertakes no duty or obligation to update any forward-looking statement after the date of the information included herein, whether as a result of new information, future events, changes in assumptions, or otherwise.

DIP Budget for the 13 Weeks Ended 10/18

$ in millions	Week 1 07/26/24 Forecast	Week 2 08/02/24 Forecast	Week 3 08/09/24 Forecast	Week 4 08/16/24 Forecast	Week 5 08/23/24 Forecast	Week 6 08/30/24 Forecast	Week 7 09/06/24 Forecast	Week 8 09/13/24 Forecast	Week 9 09/20/24 Forecast	Week 10 09/27/24 Forecast	Week 11 10/04/24 Forecast	Week 12 10/11/24 Forecast	Week 13 10/18/24 Forecast	Total
Receipts														
Degree	9.0	2.0	0.8	9.5	16.5	2.7	5.9	8.1	12.2	11.2	1.7	1.1	7.7	88.4
Boot Camp	1.2	2.0	1.5	2.4	4.5	2.4	1.7	2.6	4.6	2.6	1.1	1.9	4.0	32.4
edX	0.9	1.2	1.4	1.4	1.4	1.4	1.2	1.2	1.2	0.9	1.0	1.0	1.0	15.3
Exec Ed	2.2	2.2	3.5	3.5	3.5	3.5	3.6	3.6	3.6	3.6	3.3	3.3	3.3	42.7
All Other Receipts	-	-	-	-	-	-	-	-	-	-	-	-	-	0.0
Total Receipts	**13.3**	**7.3**	**7.3**	**16.9**	**26.0**	**10.0**	**12.4**	**15.5**	**21.5**	**18.3**	**7.1**	**7.3**	**16.0**	**178.8**
Operating Disbursements														
Payroll, benefits & severance	(12.0)	(1.7)	(8.9)	(2.1)	(9.1)	(1.6)	(12.9)	(2.1)	(9.0)	(1.8)	(11.4)	(3.6)	(7.9)	(83.9)
Marketing	(5.9)	(4.5)	(4.0)	(5.4)	(3.4)	(3.2)	(2.1)	(2.4)	(2.3)	(2.1)	(2.2)	(2.1)	(1.9)	(41.4)
University Payments	(2.9)	(3.0)	(2.4)	(7.4)	(2.7)	(2.9)	(1.0)	(1.0)	(1.0)	(1.0)	(1.5)	(1.1)	(1.1)	(29.0)
All Other Disbursements	(8.8)	(3.7)	(3.5)	(4.9)	(1.9)	(1.9)	(3.7)	(2.2)	(2.2)	(2.2)	(3.3)	(2.7)	(2.7)	(43.6)
Total Operating Disbursements	**(29.5)**	**(12.9)**	**(18.7)**	**(19.8)**	**(17.1)**	**(9.5)**	**(19.8)**	**(7.7)**	**(14.5)**	**(7.1)**	**(18.3)**	**(9.4)**	**(13.5)**	**(197.9)**
Operating Cash Flow	**(16.2)**	**(5.6)**	**(11.5)**	**(2.9)**	**8.9**	**0.5**	**(7.4)**	**7.8**	**7.0**	**11.2**	**(11.2)**	**(2.1)**	**2.5**	**(19.0)**
Non-Operating Disbursements														
Debt service payments	(0.5)	(11.5)	-	-	-	-	(0.0)	(37.2)	-	-	(1.1)	-	-	(50.4)
Restructuring professional fees	(5.1)	-	-	-	(0.6)	-	-	(22.3)	-	-	-	-	(0.9)	(29.0)
Other restructuring costs	-	-	-	-	-	-	-	(3.8)	-	-	-	-	-	(3.8)
Total Non-Operating Disbursements	**(5.7)**	**(11.5)**	**-**	**-**	**(0.6)**	**-**	**(0.0)**	**(63.3)**	**-**	**-**	**(1.1)**	**-**	**(0.9)**	**(83.2)**
Net Cash Flow	**(21.9)**	**(17.0)**	**(11.5)**	**(2.9)**	**8.3**	**0.5**	**(7.4)**	**(55.5)**	**7.0**	**11.2**	**(12.3)**	**(2.1)**	**1.5**	**(102.2)**
Beginning Cash Balance	27.1	65.2	48.1	36.7	33.8	42.1	42.5	39.1	30.1	37.1	48.3	36.0	33.8	**27.1**
Net Cash Flow	(21.9)	(17.0)	(11.5)	(2.9)	8.3	0.5	(7.4)	(55.5)	7.0	11.2	(12.3)	(2.1)	1.5	(102.2)
DIP / Exit Funding	60.0	-	-	-	-	-	4.0	46.5	-	-	-	-	-	110.5
Ending Unrestricted Cash Balance	**65.2**	**48.1**	**36.7**	**33.8**	**42.1**	**42.5**	**39.1**	**30.1**	**37.1**	**48.3**	**36.0**	**33.8**	**35.4**	**35.4**
Memo:														
Transfer of Exec Ed receipts from Debtor to Non-Debtor included in amounts above	2.0	2.0	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	31.5

2

DIP Budget for the 13 Weeks Ended 10/18 ? Note: Liquidity based on unrestricted cash. Unrestricted cash balance excludes certain cash in transit, deposit related to credit card as well as restricted cash

Exhibit E

Plan

LATHAM & WATKINS LLP

1271 Avenue of the Americas

New York, NY 10020

Telephone: (212) 906-1200

Facsimile: (212) 751-4864

George A. Davis

George Klidonas

Anupama Yerramalli

Randall C. Weber-Levine

Scott Yousey

Proposed Counsel to the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
x
In re:	:	Chapter 11
:
2U, INC., et al.,	:	Case No. 24-[ ● ] ([ ● ])
:
Debtors.[1]	:	(Joint Administration Pending)
:
x

JOINT PREPACKAGED PLAN OF REORGANIZATION OF 2U, INC.

AND ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

THIS PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE. THIS PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

[1]

The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: 2U, Inc. (5939); edX LLC (8554); 2U GetSmarter, LLC (9643); 2U Harkins Road LLC (N/A); 2U NYC, LLC (N/A); 2U KEIH Holdco, LLC (3837); CritiqueIt, Inc. (5532); edX Boot Camps LLC (8904); and 2U GetSmarter (US), LLC (9802). The Debtors’ mailing address is 2345 Crystal Drive, Suite 1100, Arlington, Virginia 22202.

TABLE OF CONTENTS

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME, CONSENT RIGHTS, AND DEFINED TERMS		1

A.	Defined Terms	1
B.	Rules of Interpretation; Computation of Time	16
C.	Consent Rights	17

ARTICLE II. ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS		17

A.	Administrative Claims	17
B.	DIP Claims	18
C.	Priority Tax Claims	18
D.	United States Trustee Statutory Fees	19
E.	Restructuring Fees and Expenses	19

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS		19

A.	Summary	19
B.	Classification and Treatment of Claims and Interests	20
C.	Special Provision Governing Unimpaired Claims	23
D.	Vacant and Abstaining Classes	23
E.	Controversy Concerning Impairment	23
F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	23
G.	Subordinated Claims	23
H.	Intercompany Interests and Intercompany Claims	24

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THIS PLAN		24

A.	Substantive Consolidation	24
B.	General Settlement of Claims and Interests	24
C.	Restructuring Transactions	24
D.	Continued Corporate Existence	25
E.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	25
F.	Amended and Restated Credit Documents	26
G.	Exit Facility Documents	26
H.	Equity Rights Offering	27
I.	New Common Interests	28
J.	New Common Interests Documents	28
K.	MIP	28
L.	Exemption from Securities Laws	28
M.	Release of Liens and Claims	29
N.	New Corporate Governance Documents	29
O.	Directors and Officers of the Reorganized Debtors	30
P.	Corporate Action	30
Q.	Cancellation of Existing Agreements and Interests	31
R.	Sources of Consideration for Plan Distributions	32

S.	Authority of the Debtors	33
T.	Continuing Effectiveness of Final Orders	33
U.	Transfers	33

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		33

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	33
B.	Cure of Defaults; Assumption of Executory Contracts and Unexpired Leases	34
C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	35
D.	Contracts and Leases Entered into After the Petition Date	35
E.	Directors and Officers Insurance Policies	35
F.	Other Insurance Contracts	36
G.	Indemnification Provisions and Reimbursement Obligations	36
H.	Employee Compensation and Benefit Programs	37
I.	Workers’ Compensation Programs	37
J.	Extension of Time to Assume or Reject	37

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		38

A.	Timing and Calculation of Amounts to Be Distributed	38
B.	Disbursing Agent.	38
C.	Rights and Powers of Disbursing Agent	38
D.	Special Rules for Distributions to Holders of Disputed Claims and
	Disputed Interests	39
E.	Delivery of Distributions	39
F.	Means of Cash Payment	40
G.	No Postpetition Interest on Claims	41
H.	Compliance with Tax Requirements	41
I.	Allocation of Plan Distributions Between Principal and Interest	41
J.	Setoffs	42

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS OR INTERESTS		42

A.	Resolution of Disputed Claims	42
B.	No Distributions Pending Allowance	43
C.	Distributions After Allowance	43
D.	Adjustment to Claims Without Objection	44
E.	Disallowance of Claims or Interests	44

ARTICLE VIII. CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN		44

A.	Conditions Precedent to the Effective Date.	44
B.	Waiver of Conditions	45
C.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation	46

ARTICLE IX. RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS		46

A.	Discharge of Claims and Termination of Interests	46
B.	Release by the Debtors	47
C.	Releases by Holders of Claims and Interests	48
D.	Waiver of Statutory Limitations on Releases	49
E.	Exculpation	50
F.	Preservation of Causes of Action	50
G.	Injunction	51
H.	Protection Against Discriminatory Treatment	51
I.	Integral Part of Plan	52

ARTICLE X. RETENTION OF JURISDICTION		52

ARTICLE XI. MISCELLANEOUS PROVISIONS		53

A.	Immediate Binding Effect	53
B.	Substantial Consummation	54
C.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses	54
D.	Conflicts	54
E.	Modification of Plan	54
F.	Revocation or Withdrawal of Plan	55
G.	Successors and Assigns	55
H.	Reservation of Rights	55
I.	Further Assurances	55
J.	Severability	55
K.	Service of Documents	56
L.	Exemption from Stamp or Similar Taxes Pursuant to Section 1146(a) of the Bankruptcy Code	57
M.	Governing Law	57
N.	Tax Reporting and Compliance	58
O.	Schedules	58
P.	No Strict Construction	58
Q.	Entire Agreement	58
R.	Closing of Chapter 11 Cases	58
S.	Votes Solicited in Good Faith	58
T.	2002 Notice Parties	59

JOINT PREPACKAGED PLAN OF REORGANIZATION OF 2U, INC.

AND ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

2U, Inc. and each of the other debtors and debtors-in-possession in the above-captioned cases (collectively, the “Debtors”) jointly propose this Plan for the treatment and resolution of the outstanding Claims against, and Interests in, the Debtors. Capitalized terms used in this Plan and not otherwise defined have the meanings ascribed to such terms in Article I.

Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the treatment and resolution of outstanding Claims against, and Interests in each Debtor pursuant to the Bankruptcy Code. Each Debtor is a proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. This Plan does not contemplate substantive consolidation of any of the Debtors.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of this Plan and certain related matters, including distributions to be made under this Plan. There also are other agreements and documents, which shall be filed with the Bankruptcy Court, that are referenced in this Plan, the Plan Supplement, or the Disclosure Statement as exhibits and schedules. All such exhibits and schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019, and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan before its substantial consummation.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME, CONSENT RIGHTS, AND

DEFINED TERMS

A.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

“2025 Notes” means 2U, Inc.’s 2.25% Convertible Senior Notes due 2025 issued pursuant to the 2025 Notes Indenture.

“2025 Notes Indenture” means that certain Indenture, dated as of April 23, 2020 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and between 2U, Inc., as issuer, and the Unsecured Notes Indenture Trustee, as trustee.

“2030 Notes” means 2U, Inc.’s 4.50% Senior Unsecured Convertible Notes due 2030 issued pursuant to the 2030 Notes Indenture.

“2030 Notes Indenture” means that certain Indenture, dated as of January 11, 2023 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and between 2U, Inc., as issuer, and the Unsecured Notes Indenture Trustee, as trustee.

“A&R First Lien Agent” means Alter Domus (US) LLC, or its duly appointed successor, in its capacity as administrative agent and collateral agent under the Amended and Restated Credit Agreement.

“Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges incurred on or after the Petition Date and prior to and including the Effective Date.

“Ad Hoc Noteholder Group” means that certain ad hoc group of Holders of Unsecured Notes Claims represented by the Ad Hoc Noteholder Group Advisors.

“Ad Hoc Noteholder Group Advisors” means Weil, Gotshal & Manges LLP, Houlihan Lokey Capital, Inc., and such other professional advisors as are retained by the Ad Hoc Noteholder Group with the prior written consent of the Debtors.

“Administrative Claim” means a Claim (other than a DIP Claim) for costs and expenses of administration of these Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Debtors’ Estates and operating businesses; (ii) Allowed Professional Fee Claims; (iii) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code; and (iv) Independent Director Fee Claims.

“Affiliate” means with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.

“Agents/Trustees” means, collectively, any administrative agent, collateral agent, indenture trustee, floorplan funding agent, or similar Entity under the First Lien Credit Documents, the Unsecured Notes Documents, and the DIP Documents, including any successors thereto and including, without limitation, the First Lien Agent, the Unsecured Notes Indenture Trustee, and the DIP Agent.

“Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (i) except with respect to any Claim arising from the rejection of Unexpired Leases by the Debtors, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (ii) the Debtors may affirmatively deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

“Amended and Restated Credit Agreement” means that certain Amended and Restated Credit Agreement, to be entered into as of the Effective Date, by and between the applicable Reorganized Debtors, the Holders of First Lien Claims, and the administrative agent thereunder (including all appendices, exhibits, schedules, and supplements thereto), which shall amend and restate the First Lien Credit Agreement in its entirety and shall be consistent with the terms of the Amended and Restated Credit Agreement Term Sheet.

“Amended and Restated Credit Agreement Term Sheet” means the term sheet setting forth the terms and conditions of the Amended and Restated Credit Agreement, attached as Annex 2 to the Restructuring Term Sheet.

“Amended and Restated Credit Documents” means the Amended and Restated Credit Agreement together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, amended and restated, or otherwise modified from time to time, necessary to effectuate the incurrence of the Amended and Restated Credit Facility.

“Amended and Restated Credit Facility” means a new financing facility consisting of the Amended and Restated Loans.

“Amended and Restated Loans” means $414,300,000 in new first lien term loans to be extended under the Amended and Restated Credit Facility.

“Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid or recover a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 502(d), 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code and applicable non-bankruptcy law.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any Local Bankruptcy Rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Cases.

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“Brooklyn Lease” means the Agreement of Lease, dated February 13, 2017, by and between Brooklyn Lessor and 2U NYC, LLC (as amended by the First Amendment to Lease, dated June 3, 2021, and as may be further amended, supplemented, or modified from time to time).

“Brooklyn Lessor” means RFR/K 55 Prospect Owner LLC.

“Business Day” means any day, other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by Law or executive order.

“Cash” means the legal tender of the United States of America.

“Cash Collateral” shall have the meaning set forth in the DIP Orders.

“Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, proceeding demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), choate, inchoate, reduced to judgment or otherwise whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including, without limitation, under any state or federal securities laws). Causes of Action also includes: (i) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (ii) the right to object to Claims against, or Interests in, a Debtor; (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (iv) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (v) any state law fraudulent transfer claim; and (vi) any Avoidance Actions.

“Chapter 11 Case(s)” means (i) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court, and (ii) when used with reference to all Debtors, the jointly administered cases for all Debtors.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Class” means a category of Holders of Claims or Interests as set forth in Article III pursuant to section 1122(a) of the Bankruptcy Code.

“CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

“Combined Hearing” means the combined hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (i) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (ii) confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

“Combined Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code.

“Confirmation” means the occurrence of the Confirmation Date.

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“Confirmation Date” means the date on which the Bankruptcy Court enters the Combined Order.

“Consenting Creditor Advisors” means, collectively the Consenting Noteholder Advisors and the First Lien Ad Hoc Group Advisors.

“Consenting First Lien Lenders” means the Holders of First Lien Claims that are signatories to the Restructuring Support Agreement, in their capacities as such.

“Consenting Noteholder Advisors” means, collectively, the Ad Hoc Noteholder Group Advisors and the Greenvale Advisors.

“Consenting Noteholders” means Holders of certain of the outstanding Unsecured Notes Claims that are parties to the Restructuring Support Agreement, in their capacities as such.

“Consenting Stakeholders” means, collectively, the Consenting First Lien Lenders and the Consenting Noteholders.

“Consummation” means the occurrence of the Effective Date. “Consummated” shall have the correlative meaning.

“Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

“D&O Liability Insurance Policies” means all insurance policies (including, without limitation, the D&O Tail Policy, any general liability policies, any errors and omissions policies, and, in each case, any agreements, documents, or instruments related thereto) issued at any time and providing coverage for liability of any Debtor’s directors, managers, officers, and proxyholders.

“D&O Tail Policy” means that certain directors’ & officers’ liability insurance policy purchased by the Debtors before the Petition Date.

“Debtor Release” means the releases given by the Debtors to the Released Parties in Article IX.B.

“Definitive Documents” means, collectively: (i) the Plan and the Plan Supplement; (ii) the Disclosure Statement and the Solicitation Materials, and any motion seeking approval of, and any notices related to, the foregoing; (iii) the Solicitation Procedures Order; (iv) the Combined Order; (v) the DIP Documents; (vi) the New Common Interests Documents; (vii) the Amended and Restated Credit Documents; (viii) the New Corporate Governance Documents; (ix) the First Day Orders; (x) the Lease Rejection Order; (xi) the Exit Facility Documents; and (xii) any other agreement, document, instrument, pleading and/or order entered or entered into, or utilized, in connection with or to implement the Restructuring Transactions (together with any exhibit, amendment, modification or supplement thereto).

“DIP Agent” means the “Administrative Agent” and the “Collateral Agent” (each, as defined in the DIP Credit Agreement), solely in their capacities as administrative agent and collateral agent under the DIP Credit Agreement, their successors, assigns, or any replacement agents appointed pursuant to the terms of the DIP Credit Agreement.

“DIP Claim” means any Claim held by the DIP Lenders or the DIP Agent on account of, arising under, or relating to the DIP Credit Agreement, the DIP Facility, or the DIP Orders, including Claims for all principal amounts outstanding, and any and all fees, interest, expenses, indemnification obligations, reimbursement obligations, and other amounts due under the DIP Documents.

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“DIP Commitments” means the commitments in respect of the DIP Facility.

“DIP Credit Agreement ” means that certain Debtor-in-Possession Credit and Guaranty Agreement to be entered by and among 2U, Inc., as borrower, the guarantors party thereto, the DIP Agent, and the DIP Lenders (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms) in respect of the DIP Facility.

“DIP Documents” means the DIP Credit Agreement, the other “Credit Documents” as defined in the DIP Credit Agreement, the DIP Orders, and any other agreement, document and/or instrument entered or entered into in connection with any of the foregoing.

“DIP Facility” means a postpetition secured, multi-draw, junior lien debtor-in-possession financing facility, in an aggregate principal amount of up to $64,000,000.00 on the terms of and subject to the conditions set forth in the DIP Credit Agreement.

“DIP Lenders” means the lenders from time to time party to the DIP Credit Agreement.

“DIP Loans” means the loans made under the DIP Facility.

“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

“Disbursing Agent” means the Reorganized Debtors or any party designated by the Reorganized Debtors, to serve as disbursing agent under this Plan.

“Disclosure Statement” means the disclosure statement in respect of the Plan, including all exhibits, schedules, supplements, modifications, amendments, annexes and attachments thereto, as approved or ratified by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

“Disputed” means any Claim or an Interest, or any portion thereof, that has not been Allowed but has not been disallowed pursuant to this Plan or a Final Order of the Bankruptcy Court or other court of competent jurisdiction.

“Distribution Record Date” means, other than with respect to publicly held securities, the date for determining which Holders of Claims are eligible to receive distributions under this Plan, which date shall be the Effective Date, subject to Article VI.E of this Plan. For the avoidance of doubt, the Distribution Record Date shall not apply to publicly traded securities, which shall receive distributions, if any, in accordance with the applicable procedures of DTC.

“DTC” means The Depository Trust Company.

“Effective Date” means the date that is a Business Day on which (i) no stay of the Combined Order is in effect and (ii) all conditions precedent to the effectiveness or consummation of this Plan specified in Article VIII have been satisfied or waived in accordance with the terms of Article VIII of this Plan.

“Employee Compensation and Benefit Programs” means, collectively, all employment agreements and severance policies, and all employment, compensation and benefit plans, retention plans, and programs of the Debtors applicable to any of their respective employees or retirees, and any of the employees or retirees of their respective subsidiaries, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, healthcare plans, disability plans, severance plans, incentive plans, life, and accidental death and dismemberment insurance plans, health and welfare plans, 401(k) plans, and pension plans.

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“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Rights Offering” means that certain equity rights offering to be consummated by the Reorganized Parent on the Effective Date in accordance with the Equity Rights Offering Documents, pursuant to which the Reorganized Parent shall issue rights to purchase New Common Interests for an aggregate purchase price equal to the Equity Rights Offering Amount at the Plan Discount.

“Equity Rights Offering Amount” means an amount equal to $46,500,000, subject to increase with the consent of the Debtors and the Required Consenting Noteholders.

“Equity Rights Offering Backstop Commitment” means the Equity Rights Offering Backstop Parties’ commitments to purchase up to the full Equity Rights Offering Amount (less the amount to be subscribed for by the Equity Rights Offering Backstop Parties in the Equity Rights Offering in their capacity as Holders of Unsecured Notes Claims) of the New Common Interests at the Plan Discount, pursuant to the terms of the Equity Rights Offering Procedures and in accordance with the Equity Rights Offering Backstop Commitment Letter.

“Equity Rights Offering Backstop Commitment Letter” means that certain backstop commitment letter, dated as of July 24, 2024, entered into by 2U, Inc. and the Equity Rights Offering Backstop Parties, as the same may be amended, restated, or otherwise modified in accordance with its terms and the terms of the Restructuring Support Agreement, and approved by the Bankruptcy Court pursuant to the Equity Rights Offering Backstop Order.

“Equity Rights Offering Backstop Commitment Premium” means an aggregate premium equal to $1,500,000 to be paid in cash to the Equity Rights Offering Backstop Parties in exchange for their commitment to fund the Equity Rights Offering Backstop Commitment.

“Equity Rights Offering Backstop Order” means that certain order entered by the Bankruptcy Court, which may be the Combined Order, approving, among other things, the Equity Rights Offering Backstop Commitment Letter and the Equity Rights Offering Backstop Commitment Premium.

“Equity Rights Offering Backstop Parties” means the parties signatory to the Equity Rights Offering Backstop Commitment Letter (together with their respective successors and permitted assignees), or any fronting bank or other funding agent operating on their behalf, that have agreed severally and not jointly to provide the Equity Rights Offering Backstop Commitment.

“Equity Rights Offering Documents” means, collectively, the Equity Rights Offering Term Sheet, the Equity Rights Offering Backstop Commitment Letter, the Equity Rights Offering Backstop Order, the Equity Rights Offering Procedures, and any other agreements or documents memorializing the Equity Rights Offering, as may be amended, restated, supplemented, or otherwise modified from time to time according to their respective terms.

“Equity Rights Offering Procedures” means those certain rights offering procedures with respect to the Equity Rights Offering as set forth in this Plan.

“Equity Rights Offering Term Sheet” means the term sheet attached as Annex 3 to the Restructuring Term Sheet describing the material terms of the Equity Rights Offering.

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“Estate(s)” means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

“Exculpated Parties” means, collectively: (i) the Debtors; (ii) the Reorganized Debtors; (iii) the Consenting Stakeholders; (iv) the Agents/Trustees; (v) the DIP Lenders; and (vi) with respect to the foregoing clauses (i) through (v), each such Entity’s or Person’s Related Parties.

“Exculpation” means the exculpation provision set forth in Article IX.E.

“Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time).

“Existing Equity Interests” means any issued, unissued, authorized, or outstanding ordinary shares or shares of common stock, preferred stock, or other instrument evidencing an ownership interest in 2U, Inc., whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

“Exit Agent” means the administrative agent and collateral agent under the Exit Facility Credit Agreement.

“Exit Facility” means the secured second lien exit term loan facility that shall be provided on the terms and conditions consistent with the Exit Facility Term Sheet and arising pursuant to the Exit Facility Credit Agreement, proceeds of which shall be available to satisfy Allowed DIP Claims.

“Exit Facility Credit Agreement” means that certain Credit Agreement to be entered into in connection with the Exit Facility, to be dated as of the Effective Date, by and among Reorganized Parent, as borrower, the Exit Agent, and the Exit Lenders, which shall be in form and substance consistent with the Exit Facility Term Sheet.

“Exit Facility Documents” means, collectively, the Exit Facility Credit Agreement and all other loan documents, including all other agreements, documents, and instruments delivered or entered into pursuant thereto or in connection therewith (including any guarantee agreements and collateral documentation) (in each case, as amended, restated, modified, or supplemented from time to time), each of which shall, to the extent applicable, contain terms consistent with the Exit Facility Term Sheet.

“Exit Facility Term Sheet” means that certain term sheet that sets forth the principal terms of the Exit Facility, as may be supplemented, amended, or otherwise modified from time to time.

“Exit Lenders” means the lenders party to the Exit Facility Credit Agreement. “Exit Loans” means loans issued under the Exit Facility Credit Agreement.

“File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in these Chapter 11 Cases.

“Final DIP Order” means the order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Agreement and approving, among other things, the DIP Facility, the DIP Commitments, the DIP Loans, the Debtors’ use of Cash Collateral, and the parties’ rights with respect thereto on a final basis (as may be amended, supplemented or modified from time to time).

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“Final Order” means as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, which (i) has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, reconsideration or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, reconsideration or rehearing has been timely taken, or (ii) as to which any appeal that has been taken or any petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment was appealed or from which certiorari could be sought, or any request for new trial, reargument, reconsideration or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

“First Day Orders” means any interim or final order of the Bankruptcy Court granting the relief requested in the First Day Pleadings (as may be amended, supplemented or modified from time to time).

“First Day Pleadings” means all material motions, applications, notices and/or other pleadings that the Debtors File or propose to File in connection with the commencement of the Chapter 11 Cases and all orders sought thereby (any of the foregoing as amended, supplemented or modified from time to time), including the First Day Orders.

“First Lien Ad Hoc Group” means that certain ad hoc group of Holders of First Lien Claims represented by the First Lien Ad Hoc Group Advisors.

“First Lien Ad Hoc Group Advisors” means Milbank LLP and FTI Consulting, Inc., and such other professional advisors as are retained by the First Lien Ad Hoc Group with the prior written consent of the Debtors.

“First Lien Agent” means Alter Domus (US) LLC, as administrative agent and collateral agent under the First Lien Credit Documents, or, as applicable, any duly appointed successors, assignees, or delegees thereof.

“First Lien Claim” means any Claim that is a First Lien Revolving Loan Claim or a First Lien Term Loan Claim.

“First Lien Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of June 28, 2021 (as amended by that certain First Amendment to Term Loan Credit and Guaranty Agreement, dated as of November 4, 2021, and by that certain Extension Amendment and Second Amendment to Credit and Guaranty Agreement, dated as of January 9, 2023, and as further amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among 2U, Inc., as borrower, certain subsidiaries of 2U, Inc., as guarantors, the lenders party thereto, and the First Lien Agent.

“First Lien Credit Documents” means the First Lien Credit Agreement together with all other related documents, instruments, and agreements, in each case, as supplemented, amended, restated, amended and restated, or otherwise modified from time to time.

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“First Lien Revolving Lenders” means Morgan Stanley Senior Funding, Inc. and Goldman Sachs Lending Partners LLC, solely in their capacities as Revolving Credit Lenders (as defined in the First Lien Credit Agreement).

“First Lien Revolving Lender Advisors” means Allen Overy Shearman Sterling (US) LLP, solely in its capacity as counsel to the First Lien Revolving Lenders.

“First Lien Revolving Loan Claim” means any Claim or Cause of Action derived from, based upon, or arising under the “Revolving Credit Facility” as that term is defined in the First Lien Credit Agreement.

“First Lien Term Loan Claim” means any Claim or Cause of Action derived from, based upon, or arising under the “Term Loan Facility” as that term is defined in the First Lien Credit Agreement.

“General Unsecured Claim” means all Claims (other than Administrative Claims, Priority Tax Claims, DIP Claims, First Lien Claims, Unsecured Notes Claims, Other Secured Claims, and Other Priority Claims) against the Debtors that are non-priority and unsecured, including (for the avoidance of doubt) all Landlord Claims.

“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

“Greenvale” means Greenvale Capital LLP, on behalf of its funds and/or accounts in their capacities as Holders of Unsecured Notes Claims.

“Greenvale Advisors” means Schulte Roth & Zabel LLP and such other professional advisors as are retained by Greenvale with the prior written consent of the Debtors, in each case, in such advisor’s capacity as an advisor to Greenvale.

“Holder” means any Entity that is the record or beneficial owner of any Claim or Interest, including any nominees, investment managers, investment advisors, sub-advisors, or managers of funds or discretionary accounts that hold, or trustees of trusts that hold, any Claim or Interest.

“HQ Premises Lease” means the Office Lease, dated December 23, 2015, by and between HQ Premises Lessor, 2U Harkins Road LLC (as amended by the First Amendment to Office Lease and Reaffirmation of Guaranty, dated May 27, 2016, the Second Amendment to Office Lease and Reaffirmation of Guaranty, dated October 4, 2017, and the Third Amendment to Office Lease, dated May 14, 2019, and as may be further amended, supplemented, or modified from time to time).

“HQ Premises Lessor” means KCP HARKINS FEE OWNER, LLC.

“Impaired” means, when used in reference to a Claim or Interest, a Claim or Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means, collectively, each of the provisions in existence immediately prior to the Effective Date (whether in bylaws, certificates of formation or incorporation, board resolutions, employment contracts, or otherwise) whereby any Debtor agrees to indemnify, reimburse, provide contribution or advance fees and expenses to or for the benefit of, defend, exculpate, or limit the liability of, any Indemnified Person.

“Indemnified Person” means each of the Debtors’ or the Reorganized Debtors’ and each of their respective Affiliates’ or subsidiaries’ respective Related Parties.

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“Independent Director Fee Claims” means, as of the Effective Date, all reasonable and documented unpaid fees and expenses due to the independent directors of the Debtors pursuant to their respective director agreements with the applicable Debtor entity.

“Insurance Contract” means all insurance policies and all surety bonds and related agreements of indemnity that have been issued at any time to, or provide coverage to, any of the Debtors and all agreements, documents, or instruments relating thereto.

“Intercompany Claim” means any Claim against any of the Debtors held by a Debtor or Non-Debtor Affiliate, other than an Administrative Claim.

“Intercompany Interests” means an Interest in a Debtor held by a Debtor or Non-Debtor Affiliate.

“Interests” means any equity, including all ordinary shares, units, common stock, preferred stock, membership interest, partnership interest, or other instruments evidencing an ownership interest, or equity security (as defined in section 101(16) of the Bankruptcy Code) in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, including, without limitation, equity-based employee incentives, grants, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units, incentive awards, or other instruments issued to employees of the Debtors, to acquire any such interests in a Debtor that existed immediately before the Effective Date (in each case whether or not arising under or in connection with any employment agreement); provided that the foregoing shall not apply to any entitlement to participate in or receive any Interests of the Reorganized Debtors on or following the Effective Date.

“Interim DIP Order” means the order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Agreement and approving, among other things, the DIP Facility, the DIP Commitments, the DIP Loans, the Debtors’ use of Cash Collateral, and the parties’ rights with respect thereto on an interim basis (as may be amended, supplemented or modified from time to time).

“Landlord Claims” means the Claims of any lessor related to a lease to which the Debtors are party (including, for the avoidance doubt, any Claims stemming from the rejection of the lessor’s lease pursuant to section 365 of the Bankruptcy Code) which are capped pursuant to section 502(b)(6) of the Bankruptcy Code.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Unit or court of competent jurisdiction (including the Bankruptcy Court).

“Lease Rejection Motion” means a motion, which seeks orders providing for the rejection of certain of the Debtors’ Unexpired Leases pursuant to section 365 of the Bankruptcy Code; provided, that the Claims arising from any rejection of Unexpired Leases shall be capped pursuant to section 502(b)(6) of the Bankruptcy Code.

“Lease Rejection Order” means any order of the Bankruptcy Court granting the Lease Rejection Motion and related relief.

“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any property or asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such property or asset.

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“MIP” means a post-emergence equity-based management incentive plan, which plan shall reserve for certain employees, officers and directors of the Reorganized Parent up to ten percent (10%) of New Common Interests on a fully-diluted basis issued on the Effective Date, the structure and terms of which and grants thereunder to be determined in good faith by the New Board in its sole discretion in consultation with the Debtors’ current management team. The individual allocations under the MIP are to be determined based on analysis by an independent compensation consultant in consultation with the Debtors’ current Chief Executive Officer.

“New Board” means the board of directors or managers of Reorganized Parent, which shall consist of the Debtors’ current Chief Executive Officer and other members to be selected by the Required Consenting Noteholders in their sole discretion in consultation with the Debtors.

“New Common Interests” means a single class of new common equity interests of Reorganized Parent to be issued (i) on the Effective Date or (ii) as otherwise permitted pursuant to the Plan and the New Corporate Governance Documents.

“New Common Interests Documents” means any and all documents required to implement, issue, or distribute the New Common Interests, including the Equity Rights Offering Procedures, Equity Rights Offering Backstop Commitment Letter, Equity Rights Offering Backstop Order, and any other agreement, document or instrument delivered or entered into pursuant thereto or in connection therewith.

“New Corporate Governance Documents” means the certificate of incorporation, certificate of formation, bylaws, limited liability company agreements, shareholder agreement (if any), operating agreement, or other similar organizational or formation documents, as applicable, of each of the Reorganized Debtors.

“Non-Debtor Affiliates” means all of the Affiliates of the Debtors, other than the Debtors.

“Notice” has the meaning set forth in Article XI.K.

“Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim, an Administrative Claim, a Professional Fee Claim, a Cure Claim, or a DIP Claim.

“Other Secured Claim” means any Secured Claim that is not a First Lien Claim.

“Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, Governmental Unit, or other Entity.

“Petition Date” means the date on which the Debtors commence the Chapter 11 Cases by filing petitions with the Bankruptcy Court.

“Plan” means this Joint Prepackaged Plan Of Reorganization of 2U, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, including all appendices, exhibits, schedules, and supplements thereto (including, without limitation, any appendices, schedules, and supplements to the Plan contained in the Plan Supplement), as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms of the Plan and the Restructuring Support Agreement.

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“Plan Discount” means the 30% discount to the Stipulated Equity Value at which the New Common Interests issued through the Equity Rights Offering will be purchased.

“Plan Schedule” means a schedule annexed to this Plan or an appendix to the Disclosure Statement (as amended, modified, or otherwise supplemented from time to time).

“Plan Supplement” means any supplemental appendix to the Plan, containing certain documents and forms of documents, schedules, and exhibits relevant to the implementation of the Plan, as may be amended modified or supplemented from time to time in accordance with the terms of the Plan and the Restructuring Support Agreement, and the Bankruptcy Code and the Bankruptcy Rules, which shall include, but shall not be limited to: (i) the New Corporate Governance Documents; (ii) the Equity Rights Offering Procedures; (iii) the Amended and Restated Credit Documents; (iv) the Exit Facility Documents; and (v) the Restructuring Transactions Memorandum.

“Prepetition Funded Debt Documents” means, collectively, the First Lien Credit Documents and the Unsecured Notes Documents.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means, unless otherwise specified, the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

“Professional” means any Person or Entity retained by the Debtors in these Chapter 11 Cases pursuant to section 327, 328, 363, and/or 1103 of the Bankruptcy Code (other than an ordinary course professional).

“Professional Fee Claim” means a Claim for Accrued Professional Compensation under sections 327, 328, 329, 330, 331, or 503 of the Bankruptcy Code.

“Professional Fee Escrow Account” means an interest-bearing escrow account in an amount equal to the Professional Fee Reserve Amount established, funded, and maintained by the Reorganized Debtors from Cash on hand existing immediately prior to the Effective Date solely for the purpose of paying in full and in Cash all unpaid Professional Fee Claims as and when such Claims become Allowed.

“Professional Fee Reserve Amount” means the aggregate Accrued Professional Compensation through the Effective Date as estimated by the Professionals in accordance with Article II.A.2(c).

“Proof of Claim” means a proof of Claim Filed against any Debtor in these Chapter 11 Cases.

“Reinstatement” or “Reinstated” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

“Rejection Damages Claim” mean any Claim arising from the rejection of any Executory Contracts or Unexpired Leases.

“Related Parties” means, with respect to an Entity, each of, and in each case in its capacity as such, such Entity’s current and former Affiliates, and such Entity’s and such Affiliates’ current and former members, directors, managers, officers, proxyholders, control persons, investment committee members, special committee members, members of any governing body, equity holders (regardless of whether such

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interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds (including any beneficial holders for the account of whom such funds are managed), predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, investment managers, and other professionals and advisors, each in their capacity as such, and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

“Released Parties” means, collectively, each of, and in each case in its capacity as such: (i) each Debtor; (ii) each Reorganized Debtor; (iii) each Non-Debtor Affiliate; (iv) each of the Debtors’ and Non-Debtor Affiliates’ current and former directors, officers and proxyholders; (v) the Agents/Trustees; (vi) the Consenting Stakeholders; (vii) the DIP Lenders; (viii) if applicable, each Consenting Stakeholder in its capacity as a Holder of Existing Equity Interests; (ix) the Equity Rights Offering Backstop Parties; (x) each of the Releasing Parties; and (xi) with respect to each of the foregoing (i) through (x), each such Entities’ (a) Related Parties and (b) their current and former Affiliates’ Related Parties; provided, that in each case, an Entity shall not be a Released Party if it: (y) elects to opt out of the Releases; or (z) timely Files with the Bankruptcy Court on the docket of these Chapter 11 Cases an objection to the Releases that is not resolved before Confirmation.

“Releases” means collectively the Debtor Release and the Third-Party Release as set forth in Article IX.

“Releasing Parties” means, collectively, each of, and in each case in its capacity as such: (i) each Debtor; (ii) each Reorganized Debtor; (iii) each Non-Debtor Affiliate; (iv) each of the Debtors’ and Non-Debtor Affiliates’ current and former directors, officers and proxyholders; (v) the Agents/Trustees; (vi) the Consenting Stakeholders; (vii) the DIP Lenders; (viii) if applicable, each Consenting Stakeholder in its capacity as a Holder of Existing Equity Interests; (ix) each other Holder of Claims or Interests that is entitled to vote on this Plan and either (a) votes to accept this Plan, (b) abstains from voting on this Plan and does not elect to opt out of the Releases, or (c) votes to reject this Plan and does not elect to opt out of the Releases; (x) each other Holder of Claims or Interests that is deemed to reject this Plan and does not elect to opt out of the Releases; and (xi) with respect to each of the foregoing (i) through (x), each such Entities’ current and former Affiliates, and such Entities’ and their current and former Affiliates’ Related Parties; provided, that, for the avoidance of doubt, an Entity described in clauses (ix) through (xi) above shall not be a Releasing Party if it: (y) elects to opt out of the Releases; or (z) timely Files with the Bankruptcy Court on the docket of these Chapter 11 Cases an objection to the Releases that is not resolved before Confirmation; provided further, that, for the avoidance of doubt, any opt-out election made by a Consenting Stakeholder, or Holder of Claims or Interests that is entitled vote on this Plan and votes to accept this Plan, will be void ab initio.

“Reorganized Debtors” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including Reorganized Parent.

“Reorganized Parent” means from and after the Effective Date, 2U, Inc. or such other Entity as may be determined by the Debtors and the Required Consenting Noteholders to be the Debtors’ new corporate parent, as reorganized pursuant to the Plan or as otherwise agreed between the Debtors and the Required Consenting Noteholders.

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“Required Consenting Creditors” means, collectively, the Required Consenting First Lien Lenders and the Required Consenting Noteholders.

“Required Consenting First Lien Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Restructuring Fees and Expenses” means all documented fees, costs, and expenses of each of the Consenting Creditor Advisors and the First Lien Revolving Lender Advisors in each case, in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement of the Restructuring Support Agreement, the Plan, the other Definitive Documents, the Restructuring Transactions, and the transactions contemplated hereby and thereby; provided, that notwithstanding anything to the contrary herein, nothing herein shall authorize the payment or reimbursement of any fees and expense of any of the First Lien Revolving Lenders incurred in connection with filing, prosecuting or pursuing any objection, or litigation related to the DIP Facility, the DIP Credit Documents, the use of DIP Collateral (including Cash Collateral), the Restructuring Support Agreement and any of the transactions contemplated under any of the foregoing, including the confirmation and consummation of the Plan.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement (including all exhibits and annexes attached thereto, including the Restructuring Term Sheet) entered into on July 24, 2024 (as amended, amended and restated, modified, or otherwise supplemented from time to time in accordance with the terms thereof), by and among the Debtors, the Consenting Stakeholders, and any subsequent Entity that becomes a party thereto pursuant to the terms thereof, as attached to the Disclosure Statement as Exhibit B.

“Restructuring Term Sheet” means that certain Restructuring Term Sheet (including any schedules, annexes and exhibit attached thereto, each as may be modified in accordance with the terms of the Restructuring Support Agreement) attached as Exhibit A to the Restructuring Support Agreement.

“Restructuring Transactions” means the transactions described in Article IV.A.

“Restructuring Transactions Memorandum” mans a document to be included in the Plan Supplement that will set forth the material components of the Restructuring Transactions.

“Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of certain Executory Contracts and Unexpired Leases, if any, to be rejected by the Debtors pursuant to this Plan.

“Schedule of Retained Causes of Action” means the schedule of Causes of Action that shall vest in the Reorganized Debtors on the Effective Date, which will be contained in the Plan Supplement, and which shall exclude all Claims and Causes of Action released under this Plan.

“SEC” means the Securities and Exchange Commission.

“Secured Claim” means a Claim that is (i) secured by a valid, perfected and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (ii) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

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“Securities” means any instruments that qualify under section 2(a)(1) of the Securities Act, including the New Common Interests.

“Securities Act” means the U.S. Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and any rules and regulations promulgated thereby.

“Solicitation Materials” means any materials used in connection with the solicitation of votes on the Plan, including the Disclosure Statement and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan pursuant to the Solicitation Procedures Order, and related to the Equity Rights Offering and the Equity Rights Offering Procedures.

“Solicitation Procedures Order” means the order of the Bankruptcy Court approving the Solicitation procedures and scheduling the Combined Hearing, which shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors.

“Stamp or Similar Tax” means any stamp tax, recording tax, conveyance fee, intangible or similar tax, mortgage tax, personal or real property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes or fees imposed or assessed by any Governmental Unit.

“Stipulated Equity Value” means $245,000,000.

“Subordinated Claim” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code. For the avoidance of doubt, Subordinated Claims include any Claims against any Debtors asserted by the plaintiffs in the following lawsuit: Michael Beaumont v. 2U, Inc., et al., 8:24-cv-01723-DLB (D. Md. Jun. 13, 2024).

“Third-Party Release” means the releases given by the Releasing Parties to the Released Parties in Article IX.C.

“Transfer” means sell, assign, loan, issue, pledge, hypothecate, transfer, participate, or otherwise dispose of.

“Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

“Unsecured Notes” means, collectively, the 2025 Notes and the 2030 Notes.

“Unsecured Notes Claim” means any Claim or Cause of Action on account of the Unsecured Notes or arising under the Unsecured Notes Documents.

“Unsecured Notes Documents” means the Unsecured Notes Indentures together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, amended and restated, or otherwise modified from time to time.

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“Unsecured Notes Indenture Trustee” means Wilmington Trust, National Association, as indenture trustee under the Unsecured Notes Indentures, or, as applicable, any successors, assignees, or delegees thereof.

“Unsecured Notes Indentures” means, collectively, the 2025 Notes Indenture and the 2030 Notes Indenture.

“Voting and Claims Agent” means Epiq Corporate Restructuring, LLC, in its capacity as solicitation, notice, claims and balloting agent for the Debtors.

B.	Rules of Interpretation; Computation of Time

For purposes herein: (i) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced item shall be substantially in that form or substantially on those terms and conditions; (iii) except as otherwise provided herein, any reference herein to an existing or to be Filed contract, lease, instrument, release, indenture, or other agreement or document shall mean as it may be amended, modified or supplemented from time to time; (iv) any reference to an Entity as a Holder of Claim or Interest includes that Entity’s successors and assigns; (v) unless otherwise specified, all references herein to “Articles”, “Sections”, “Exhibits” and “Plan Schedules” are references to Articles, Sections, Exhibits and Plan Schedules hereof or hereto; (vi) unless otherwise indicated, the words “herein,” “hereof,” “hereunder” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (vii) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, indenture, or other agreement or document entered into in connection with this Plan and except as expressly provided in Article VIII.C, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (viii) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (ix) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan; (x) references to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection; (xi) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (xii) all references to docket numbers of documents Filed in these Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (xiii) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (xiv) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to these Chapter 11 Cases, unless otherwise stated. Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to “the Debtors” or to “the Reorganized Debtors” shall mean “the Debtors and the Reorganized Debtors”, as applicable, to the extent the context requires.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

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C.	Consent Rights.

Notwithstanding anything herein to the contrary in this Plan, the Combined Order, or the Disclosure Statement, any and all consent, consultation, and approval rights set forth in the Restructuring Support Agreement and Restructuring Term Sheet, including rights and limitations with respect to the form and substance of any Definitive Document (including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents), shall be incorporated herein by this reference (including to the applicable definitions in Article I.A) and be fully enforceable as if stated in full herein.

ARTICLE II.

ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III.

A.	Administrative Claims

1.	General Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (i) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (ii) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (iii) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (iv) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (v) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

2.	Professional Fee Claims

(a)	Professional Fee Applications

All applications for final allowance of Professional Fee Claims must be Filed and served on the Reorganized Debtors and such other Entities who are designated in the Combined Order no later than thirty (30) days after the Effective Date. The Professional Fee Claims owed to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account after such Claims are Allowed by a Final Order. After all Allowed Professional Fee Claims have been paid in full, any excess amounts remaining in the Professional Fee Escrow Account shall be returned to the Reorganized Debtors. To the extent that the funds held in the Professional Fee Escrow Account are unable to satisfy the amount of Allowed Professional Fee Claims owed to the Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Professional Fee Claims.

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Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting Professional by no later than thirty (30) days after the Filing of the applicable final application for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim shall be paid in full in Cash by the Reorganized Debtors, including from the Professional Fee Escrow Account, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim. The Reorganized Debtors shall not commingle any funds contained in the Professional Fee Escrow Account and shall use such funds to pay only the Professional Fee Claims, as and when Allowed by order of the Bankruptcy Court. Notwithstanding anything to the contrary contained in this Plan, the failure of the Professional Fee Escrow Account to satisfy in full the Professional Fee Claims shall not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Debtors or the Reorganized Debtors.

(b)	Professional Fee Escrow Account

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the benefit of the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors.

(c)	Professional Fee Reserve Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall estimate in good faith their Professional Fee Claims (taking into account any retainers) prior to and as of the Effective Date and shall deliver such estimate to the Debtors at least three (3) calendar days prior to the Confirmation Date. If a Professional does not provide such estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Professional; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount.

(d)	Post-Effective Date Fees and Expenses

Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate. Each Reorganized Debtor may employ and pay any fees and expenses of any professional, including any Professional, in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court, including with respect to any transaction, reorganization, or success fees payable by virtue of the consummation of this Plan or the occurrence of the Effective Date.

B.	DIP Claims

In full and final satisfaction, settlement, release, and discharge of each Allowed DIP Claim, on the Effective Date, each Holder of such Allowed DIP Claim shall receive either (i) its Pro Rata share of Exit Loans under the Exit Facility Credit Agreement, or (ii) such other treatment as to which the Debtors and the Holder of such Allowed DIP Claim will have agreed upon in writing, with the consent of the Required Consenting Noteholders and the Debtors.

C.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. Nothing in the foregoing or otherwise in this Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Priority Tax Claim.

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D.	United States Trustee Statutory Fees

The Debtors and the Reorganized Debtors, as applicable, will pay all fees due and owing to the United States Trustee pursuant to 28 U.S.C. § 1930(a), together with interest, if any, pursuant to 31 U.S.C. Section 3717, for each quarter until the entry of a final decree, or if the cases are dismissed or converted to cases under chapter 7 of the Bankruptcy Code.

E.	Restructuring Fees and Expenses

The Restructuring Fees and Expenses, not previously paid pursuant to the DIP Orders, incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date in accordance with, and subject to, the terms of the Restructuring Support Agreement or the DIP Orders, as applicable, without any requirement to File a fee application with the Bankruptcy Court or without any requirement for Bankruptcy Court review or approval. All Restructuring Fees and Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Fees and Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Fees and Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors.

ARTICLE III.

CLASSIFICATION AND TREATMENT

OF CLASSIFIED CLAIMS AND INTERESTS

A.	Summary

This Plan constitutes a separate plan of reorganization for each Debtor. Except for the Claims addressed in Article II above (or as otherwise set forth herein), all Claims and Interests are placed in Classes for each of the applicable Debtors. For all purposes under this Plan, each Class will exist for each of the Debtors; provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.D below.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including, without limitation, for voting, confirmation, and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid, released, disallowed, or otherwise settled prior to the Effective Date.

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Summary of Classification and Treatment of Classified Claims and Interests

Class	Claim/Interest	Status	Voting Rights
1.	Other Secured Claims	Unimpaired	Presumed to Accept
2.	Other Priority Claims	Unimpaired	Presumed to Accept
3.	First Lien Claims	Impaired	Entitled to Vote
4.	Unsecured Notes Claims	Impaired	Entitled to Vote
5.	General Unsecured Claims	Unimpaired	Presumed to Accept
6.	Intercompany Claims	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
7.	Intercompany Interests	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
8.	Existing Equity Interests	Impaired	Deemed to Reject
9.	Subordinated Claims	Impaired	Deemed to Reject

B.	Classification and Treatment of Claims and Interests

1.	Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of the Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Other Secured Claim, in full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, on the Effective Date, each Holder of such Allowed Other Secured Claim shall receive, at the Debtors’ option and subject to the consent of the Required Consenting Creditors (with such consent to not be unreasonably withheld), either (i) payment in full in Cash, (ii) delivery of the collateral securing such Allowed Other Secured Claim, (iii) Reinstatement of such Allowed Other Secured Claim, or (iv) such other treatment rendering such Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is an Unimpaired Class, and the Holders of Claims in Class 1 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan.

2.	Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of the Other Priority Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of such Allowed Other Priority Claim, in full and final satisfaction, settlement, release, and discharge of each Allowed Other Priority Claim, on the Effective Date, each Holder of such Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.

(c)

Voting: Class 2 is an Unimpaired Class, and the Holders of Claims in Class 2 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan.

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3.	Class 3 – First Lien Claims

(a)	Classification: Class 3 consists of the First Lien Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed First Lien Claim agrees to less favorable treatment of its Allowed First Lien Claim, in full and final satisfaction, settlement, release, and discharge of each Allowed First Lien Claim, on the Effective Date, each Holder of such Allowed First Lien Claim shall receive its Pro Rata share of the Amended and Restated Loans.

(c)	Voting: Class 3 is Impaired, and Holders of Claims in Class 3 are entitled to vote to accept or reject this Plan.

4.	Class 4 –Unsecured Notes Claims

(a)	Classification: Class 4 consists of the Unsecured Notes Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Unsecured Notes Claim agrees to less favorable treatment of its Allowed Unsecured Notes Claim, in full and final satisfaction, settlement, release, and discharge of such Allowed Unsecured Notes Claim, on the Effective Date, each Holder of such Allowed Unsecured Notes Claim shall receive (i) the right to participate in the Equity Rights Offering in accordance with the Equity Rights Offering Procedures, and (ii) its Pro Rata share of the New Common Interests (subject to dilution on account of the New Common Interests issued pursuant to (A) the MIP and (B) the Equity Rights Offering).

(c)	Voting: Class 4 is Impaired, and Holders of Claims in Class 4 are entitled to vote to accept or reject this Plan.

5.	Class 5 – General Unsecured Claims

(a)	Classification: Class 5 consists of the General Unsecured Claims.

(b)

Treatment: The legal, equitable, and contractual rights of the Holders of Allowed General Unsecured Claims are unaltered by this Plan. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on and after the Effective Date, the Reorganized Debtors shall continue to pay each Holder of an Allowed General Unsecured Claim in the ordinary course of business; provided that each Landlord Claim shall be subject to the cap set forth in section 502(b)(6) of the Bankruptcy Code.

(c)

Voting: Class 5 is Unimpaired, and Holders of Claims in Class 5 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 5 are not entitled to vote to accept or reject this Plan.

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6.	Class 6 – Intercompany Claims

(a)	Classification: Class 6 consists of all Intercompany Claims.

(b)

Treatment: On the Effective Date, Intercompany Claims shall be, at the option of the applicable Debtor and subject to the consent of the Required Consenting Creditors (with such consent to not be unreasonably withheld), either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Debtors.

(c)

Voting: Class 6 is either: (i) Unimpaired, in which case the Holders of Claims in Class 6 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code; or (ii) Impaired and not receiving any distribution under this Plan, in which case the Holders of such Claims in Class 6 are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of a Claim in Class 6 will not be entitled to vote to accept or reject this Plan.

7.	Class 7 – Intercompany Interests

(a)	Classification: Class 7 consists of all Intercompany Interests.

(b)

Treatment: On the Effective Date, Intercompany Interests shall be, at the option of the applicable Debtor and subject to the consent of the Required Consenting Creditors (with such consent to not be unreasonably withheld), either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Debtors and subject to the consent of the Required Consenting Creditors (with such consent to not be unreasonably withheld).

(c)

Voting: Class 7 is either: (i) Unimpaired, in which case the Holders of Interests in Class 7 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code; or (ii) Impaired and not receiving any distribution under this Plan, in which case the Holders of such Interests in Class 7 are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Interest in Class 7 will not be entitled to vote to accept or reject this Plan.

8.	Class 8 – Existing Equity Interests

(a)	Classification: Class 8 consists of the Existing Equity Interests.

(b)

Treatment: On the Effective Date, all Existing Equity Interests will be canceled, released, and extinguished and will be of no further force and effect. No Holders of such Existing Equity Interests will receive any property or distribution under this Plan.

(c)

Voting: Class 8 is an Impaired Class, and the Holders of Claims in Class 8 are conclusively deemed to have rejected this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 8 are not entitled to vote to accept or reject this Plan.

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9.	Class 9 – Subordinated Claims

(a)	Classification: Class 9 consists of the Subordinated Claims.

(b)

Treatment: On the Effective Date, all Subordinated Claims will be canceled, released, and extinguished and will be of no further force and effect. No Holders of such Subordinated Claims will receive any property or distribution under this Plan.

(c)

Voting: Class 9 is an Impaired Class, and the Holders of Claims in Class 9 are conclusively deemed to have rejected this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 9 are not entitled to vote to accept or reject this Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Vacant and Abstaining Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed under Bankruptcy Rule 3018 as of the commencement of the Combined Hearing shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code. Moreover, any Class of Claims that is occupied as of the commencement of the Combined Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, but as to which no vote is cast, shall be deemed to accept this Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Controversy Concerning Impairment

If a controversy arises as to whether any Claim or Interest (or any Class of Claims or Interests) are Impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or prior to the Confirmation Date.

F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by an Impaired Class. The Debtors request Confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126(c) of the Bankruptcy Code. The Debtors reserve the right to modify this Plan in accordance with Article XI.E to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

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G.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under this Plan shall take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, contract (including the First Lien Credit Agreement), section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

H.	Intercompany Interests and Intercompany Claims

To the extent Reinstated under this Plan, distributions on account of Intercompany Interests and Intercompany Claims are not being received by Holders of such Intercompany Interests or Intercompany Claims, but rather only for the purposes of administrative convenience. Due to the importance of maintaining the corporate structure for the benefit of Holders that receive New Common Interests, the Reorganized Debtors require flexibility in connection with maintaining the corporate structure. For the avoidance of doubt, any Interest in the Non-Debtor Affiliates owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor, unless otherwise set forth in the Definitive Documents.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THIS PLAN

A.	Substantive Consolidation

This Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan of reorganization for each Debtor. This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in this Plan; provided, that the Reorganized Debtors may consolidate Allowed Claims on a per Class basis for voting purposes.

B.	General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies resolved pursuant to this Plan. This Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Combined Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final and indefeasible and shall not be subject to avoidance, turnover, or recovery by any other Person.

C.	Restructuring Transactions

Without limiting any rights and remedies of the Debtors or the Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Definitive Documents and any consents or approvals required thereunder, the entry of the Combined Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on and after the Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective

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businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors. Such restructuring may include (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable law, including the execution and delivery of the New Corporate Governance Documents; (iv) the execution and delivery of the Amended and Restated Credit Documents and entry into the Amended and Restated Credit Facility; (v) the execution and delivery of the Exit Facility Documents and entry into the Exit Facility; (vi) pursuant to the Equity Rights Offering Documents, the implementation and consummation of the Equity Rights Offering, the issuance of rights to subscribe for New Common Interests pursuant to the Equity Rights Offering Procedures to the Holders of Unsecured Notes Claims, and the issuance and distribution of the New Common Interests in connection therewith; (vii) the issuance and distribution of the New Common Interests as set forth in this Plan; and (viii) all other actions that the applicable entities determine to be necessary or appropriate, in form and substance acceptable to the Required Consenting Creditors, including making filings or recordings that may be required by applicable law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan and the Definitive Documents and any consents or approvals required.

The Combined Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan.

D.	Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article IV.C, after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and bylaws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and bylaws, or other applicable New Corporate Governance Documents, are amended, restated, or otherwise modified under this Plan. Notwithstanding anything to the contrary herein, the Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or these Chapter 11 Cases.

E.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan, the Combined Order, or any other Definitive Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c), and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to this Plan (other than the Professional Fee Escrow Account and any rejected Executory Contracts and/or Unexpired Leases) shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, the Reorganized Debtors may (i) operate their respective businesses; (ii) use, acquire, and dispose of their respective property; and (iii) compromise or settle any Claims, Interests, or Causes of Action, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Combined Order.

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F.	Amended and Restated Credit Documents

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by or permitted under, the Amended and Restated Credit Documents—including, for the avoidance of doubt, converting the First Lien Claims into the Amended and Restated Loans—without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Amended and Restated Credit Documents). On the Effective Date, the Amended and Restated Credit Documents shall constitute legal, valid, binding, and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Combined Order or on account of the Confirmation or Consummation of this Plan. The votes of the Holders of Claims in Class 3 to accept this Plan shall be deemed to be a direction to the First Lien Agent under the First Lien Credit Agreement to effectuate the Restructuring Transactions, including, without limitation, entry into the Amended and Restated Credit Facility (and any transactions related thereto). On and as of the Effective Date, all Holders of Amended and Restated Loans shall be deemed to be parties to the Amended and Restated Credit Documents without the need for execution by such Holders.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Amended and Restated Credit Documents shall: (i) be deemed to be granted; (ii) be legal, binding, and enforceable Liens on and security interests in the collateral granted thereunder in accordance with the terms of the Amended and Restated Credit Documents; (iii) be deemed automatically perfected on the Effective Date (without any further action being required by the Debtors or the Reorganized Debtors, as applicable, the applicable agent, or any of the applicable lenders), having the priority set forth in the Amended and Restated Credit Documents and subject only to such Liens and security interests as may be permitted under the Amended and Restated Credit Documents; and (iv) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Debtors, the Reorganized Debtors, as applicable, and the Entities granted such Liens and security interests are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

The proceeds of the Amended and Restated Credit Facility may be used by the Reorganized Debtors to make distributions pursuant to this Plan and fund general corporate purposes.

G.	Exit Facility Documents

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by or permitted under, the Exit Facility Documents—including, for the avoidance of doubt, converting all or a portion of the Allowed DIP Claims into the Exit Loans,—without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Exit Facility Documents). On the Effective Date, the Exit Facility Documents shall constitute legal, valid, binding, and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Combined Order or on account of the Confirmation or Consummation of this Plan.

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On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facility Documents shall: (i) be deemed to be granted; (ii) be legal, binding, and enforceable Liens on and security interests in the collateral granted thereunder in accordance with the terms of the Exit Facility Documents; (iii) be deemed automatically perfected on the Effective Date (without any further action being required by the Debtors or the Reorganized Debtors, as applicable, the applicable agent, or any of the applicable lenders), having the priority set forth in the Exit Facility Documents and subject only to such Liens and security interests as may be permitted under the Exit Facility Documents; and (iv) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Debtors, the Reorganized Debtors, as applicable, and the Entities granted such Liens and security interests are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

H.	Equity Rights Offering

On the Effective Date, pursuant to the Plan and the Equity Rights Offering Documents, the Debtors shall issue New Common Interests to the Holders of Unsecured Notes Claims as set forth in this Plan and the Equity Rights Offering Documents. Each Holder of Unsecured Notes Claims may exercise either all, a portion of, or none of its rights in exchange for Cash. Such rights are not separately transferrable or detachable from the Unsecured Notes Claims.

The Reorganized Parent shall be authorized to issue the New Common Interests issuable pursuant to such exercise of rights on the Effective Date pursuant to the terms of this Plan and the Equity Rights Offering Documents.

The Equity Rights Offering is fully backstopped, severally and not jointly, by the Equity Rights Offering Backstop Parties pursuant to the Equity Rights Offering Backstop Commitment Letter and the Restructuring Support Agreement.

New Common Interests issued pursuant to the Equity Rights Offering shall be offered at the Plan Discount and New Common Interests issued pursuant to the Equity Rights Offering Backstop Commitment Letter will be issued at the Plan Discount less the Equity Rights Offering Backstop Commitment Premium. Entry of the Equity Rights Offering Backstop Order shall constitute Bankruptcy Court approval of the Equity Rights Offering, the Equity Rights Offering Backstop Commitment, the Equity Rights Offering Backstop Commitment Premium and the Equity Rights Offering Backstop Commitment Letter (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by the Reorganized Parent in connection therewith). On the Effective Date, the rights and obligations of the Debtors under the Equity Rights Offering Backstop Commitment Letter shall vest in the Reorganized Debtors, as applicable.

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The proceeds of the Equity Rights Offering may be used by the Reorganized Debtors to make distributions pursuant to this Plan and fund general corporate purposes.

When the issuance of New Common Interests pursuant to this Plan and the Equity Rights Offering Documents would otherwise result in the issuance of a number of shares of New Common Interests that is not a whole number, the actual issuance of shares of New Common Interests shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Interests shall be adjusted as necessary to account for the foregoing rounding.

I.	New Common Interests

On the Effective Date, the Reorganized Parent shall issue or reserve for issuance all of the New Common Interests issued or issuable in accordance with the terms herein, subject to dilution on the terms described herein and in the Restructuring Support Agreement. The issuance of the New Common Interests for distribution pursuant to this Plan are authorized without the need for further corporate or shareholder action, and all of the shares of New Common Interests issued or issuable pursuant to this Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

J.	New Common Interests Documents

On the Effective Date, the Reorganized Parent and the Holders of the New Common Interests shall enter into the New Common Interests Documents in substantially the form included in the Plan Supplement. The New Common Interests Documents shall be deemed to be valid, binding, and enforceable in accordance with their terms, and each Holder of the New Common Interests shall be bound thereby, in each case without the need for execution by any party thereto other than the Reorganized Parent.

K.	MIP

On or around the Effective Date, the New Board shall adopt the MIP, which shall reserve for certain employees, officers and directors of the Reorganized Parent up to ten percent (10%) of New Common Interests on a fully-diluted basis issued on the Effective Date, the structure and terms of which and grants thereunder to be determined by the New Board in its sole discretion in consultation with the Debtors’ current management team. The individual allocations under the MIP are to be determined based on analysis by an independent compensation consultant in consultation with the Debtors’ current Chief Executive Officer.

L.	Exemption from Securities Laws

No registration statement will be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer and sale of Securities under this Plan. The offering and sale by the Reorganized Parent of any New Common Interests to the Holders of Unsecured Notes Claims pursuant to the Equity Rights Offering, the Equity Rights Offering Backstop Commitment Letter or otherwise in exchange for Claims pursuant to Article III and the Combined Order shall be exempt from the registration requirements of Section 5 of the Securities Act and any other applicable United States, State, or local law requiring registration for the offer or sale of a security pursuant to section 1145(a) of the Bankruptcy Code. To the extent section 1145 is not applicable, the Reorganized Parent may rely upon section 4(a)(2) of the Securities Act, and/or any other exemption from registration under the Securities Act. Any and all such New Common Interests offered and sold under the Plan in reliance on the exemption provided by section 1145(a) of the Bankruptcy Code will be freely tradable under the Securities Act by the recipients thereof, subject to: (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (ii) compliance with any applicable U.S. federal, state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of

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any future transfer of such Securities; (iii) the restrictions, if any, on the transferability of such Securities in the New Common Interests Documents; and (iv) any other applicable regulatory approval. Any and all such New Common Interests (a) offered in reliance on the exemption provided by section 1145 of the Bankruptcy Code and received by recipients who are deemed to be “underwriters” (as such term is defined in section 1145(b) of the Bankruptcy Code) or (b) offered in reliance on the exemption provided by section 4(a)(2) of the Securities Act and/or another exemption from registration under the Securities Act, shall be deemed “restricted securities” that may not be offered, sold, exchanged, assigned, or otherwise transferred unless they are registered under the Securities Act or an exemption from registration under the Securities Act is available and in compliance with any applicable state or foreign securities laws.

The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

Should the applicable Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of the New Common Interests through the facilities of DTC, the applicable Debtors shall not be required to provide any further evidence other than the Plan or Combined Order with respect to the treatment under the Plan of such applicable portion of the New Common Interests. DTC, any transfer agent, or other similarly situated agent, trustee or other non-governmental Person or Entity shall accept and rely upon the Plan and Combined Order in lieu of a legal opinion for purposes of determining whether the initial offer and sale of the New Common Interests were exempt from registration under section 1145(a) of the Bankruptcy Code, and whether the New Common Interests were, under the Plan, validly issued, fully paid and non-assessable.

M.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully and automatically released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity; provided, that the Liens granted to the First Lien Agent pursuant to the First Lien Credit Documents shall remain in full force and effect solely to the extent provided for in this Plan, the Amended and Restated Credit Documents, and the other Definitive Documents. The filing of the Combined Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

N.	New Corporate Governance Documents

The respective New Corporate Governance Documents and other organizational documents of each of the Debtors shall be amended and restated or replaced (as applicable) in form and substance acceptable to the Required Consenting Noteholders in their sole discretion in consultation with the Debtors and as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. Such organizational documents shall: (i) to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities; (ii) authorize the issuance of New Common

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Interests in an amount not less than the amount necessary to permit the distributions required or contemplated by this Plan and the issuance of New Common Interests pursuant to the Equity Right Offering; (iii) to the extent necessary or appropriate, include restrictions on the transfer of New Common Interests; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein. After the Effective Date, the Reorganized Debtors may, subject to the terms and conditions of the Definitive Documents, amend and restate their respective organizational documents as permitted by applicable law.

O.	Directors and Officers of the Reorganized Debtors

The New Board will initially include the Debtors’ current Chief Executive Officer and other members who will be designated in accordance with the terms of the Restructuring Support Agreement and the New Corporate Governance Documents. The identity of the New Board members will be disclosed in the Plan Supplement at or prior to the Combined Hearing to the extent known at such time. Except to the extent that an existing director of 2U, Inc. is designated to serve on the New Board, the existing directors of 2U, Inc., in their capacities as such, shall be deemed to have resigned or shall otherwise cease to be a director of 2U, Inc. on the Effective Date; provided, that each independent director of the Debtors shall retain his/her respective authority following the Effective Date with respect to matters relating to Professional Fee Claim requests by Professionals acting at his/her respective authority and direction in accordance with the terms of the Plan. Each independent director of the Debtors, in such capacity, shall not have any of his/her respective privileged and confidential documents, communications, or information transferred (or deemed transferred) to the Reorganized Debtors, Reorganized Parent, or any other Entity without such director’s prior written consent.

The existing directors of each of the Debtors’ subsidiaries shall remain in their current capacities as directors of the applicable Reorganized Debtor until replaced or removed in accordance with the organizational documents of the applicable Reorganized Debtors.

The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to their right to resign and the ordinary rights and powers of the New Board to remove or replace them in accordance with the New Corporate Governance Documents and any applicable employment agreements that are assumed pursuant to this Plan.

P.	Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan, including, without limitation, (i) the execution and delivery of the Amended and Restated Credit Documents and the Exit Facility Documents, and entry into the Amended and Restated Credit Facility and Exit Facility; (ii) pursuant to the Equity Rights Offering Documents, the implementation of the Equity Rights Offering, the issuance and distribution of the New Common Interests to the Holders of Unsecured Notes Claims in connection with or pursuant to the Equity Rights Offering Documents; and (iii) the issuance and distribution of the New Common Interests as set forth in this Plan, including the New Corporate Governance Documents, in each case, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers, directors, or proxyholders of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant hereto or by the Definitive Documents).

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Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors, officers, proxyholders, managers, members, or partners of the Debtors (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the stockholders, directors, officers, proxyholders, managers, members, or partners of the Debtors or the Reorganized Debtors, or the need for any approvals, authorizations, actions, or consents of any Person.

As of the Effective Date, all matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including, without limitation, the adoption of the New Corporate Governance Documents and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or, other approval or authorization by the stockholders, directors, officers, proxyholders, managers, members or partners of the Debtors or the Reorganized Debtors or by any other Person.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and the Reorganized Debtors without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or any requirement of further action, vote, or other approval or authorization by any Person or Entity. The secretary and any assistant secretary of the Debtors and the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

Q.	Cancellation of Existing Agreements and Interests

On the Effective Date, except to the extent otherwise provided in this Plan, the Combined Order, or any other Definitive Document, all notes, bonds, indentures, certificates, securities, purchase rights, options, warrants, collateral agreements, subordination agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any indebtedness or obligations of the Debtors giving rise to any rights or obligations relating to Claims against or Interests in the Debtors shall be deemed canceled and surrendered, and the obligations of the Debtors or the Reorganized Debtors, as applicable, and any Non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full, released, and discharged; provided that, notwithstanding such cancellation, satisfaction, release, and discharge, anything to the contrary contained in this Plan or the Combined Order, Confirmation or the occurrence of the Effective Date, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim or Interest shall continue in effect solely for purposes of: (i) enabling the Holder of such Claim or Interest to receive distributions on account of such Claim or Interest under this Plan as provided herein; (ii) allowing and preserving the rights of the Agents/Trustees and the A&R First Lien Agent to make distributions as specified under this Plan on account of Allowed Claims, as applicable, including allowing the Agents/Trustees and the A&R First Lien Agent to submit invoices for any amount and enforce any obligation owed to them under this Plan to the extent authorized or allowed by the applicable documents; (iii) to permit the Reorganized Debtors and any other Disbursing Agent, as applicable, to make distributions on account of the applicable Claims and/or Interests, as applicable; (iv) preserving the Agents/Trustees’ and the A&R First Lien Agent’s rights, if any, to compensation and indemnification as against any money or property distributable to the Holders of DIP Claims, First Lien Claims and Unsecured Notes Claims, as applicable, including permitting the Agents/Trustees and the A&R First Lien Agent to maintain, enforce, and exercise any priority of payment or charging liens against such

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distributions each pursuant and subject to the term of First Lien Credit Documents and the DIP Documents, as applicable, as in effect on the Effective Date; (v) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the Agents/Trustees and the A&R First Lien Agent against any person, other than a Released Party (including the Debtors, the Reorganized Debtors, and the Non-Debtor Affiliates) and any exculpations of the Agents/Trustees and the A&R First Lien Agent, provided that the Agents/Trustees and the A&R First Lien Agent shall remain entitled to indemnification or contribution from the Holders of DIP Claims, First Lien Claims, and Unsecured Notes Claims, as applicable, each pursuant and subject to the terms of the DIP Credit Agreement or the applicable Prepetition Funded Debt Documents, as applicable, as in effect on the Effective Date; (vi) permitting the Agents/Trustees and the A&R First Lien Agent, as applicable, to enforce any obligation (if any) owed to them under this Plan; (vii) permitting the Agents/Trustees and the A&R First Lien Agent to appear in these Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; (viii) permitting the Agents/Trustees and the A&R First Lien Agent to assert any rights with respect to any contingent obligations under the Prepetition Funded Debt Documents or DIP Documents, as applicable; and (ix) permitting the Agents/Trustees and the A&R First Lien Agent to perform any functions that are necessary to effectuate the foregoing; provided, however, that this Article IV.Q shall not apply to any documents securing and governing the Amended and Restated Credit Facility or Exit Facility and shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Combined Order, or this Plan, or the releases of the Released Parties pursuant to Article IX, or result in any expense or liability to the Debtors or the Reorganized Debtors, as applicable, except as expressly provided for in this Plan.

On the Effective Date, the Agents/Trustees, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, will be automatically and fully released and discharged from any further responsibility under the DIP Credit Agreement or the applicable Prepetition Funded Debt Documents, as applicable. The Agents/Trustees, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall be discharged and shall have no further obligation or liability except as provided in this Plan and the Combined Order, and after the performance by the Agents/Trustees and their representatives and professionals of any obligations and duties required under or related to this Plan or the Combined Order, the Agents/Trustees, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall be relieved of and released from any obligations and duties arising thereunder. The fees, expenses, and costs of the Agents/Trustees, including fees, expenses, and costs of each of their respective professionals incurred after the Effective Date in connection with DIP Credit Agreement and the applicable Prepetition Funded Debt Documents, as applicable, and reasonable and documented fees, costs, and expenses associated with effectuating distributions pursuant to this Plan, including the fees and expenses of counsel, if any, will be paid in accordance with the terms of this Plan.

R.	Sources of Consideration for Plan Distributions

The Debtors or the Reorganized Debtors, as applicable, shall fund distributions under this Plan with Cash on hand, including Cash from the proceeds of the DIP Facility, and the proceeds from the Equity Rights Offering. The Debtors and the Reorganized Debtors, as applicable, may also make such payments using Cash received from their subsidiaries through their respective consolidated cash management systems and the incurrence of intercompany transactions, but in all cases subject to the terms and conditions of the Definitive Documents. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of this Plan.

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From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Corporate Governance Documents, the Amended and Restated Credit Documents, the Exit Facility Documents and the Equity Rights Offering Documents), shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing in accordance with, and subject to, applicable law.

S.	Authority of the Debtors

Effective on the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary or appropriate to achieve the Effective Date and enable the Reorganized Debtors to implement effectively the provisions of this Plan, the Combined Order, and the Restructuring Transactions.

T.	Continuing Effectiveness of Final Orders

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under this Plan.

U.	Transfers

Unless approved by the Required Consenting Noteholders, no Holder of Unsecured Notes Claims shall, prior to receiving its New Common Interests on the Effective Date pursuant to the Plan (including any New Common Interests received pursuant to the Equity Rights Offering), enter into any written or oral contract, understanding or arrangement to Transfer, directly or indirectly, all or part of its right, title, or interests in the New Common Interests (including issuing or granting any option thereon or right or interest therein); provided, however, that the foregoing restriction shall not apply to the establishment or settlement of any derivative or similar position or security that does not constitute tax ownership or an option to acquire tax ownership for purposes of section 382 of the Internal Revenue Code of 1986, as amended.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease not previously rejected, assumed, or assumed and assigned pursuant to an order of the Bankruptcy Court shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (i) identified on the Schedule of Rejected Executory Contracts and Unexpired Leases (which shall initially be Filed with the Bankruptcy Court) as an Executory Contract or Unexpired Lease to be rejected, (ii) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (iii) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code). The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Combined Order will constitute an order of the Bankruptcy Court approving the above-described assumptions and assignments, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date; provided that, on the occurrence of the Effective Date, the Restructuring Support Agreement will terminate in accordance with its terms. Each Executory Contract and Unexpired Lease assumed pursuant to this Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court.

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Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to Executory Contracts and Unexpired Leases that have been executed by the Debtors during these Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith. Except as set forth in Article V.H., to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to this Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during these Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

Notwithstanding anything to the contrary in this Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to amend or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases in their discretion prior to the Effective Date (or such later date as may be permitted by this Plan), provided that the Debtors shall give prompt notice of any such amendment or supplement to any affected counterparty and such counterparty shall have no less than seven (7) days to object thereto on any grounds. In the event the Debtor reject any Unexpired Lease, the Debtors are authorized to abandon or dispose of any remaining property at or on the subject premises on the applicable lease rejection effective date.

B.	Cure of Defaults; Assumption of Executory Contracts and Unexpired Leases

Any monetary default under an Executory Contract or Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree. In the event of a dispute regarding (i) the amount of any Cure Claim; (ii) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed; or (iii) any other matter pertaining to assumption, the Bankruptcy Court shall hear such dispute prior to the assumption becoming effective; provided that the Debtors or the Reorganized Debtors may settle any such dispute and shall pay any agreed upon cure amount without any further notice to any party or any action, order, or approval; provided, further, that notwithstanding anything to the contrary herein, the Reorganized Debtors reserve the right to reject any Executory Contract or Unexpired Lease previously designated for assumption within forty five (45) days after the entry of a Final Order resolving an objection to assumption. Any payment of a Cure Claim required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order(s) resolving the dispute and approving the assumption and shall not prevent or delay implementation of this Plan or the occurrence of the Effective Date.

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Assumption of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise and full payment of any applicable Cure Claim pursuant to this Article V.B shall result in the full release and satisfaction of any Cure Claims, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in these Chapter 11 Cases, including pursuant to the Combined Order, and for which any Cure Claim has been fully paid pursuant to this Article V.B, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, and except as otherwise provided in this section or otherwise in this Plan, any Person or Entity seeking to assert a Rejection Damages Claim must File a Proof of Claim for such Rejection Damages Claim with the Voting and Claims Agent within thirty (30) days of the effective date of the rejection of the applicable Executory Contract or Unexpired Lease (which shall be the Effective Date unless otherwise provided in an order of the Bankruptcy Court providing for the rejection of an Executory Contract or Unexpired Lease). Any Proofs of Claim arising from Rejection Damages Claims that are not timely Filed shall be automatically disallowed without further order of the Bankruptcy Court. All Allowed Rejection Damages Claims shall constitute General Unsecured Claims and shall be treated in accordance with Article III.B.

D.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by any Debtor, will be performed by such Debtor or Reorganized Debtor, as applicable, liable thereunder in the ordinary course of business. Accordingly, such contracts and leases (including any Executory Contracts and Unexpired Leases assumed or assumed and assigned pursuant to section 365 of the Bankruptcy Code) will survive and remain unaffected by entry of the Combined Order.

E.	Directors and Officers Insurance Policies

Notwithstanding anything in this Plan to the contrary, each of the D&O Liability Insurance Policies in existence as of the Effective Date (including the D&O Tail Policy) shall be Reinstated and, to the extent applicable, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Combined Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in this Plan, Confirmation of this Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under this Plan as to which no Proof of Claim need be Filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including the D&O Tail Policy) in effect on the Petition Date, with respect to conduct occurring prior thereto, and all directors, officers, and proxyholders of the Debtors who served in such capacity on or at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors, officers and proxyholders remain in such positions after the Effective Date. The Debtors are

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further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail Policy, without further notice to or order of the Bankruptcy Court or approval or consent of any Person or Entity.

The Debtors and, after the Effective Date, the Reorganized Debtors shall retain the ability to supplement such D&O Liability Insurance Policies as the Debtors or Reorganized Debtors, as applicable, may deem necessary. For the avoidance of doubt, entry of the Combined Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.

F.	Other Insurance Contracts

On the Effective Date, each of the Debtors’ Insurance Contracts in existence as of the Effective Date shall be Reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Article V. Nothing in this Plan shall affect, impair, or prejudice the rights of the insurance carriers, the insureds, or the Reorganized Debtors under the Insurance Contracts in any manner, and such insurance carriers, the insureds, and Reorganized Debtors shall retain all rights and defenses under such Insurance Contracts. The Insurance Contracts shall apply to and be enforceable by and against the insureds and the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed prior to the Effective Date.

G.	Indemnification Provisions and Reimbursement Obligations

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of this Plan. None of the Reorganized Debtors shall amend and/or restate its certificate of incorporation, bylaws, or similar organizational document before or after the Effective Date to terminate or materially adversely affect the rights of Indemnified Persons to receive indemnification, defense, reimbursement, exculpation, and/or limitation of liability of and advancement of fees and expenses, to the fullest extent permitted by Law, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed, or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. Notwithstanding anything to the contrary herein, the Reorganized Debtors shall not be required to indemnify the Indemnified Persons for any claims or Causes of Action for which indemnification is barred under applicable law, the Debtors’ organizational documents, or applicable agreements governing the Debtors’ indemnification obligations.

For the avoidance of doubt, each Debtor shall continue after the Effective Date, to the fullest extent permitted by applicable Law, to (i) indemnify and hold harmless (and release from any liability to the Debtors), the Indemnified Persons against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out or relating to the fact that such Indemnified Person is or was a director or officer of any Debtor arising out of acts or omissions occurring on or prior to the Effective Date (a “D&O Indemnifiable Claim”); and (ii) advance to such Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the party responsible for the indemnification of such claim has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Indemnified Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification. Any D&O Indemnifiable Claims will continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other

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rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this paragraph, “D&O Expenses” will include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but will exclude losses, claims, damages, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or the Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by these Chapter 11 Cases; provided that the Reorganized Debtors shall not indemnify the Debtors’ directors for any claims or causes of action for which indemnification is barred: (i) under applicable law, (ii) the Debtors’ organizational documents; or (iii) applicable agreements governing the Debtors’ indemnification obligations.

H.	Employee Compensation and Benefit Programs

Subject to the provisions of this Plan, all Employee Compensation and Benefits Programs (other than awards of stock options, restricted stock, restricted stock units, performance stock units, and other equity awards, including stock rights under any stock purchase plan) shall be treated as Executory Contracts under this Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All Proofs of Claim Filed for amounts due under any Employee Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in this Plan. All Employee Compensation and Benefits Programs to which contributions are made will be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtors reserve all of their rights under such agreements. For the avoidance of doubt, the Debtors and the Reorganized Debtors, as applicable, shall honor all their obligations under section 1114 of the Bankruptcy Code. Notwithstanding any other provision in this Plan, the occurrence of the Effective Date shall be deemed to trigger any applicable change of control, vesting, termination, acceleration, or similar provisions contained in the Employee Compensation and Benefits Programs.

I.	Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans, in each case, for workers’ compensation and workers’ compensation insurance. Any and all Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in this Plan shall limit, diminish, or otherwise alter the Debtors’ or the Reorganized Debtors’ defenses, causes of action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided, further, that nothing in this Plan shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state Law.

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J.	Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article V, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Article V.A shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired. Nothing contained in this Plan or the Plan Supplement shall constitute an admission by the Debtors that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in this Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interest (as applicable) shall receive the full amount of the distributions that this Plan provides for Allowed Claims or Allowed Interests (as applicable) in the applicable Class; provided that any Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during these Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business.

In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII.

B.	Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent

1.	Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all distributions contemplated hereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

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2.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Special Rules for Distributions to Holders of Disputed Claims and Disputed Interests.

Except as otherwise agreed by the relevant parties: (i) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Disputed Interest until all such disputes in connection with such Disputed Claim or Disputed Interest have been resolved by settlement or Final Order; and (ii) any Entity that holds both an Allowed Claim or Allowed Interest and a Disputed Claim or Disputed Interest shall not receive any distribution on the Allowed Claim or Allowed Interest unless and until all objections to the Disputed Claim or Disputed Interest have been resolved by settlement or Final Order or such Claims or Interests have been Allowed or expunged.

E.	Delivery of Distributions

1.	Delivery of Distributions in General

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims as of the Distribution Record Date, or, if applicable, to such Holder’s designee, as appropriate: (i) at the address for each such Holder as indicated on the Debtors’ records as of the Distribution Record Date (or of a designee designated by a Holder of First Lien Claims or Unsecured Notes Claims, as applicable); (ii) to the signatory set forth on any Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have not been notified in writing of a change of address); (iii) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Disbursing Agent, as appropriate, after the date of any related Proof of Claim; or (iv) on any counsel that has appeared in these Chapter 11 Cases on the Holder’s behalf; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

2.	Delivery of Distributions on Account of DIP Claims

The DIP Agent shall be deemed to be the Holder of any and all DIP Claims for purposes of distributions to be made hereunder, and any distributions on account of such DIP Claims shall be made to the DIP Agent. As soon as practicable following compliance with the requirements set forth in Article VI, the DIP Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of the Holders of DIP Claims in accordance with the terms of the DIP Documents and this Plan. Notwithstanding anything in this Plan to the contrary and without limiting the exculpation and release provisions of this Plan, the DIP Agent shall not have any liability to any Entity with respect to distributions made or directed to be made by the DIP Agent.

3.	Delivery of Distributions on Account of First Lien Loan Claims

The First Lien Agent shall be deemed to be the Holder of all Allowed First Lien Claims for purposes of distributions to be made hereunder, and all distributions on account of such Allowed Claims shall be made to the First Lien Agent. As soon as practicable following compliance with the requirements set forth in Article VI, if applicable, the First Lien Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of the Holders of Allowed First Lien Claims in accordance with the terms of

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the First Lien Credit Agreement and this Plan. Notwithstanding anything in this Plan to the contrary and without limiting the exculpation and release provisions of this Plan, the First Lien Agent shall not have any liability to any Entity with respect to distributions made or directed to be made by the First Lien Agent.

4.	Delivery of Distributions on Account of Unsecured Notes Claims

The Unsecured Notes Indenture Trustee shall be deemed to be the Holder of all Allowed Unsecured Notes Claims for purposes of distributions to be made hereunder, and all distributions on account of such Allowed Claims shall be made to or at the direction of the Unsecured Notes Indenture Trustee. As soon as practicable following compliance with the requirements set forth in Article VI, if applicable, the Unsecured Notes Indenture Trustee shall arrange to deliver or direct the delivery of such distributions to or on behalf of the Holders of Allowed Unsecured Notes Claims in accordance with the terms of the Unsecured Notes Indentures and this Plan. Notwithstanding anything in this Plan to the contrary and without limiting the exculpation and release provisions of this Plan, the Unsecured Notes Indenture Trustee shall not have any liability to any Entity with respect to distributions made or directed to be made by the Unsecured Notes Indenture Trustee.

5.	Minimum Distributions

No fractional shares of New Common Interests shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. Whenever any payment or distribution of a fraction of a dollar or fractional share of New Common Interests under this Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or share of New Common Interests (up or down), with half dollars and half shares of New Common Interests or less being rounded down. The total number of authorized shares of New Common Interests, as applicable, shall be adjusted as necessary to account for the foregoing rounding.

6.	Undeliverable Distributions

If any distribution to a Holder of an Allowed Claim or Allowed Interest made in accordance herewith is returned to the Reorganized Debtors (or their Disbursing Agent) as undeliverable, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time such undelivered distribution shall be made to such Holder within ninety (90) days of receipt of such Holder’s then-current address or other necessary information; provided that any such undelivered distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the later of (i) the Effective Date and (ii) the date of the initial attempted distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable non-bankruptcy escheat, abandoned, or unclaimed property laws to the contrary), and the right, title, and interest of any Holder to such property or interest in property shall be discharged and forever barred.

F.	Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option of the Debtors or the Reorganized Debtors (as applicable), by checks drawn on, or wire transfer from, a domestic bank selected by the Debtors or the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

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G.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the Combined Order or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim.

H.	Compliance with Tax Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtors or other applicable Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder and all related agreements shall be subject to any such withholding and reporting requirements. The Reorganized Debtors or other applicable Disbursing Agent shall have the right, but not the obligation, to take any and all actions that may be necessary or appropriate to comply with such applicable withholding and reporting requirements, including (i) withholding distributions and amounts therefrom pending receipt of information necessary to facilitate such distributions, including properly executed withholding certification forms, and (ii) in the case of a non-Cash distribution that is subject to withholding, withholding an appropriate portion of such property and either liquidating such withheld property to generate sufficient funds to pay applicable withholding taxes (or reimburse the distributing party for any advance payment of the withholding tax) or pay the withholding tax using its own funds and retain such withheld property. Notwithstanding any provision in this Plan to the contrary, all Persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes (or establish eligibility for an exclusion for the withholding of taxes), and each Holder of an Allowed Claim or an Allowed Interest will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. Any amounts withheld or reallocated pursuant to this Article VI.H. shall be treated as if distributed to the Holder of the Allowed Claim or Allowed Interest.

Any Person or Entity entitled to receive any property as an issuance or distribution under this Plan shall, upon request, deliver to the applicable Reorganized Debtor or other applicable Disbursing Agent, or such other Person designated by the Reorganized Debtor or the Disbursing Agent, an IRS Form W-9 or, if the payee is a foreign Person or Entity, an applicable IRS Form W-8, or any other forms or documents reasonably requested by a Reorganized Debtor or Disbursing Agent to reduce or eliminate any withholding required by any applicable Governmental Unit.

The Reorganized Debtors reserve the right to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens, and encumbrances.

I.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law (as reasonably determined by the Reorganized Debtors), be allocated for U.S. federal income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

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J.	Setoffs

Without altering or limiting any of the rights and remedies of the Debtors and the Reorganized Debtors under section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtors and the Reorganized Debtors may, but shall not be required to, withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any Claims, Causes of Action and litigation Claims of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim; provided, that, at least ten (10) days prior to effectuating such withholding, the Debtors or the Reorganized Debtors, as applicable, shall provide written notice thereof to the applicable Holder of such Claim, and all objections and defenses of such Holder to such withholding are preserved. In the event that any such claims or Causes of Action are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved claims or Causes of Action. Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims or Causes of Action, all of which are reserved unless expressly released or compromised pursuant to this Plan or the Combined Order.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED AND DISPUTED CLAIMS OR INTERESTS

A.	Resolution of Disputed Claims

1.	Allowance of Claims and Interests

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim or Interest immediately prior to the Effective Date, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may contest the amount and validity of any Disputed Claim, Disputed Interest, or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if these Chapter 11 Cases had not been commenced.

2.	Proofs of Claim

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under this Plan and as otherwise required by this Plan, Holders of Claims need not File Proofs of Claim (except as required for Rejection Damages Claims as set forth in Article V.C), and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if these Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to this Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim Filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim Filed against the Debtors, regardless of the time of filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure Claim pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

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Any Person or Entity seeking to assert a Rejection Damages Claim must File a Proof of Claim in accordance with Article V.C of this Plan. For the avoidance of doubt, with respect to any Claims that are not Rejection Damages Claims, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim, as applicable, under this Plan. Except with respect to Proofs of Claim Filed on account of Rejection Damages Claims in accordance with Article V.C, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Prosecution of Objections to Claims

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors shall have the sole authority to File objections to Claims or Interests and settle, compromise, withdraw or litigate to judgment objections to any and all such Claims or Interests, regardless of whether such Claims or Interests are in an Unimpaired Class or otherwise. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Interest without any further notice to or action, order or approval of the Bankruptcy Court.

4.	Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors, may at any time request that the Bankruptcy Court estimate any Disputed Claim, Disputed Interest, or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim or Interest, whether for allowance or to determine the maximum amount of such Claim or Interest, including during the litigation concerning any objection to any Claim or Interest or during the pendency of any appeal relating to any such objection. All of the aforementioned objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims and Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

B.	No Distributions Pending Allowance

Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim or Disputed Interest has become an Allowed Claim or Allowed Interest, as applicable, pursuant to a Final Order.

C.	Distributions After Allowance

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

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D.	Adjustment to Claims Without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Disallowance of Claims or Interests

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (i) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (ii) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

ARTICLE VIII.

CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied or waived in writing pursuant to the provisions of Article VIII.B.

1. The Restructuring Support Agreement shall not have been terminated as to the Required Consenting Noteholders or Required Consenting First Lien Lenders, and shall be in full force and effect;

2. The Bankruptcy Court shall have entered the DIP Orders by the applicable milestones in the DIP Credit Agreement and Restructuring Support Agreement, which orders shall not have been reversed, stayed, amended, modified, dismissed, vacated or reconsidered;

3. The Bankruptcy Court shall have entered the Combined Order by the applicable milestone in the DIP Credit Agreement and Restructuring Support Agreement, and such Combined Order shall not have been reversed, stayed, amended, modified, dismissed, vacated or reconsidered;

4. The Bankruptcy Court shall have entered the Equity Rights Offering Backstop Order by the applicable milestone in the DIP Credit Agreement and Restructuring Support Agreement, and such order shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

5. The Equity Rights Offering Backstop Commitment Letter shall provide for backstopped commitments of not less than $46,500,000 and shall remain in full force and effect and shall not have been terminated pursuant to its terms;

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6. The Equity Rights Offering shall have been conducted, in all material aspects, in accordance with the Equity Rights Offering Procedures, and the cash proceeds thereof (including the funding of the Equity Rights Offering Backstop Commitment) shall equal not less than $46,500,000;

7. All conditions precedent to the effectiveness of the Amended and Restated Credit Agreement shall have been satisfied or waived in accordance with the terms thereof, and such agreement shall be in full force and effect;

8. All conditions precedent to the effectiveness of the Exit Facility Credit Agreement shall have been satisfied or waived in accordance with the terms thereof, and such agreement shall be in full force and effect;

9. All Restructuring Fees and Expenses shall have been paid in full in Cash;

10. The Definitive Documents (a) shall be consistent with the Restructuring Term Sheet and the Restructuring Support Agreement and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights as set forth in the Restructuring Support Agreement, (b) shall have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party thereto, and (c) to the extent applicable, shall be adopted by the applicable Entity on terms consistent with the Restructuring Support Agreement and the Restructuring Term Sheet;

11. All governmental and third-party approvals and consents necessary, if any, in connection with the transactions contemplated by the Restructuring Transactions, Restructuring Term Sheet and the Restructuring Support Agreement shall have been obtained, not subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions;

12. The Bankruptcy Court shall have entered the Lease Rejection Order by the applicable milestones in the DIP Credit Agreement and Restructuring Support Agreement, which order shall not have been reversed, stayed, amended, modified, dismissed, vacated or reconsidered;

13. No action shall have been taken by any Governmental Unit that has had a material adverse effect on the business or results of operations of any of the Debtors taken as a whole, provided that any change in law, regulation, sub-regulatory guidance or condition generally that impacts the educational industry in which any of the Debtors operate shall not in and of itself constitute a material adverse effect; and

14. The Debtors shall have implemented the Restructuring Transactions and all transactions contemplated by the Restructuring Term Sheet in a manner consistent with the Restructuring Support Agreement, the Restructuring Term Sheet, and the Plan, in each case, subject to the consent rights set forth in the Restructuring Support Agreement.

B.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and Consummation of this Plan set forth in this Article VIII may be waived by the Debtors with the consent of (x) the Required Consenting Noteholders, (y) solely with respect to the conditions set forth in clauses (1), (2), (3), (7), (8) but only to the extent the terms thereof are materially inconsistent with the terms of the Amended and Restated Credit Agreement Term Sheet, (9) but only with respect to the payment of the Restructuring Fees

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and Expenses of the First Lien Ad Hoc Group Advisors, (10) but only with respect to those Definitive Documents over which the Required Consenting First Lien Lenders have consent rights under the Restructuring Support Agreement, (11), (12), (13) and (14), with the consent of the Required Consenting First Lien Lenders, in each case, with such consent rights being exercised in accordance with the Restructuring Support Agreement, or (z) solely with respect to the conditions set forth in clause (9) but only with respect to the payment of the Restructuring Fees and Expenses of the First Lien Revolving Lender Advisors, with the consent of the First Lien Revolving Lenders.

C.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation

If the Confirmation or the Consummation of this Plan does not occur with respect to one or more of the Debtors, then this Plan shall, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (i) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (ii) prejudice in any manner the rights of the Debtors, any Holders or any other Person or Entity; (iii) constitute an Allowance of any Claim or Interest; or (iv) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Person or Entity in any respect.

ARTICLE IX.

RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan, the Definitive Documents, or in any contract, instrument, or other agreement or document created or entered into pursuant to this Plan, the distributions, rights, and treatment that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has accepted this Plan. The Combined Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to this Plan, the provisions of this Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and

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reasonable. In accordance with the provisions of this Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities.

B.	Release by the Debtors

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS PLAN OR THE COMBINED ORDER, PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, AS OF THE EFFECTIVE DATE, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH RELEASED PARTY, IN EACH CASE ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, AND ANY AND ALL OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CLAIM OR CAUSE OF ACTION, DIRECTLY OR DERIVATIVELY, BY, THROUGH, FOR, OR BECAUSE OF THE FOREGOING ENTITIES, IS AND IS DEEMED TO BE, FOREVER AND UNCONDITIONALLY RELEASED, ABSOLVED, ACQUITTED, AND DISCHARGED BY EACH DEBTOR, REORGANIZED DEBTOR, AND THEIR ESTATES FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THEIR ESTATES, OR THE REORGANIZED DEBTORS THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN ITS OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, A DEBTOR OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, (I) THE MANAGEMENT, OWNERSHIP, OR OPERATION OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES (INCLUDING ANY DIVIDENDS OR OTHER DISTRIBUTIONS); (II) THE PURCHASE, SALE, OR RESCISSION OF ANY SECURITY OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES; (III) THE SUBJECT MATTER OF, OR THE TRANSACTIONS, EVENTS, CIRCUMSTANCES, ACTS OR OMISSIONS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE RESTRUCTURING TRANSACTIONS, INCLUDING THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE RESTRUCTURING TRANSACTIONS; (IV) THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR OR NON-DEBTOR AFFILIATE AND ANY OTHER ENTITY; (V) THE DEBTORS’ AND NON-DEBTOR AFFILIATES’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS; (VI) INTERCOMPANY TRANSACTIONS; (VII) THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, THESE CHAPTER 11 CASES, OR ANY RESTRUCTURING TRANSACTION; (VIII) ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE RESTRUCTURING SUPPORT AGREEMENT, THE RESTRUCTURING TERM SHEET, THE DIP DOCUMENTS, THE DEFINITIVE DOCUMENTS, OR THE RESTRUCTURING TRANSACTIONS, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES PURSUANT TO THIS PLAN; (IX) THE DISTRIBUTION OF PROPERTY UNDER THIS PLAN OR ANY OTHER RELATED AGREEMENT; OR (X) ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE RELATED TO ANY OF THE FOREGOING AND TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE (X) ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THIS PLAN, THE COMBINED ORDER, ANY OTHER DEFINITIVE DOCUMENT, ANY RESTRUCTURING TRANSACTION, ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THIS PLAN, OR

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ANY CLAIM OR OBLIGATION ARISING UNDER THIS PLAN; (Y) ANY CAUSES OF ACTION SPECIFICALLY RETAINED BY THE DEBTORS PURSUANT TO THE SCHEDULE OF RETAINED CAUSES OF ACTION; OR (Z) ANY CAUSES OF ACTION ARISING FROM AN ACT OR OMISSION DETERMINED BY FINAL ORDER TO CONSTITUTE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR INTENTIONAL FRAUD.

ENTRY OF THE COMBINED ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THIS PLAN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (I) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, INCLUDING THE RELEASED PARTIES’ SUBSTANTIAL CONTRIBUTIONS TO FACILITATING THE RESTRUCTURING TRANSACTIONS AND IMPLEMENTING THIS PLAN; (II) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (III) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (IV) FAIR, EQUITABLE, AND REASONABLE; (V) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (VI) A BAR TO ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THE DEBTORS’ ESTATES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.

C.	Releases by Holders of Claims and Interests

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS PLAN OR THE COMBINED ORDER, AS OF THE EFFECTIVE DATE, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH RELEASING PARTY, IN EACH CASE ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, AND ANY AND ALL OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CLAIM OR CAUSE OF ACTION, DIRECTLY OR DERIVATIVELY, BY, THROUGH, FOR, OR BECAUSE OF THE FOREGOING ENTITIES, HAS AND IS DEEMED TO HAVE, FOREVER AND UNCONDITIONALLY, RELEASED, ABSOLVED, ACQUITTED, AND DISCHARGED EACH DEBTOR, REORGANIZED DEBTOR, AND RELEASED PARTY FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THEIR ESTATES, OR THE REORGANIZED DEBTORS THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN ITS OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, A DEBTOR, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, (I) THE MANAGEMENT, OWNERSHIP, OR OPERATION OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES (INCLUDING ANY DIVIDENDS OR OTHER DISTRIBUTIONS); (II) THE PURCHASE, SALE, OR RESCISSION OF ANY SECURITY OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES; (III) THE SUBJECT MATTER OF, OR THE TRANSACTIONS, EVENTS, CIRCUMSTANCES, ACTS OR OMISSIONS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE RESTRUCTURING TRANSACTIONS, INCLUDING THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE RESTRUCTURING TRANSACTIONS; (IV) THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR OR NON-DEBTOR AFFILIATE AND ANY OTHER ENTITY; (V) THE DEBTORS’ AND NON-DEBTOR AFFILIATES’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS; (VI) INTERCOMPANY

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TRANSACTIONS; (VII) THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, THESE CHAPTER 11 CASES, OR ANY RESTRUCTURING TRANSACTION; (VIII) ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE RESTRUCTURING SUPPORT AGREEMENT, THE RESTRUCTURING TERM SHEET, THE DIP DOCUMENTS, THE DEFINITIVE DOCUMENTS, OR THE RESTRUCTURING TRANSACTIONS, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES PURSUANT TO THIS PLAN; (IX) THE DISTRIBUTION OF PROPERTY UNDER THIS PLAN OR ANY OTHER RELATED AGREEMENT; OR (X) ANY OTHER ACT, OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE RELATING TO ANY OF THE FOREGOING AND TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE (X) ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THIS PLAN, THE COMBINED ORDER, ANY OTHER DEFINITIVE DOCUMENT, ANY RESTRUCTURING TRANSACTION, OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THIS PLAN, OR ANY CLAIM OR OBLIGATION ARISING UNDER THIS PLAN; (Y) ANY CAUSES OF ACTION SPECIFICALLY RETAINED BY THE DEBTORS PURSUANT TO THE SCHEDULE OF RETAINED CAUSES OF ACTION; OR (Z) ANY CAUSES OF ACTION ARISING FROM AN ACT OR OMISSION DETERMINED BY FINAL ORDER TO CONSTITUTE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR INTENTIONAL FRAUD.

ENTRY OF THE COMBINED ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD-PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THIS PLAN, AND, FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD-PARTY RELEASE IS: (I) CONSENSUAL; (II) ESSENTIAL TO THE CONFIRMATION OF THIS PLAN; (III) GIVEN IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, INCLUDING THE RELEASED PARTIES’ SUBSTANTIAL CONTRIBUTIONS TO FACILITATING THE RESTRUCTURING TRANSACTIONS AND IMPLEMENTING THIS PLAN; (IV) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (V) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR ESTATES; (VI) FAIR, EQUITABLE, AND REASONABLE; (VII) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (VIII) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE THIRD-PARTY RELEASE.

D.	Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the Releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the Released Party. The Releases are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, or foreseen or unforeseen.

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E.	Exculpation

EFFECTIVE AS OF THE EFFECTIVE DATE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE EXCULPATED PARTIES SHALL NEITHER HAVE NOR INCUR ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY CLAIMS OR CAUSES OF ACTION ARISING PRIOR TO OR ON THE EFFECTIVE DATE FOR ANY ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH, OR RELATED TO, FORMULATING, NEGOTIATING, PREPARING, DISSEMINATING, IMPLEMENTING, ADMINISTERING, CONFIRMING OR EFFECTING THE CONFIRMATION OR CONSUMMATION OF THIS PLAN, THE DISCLOSURE STATEMENT, THE DEFINITIVE DOCUMENTS, THE DIP DOCUMENTS, OR ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THIS PLAN OR ANY OTHER POSTPETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH OR IN CONTEMPLATION OF THE RESTRUCTURING OF THE DEBTORS, THE APPROVAL OF THE DISCLOSURE STATEMENT OR CONFIRMATION OR CONSUMMATION OF THIS PLAN; PROVIDED, THAT THE FOREGOING PROVISIONS OF THIS EXCULPATION SHALL NOT (X) OPERATE TO WAIVE OR RELEASE THE RIGHTS OF ANY PERSON OR ENTITY TO ENFORCE THIS PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, CREDIT DOCUMENTS, AND OTHER AGREEMENTS AND DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THIS PLAN OR ASSUMED PURSUANT TO THIS PLAN OR FINAL ORDER OF THE BANKRUPTCY COURT AND (Y) APPLY TO THE EXCULPATED PARTIES FOR ACTS OR OMISSIONS DETERMINED BY FINAL ORDER TO CONSTITUTE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR INTENTIONAL FRAUD; PROVIDED, FURTHER, THAT EACH EXCULPATED PARTY SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL CONCERNING ITS RESPECTIVE DUTIES PURSUANT TO, OR IN CONNECTION WITH, THE ABOVE REFERENCED DOCUMENTS, ACTIONS OR INACTIONS;

THE EXCULPATED PARTIES HAVE, AND UPON CONSUMMATION OF THIS PLAN SHALL BE DEEMED TO HAVE, PARTICIPATED IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE LAWS WITH REGARD TO THE SOLICITATION OF VOTES AND DISTRIBUTION OF CONSIDERATION PURSUANT TO THIS PLAN AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THIS PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THIS PLAN.

THE FOREGOING EXCULPATION SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON OR ENTITY.

F.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to this Article IX, any Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor on the Effective Date. The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action, including any actions specifically enumerated in the Schedule of Retained Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

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The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in this Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in this Plan, including this Article IX, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

G.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS PLAN OR THE COMBINED ORDER, FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES ARE, TO THE FULLEST EXTENT PROVIDED UNDER SECTION 524 AND OTHER APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, PERMANENTLY ENJOINED FROM (I) COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY PLACE, ANY SUIT, ACTION OR OTHER PROCEEDING; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE; (IV) ASSERTING A SETOFF OR RIGHT OF SUBROGATION OF ANY KIND; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR WITH RESPECT TO ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, EXCULPATED OR TO BE EXCULPATED, SETTLED OR TO BE SETTLED OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THIS PLAN OR THE COMBINED ORDER AGAINST ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED). ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THESE CHAPTER 11 CASES UNDER SECTION 105 OR SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

H.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of these Chapter 11 Cases (or during these Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in these Chapter 11 Cases.

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I.	Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, injunction of, for or with respect to Claims and/or Causes of Action are an integral part of this Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

ARTICLE X.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over these Chapter 11 Cases and all Entities with respect to all matters related to these Chapter 11 Cases, the Debtors, and this Plan as legally permissible, including, without limitation, jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Interest;

2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date, provided that, from and after the Effective Date, the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3. resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4. resolve any issues related to any matters adjudicated in these Chapter 11 Cases;

5. ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of this Plan;

6. decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7. enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement, or the Disclosure Statement;

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8. resolve any cases, controversies, suits, or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Person’s or Entity’s obligations incurred in connection with this Plan;

9. hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10. issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of this Plan;

11. enforce the terms and conditions of this Plan, the Combined Order, and the Definitive Documents;

12. resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, and other provisions contained in Article IX and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

13. enter and implement such orders or take such other actions as may be necessary or appropriate if the Combined Order is modified, stayed, reversed, revoked or vacated;

14. resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Combined Order or any release or exculpation adopted in connection with this Plan; and

15. enter an order concluding or closing these Chapter 11 Cases.

Notwithstanding the foregoing, (i) any dispute arising under or in connection with the Amended and Restated Credit Facility shall be dealt with in accordance with the provisions of the applicable document; and (ii) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to these Chapter 11 Cases, including the matters set forth in this Article X, the provisions of this Article X shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the documents and instruments contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims and Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in this Plan, each Entity acquiring property under this Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases, and notwithstanding whether or not such Person or Entity (i) will receive or retain any property, or interest in property, under this Plan; (ii) has Filed a Proof of Claim in these Chapter 11 Cases; or (iii) failed to vote to accept or reject this Plan, affirmatively voted to reject this Plan, or is conclusively presumed to reject this Plan.

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B.	Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

C.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Each Debtor shall remain obligated to pay quarterly fees to the Office of the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

The Reorganized Debtors shall pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Disbursing Agents, and the fees, costs and expenses incurred by Professionals in connection with the implementation, enforcement and Consummation of this Plan and the Definitive Documents.

D.	Conflicts

In the event that a provision of any instrument or document created or executed pursuant to the Plan conflicts with a provision of this Plan or the Combined Order, the provision of this Plan and the Combined Order (as applicable) shall govern and control to the extent of such conflict. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or the Combined Order). In the event that a provision of this Plan conflicts with a provision of the Combined Order, the provision of the Combined Order shall govern and control to the extent of such conflict.

E.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan: (i) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Combined Order in accordance with section 1127(a) of the Bankruptcy Code; and (ii) after the entry of the Combined Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan.

Entry of the Combined Order shall mean that all modifications or amendments to this Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

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F.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date and/or to File subsequent chapter 11 plans, with respect to one or more of the Debtors. If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation of this Plan does not occur with respect to one or more of the Debtors, then with respect to the applicable Debtor or Debtors for which this Plan was revoked or withdrawn or for which Confirmation or Consummation of this Plan did not occur: (i) this Plan shall be null and void in all respects; (ii) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (iii) nothing contained in this Plan shall (a) constitute a waiver or release of any Claims by or against, or any Interests in, the applicable Debtors or any other Person or Entity, (b) prejudice in any manner the rights of the applicable Debtors or any other Person or Entity, or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the applicable Debtors or any other Person or Entity.

G.	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims and Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

H.	Reservation of Rights

This Plan shall have no force or effect unless and until the Bankruptcy Court enters the Combined Order and this Plan is Consummated. Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Person or Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (i) the Debtors with respect to the Holders of Claims or Interests or other Person or Entity; or (ii) any Holder of a Claim or an Interest or other Person or Entity prior to the Effective Date.

I.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Combined Order.

J.	Severability

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Combined Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

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K.	Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtors:

2U, Inc.

2345 Crystal Drive, Suite 1100

Arlington, Virginia 22202

Attention: Matthew Norden and Lillian Brownstein

E-mail: mnorden@2u.com and lbrownstein@2u.com

with copies to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn: George A. Davis, George Klidonas, Anupama Yerramalli, Randall C. Weber-Levine, and Scott Yousey

Email: george.davis@lw.com, george.klidonas@lw.com, anu.yerramalli@lw.com, randall.weber-levine@lw.com, and scott.yousey@lw.com

If to the Consenting First Lien Lenders

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention: Albert A. Pisa, Tyson Lomazow, and Abigail Debold

E-mail: APisa@milbank.com, TLomazow@milbank.com, and Adebold@milbank.com

If to the Consenting Noteholders

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153

Attention: Matt Barr, David Griffiths, and F. Gavin Andrews

E-mail: Matt.Barr@weil.com, David.Griffiths@weil.com, and F.Gavin.Andrews@weil.com

If to Greenvale

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Kristine Manoukian, Reuben E. Dizengoff, and Kelly Knight

E-mail: Kristine.Manoukian@srz.com, Reuben.Dizengoff@srz.com, and Kelly.Knight@srz.com,

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If to the United States Trustee for the Southern District of New York

United States Trustee, U.S. Department of Justice

Office of the U.S. Trustee, 1 Bowling Green, Room 534

New York, NY 10014

Attn: Rachael E. Siegel, Daniel Rudewicz, and Brian Masumoto

E-mail: rachael.e.siegel@usdoj.gov, daniel.rudewicz@usdoj.gov, and brian.masumoto@usdoj.gov

A Notice is deemed to be given and received (i) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (ii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile, or (iii) if sent by electronic mail, when the sender receives an email from the recipient acknowledging receipt, provided, that an automatic “read receipt” does not constitute acknowledgment of an email for purposes of this Section. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.

L.	Exemption from Stamp or Similar Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

To the fullest extent permitted by to section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange pursuant to or in connection with this Plan or the other Definitive Documents shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States or by any other Governmental Unit, and the Combined Order shall direct the appropriate federal, state or local (domestic or foreign) governmental officials, officers or agents, wherever located and by whomever appointed, to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents evidencing such action or event without the payment of any such Stamp or Similar Tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of, transactions contemplated by and the distributions to be made under this Plan or the other Definitive Documents (including the Restructuring Transactions); (ii) the issuance, distribution, transfer, or exchange of any debt, securities, or other interests of the Debtors or the Reorganized Debtors, including the Amended and Restated Loans, the New Common Interests, or related instruments or documentation; (iii) the maintenance, modification, consolidation, termination, refinancing, recording or creation of any security interests, mortgage, deed or trust, or Lien; (iv) the making, assignment, or recording of any lease or sublease; (v) the grant of collateral, security for any or all of the Amended and Restated Loans or other indebtedness; or (vi) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to this Plan (including the Restructuring Transactions).

M.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Definitive Document or an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

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N.	Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

O.	Schedules

All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated herein and are a part of this Plan as if set forth in full herein.

P.	No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Consenting Stakeholders, and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, the Exhibits, and the Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, the Exhibits, or the Plan Schedules, or the documents ancillary and related thereto.

Q.	Entire Agreement

Except as otherwise provided herein or therein, this Plan and the other Definitive Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan and the other Definitive Documents.

R.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of these Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close these Chapter 11 Cases.

S.	Votes Solicited in Good Faith

Upon entry of the Combined Order, the Debtors will be deemed to have solicited votes on this Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, proxyholders, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under this Plan or the Equity Rights Offering and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on this Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under this Plan, the Equity Rights Offering, and any previous plan.

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T.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Combined Hearing to receive documents pursuant to Bankruptcy Rule 2002.

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Respectfully submitted,

July 24, 2024

2U, INC. AND ITS DEBTOR AFFILIATES

By:	/s/ Matthew Norden
Title:	Chief Financial Officer and Chief Legal Officer

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